   As filed with the Securities and Exchange Commission on November 16, 1998
                                                  Registration No.333-

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   Form S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        ------------------------------

    MRS. FIELDS' ORIGINAL COOKIES, INC.           GREAT AMERICAN COOKIE COMPANY, INC.           THE MRS. FIELDS' BRAND, INC.
 (Exact name of Registrant as specified         (Exact name of Registrant as specified     (Exact Name of Registrant as specified
             in its charter)                                 in its charter)                          in its charter)

                 DELAWARE                                       DELAWARE                                  DELAWARE
      (State or other jurisdiction of               (State or other jurisdiction of           (State or other jurisdiction of
      incorporation or organization)                 incorporation or organization)            incorporation or organization)
                 ---------                                     ---------                                 ---------
                   6749                                           6749                                      6749
       (Primary Standard Industrial                   (Primary Standard Industrial              (Primary Standard Industrial
        Classification Code Number)                   Classification Code Number)               Classification Code Number)

                87-0552899                                     58-1295221                                87-0563472
             (I.R.S. Employer                               (I.R.S. Employer                          (I.R.S. Employer
            Identification No.)                           Identification No.)                       Identification No.)

        ------------------------                      ---------------------------                -----------------------------
       2855 East Cottonwood Parkway,                 2855 East Cottonwood Parkway,             2855 East Cottonwood Parkway,
         Suite 400 Salt Lake City,                     Suite 400 Salt Lake City,                 Suite 400 Salt Lake City,
                Utah 84121                                    Utah 84121                                Utah 84121
              (801) 736-5600                                (801) 736-5600                            (801) 736-5600
     (Address, including zip code and               (Address, including zip code and          (Address, including zip code and
  telephone number, including area code,              telephone number, including          telephone number, including area code,
    of Registrant's principal executive                area code, of Registrant's           of Registrant's principal executive
                 offices)                             principal executive offices)                        offices)

        ------------------------                      ---------------------------                -----------------------------
            Michael Ward, Esq.                             Michael Ward, Esq.                        Michael Ward, Esq.
     Vice President of Administration             Great American Cookie Company, Inc.           The Mrs. Fields' Brand, Inc.
    Mrs. Fields' Original Cookies, Inc.              2855 East Cottonwood Parkway,             2855 East Cottonwood Parkway,
       2855 East Cottonwood Parkway,                   Suite 400 Salt Lake City,                 Suite 400 Salt Lake City,
         Suite 400 Salt Lake City,                             Utah 84121                               Utah 84121
               Utah 84121                                    (801) 736-5600                           (801) 736-5600
             (801) 736-5600                          (Name, address, including zip             (Name, address, including zip
  (Name, address, including zip code, and             code, and telephone number,               code, and telephone number,
telephone area code, of agents for service)             including area code, of                   including area code, of
     telephone number, including area                     agents for service)                       agents for service)
       code, of agents for service)

                                                      ---------------------------
                                                            COPIES TO:

                                                       Randall H. Doud, Esq.
                                             Skadden, Arps, Slate, Meagher & Flom LLP
                                                         919 Third Avenue
                                                     New York, New York 10022
                                                           (212)735-3000
                                                      ---------------------------
                                   Approximate Date of Commencement Proposed Sale to the Public:
                            As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]


                                              CALCULATION OF REGISTRATION FEE
====================================================================================================================================

                                                          Proposed Maximum             Proposed Maximum
Title of Class of Securities to be     Amount to be        Offering Price                   Aggregate                 Amount of
        Registered                      Registered        Per Security (1)             Offering Price (1)       Registration Fee (1)
---------------------------------     ---------------    ---------------------       ---------------------     ---------------------
10 1/8% Series B Senior Notes
   due 2004                             $53,725,000             100%                        $53,725,000              $14,935.55

====================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the
    Securities Act of 1933, as amended.

                                                       ---------------------

         The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                            ==========================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is prohibited.

                      PROSPECTUS (Subject to completion)
                           Issued November 16, 1998

               Offer for All Outstanding 10 1/8% Series C Senior
                  Notes due 2004 And 10 1/8% Series A Senior
                                Notes due 2004
            in Exchange for 10 1/8% Series B Senior Notes due 2004,
  Which Have Been Registered Under the Securities Act of 1933, As Amended, of

                      MRS. FIELDS' ORIGINAL COOKIES, INC.

          FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED IN THIS
                                PROSPECTUS, BY

                      GREAT AMERICAN COOKIE COMPANY, INC.
                                      AND
                         THE MRS. FIELDS' BRAND, INC.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON          , 1998, UNLESS EXTENDED.

                          --------------------------

     Mrs. Fields' Original Cookies, Inc. is offering a total of $53,725,000
10 1/8% Series B Senior Notes, which are registered with the Securities and Exchange Commission, to all holders of 10 1/8% Series C Senior Notes and 10 1/8% Series A Senior Notes of Mrs. Fields. Two subsidiaries of Mrs. Fields, Great American Cookie Company, Inc. and The Mrs. Fields' Brand, Inc., are offering new guarantees of the Series B Senior Notes in place of their guarantees of the Series C Senior Notes and Series A Senior Notes. We refer to this Prospectus and the Letter of Transmittal that accompanies it as the "Exchange Offer." We refer to "New Senior Notes" as the 10 1/8% Series B Senior Notes being offered in the Exchange Offer and "Old Senior Notes" as the outstanding Series C Senior Notes and Series A Senior Notes that can be exchanged for New Senior Notes. We refer to "Senior Notes" as any of the Company's 10 1/8% Senior Notes due 2004 issued to date under the Indenture.

                                     TERMS

 . New Senior Notes are identical to Old Senior Notes,          . The Company can redeem 35% of the aggregate
  except New Senior Notes are registered, do not have            principal amount of all Senior Notes issued under
  certain transfer restrictions and registration rights,         the Indenture prior to December 1, 2001 at 110.125% of
  and do not provide for additional payments in certain          principal amount, with the cash proceeds of Public
  circumstances                                                  Equity Offerings (as defined in this Prospectus)
 . Senior unsecured debt securities                             . Holders can require the Company to repurchase their
 . Fully and unconditionally guaranteed on a senior basis         Senior Notes for 101% of principal amount if there is
 . Guarantees are general unsecured obligations of the            a Change of Control of the Company
  Guarantors                                                   . New Senior Notes are offered to satisfy obligations
 . Maturity at December 1, 2004                                   of the Company under the Registration Rights Agreement
 . Interest payments are made on June 1 and December 1            described in this Prospectus
  each year, beginning December 1, 1998                        . New Senior Notes bear interest from the most recent date
 . Redeemable at the Company's option at any time on or           to which interest has been paid on the Old Senior
  after December 1, 2001 at the prices set forth in this         Notes or, if no interest has been paid on the Series C
  Prospectus                                                     Senior Notes, from August 24, 1998
                                                               . No interest will be payable on Old Senior Notes
                                                                 that are exchanged for New Senior Notes

See "Description of Senior Notes" for more information about the Senior Notes.

     This Prospectus and the Letter of Transmittal are first being mailed to all
holders of Old Senior Notes on               , 1998.

     INVESTING IN THE NEW SENIOR NOTES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 19.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is           , 1998.

                               TABLE OF CONTENTS

                                                                                                Page
                                                                                                ----

Forward-Looking Information.......................................................................4
Prospectus Summary................................................................................5
Summary Historical and Pro Forma Financial and Store Data....................................... 17
Risk Factors.....................................................................................19
The Transactions.................................................................................29
Use of Proceeds..................................................................................31
Capitalization...................................................................................32
The Exchange Offer...............................................................................33
Selected Historical Financial Data...............................................................40
Management's Discussion and Analysis of Financial Condition and Results of Operations............43
Where You Can Find More Information..............................................................67
Business.........................................................................................68
Management.......................................................................................83
Beneficial Ownership of Capital Stock............................................................88
Certain Relationships and Related Transactions...................................................89
Description of Senior Notes......................................................................92
Description of Certain Indebtedness.............................................................118
Plan of Distribution............................................................................120
Certain United States Federal Tax Considerations................................................120
Legal Matters...................................................................................121
Experts.........................................................................................121
Unaudited Pro Forma Condensed Combined Financial Statements.....................................P-1
Index to Historical Financial Statements........................................................F-1

                              ------------------


      The registrants' principal executive offices are located at 2855 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121, and their telephone number is (801) 736-5600.

      You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus or incorporated by reference in this Prospectus. We are not making offers to exchange New Senior Notes or soliciting offers to exchange Old Senior Notes in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                          FORWARD-LOOKING INFORMATION

      This Prospectus contains forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, based on the information currently available to us. Such forward-looking statements are principally contained in the sections "Summary," "The Transactions," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." The forward-looking statements include, among other things, our expectations and estimates about the Company's business operations following the Great American Transactions, the MFH Transactions, the Other Recent Transactions and the Offering, including the integration of the businesses of Great American with Mrs. Fields and our ability to achieve certain cost savings and other synergies related to such transactions, and our expectations and estimates about the Company's future financial performance, including growth in net sales and earnings, cash flows from operations, capital expenditures, the ability to refinance indebtedness, and the sale of assets.

      These forward-looking statements are subject to risks, uncertainties and assumptions about us, including, among other things, risks described in the "Risk Factors" section and the following:

   . Our ability to combine the businesses of Great American and other acquisitions with Mrs. Fields and to realize the expected benefits and cost savings from the acquisitions of Great American and other acquisitions;

   .  Performance by franchisees and licensees;

   . Difficulties or delays in developing and introducing anticipated new products or failure of customers to accept new product offerings;

   . Changes in consumer preferences and our ability to adequately anticipate such changes;

   .  The seasonal nature of the Company's operations;

   .  Changes in general economic and business conditions;

   . Actions by competitors, including new product offerings and marketing and promotional successes;

   . Claims which might be made against the Company, including product liability claims;

   . Changes in business strategy, new product lines, changes in raw ingredient and employee labor costs;

   . Changes in the Company's relationships with its franchisees; and licensees and

   .  Changes in mall customer traffic

   We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus may not occur.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this Prospectus. This summary is not complete and may not contain all of the information you should consider before making a decision about whether to exchange Old Senior Notes for the New Senior Notes. You should read the entire Prospectus carefully, including the section entitled "Risk Factors." We use certain defined terms in this Prospectus, including the following: "Mrs. Fields" or the "Company" refers to Mrs. Fields' Original Cookies, Inc., a Delaware corporation; "MFB" refers to The Mrs. Fields' Brand, Inc., a Delaware corporation; "Great American" refers to Great American Cookie Company, Inc., a Delaware corporation; "MFH" refers to Mrs. Fields' Holding Company, Inc., a Delaware corporation that owns Mrs. Fields; the "Great American Acquisition" refers to the Company's acquisition of Great American as a result of the Company's purchase of all of the capital stock of Great American's parent, Cookies USA, Inc. ("Cookies USA"); "Pretzel Time" refers to Pretzel Time, Inc., a Pennsylvania corporation and a 70% owned subsidiary of the Company; and "H&M" refers to H&M Concepts Ltd. Co., an Idaho limited liability company and its subsidiaries.

     Pro forma condensed combined statement of operations data included in this Prospectus give effect to the Offering of the Series C Senior Notes as defined in this Prospectus and the application of net proceeds therefrom and the Great American Transactions (as defined herein), the MFH Offering and MFH Equity Infusion each as defined herein (together, the "MFH Transactions"), and the acquisitions of H&M and Pretzel Time and the related financing, as if each of the Offering, the Great American Transactions, the MFH Transactions, and the acquisitions of H&M and Pretzel Time had occurred on December 29, 1996 (the first day of the most recently completed fiscal year).

                                  THE COMPANY

     Mrs. Fields is one of the largest retailers in the premium snack-food industry (based on the number of units), with cookies and pretzels as its major product lines. Mrs. Fields is the largest retailer of baked on-premises cookies (based on the number of units) and the second largest retailer of baked on-premises pretzels (based on the number of units) in the United States. Mrs. Fields is one of the most widely recognized and respected brand names in the premium cookie industry, with a 94% brand awareness among customers, 20% on an unaided basis and 74% on an aided basis (based on a 1994 study commissioned by the Company). The Company has recently developed a significant presence in the rapidly growing, health-oriented pretzel market as a result of the acquisitions of the pretzel businesses of Hot Sam Company, Inc., H&M (formerly the largest Pretzel Time franchisee) and a 70% majority interest in Pretzel Time. As of October 3, 1998, the Company's retail network consisted of 1,333 locations, of which 1,021 were cookie stores and 312 were pretzel stores. Of the total 1,333 stores, 568 were Company-owned and 765 were franchised or licensed. The Company's stores average approximately 600 to 700 square feet in size and are located predominantly in shopping malls. The Company, through licensed locations, also operates kiosks and carts at airports, universities, stadiums, hospitals and office building lobbies. The Company's objective is to increase sales and profitability by focusing on its higher-profitability stores in prime locations ("core stores"). As a result, by the end of fiscal year 2000, the Company plans to close or franchise approximately 101 Company-owned cookie stores and 34 Company-owned pretzel stores that do not meet certain financial and geographical criteria established by management after giving effect to the Great American Transactions. For the fiscal year ended January 3, 1998 and the 39 weeks ended October 3, 1998, the Company generated pro forma net revenue and EBITDA (as defined herein) of $191.3 million and $31.0 million and $126.9 million and $14.6 million, respectively.

COOKIES

     The Company operates and franchises 1,021 retail cookie stores: 573 under the Mrs. Fields brand, 128 under The Original Cookie Company, Incorporated ("Original Cookie") brand, and 320 under the Great American brand. As a result of the Great American Acquisition, the Company has cookie stores in 46 states, with Great American stores concentrated in the southeastern and south central states and Mrs. Fields and Original Cookie stores strongly represented in the western, midwestern and eastern states. There is little overlap between Mrs. Fields and Great American stores, with a dual presence in 31 malls. Management believes that Mrs. Fields cookies are positioned in the premium quality, baked on-premises market of what management believes to be the approximately

$12 billion U.S. cookie industry. The Company offers over 50 different types of cookies, brownies and muffins, which are baked continuously and served fresh throughout the day. Baked products are made using only high quality ingredients, and all dough is centrally manufactured and frozen or refrigerated to maintain product quality and consistency. All products pass strict quality assurance and control steps at both the manufacturing plants and the stores. In addition, the Company continually creates and tests new products to attract new customers and satisfy current customers. The Company currently focuses its product development on sugar-free dough and reduced-fat cookies and brownies.

     Mrs. Fields Inc. ("MFI"), one of the predecessors of the Company, was founded in 1977 by Debbi Fields and, following its initial success, embarked on an aggressive national expansion program in the early 1980s. By the late 1980s, however, MFI experienced financial difficulty as a result of excessive debt levels, certain poor real estate locations, and a recessionary retailing environment. In connection with a financial restructuring by its lenders, the Company put a new management team into place in mid-1994 under the leadership of Larry A. Hodges, who has extensive experience in the food and retailing industries. Mr. Hodges introduced a new strategic plan for the Company, which involved the following key elements: (1) identifying non-core stores to close or franchise, (2) introducing Company-wide operating procedures to improve store operating margins, (3) developing a marketing strategy and promotional calendar to turn around comparable store sales and (4) improving employee morale through selective new senior hires, increased training and various incentive plans. The Company reinvested the savings from the improved store operations in marketing and other measures designed to improve comparable store sales.

     Mrs. Fields' Original Cookies, Inc. was formed in September 1996 in connection with the acquisitions of MFI, Original Cookie and Hot Sam by MFH, a subsidiary of Capricorn Investors II, L.P. ("Capricorn"). As of October 3, 1998, Capricorn had invested more than $28 million in MFOC through MFH. Capricorn retained Mr. Hodges as Chief Executive Officer of Mrs. Fields. Management believes that Mrs. Fields has a more well-recognized brand name than Original Cookie and that during fiscal year 1997 and the 39 weeks ended October 3, 1998, Mrs. Fields stores achieved higher average revenue per core store than Original Cookie stores ($351,000 versus $301,000). As a result, the Company intends to continue selectively converting its core and to-be-franchised Original Cookie stores to Mrs. Fields brand stores, which it believes will result in an increase in net sales, comparable store sales and store contribution. The Company will also test the success of converting selected Great American Company-owned stores to Mrs. Fields brand stores. In addition, any Great American franchisee will have the option to convert its stores to Mrs. Fields brand franchise stores at its sole expense in areas where there is no overlap with existing Mrs. Fields brand franchise stores.

PRETZELS

     The Company operates and franchises 312 retail pretzel stores (226 under the Pretzel Time name and 86 under the Hot Sam name), which offer "sweet dough" soft pretzels and "Bavarian" style pretzels with a variety of toppings. Pretzel Time's primary product is an all natural, hand-rolled soft pretzel, freshly baked from scratch at each store location. Pretzel Time stores prepare pretzels with a variety of flavors and specialty toppings, including cheddar cheese, cream cheese and pizza sauce. The stores also offer soft drinks and freshly squeezed lemonade. The Hot Sam pretzel stores specialize in the Bavarian style pretzel. This product has declined in popularity in recent years as sweet dough pretzel sales have grown dramatically. In addition, during fiscal year 1997 and the 39 weeks ended October 3, 1998, Pretzel Time stores achieved higher average revenue per core store than Hot Sam stores ($275,000 versus $240,000). As a result, the Company intends to continue converting its core and to-be-franchised Hot Sam stores to Pretzel Time stores, which it believes will result in an increase in net sales, comparable store sales and store contribution.

     Management believes that retail pretzel stores have similar operating characteristics to retail cookie stores that will permit some co-branding of the Company's products. In addition, the retail pretzel business has grown more quickly than the retail cookie business in recent years. The Company acquired Hot Sam in connection with the acquisition of Original Cookie. In order to expand its presence in the retail pretzel industry, the Company acquired the business of H&M and 70% of the common stock of Pretzel Time. Pretzel Time is a franchisor of 226 hand-rolled soft pretzel retail outlets, which are located in shopping malls as well as in airports, sports arenas, amusement parks and resort areas throughout the United States and Canada. The Company operates 95 Pretzel Time stores as a franchisee, has rights as developing agent to develop Pretzel Time stores in 18 states, Mexico, and four provinces in Canada.

BUSINESS STRATEGY

     The Company's objective is to increase sales and profitability at its core and franchised stores in prime locations by implementing the key elements of its long-term business strategy. Percentage change in comparable store sales was (0.9)% for the 39 weeks ended October 3, 1998 compared to 0.6% for the fiscal year ended January 3, 1998 and (1.2)% for the fiscal year ended December 28, 1996. Franchising, licensing and other revenues increased by 23.5% for the fiscal year ended January 3, 1998 over the fiscal year ended December 28, 1996 and by 59.8% for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. The key elements of the Company's business strategy are as follows:

 . Enhance Quality of Company-Owned Store Base. Since current management assumed responsibility in 1994, the Company has focused on closing and franchising Company-owned stores that do not meet certain financial and geographical criteria. From June 1994 through October 3, 1998, the Company closed 171 Mrs. Fields brand stores and franchised an additional 135 Mrs. Fields brand stores. The Company has targeted 135 additional stores across all product concepts to be either closed or franchised by the end of fiscal year 2000. Such measures are expected to result in enhanced operating margins, as unprofitable stores are closed and certain other stores are converted into franchises, thereby increasing royalty payments and eliminating general and administrative costs associated with such stores.

 . Improve Productivity of Core Stores. The Company is embarking on a program to improve the performance of its core stores by (i) expanding product offerings to include breakfast items, such as muffins, croissants and bagels, and low-fat cookies, brownies and muffins, (ii) raising the average ticket through increased bundling of product offerings, (iii) promoting catering services by individual stores to corporate customers, (iv) decreasing store expenses by reducing waste in the cookie baking process and controlling the cost of ingredients and supplies, (v) improving merchandising by enhancing product presentation and refining product mix and (vi) increasing training and various incentive programs for management and sales staff.

 . Capitalize on the Strong "Mrs. Fields" Brand Name. Management believes that the Mrs. Fields brand is the most widely recognized and respected brand name in the retail premium cookie industry, with a 94% brand awareness among consumers, 20% on an unaided basis and 74% on an aided basis (based on a 1994 study commissioned by the Company), and that Mrs. Fields brand stores, during fiscal 1997 and the 39 weeks ended October 3, 1998, achieved higher average revenue per core store than Original Cookie stores. As a result, the Company intends to continue selectively converting its core and to-be-franchised Original Cookie stores to Mrs. Fields brand stores, which it believes will result in an increase in net sales, comparable store sales and store contribution. The Company will also test the success of converting selected Great American Company-owned stores to Mrs. Fields brand stores. In addition, any Great American franchisee will have the option to convert its stores to Mrs. Fields brand stores (at its sole expense) in areas where there is no overlap with existing Mrs. Fields brand franchise stores. Original Cookie stores represent 33% and Great American stores represent 28% of all Company-owned cookie stores. The Company intends to further capitalize on the Mrs. Fields brand name by (i) further developing and expanding new channels of distribution for the Company's products, including kiosks and carts in malls, airports, convention centers, office buildings, street fronts and sports complexes, (ii) increasing the emphasis on its mail order business and (iii) developing and capitalizing on licensing opportunities such as co-branding the Mrs. Fields concept with prominent names in the retailing and food service industry, expanding licensing agreements with the Company's existing licensees, entering into new licensing agreements with food service operators (such as the Company's existing arrangements with ARAMark, Host Marriott and United Airlines), and developing product line extensions, such as frozen cookie dough and in-store bakery products to be sold in supermarkets and other convenient locations.

 .  Develop Great American Brand.   Management believes that the Great American
   brand has high consumer awareness in the southeast United States, and intends to build on the Great American brand by continuing to franchise additional Great American stores and by testing the success of converting selected Company-owned Original Cookie stores into Great American stores.

 . Capitalize on the Strong "Pretzel Time" Brand Name. Through the acquisition of its 70% controlling interest in Pretzel Time, the Company has obtained the use of the "Pretzel Time" brand name, one of the leading brand names in pretzel retailing. Management believes that there are significant opportunities to improve its existing Hot Sam store operations by continuing to convert its core and to-be-franchised Hot Sam stores to Pretzel Time stores. During fiscal year 1997 and the 39 weeks ended October 3, 1998, Pretzel Time stores achieved higher average revenue per core store and store contribution than Hot Sam stores. Hot Sam stores represent 48% of all Company-owned pretzel stores. Management believes that the conversion to the Pretzel Time name will result in an increase in net sales, comparable store sales and store contribution for the Company's pretzel business. In addition, the Company believes there are significant new Pretzel Time franchising opportunities.

 . Develop New Company-Owned and Franchised Stores. The Company plans to build and franchise new stores, as well as carts and kiosks, in existing and new markets. The Company has identified over 100 mall and non-traditional locations, such as amusement parks and other entertainment centers that it believes would be ideal for cookie and pretzel stores. By the end of fiscal year 2000, the Company intends to franchise approximately 37 and 14 existing cookie and pretzel stores, respectively. Beginning in fiscal year 1999, the Company intends to add approximately 15 new Company-owned cookie and 10 new Company-owned pretzel stores per year and to franchise approximately 25 new cookie and 25 new pretzel stores per year. In addition to pursuing new store development opportunities within the United States, the Company plans to grow internationally by expanding its franchise operations. As of October 3, 1998, there were 82 franchised Mrs. Fields brand stores open internationally.

 .  Realize Purchasing and Overhead Cost Savings. As a result of the Great
   American Acquisition and the Franchise Acquisition (as defined herein), the Company expects to realize significant cost savings from the elimination of duplicative administrative functions, the consolidation of management information systems and the reduction of the cost of food and other supplies as a result of its enhanced purchasing power with vendors. Management believes that incremental pre-tax cost savings would have totaled approximately $4.1 million (including $2.2 million of general and administrative cost savings and $1.9 million of cost savings related to nonrecurring headquarters facilities and related expenses) for the year ended January 3, 1998.

 . Pursue Further Strategic Acquisitions of Related Businesses. The Company intends to selectively pursue strategic acquisitions, in addition to the Great American Acquisition, the Franchise Acquisition and the Other Recent Transactions (as defined herein), in order to expand its geographic presence and achieve operating efficiencies. The Company's management has demonstrated its ability to identify and integrate new businesses through its acquisitions of the cookie and pretzel businesses of Original Cookie and Hot Sam, respectively, in September 1996 and the majority interest in Pretzel Time and the business of H&M in 1997.

THE OFFERING AND THE TRANSACTIONS

     The Offering. On August 24, 1998, the Company consummated the offering (the "Offering") of the 10 1/8% Series C Senior Notes due 2004 (the "Series C Senior Notes").

     The MFH Transactions.   On August 24, 1998, MFH consummated a separate
offering (the "MFH Offering") of senior secured discount notes (the "MFH Senior Notes") and warrants (the "MFH Warrants") and together with the MFH Senior Notes, (the "MFH Units"). The MFH Senior Notes are senior obligations of MFH and are secured by all of the issued and outstanding capital stock of the Company. Concurrently, MFH contributed to the Company as a capital contribution the MFH Equity Infusion, consisting of the entire net proceeds of the MFH Units, approximately $29.1 million (the "MFH Equity Infusion").

     The Great American Transactions.   The Company used the proceeds of the
Offering, together with cash from other sources, including the MFH Equity Infusion and available cash of Great American and the Company, (i) to finance the acquisition of all of the outstanding capital stock and subordinated indebtedness of Cookies USA, the parent of Great American, and to pay certain liabilities of Great American (the "Great American Acquisition"), (ii) to finance the acquisition (the "Franchise Acquisition") by the Company of two Great American franchisees, Deblan Corporation ("Deblan") and Chocolate Chip Cookies of Texas, Inc. ("Chocolate Chip"), together owning and operating 29 Great American franchise stores, (iii) to finance a tender offer and consent solicitation (the "Great American Tender Offer") for all of the outstanding $40 million aggregate principal amount of Great American's 10 7/8% Senior Secured Notes due 2001 (the "Great American Senior Notes"), and (iv) to finance the Other Recent Transactions (as defined below) that had not yet been completed as of the date of the Offering. Concurrently, the Company (i) caused Cookies USA to be merged with and into the Company and (ii) caused the corporations being purchased in the Franchise Acquisition to be merged with and into Great American (the transactions in (i) and (ii), collectively, the "Mergers"). We refer to the Great American Acquisition, the Franchise Acquisition, the Great American Tender Offer, the Mergers and the Franchisee Agreement (as defined below) in this Prospectus as the "Great American Transactions."

     The Prior Transactions.   On July 25, 1997, a subsidiary of MFH acquired
substantially all of the assets of H&M for aggregate consideration of $13.8 million (excluding the assumption of certain liabilities). On September 2, 1997, MFH acquired 56.0% of the shares of common stock of Pretzel Time for an aggregate purchase price of $4.2 million and extended a $500,000 loan to the founder and minority stockholder of Pretzel Time. Concurrently with an offering of $100 million 10 1/8% Series A Senior Notes in November 1997 (the "Prior Offering"), (i) the Company received, as a contribution from MFH, the business of H&M and 56.0% of the shares of common stock of Pretzel Time, (ii) the Company received, as a contribution from MFH, all of the common stock of MFB, (iii) various debt of the Company, MFB and MFH was refinanced, and (iv) the Company paid a dividend of $1,065,000 and repaid an advance of $1,500,000 to MFH. On January 2, 1998, the Company purchased an additional 4.0% of the shares of the common stock of Pretzel Time. The foregoing transactions are referred to herein as the "Prior Transactions."

     The Prior Transactions, the MFH Transactions, and the Great American Transactions are collectively referred to herein as the "Transactions." See "The Transactions."

     Increase in Pretzel Time Ownership.   On June 12, 1998, the Company
acquired an additional 10.0% of the common stock of Pretzel Time for a purchase price of $875,000, increasing its equity interest in Pretzel Time to 70.0%.

     Other Recent Transactions.   In June 1998, the Company acquired six
additional Pretzel Time stores from a franchisee for a purchase price of $657,000. In addition, the Company acquired one additional Pretzel Time store from a franchisee for $242,000. The Company has entered into agreements to acquire two cookie stores operating under other brand names, which the Company intends to convert or develop into Mrs. Fields brand stores, for purchase prices aggregating approximately $550,000. The Company intends to remodel the two cookie stores at an aggregate estimated cost of $100,000. The Company also purchased eight Great American stores from a Great American franchisee (the "Combined Karp Entities") for a total purchase price of $1.9 million on September 9, 1998. The franchisee was also a holder of certain securities of Cookies USA that the Company purchased pursuant to the Purchase Agreement (as defined in this Prospectus) and was a party to the Purchase Agreement. These transactions are collectively referred to herein as the "Other Recent Transactions."

OVERVIEW OF GREAT AMERICAN

     Great American, incorporated in 1977 and headquartered in Atlanta, Georgia, is a leading operator and franchisor of mall-based specialty retail cookie outlets, including full-size stores and satellite sites, consisting of carts, wagons and kiosks. As of October 3, 1998, Great American had 320 retail outlets including 109 Great American-owned and 211 franchised retail units, operating primarily in the southeastern and south central United States. Great American derives its revenue principally from (i) the sale of cookies and beverages at Great American-owned stores, (ii) the sale of proprietary batter to franchised stores and (iii) the receipt of royalty payments based on gross sales of franchisees. In addition, Great American generates revenues from initial franchise fees and the sale of existing Great American-owned stores to franchisees. For the fiscal year ended June 28, 1998, Great American had total revenue of $37.3 million, and EBITDA of $8.9 million.

     Great American outlets sell a variety of cookies and brownies, including "cookie cakes," as well as assorted soft drinks, frozen drinks, coffee and tea. Cookie cakes are extra-large cookies, decorated with customer-selected personalized messages, for special occasions. Although cookie sales are generally the result of impulse buying, the Company believes that cookie cakes, which are often purchased as gifts for special occasions, differentiate Great American from other specialty cookie retailers by making Great American stores destination outlets.

RECENT DEVELOPMENTS

     On October 5, 1998, MFOC purchased all of the retail cookie and related business and operations of eleven Great American stores for an aggregate purchase price of $2.8 million. The sellers of the stores were franchisees of Great American. The acquisition was funded with increased borrowings of $2.8 million.

     The Company is currently in discussions with Pretzelmaker Holdings, Inc. ("Pretzelmaker") and the holders of all of Pretzelmaker's outstanding capital stock regarding a possible acquisition by the Company of all outstanding Pretzelmaker capital stock. The Company cannot be sure that a definitive agreement to purchase Pretzelmaker will be signed, or that this transaction will be completed.

                               THE EXCHANGE OFFER

     On August 24, 1998, the Company issued $40.0 million in aggregate principal amount of 10 1/8% Series C Senior Notes (the "Series C Senior Notes"). The Company had previously sold, on November 26, 1997, $100.0 million in principal amount of 10 1/8% Series A Senior Notes, most of which have been exchanged for registered securities of the Company (the "Old Series B Senior Notes"). We refer to the remaining 10 1/8% Series A Senior Notes outstanding as the "Series A Senior Notes," and we refer to the Series A Senior Notes and the Series C Senior Notes collectively as the "Old Senior Notes." We refer to "Senior Notes" as any of the Company's 10 1/8% Senior Notes due 2004 issued to date under the Indenture. The Company sold Old Senior Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws, to enable the Company to raise funds more quickly than necessarily would have been possible had the initial sale been pursuant to an offering registered under the Securities Act. Jefferies & Company and BT Alex. Brown Incorporated (the "Initial Purchasers"), as a condition to their purchase of the Series C Senior Notes, requested that the Company agree to commence the Exchange Offer following the Offering of the Series C Senior Notes. The Old Senior Notes are, and the New Senior Notes will be, fully and unconditionally guaranteed by MFB and Great American, the current Guarantors.

Securities Offered                                         The Company is offering up to $53,725,000 of New Senior Notes.

The Exchange Offer.......................................  The Company is offering the New Senior Notes in exchange for $53,725,000 of Old Senior Notes (consisting of
                                                           $13,725,000 of Series A Senior Notes and $40,000,000 of
                                                           Series C Senior Notes). The Company agreed to offer the New
                                                           Senior Notes in a Registration Rights Agreement (the
                                                           "Registration Rights Agreement") among the Company, the
                                                           Guarantors and the Initial Purchasers of the Series C Senior
                                                           Notes.  We describe the procedures for tendering Old Senior
                                                           Notes in "The Exchange Offer-Procedures for Tendering Old
                                                           Senior Notes."

Tenders; Expiration Date; Withdrawal.....................  The Exchange Offer will expire at 12:00 Midnight,
                                                           New York City time, on           , 1998, or on a later date
                                                           and time to which we extend the Exchange Offer, in which
                                                           case the Expiration Date will be the latest date and time to which we extend the Exchange Offer.  Each Holder tendering
                                                           Old Senior Notes must acknowledge that it is not engaging
                                                           in, and does not intend to engage in, a distribution of the
                                                           New Senior Notes.  Holders may withdraw their tenders of Old
                                                           Senior Notes pursuant to the Exchange Offer at any time
                                                           prior to the Expiration Date.  We will return any Old Senior
                                                           Note that we do not accept for exchange for any reason as
                                                           promptly as practicable after the Exchange Offer expires or we terminate the Exchange Offer.  See "The Exchange
                                                           Offer--Terms of the Exchange Offer."

 United States Federal Income Tax Considerations.........  The exchange pursuant to the Exchange Offer should not result in any income, gain or loss to the Holders or the
                                                           Company for United States federal income tax purposes.  See
                                                           "Certain United States Federal Income Tax Considerations."

Use of Proceeds..........................................  Neither the Company nor the Guarantors will receive any cash proceeds from the issuance of the New Senior Notes offered hereby.  See "Use of Proceeds."

Exchange Agent...........................................  The Bank of New York (the "Exchange Agent") is the
                                                           Exchange Agent for the Exchange Offer.  You can find the
                                                           addresses, and telephone and facsimile numbers, of the
                                                           Exchange Agent in "The Exchange Offer--Exchange Agent" and in
                                                           the Letter of Transmittal.

Shelf Registration Statement.............................  Under certain circumstances, certain Holders of
                                                           Senior Notes (including Holders who are not permitted to
                                                           participate in the Exchange Offer or who may not freely
                                                           resell New Senior Notes received in the Exchange Offer) may require the Company to file, and cause to become effective, a shelf registration statement under the Securities Act,
                                                           which would cover resales of Senior Notes by such Holders.
                                                           See "Description of the Senior Notes--Exchange Offer;
                                                           Registration Rights."

                      CONSEQUENCES OF EXCHANGING OLD NOTES

     Holders of Old Senior Notes who do not exchange their Old Senior Notes for New Senior Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Senior Notes as set forth in the legend on the Old Senior Notes as a consequence of the issuance of the Old Senior Notes pursuant to exemptions from, or in transactions not subject to, the Securities Act and applicable state securities laws. In general, Holders may not offer or sell Old Senior Notes, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Based on interpretation by the staff of the Commission, as set forth in no-action letters issued to third parties, we believe that New Senior Notes issued pursuant to the Exchange Offer in exchange for Old Senior Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Senior Notes are acquired in the ordinary course of such Holder's business and such Holder, other than broker-dealers, has no arrangement with any person to participate in the distribution of such New Senior Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must at the request of the Company furnish a written representation that it is not an affiliate of the Company, is not engaged in, and does not intend to engage in, a distribution of such New Senior Notes and has no arrangement or understanding to participate in a distribution of New Senior Notes, and that it is acquiring the New Senior Notes in its ordinary course of business. Each broker-dealer that receives New Senior Notes for its own account in exchange for Old Senior Notes must acknowledge that such broker-dealer acquired its Old Senior Notes as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Senior Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register thereunder the New Senior Notes prior to offering or selling such New Senior Notes. We have agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, prior to any public offering of Transfer Restricted Securities (as defined herein) to register or qualify the Transfer Restricted Securities for offer or sale under the securities laws of such jurisdictions as any Holder requests. Unless a Holder so requests, the Company does not intend to register or qualify the sale of the New Senior Notes in any such jurisdiction.

                  SUMMARY DESCRIPTION OF THE NEW SENIOR NOTES

     The terms of the New Senior Notes and the Old Senior Notes are identical in all material respects, except (i) that the New Senior Notes have been registered under the Securities Act, (ii) for certain transfer restrictions relating to the Old Senior Notes and registration rights relating to the Series C Senior Notes and (iii) that the New Senior Notes will not contain certain provisions relating to an additional payment to be made to Holders of Series C Senior Notes under certain circumstances relating to the timing of the Exchange Offer. The New Senior Notes will bear interest from the most recent date to which interest has been paid on the Old Senior Notes or, with respect to the Series C Senior Notes, if no interest has been paid on the Series C Senior Notes, from August 24, 1998, the date of original issuance of the Series C Senior Notes. Old Senior Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders whose Old Senior Notes are accepted for exchange will not receive any payment in respect of such interest on such Old Senior Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

Securities Offered.......................................  The Company is offering up to $53,725,000 in aggregate principal amount of 10 1/8% Series B Senior Notes due
                                                           2004.  The Company has registered the Series B Senior Notes under the Securities Act.

Maturity Date............................................  December 1, 2004.

Interest Payment Dates...................................  June 1 and December 1 of each year, commencing December 1,
                                                           1998.

Guarantee................................................  The New Senior Notes are fully and unconditionally guaranteed (the "New Guarantees") on a senior basis by Great
                                                           American, MFB and, under certain circumstances, certain
                                                           existing and future subsidiaries of the Company
                                                           (collectively, the "Guarantors"). The Guarantees are general unsecured obligations of the Guarantors, rank senior in
                                                           right of payment to all subordinated indebtedness of the
                                                           Guarantors and rank pari passu in right of payment with all existing and future senior indebtedness of the Guarantors
                                                           (including Great American's and MFB's Guarantees (the "Old
                                                           Guarantees" and, together with the New Guarantees, the
                                                           "Guarantees") of any Old Senior Notes outstanding following consummation of the Exchange Offer). See "Description of
                                                           Senior Notes--Guarantees."

Ranking..................................................  The New Senior Notes are general unsecured obligations of the Company, rank senior in right of payment to all subordinated indebtedness of the Company and rank pari passu in right of payment with all existing and future senior indebtedness of the Company (including any
                                                           Old Senior Notes that remain outstanding following completion of the
                                                           Exchange Offer). As of October 3, 1998, the Company (excluding its subsidiaries) had approximately $0.3 million in indebtedness other than the Old Senior Notes and the Old Series B Senior Notes. As of October 3,
                                                           1998, the aggregate amount of indebtedness of the Company's subsidiaries was approximately $0.4 million and the aggregate liquidation preference of mandatorily redeemable preferred stock of the Company's subsidiaries was approximately $1.5 million, all of which was issued by a subsidiary other than the Guarantors and effectively ranks senior in right of payment to the Senior Notes.

                                                           Although the Indenture (as defined in this Prospectus) limits the ability of the Company and its subsidiaries to incur additional indebtedness and issue preferred stock, the Company is permitted to incur additional indebtedness and issue preferred stock, including secured indebtedness, under certain circumstances, which will effectively rank senior to the
                                                           Senior Notes with respect to the assets securing such indebtedness. See
                                                           "Risk Factors--Effective Subordination" and "Description of Senior
                                                           Notes--General."

Optional Redemption......................................  The Company has the option to redeem the Senior Notes, in whole or in part, at any time on or after December 1, 2001, in cash at the redemption prices set forth in this Prospectus, plus accrued and unpaid interest thereon to the date of redemption. In addition, at any time prior to
                                                           December 1, 2001, the Company may on any one or more occasions redeem up to an aggregate of 35% of the aggregate principal amount of Senior Notes ever issued under the Indenture at a redemption price equal to 110.125%
                                                           of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, with the net cash proceeds of one or more Public
                                                           Equity Offerings; provided that at least 65% of the aggregate principal amount of Senior Notes ever issued under the Indenture remains outstanding immediately after the occurrence of any such redemption. See
                                                           "Description of Senior Notes--Optional Redemption."

Change of Control........................................  Upon the occurrence of a Change of Control, each
                                                           Holder of Senior Notes will have the right to require the
                                                           Company to repurchase all or any part of such Holder's
                                                           Senior Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of repurchase. See "Description of Senior Notes--Repurchase at the Option of Holders--Change
                                                           of Control." There can be no assurance that, in the event of a Change of Control, the Company would have sufficient funds to purchase all Senior Notes tendered. See "Risk
                                                           Factors--Inability to Repurchase Senior Notes Upon a Change
                                                           of Control."

Certain Covenants........................................  The Indenture contains certain covenants that limit, among other things, the ability of the Company and its
                                                           subsidiaries to: (i) pay dividends, redeem capital stock or make certain other restricted payments or investments; (ii)
                                                           incur additional indebtedness or issue preferred equity
                                                           interests; (iii) merge, consolidate or sell all or
                                                           substantially all of their assets; (iv) create liens on
                                                           assets; (v) engage in certain asset sales; and (vi) enter
                                                           into certain transactions with affiliates or related
                                                           persons. See "Description of Senior Notes--Certain Covenants."

Form, Denomination and Registration of Notes.............  New Senior Notes exchanged for Old Senior Notes will be eligible for trading through the facilities of the
                                                           Depository Trust Company ("DTC").  New Senior Notes traded through the facilities of DTC will be represented by a
                                                           global note or notes in definitive, fully registered form
                                                           without interest coupons deposited with the trustee for the
                                                           New Senior Notes (the "Trustee") as custodian for and
                                                           registered in the name of a nominee of DTC.  New Senior
                                                           Notes exchanged for Old Senior Notes which are in the form of registered definitive certificates will be issued in the form of registered definitive certificates until otherwise directed by the Holders of such New Senior Notes.  See
                                                           "Description of the Senior Notes-Book-Entry, Delivery and
                                                           Form."

Use of Proceeds..........................................  The Company will not receive any proceeds from the
                                                           Exchange Offer.  The Company used the net proceeds of the
                                                           offering of the Old Senior Notes, together with funds from other sources, to fund certain acquisitions and to pay
                                                           certain related fees and expenses. See "The Transactions"
                                                           and "Use of Proceeds."

                                  RISK FACTORS

     In addition to the information contained elsewhere in this Prospectus, Holders of the Old Senior Notes should carefully consider the matters set forth under "Risk Factors" commencing on page 19 before making a decision to tender their Old Senior Notes in the Exchange Offer.

           SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND STORE DATA

     The following table presents: (i) summary combined historical financial and store data for Mrs. Fields' Original Cookies, Inc. and subsidiaries ("Mrs. Fields") and its predecessors; namely, Mrs. Fields Inc. and subsidiaries, The Original Cookie Company, Incorporated and the Carved-out Portion (pretzel business) of Hot Sam Company, Inc. (collectively, the "Predecessors"), as of December 30, 1995 and December 28, 1996 and for each of the two 52-week periods then ended; (ii) summary consolidated historical financial and store data for Mrs. Fields as of January 3, 1998, September 27, 1997 and October 3, 1998 and for the 53 weeks, 39 weeks and 39 weeks then ended, respectively; and (iii) summary combined pro forma financial and store data for Mrs. Fields, Great American, Deblan, Chocolate Chip and the Combined Karp Entities (collectively, the "Company") for the 53 weeks ended January 3, 1998 and the 39 weeks ended October 3, 1998 as if each of the Offering, the Great American Transactions, the MFH Transactions and the acquisitions of H&M and Pretzel Time had occurred as of December 29, 1996. Except for data presented with respect to the Combined Karp Entities, the summary pro forma data do not give effect to the Other Recent Transactions. The historical results of operations for the 39 weeks ended October 3, 1998 are not indicative of the results to be expected for the full fiscal year of Mrs. Fields or the Company. The summary combined pro forma data do not purport to represent what the Company's results actually would have been had the Offering, the Great American Transactions and the MFH Transactions occurred as of December 31, 1996 nor do such data purport to project the results of the Company for any future period. The summary historical and pro forma financial and store data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the "Unaudited Pro Forma Condensed Combined Financial Statements," "Selected Historical Financial Data," and the historical financial statements and the related notes thereto, contained elsewhere in this Prospectus.

                                                     MRS. FIELDS                    THE                               THE
                                                  AND PREDECESSORS(1)             COMPANY      MRS. FIELDS (1)       COMPANY
                                        --------------------------------------   ----------   ----------------- ------------------
                                               HISTORICAL         HISTORICAL      PRO FORMA      HISTORICAL         PRO FORMA
                                               COMBINED(2)       CONSOLIDATED      COMBINED      CONSOLIDATED        COMBINED
                                        ------------------------ -------------   ----------   ----------------- ------------------
                                                                    53 WEEKS       53 WEEKS
                                            52 WEEKS ENDED(3)       ENDED(3)       ENDED(3)             39 WEEKS ENDED(3)
                                        ------------------------  ------------   -----------  ------------------------------------
                                          DECEMBER     DECEMBER     JANUARY       JANUARY     SEPTEMBER     OCTOBER     OCTOBER
                                          30, 1995     28, 1996     3, 1998       3, 1998(4)   27, 1997     3, 1998     3, 1998(4)
                                        -----------   ----------  ------------   -----------  ----------   ---------   -----------
                                                                           (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
   Net store and batter sales............  $ 145,537    $ 123,930   $ 123,987     $ 178,494    $ 83,759      $  89,938    $ 117,770
   Net store and batter contribution(5)       19,654       19,133      25,087        37,116      13,214         11,804       19,390
   Franchising, licensing and
     other revenue, net..................      5,993        5,278       6,520        12,770       3,767          6,021        9,167
   General and administrative expenses...     24,828       20,557      16,730        25,332      10,803         12,621       18,747
   Income (loss) from operations.........     (1,091)       1,135       8,415        12,722       2,378           (314)         463
   Net loss..............................     (4,464)      (5,988)       (974)       (3,120)     (3,224)        (9,690)     (12,236)

OTHER DATA:
   Cash flows from operating activities..        (27)       6,784         919         4,311         791            676         (563)
   Cash flows from investing activities..      1,958      (22,716)    (15,505)      (16,119)     (3,216)       (34,315)     (34,706)
   Cash flows from financing activities..     (4,784)      18,793      24,164        23,745         (98)        22,498       22,215
   Interest expense......................      4,407        4,842       7,830        15,563       5,070          8,981       12,382
   Total depreciation and amortization...     10,427        9,192      10,403        18,268       6,596          9,707       14,174
   Capital expenditures..................      4,714        3,892       4,678           N/A       3,216          5,616          N/A
   EBITDA (6)............................      9,336       10,327      18,818        30,990       8,974          9,393       14,637
   Store contribution for stores in the
     process of being closed or
        franchised(5)....................  $  (2,344)   $  (1,933)  $  (1,798)    $  (1,761)   $ (1,999)     $  (2,125)   $  (2,592)
   Ratio of earnings to fixed
     charges(7)..........................         --           --          --            --          --             --           --

STORE DATA:
   Percentage change in
     comparable store sales(8)...........       (1.6)%       (1.2)%       0.6%          N/A         1.3%          (0.9)%        N/A
   Total Company-owned stores
     open at end of period...............        540          482         481           598         496            568          568
   Total franchised or licensed
     stores open at end of period........        415          418         553           767         540            765          765

                                                                                                            MRS. FIELDS
                                                                                                             HISTORICAL
                                                                                                            CONSOLIDATED
                                                                                                           OCTOBER 3, 1998
                                                                                                      -------------------------
                                                                                                       (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
   Cash and cash equivalents  ................................................................................   $  5,146
   Total assets  .............................................................................................    222,657
   Mandatorily redeemable cumulative preferred stock of subsidiary  ..........................................      1,171
   Total debt and capital lease obligations, including current portion  ......................................    140,156
   Total stockholder's equity  ...............................................................................     50,131

--------------
(1) On September 17, 1996, Mrs. Fields' Original Cookies, Inc. completed the acquisitions of substantially all of the assets and assumed certain liabilities of the Predecessors. In order for the presentations to be comparable for the periods presented, certain financial statement information for the Predecessors has been reclassified to be consistent with the Mrs. Fields historical financial statement presentation.
(2) Information reflects the combined results of the Predecessors for the fiscal year 1995. Information for the fiscal year 1996 reflects the combined results of the Predecessors (for the period December 31, 1995 through September 17, 1996) and Mrs. Fields (for the period September 18, 1996 through December 28, 1996). Information for these periods for the Predecessors and Mrs. Fields are set out separately in the "Selected Historical Financial Data" but are combined here. This presentation is not in conformity with generally accepted accounting principles.
(3) Mrs. Fields and its predecessors operate using a 52/53-week year ending near December 31. Great American operates using a 52/53-week year ending near June 30. Deblan operates using a year ending December 31. Chocolate Chip operates using a year ending September 30. The entities that make up the Combined Karp Entities have various fiscal year ends which have been recast to December 31.
(4) The Company's combined pro forma data for the 53 weeks ended January 3, 1998 and the 39 weeks ended October 3, 1998 reflect the combined results of Mrs. Fields, Great American, Deblan, Chocolate Chip, the Combined Karp Entities, H&M and Pretzel Time assuming the acquisitions occurred on December 29, 1996. See "Unaudited Pro Forma Condensed Combined Financial Statements."
(5) Store contribution is determined by subtracting all store operating expenses including depreciation from net store sales. Management uses store contribution information to measure operating performance at the store level. Store contribution for stores in the process of being closed or franchised as a separate caption is not in accordance with generally accepted accounting principles. Store contribution may not be comparable to other similarly titled measures.
(6) EBITDA consists of earnings before depreciation, amortization, interest, income taxes, minority interest, preferred stock accretion and dividends of subsidiaries and other income (expense). EBITDA is not intended to represent cash flows from operations as defined by generally accepted accounting principles and should not be considered as an alternative to net income
    (loss) as an indicator of operating performance or to cash flows as a measure of liquidity. EBITDA has been included herein because it is one of the indicators by which Mrs. Fields assesses its financial performance and its capacity to service its debt.


                                                        MRS. FIELDS                    THE                               THE
                                                     AND PREDECESSORS                COMPANY      MRS. FIELDS          COMPANY
                                        ----------------------------------------    -----------   ---------------   ---------------
                                                HISTORICAL           HISTORICAL      PRO FORMA      HISTORICAL         PRO FORMA
                                               COMBINED(2)          CONSOLIDATED      COMBINED      CONSOLIDATED        COMBINED
                                        ------------------------  ---------------   -----------   ---------------   ---------------
                                                                   53 WEEKS      53 WEEKS
                                            52 WEEKS ENDED           ENDED         ENDED            39 WEEKS ENDED
                                        ------------------------  ----------    -----------  --------------------------------------
                                          DECEMBER     DECEMBER     JANUARY       JANUARY     SEPTEMBER     OCTOBER     OCTOBER
                                          30, 1995     28, 1996     3, 1998       3, 1998      27, 1997     3, 1998     3, 1998
                                        -----------   ----------   ---------     ---------   -----------   ---------   -------------
     Income (loss) from operations ...  $  (1,091)     $  1,135     $  8,415     $ 12,722      $ 2,378      $  (314)    $    463
ADD:
     Depreciation and amortization ...     10,427         9,192       10,403       18,268        6,596        9,707       14,174
EBITDA ...............................  ---------      --------     --------     --------      -------      -------     --------
                                        $   9,336      $ 10,327     $ 18,818     $ 30,990      $ 8,974      $ 9,393     $ 14,637
                                        =========      ========     ========     ========      =======      =======     ========


(7) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (whether paid or accrued and net of debt premium amortization), including the amortization of debt issuance costs and original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, letter of credit commissions, fees or discounts and the product of all dividends and accretion on mandatorily redeemable cumulative preferred stock multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the current combined federal, state and local statutory tax rate. For fiscal years 1995 and 1996, earnings were insufficient to cover fixed charges by $3,960,000 and $3,985,000, respectively. For the 53 weeks ended January 3, 1998, the 39 weeks ended September 27, 1997 and the 39 weeks ended October 3, 1998, Mrs. Fields' earnings were insufficient to cover fixed charges by $319,000, $3,045,000 and $9,397,000, respectively. For the 53 weeks ended January 3, 1998 and the 39 weeks ended October 3, 1998, pro forma combined earnings were insufficient to cover pro forma combined fixed charges by $3,104,000 and $12,345,000, respectively.
(8) The Company includes in comparable store sales only those stores that have been in operation for a minimum of 24 consecutive months. The percentage change in comparable store sales is calculated from the previous period.

                                  RISK FACTORS

     You should consider carefully all of the information in this Prospectus, including the following risk factors and warnings, before deciding whether to exchange your Old Senior Notes for New Senior Notes in the Exchange Offer. Except for the first two risk factors described below, the risks factors generally apply to New Senior Notes as well as Old Senior Notes. The risks described below are not the only ones that could affect the Company or its securities.

     This Prospectus contains forward-looking statements. These statements relate to future events or the Company's future performance, including financial performance. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "contemplates," "anticipates," "believes," "estimates," "projected," "predicts," "potential," or "continue" or the negative of these terms or similar terms. These statements are only predictions. Actual events and results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined below. These factors may cause our actual results to differ materially from any forward-looking statement. Other factors, such as the general state of the economy, could also cause actual results to differ materially from the future results covered in the forward-looking statements.

THERE CAN BE ADVERSE CONSEQUENCES IF YOU DO NOT EXCHANGE YOUR OLD SENIOR NOTES

     The Company will issue New Senior Notes in exchange for the Old Senior Notes after certain conditions are satisfied or the Company decides to waive the conditions. The Company will only offer New Senior Notes to a Holder after The Bank of New York, which is the Exchange Agent for the Exchange Offer, receives a properly completed, signed Letter of Transmittal and all other required documents from a Holder. Holders of Old Senior Notes should make sure they send in the required documents in time for them to reach the Exchange Agent by the expiration of the Exchange Offer. Neither the Exchange Agent nor the Company is obligated to notify Holders that the Holders did not properly complete the documents and take all the steps required to tender Old Senior Notes in the Exchange Offer. If a Holder does not tender Old Senior Notes or if the Company does not accept some Old Senior Notes, those Old Senior Notes will continue to be subject to the provisions of the Indenture regarding transfer and exchange of the Old Senior Notes, the existing restrictions upon transfer of the Old Senior Notes that are set forth in the legend on the Old Senior Notes and in the Offering Circular dated August 24, 1998 relating to the Old Senior Notes (the "Offering Circular"). Except in certain limited circumstances that apply to certain types of Holders of Old Senior Notes, the Company does not have to register any additional Old Senior Notes under the Securities Act of 1933. Unless they are registered or there is an exemption from the requirement to register securities under the Securities Act of 1933 or state laws that apply to the Old Senior Notes, the Old Senior Notes may not be offered or sold. The Company does not currently expect to register the Old Senior Notes under the Securities Act of 1933 or state securities laws.

     If a large number of Old Senior Notes are exchanged for New Senior Notes, it may be difficult for Holders of Old Senior Notes that are not exchanged in the Exchange Offer to sell their Old Senior Notes.

     Once the Exchange Offer has been completed, Holders of Old Senior Notes will not be entitled to any increase in the interest rate on Old Senior Notes or have any further rights to have their Old Senior Notes registered, except under limited circumstances.

THERE CAN BE ADVERSE CONSEQUENCES IF YOU EXCHANGE YOUR OLD SENIOR NOTES

     The Company believes that the Holders of the New Senior Notes issued in exchange for the Old Senior Notes in the Exchange Offer may offer those New Senior Notes for resale, unless the Holder comes within the definition of an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, without registering the New Senior Notes or delivering a prospectus for the New Senior Notes, as long as the Holders acquire the New Senior Notes in the ordinary course of business and the Holders have no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Senior Notes. The Company's belief is based on interpretations of no-action letters that the Commission issued to third parties. Each Holder, other than a broker-dealer, must tell the Company in writing at the Company's request that it is not an affiliate of the Company, is not engaged in, and does not intend to engage in, a distribution of such New Senior Notes and has no arrangement or understanding to participate in a distribution of New Senior Notes, and that it is acquiring the New Senior Notes in its ordinary course of business. If any Holder is an affiliate of the Company, is engaged in distribution of the New Senior Notes, intends to distribute the New Senior Notes, or has an agreement to distribute the New Senior Notes the Holder will receive in the Exchange Offer, the Holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must register the New Senior Notes and deliver a prospectus for the New Senior Notes before the Holder resells the New Senior Notes. Each broker-dealer that receives New Senior Notes for its own account in exchange for Old Senior Notes must acknowledge that the broker-dealer acquired the Old Senior Notes in market-making activities or other trading activities and that it will deliver a prospectus for the New Senior Notes if it resells the New Senior Notes. Each broker-dealer that holds Old Senior Notes acquired for its own account as a result of market-making activities or other trading activities, and that receives New Senior Notes in exchange for such Old Senior Notes in the Exchange Offer, may be an "underwriter" within the meaning of the Securities Act in connection with any resale of such New Senior Notes. The Letter of Transmittal states that an underwriter who acknowledges that it acquired the Old Senior Notes in market-making activities or other trading activities and delivers a prospectus will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Broker-dealers may use this Prospectus, as it may be amended or supplemented from time to time, when they resell New Senior Notes received in exchange for Old Senior Notes where such Old Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that starting on the date of consummation of the Exchange Offer and ending on the close of business of the 120th day following the date of consummation of the Exchange Offer, we will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register thereunder the New Senior Notes prior to offering or selling such New Senior Notes. We have agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, prior to any public offering of Transfer Restricted Securities (as defined herein) to register or qualify the Transfer Restricted Securities for offer or sale under the securities laws of such jurisdictions as any Holder requests. We do not intend to register or qualify the sale of the New Senior Notes in any such jurisdiction unless it receives a specific request from a Holder.

THE COMPANY HAS SUBSTANTIAL DEBT

     The Company incurred a substantial amount of debt to finance the purchase of Great American and the other companies and assets it acquired. The Company continues to have a substantial amount of debt. As of October 3, 1998, the Company on a consolidated basis, had total indebtedness, including capital lease obligations, of $140.2 million (net of unamortized discount) and mandatorily redeemable preferred stock having a book value of approximately $1.2 million outstanding, together representing 73.8% of its total book capitalization. The Company may take on more debt and issue preferred stock in the future, unless doing so would violate limitations in the Indenture and the Company's existing Credit Agreement (as defined in this Prospectus). See "Capitalization," "Unaudited Pro Forma Condensed Combined Financial Statements," "Selected Historical Financial Data," "The Transactions" and "Description of Senior Notes--Certain Covenants."

     The Company's ability to make scheduled payments of principal, or to pay interest on, or to refinance its indebtedness (including the Senior Notes) depends on its future performance. The Company's future performance depends partly on general economic, financial, competitive, legislative, regulatory and other factors beyond the Company's control. The Company cannot be sure that its business will generate enough cash flows from operations or that future borrowings will be available in an amount that will allow the Company to pay principal and interest on its indebtedness, including the Senior Notes, or to make necessary capital expenditures, or to allow the Company to obtain refinancing on commercially reasonable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     The amount of debt that the Company has could have important consequences to Holders of the Senior Notes, including, but not limited to, the following:
(i) a substantial portion of the Company's cash flows from operations will be required to be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future could be limited; and (iii) the Indenture contains financial and restrictive covenants that limit the ability of the Company to, among other things, borrow additional funds, dispose of assets or pay cash dividends. If the Company does not comply with such covenants, there could be an event of default, which, if not cured or waived, could have a material adverse effect on the Company. In addition, the amount of debt that the Company has could prevent it from repurchasing all Senior Notes tendered to it upon the occurrence of a Change of Control. See "Description of Senior Notes--Repurchase at the Option of Holders--Change of Control."

THE SENIOR NOTES ARE EFFECTIVELY SUBORDINATED TO OTHER DEBT

     The Senior Notes are general unsecured obligations of the Company, rank senior in right of payment to all subordinated indebtedness of the Company and rank pari passu in right of payment to all existing and future senior indebtedness of the Company. As of October 3, 1998, the Company (excluding its subsidiaries) had $0.3 million in indebtedness other than the Senior Notes. The Guarantors have unconditionally guaranteed the Senior Notes on a senior basis. The Guarantees are general unsecured obligations of the Guarantors, rank senior in right of payment to all subordinated indebtedness of the Guarantors and rank pari passu in right of payment with all existing and future senior indebtedness of the Guarantors. As of October 3, 1998, the aggregate amount of indebtedness of the Company's subsidiaries was approximately $0.4 million and the aggregate liquidation preference of mandatorily redeemable preferred stock of the Company's subsidiaries was approximately $1.5 million, all of which was issued by a subsidiary other than the Guarantors and effectively ranks senior in right of payment to the Senior Notes. Although the Indenture limits the ability of the Company and its subsidiaries to incur additional indebtedness and issue preferred stock, the Company is permitted to incur additional indebtedness and issue preferred stock, including secured indebtedness, under certain circumstances, which effectively ranks senior to the Senior Notes with respect to the assets securing such indebtedness. See "Description of Senior Notes--General."

CREDIT AGREEMENT; PLEDGE OF ASSETS

     The Company entered into an Amended and Restated Loan Agreement, as amended, dated as of February 28, 1998 (the "Credit Agreement"), with LaSalle National Bank (the "Bank") for $15.0 million. The Credit Agreement contains certain restrictive covenants, which are substantially similar to those in the Indenture, and requires the Company to comply with certain financial ratios. Events beyond the Company's control may affect the ability of the Company to comply with these and other provisions of the Credit Agreement. The breach of any of these covenants or other violations of the terms of the Credit Agreement could result in a default under the Credit Agreement, in which case, the Bank could elect to declare all amounts borrowed under the Credit Agreement, together with accrued interest, to be due and payable. If the Company cannot repay such borrowings, the Bank could proceed against its collateral. The acceleration of indebtedness under the Credit Agreement may constitute an event of default under the Senior Notes which could also give rise to an acceleration under the Senior Notes. If the indebtedness under the Credit Agreement is accelerated as a result of a breach of a covenant, the Company cannot be sure that it would have enough assets to repay in full such indebtedness and the other indebtedness of the Company, including the Senior Notes, or that the Company could continue to operate its business as a result of such acceleration. Great American and MFB have guaranteed amounts under the Credit Agreement. In addition, the

Company has pledged substantially all of its assets as security for amounts that it may borrow under the Credit Agreement, including all of the capital stock of Great American, MFB and the capital stock of Pretzel Time owned by the Company. As a result, the Senior Notes will be effectively subordinated to the claims of the Bank under the Credit Agreement (or any successor or additional financing) with respect to the assets of the Company, including proceeds from those assets. If there is a default on the Senior Notes, or a bankruptcy, liquidation or reorganization of the Company, the Company would have to use its assets to make payments under the Credit Agreement (or any successor or additional financing) before the Company could use the assets to make payments on the Senior Notes. If there is not enough collateral granted under the Credit Agreement (or any successor or additional financing) to pay amounts owing under the Credit Agreement, the Bank would be entitled to share with holders of the Senior Notes and other claims on the Company. See "Description of Senior Notes" and "Description of Certain Indebtedness."

     Additionally, the Credit Agreement, which is designed to provide seasonal working capital to the Company, will expire on March 31, 2001. The Company cannot be sure that it will be able to extend or renew the Credit Agreement or obtain alternative financing to meet its seasonal working capital needs when the Credit Agreement expires. If the Company does not have a revolving credit facility in place, the Company may not be able to satisfy its seasonal working capital needs, which would have a material adverse effect on the Company and its results of operations. Currently there are no amounts outstanding under the Credit Agreement.

THE COMPANY'S STOCK HAS BEEN PLEDGED BY MFH

     MFH, the parent of the Company, has pledged all of the outstanding common stock of the Company to secure MFH's obligations under the MFH Senior Notes. If MFH defaults on its MFH Senior Notes, there could be a foreclosure on the Company's common stock, and the foreclosure would constitute a change of control which would result in an event of default permitting acceleration under the Credit Agreement and the Indenture.

THE COMPANY HAS A HISTORY OF NET LOSSES

     Mrs. Fields and its predecessors have incurred net losses during the past several years. Although the Company has put into place new business strategies aimed at enhancing revenues and operating results and Mrs. Fields' Original Cookies, Inc. has recorded positive EBITDA since its formation in September 1996, economic, financial, competitive, legal and other factors, many of which are beyond the Company's control, can affect the Company's operations. The Company cannot be sure that it will be able to put into place its planned strategies without delay or that these strategies will result in future profitability. See "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ABILITY TO INTEGRATE ACQUISITIONS

     The Company has achieved growth through acquisitions and intends to continue doing so. While the Company believes there are significant opportunities for cost savings and volume efficiencies as a result of the Great American Acquisition, the Franchise Acquisition, the acquisitions of the majority interest of Pretzel Time and the business of H&M, and future acquisitions, the Company cannot be sure of such results. Many factors beyond the Company's control, such as general economic conditions, increased operating costs, the response of the Company's customers or competitors, and regulatory developments, can affect the ability of the Company to realize such economic benefits from the Great American Acquisition, the Franchise Acquisition, prior acquisitions and future acquisitions could also be affected by a number of factors beyond the Company's control. The Company cannot be sure that the Great American Acquisitions, the Franchise Acquisition, prior acquisitions, or future acquisitions will result in the economic benefits that management expects on a timely basis or at all. See "Business--Business Strategy."

COMPANY DEPENDS ON REAL ESTATE LEASES; THE COMPANY HAS CONTINUING OBLIGATIONS ON LEASES

     The Company leases locations for all of its Company-owned stores and most of its franchised stores and subleases these locations to its franchisees. Accordingly, the Company is the primary obligor for payments under such leases. The Company's success depends in part on its ability to secure leases in high quality shopping malls at rents it believes to be reasonable. Approximately half of the leases for Company-owned stores and franchised stores expire during the next five years and generally do not provide for renewal options in favor of the Company. In addition, the Company currently plans to open approximately 375 new Company-owned and franchised stores over the next five years. Management believes that the market for the type of locations historically leased by the Company is highly competitive. Consequently, the Company cannot be sure that it will succeed in obtaining such leases in the future at rents that it believes to be reasonable or at all. Also, if certain locations turn out to be unprofitable, the Company would remain obligated for lease payments if it decided to withdraw from such locations. See "Business--Properties."

DEPENDENCE ON MALL TRAFFIC

     The Company believes its customers view its products primarily as snack treats, which are frequently "impulse" purchases. Accordingly, the Company believes that the amount and proximity of pedestrian traffic near its stores strongly influence its sales. In recent years, visits to major shopping malls, where a large percentage of the Company's stores are located, have declined from
3.7 visits per month in 1989 to 3.0 visits per month in 1996, which trend has had a negative impact on the Company's revenues. The Company cannot be sure that this trend will not continue or that such trend can be offset by increased sales per customer. A continued decline in mall traffic could adversely affect the Company's financial condition and results of operations.

VOLATILITY IN COST OF INGREDIENTS

     The cost of butter, eggs, sugar, flour, chocolate and other ingredients can fluctuate due to changes in economic conditions, weather, demand and other factors, many of which are beyond the Company's control. The Company recently experienced a substantial increase in the cost of butter. Although the Company believes that there are alternative suppliers of these ingredients, the Company has no control over fluctuations in the price of commodities and the Company cannot be sure that the Company will be able to pass on any price increases in its product ingredients to its customers.

INTEGRATION OF INFORMATION SYSTEMS; YEAR 2000 COMPLIANCE

     The Company has made a substantial investment in developing a customized, sophisticated point-of-sale management information system (the "POS system"), which gathers information transmitted daily to corporate headquarters from most of the Mrs. Fields brand core stores. The POS system tracks sales from the point of purchase through a central mid-range computer to store, district and corporate management, allowing management to track performance data and react quickly to developments at the store level. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Information transmitted from the Company-owned stores on daily sales permits the Company, among other things, to monitor performance across the network of stores. Most Company-owned Mrs. Fields stores are equipped with a Sharp A570 or Sharp 3110 POS register and an IBM computer, enabling store managers to track and report daily customer traffic counts, sales, average ticket, inventory levels and labor costs. The Company is upgrading its back-office system to a Windows NT environment and is currently upgrading all Mrs. Fields stores to Pentium 333 machines. The Company plans to install its upgraded back-office system, along with the POS registers and Pentium 333 machines, in its core Original Cookie stores, Hot Sam stores, Pretzel Time stores and certain Great American stores by August 1999.

     The Company believes that it can improve operating efficiencies by introducing its improved system into all Company-owned core stores. The Company cannot be sure that it will successfully integrate this system or that it can achieve a fully integrated system within budget. Therefore, the Company cannot be sure that its attempts to integrate the POS system will not adversely affect its financial condition and results of operations.

     Management has assessed the Year 2000 issue and has determined that all internal information technology ("IT") systems including financial software, corporate networks, the AS400 system and all other systems are Year 2000 compliant with the exception of: (1) systems used for collecting and communicating sales data from retail locations, and (2) internally developed plant production and distribution software.

     The Company is currently replacing its sales collection systems with software and hardware that is Year 2000 compliant. This project is approximately 30% complete with final completion projected for August 1999. The estimated cost of this project is $1.1 million and includes software development and new store computers. The costs to complete this project are included in the Company's 1998 and 1999 budgets. Funding for this project is being provided by internal cash flow and by a lease finance company.

     Replacement of the plant production and distribution software will take place in the first quarter of 1999 at an estimated cost of $50,000. No IT projects have been deferred as a result of the Company's Year 2000 efforts.

     Management is in the process of assessing Year 2000 issues with respect to its significant vendors and financial institutions as to their compliance plans and whether any Year 2000 issues will impede the ability of such vendors to continue providing goods and services to the Company. Failure of the Company's key suppliers to remedy their own Year 2000 issues could delay shipments of essential products, thereby disrupting the Company's operations. Furthermore, the Company relies on various service providers, such as utility and telecommunication service companies, which are beyond the Company's control. This assessment is approximately 20% complete with final completion anticipated by the end of 1998. Based upon the results of the assessment to date, management is not aware of any Year 2000 issues relating to its significant vendors, financial institutions or its non-IT systems.

IMPACT OF MINIMUM WAGE INCREASE

     Many of the Company's employees are paid an hourly wage based upon the federal minimum wage. The federal minimum wage increased from $4.75 to $5.15 on September 1, 1997. As of October 3, 1998, 1,507 of the Company's 5,134 employees in Company-owned stores earned the federal minimum wage. The September 1, 1997 minimum wage increase has resulted in an increase of wages of approximately $219,000 annually. The Company cannot be sure that it can fully absorb increased labor costs through its efforts to increase efficiencies in other areas of its operations. These increased labor costs could adversely affect the Company's financial condition and results of operations.

DEPENDENCE UPON KEY FRANCHISEES

     The Company depended upon 11 franchisees for 19.7 percent of its franchise revenues for the 39 weeks ended October 3, 1998. For the same period, franchise revenues made up 4.1 percent of the Company's total net revenues. The Company cannot be sure that these franchise agreements will not be terminated. The termination of these key franchise agreements may have an adverse affect on the Company's financial condition and results of operations.

TRADEMARKS

     The Company believes that its trademarks have significant value and are important to the marketing of its retail outlets and products. Although the Company's trademarks are registered in all 50 states and registered or pending in many foreign countries, the Company cannot be sure that its trademarks cannot be circumvented, or that its trademarks do not or will not violate the proprietary rights of others, or that its trademarks would be upheld if challenged or that the Company would not be prevented from using its trademarks. Any challenge to the Company for its use of its trademarks could have an adverse effect on the Company's financial condition and results of operations, through either a negative ruling with regards to the Company's use, validity or enforceability of its trademarks, or through the time consumed and the legal costs of defending against such a claim. In addition, the Company cannot be sure that it will have the financial resources necessary to enforce or defend its trademarks.

DEPENDENCE UPON KEY PERSONNEL

     The success of the Company depends on the continued services of its senior management, particularly Larry A. Hodges, the Company's President and Chief Executive Officer. If Mr. Hodges or other senior managers of the Company left the Company, there could be an adverse effect on the Company's operations. The Company has entered into employment agreements with all of its senior managers. In addition, the Company's continued growth depends, in part, on attracting and retaining skilled managers and employees as well as management's ability to effectively utilize its key personnel in light of recent and future acquisitions. The Company cannot be sure that management's efforts to integrate, utilize, attract and retain personnel will be successful. See "Management."

COMPETITION AND DEMOGRAPHIC TRENDS

     The Company competes with other cookie and pretzel retailers, as well as other confectionery, sweet snack and specialty food retailers, many of which have greater resources than those of the Company. The specialty retail food and snack industry is highly competitive with respect to price, service, location and food quality. Consequently, the Company cannot be sure that it will compete successfully with these other specialty food retailers. In addition to risks from current competitors, the Company cannot be sure that it can successfully compete with new competitors in the specialty foods or snack foods industry.

     Changes in consumer preferences, tastes and eating habits, local, regional and national economic conditions, demographic trends and mall traffic patterns also affect the specialty foods or snack foods industry. Factors such as increased food, labor and benefits costs and the availability of experienced management and hourly employees may adversely affect the specialty retail industry in general and the Company's outlets in particular. Consequently, the Company's success will depend on its ability to recognize and react to such trends. Any changes in these factors could adversely affect the profitability of the Company. See "Business--Competition."

RISK OF ADVERSE PUBLICITY

     The Company's ability to compete depends in part on maintaining its reputation with the consumer. Publicity resulting from food quality, illness, injury, or other health concerns (including food-borne illness claims) or operating issues stemming from one store, a limited number of stores, or even a competitor's store, can adversely affect multi-unit specialty retail food and snack chains such as the Company. Consequently, the Company cannot be sure that such publicity will not negatively affect the Company's financial condition and results of operations.

GOVERNMENT REGULATION; LITIGATION

     Numerous governmental authorities have issued regulations that apply to the Company and its stores, including, without limitation, federal, state and local laws and regulations governing health, sanitation, environmental protection, safety and hiring and employment practices, including laws, such as the Fair Labor Standards Act, governing such matters as minimum wages, overtime and other working conditions. The Food and Drug Administration administers regulations that apply to the Company's products. If the Company fails to obtain or retain the required food licenses or to comply with applicable governmental regulations, or if there is any increase in the minimum wage rate, employee benefit costs or other costs associated with employees, there could be an adverse effect on the business, financial condition or results of operations of the Company. Even if the Company obtains such regulatory approval, a marketed product, its manufacturer and its manufacturing facilities are subject to periodic inspection, and discovery of problems may adversely affect the business of the Company.

     In addition, the sale of franchises is regulated by various state laws as well as by the Federal Trade Commission (the "FTC"). The FTC requires that franchisors make extensive disclosure in a Uniform Franchise Offering Circular to prospective franchisees but does not require registration. However, a number of states require registration of the Uniform Franchise Offering Circular with state authorities or other disclosure in connection with franchise offers and sales. In addition, several states have "franchise relationship laws" or "business opportunity laws" that limit the ability of the franchisors to terminate agreements or to withhold consent to renewal or transfer of these agreements. While the Company believes that it is in compliance with existing regulations, the Company cannot predict the effect of any future legislation or regulation on its business operations or financial condition. Additionally, bills have occasionally been introduced in Congress which would provide for federal regulation of certain aspects of franchisor-franchisee relationships.

     In the ordinary course of business, the Company is involved in routine litigation, including franchise disputes. Although the Company has not been significantly adversely affected in the past by such litigation, there can be no assurance as to the effect of any future disputes.

     Although the Company is not currently subject to any product liability litigation, there can be no assurance that product liability litigation will not occur in the future involving the Company's products. The Company's quality control program is designed to maintain high standards for the food and materials and food preparation procedures used by Company-owned and franchised stores. Products are periodically inspected by Company personnel at both the point-of-sale locations and the manufacturing facilities to ensure that they conform to the Company's standards. In addition to insurance of the Company's suppliers, the Company maintains insurance relating to personal injury and product liability in amounts that it considers adequate for the retail food industry. While the Company has been able to obtain such insurance in the past, the Company cannot be sure that it will be able to maintain these insurance policies in the future. Consequently, any successful claim against the Company, in an amount materially exceeding its coverage, could have a material adverse effect on the Company's business, financial condition or results of operations.

     All full-time store managers and assistant managers are able to enroll in a group health insurance plan. However, there have been a number of proposals before Congress which would require employers to provide health insurance for all of their full-time and part-time employees. The approval of such proposals could have a material adverse impact on the results of operations and financial condition of the Company in particular and the specialty retail industry as a whole.

CONTROLLING STOCKHOLDER

     As of the date of this Prospectus, MFH owns all of the capital stock of the Company. As a result, MFH is in a position to elect all of the Company's directors who, in turn, elect all of the Company's executive officers, and to amend the Company's certificate of incorporation and by-laws, effect corporate transactions such as mergers and asset sales and otherwise control the management and policies of the Company without the approval of any other security holder (subject to the provisions of the Indenture). Accordingly, MFH will be able to, directly or indirectly, control all of the affairs of the Company. In connection with the MFH Offering, MFH pledged all of the capital stock of the Company to The Bank of New York, as collateral agent. Capricorn owns, and will continue to own, approximately 94% (or approximately 80% on a fully diluted basis, after giving effect to the issuance of stock pursuant to the MFH Warrants and issuances of stock pursuant to options currently issued to directors and officers pursuant to the Plans (as defined herein)) of the capital stock of MFH. Directors and officers of MFH and the Company own a majority of the remaining capital stock of MFH and shares issuable pursuant to outstanding options. See "Management--Option Grants and Exercises," "Board Compensation," "Ownership of Capital Stock" and "Certain Relationships and Related Transactions."

QUARTERLY FLUCTUATIONS AND SEASONALITY

     The Company's operating results are subject to seasonal fluctuations. Historically, the Company has realized its highest level of sales in the fourth quarter due to increased mall traffic during the Christmas holiday season. However, the Company cannot be sure that this seasonal trend will continue or that the Company can continue to rely on increased sales during the fourth quarter. If this seasonal trend changes, there may be an adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality."

INABILITY TO REPURCHASE SENIOR NOTES UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder of Senior Notes may require the Company to repurchase all or a portion of such Holder's Senior Notes at 101% of the principal amount of the Senior Notes, together with the accrued and unpaid interest, if any, and Liquidated Damages, if any, to the date of repurchase. If a Change of Control were to occur, the Company may not have the financial resources to repay all of its obligations under the Senior Notes and the other indebtedness that would become payable upon such event. See "Description of Senior Notes--Repurchase at the Option of Holders--Change of Control."

FRAUDULENT CONVEYANCE CONSIDERATIONS

     Management believes that the indebtedness represented by the Senior Notes and the Guarantees was incurred for proper purposes and in good faith, and that, after the consummation of the Great American Transactions, the MFH Transactions and the Offering and the application of the net proceeds therefrom, the Company was solvent, had sufficient capital for carrying on its business and was able to pay its debts as they mature. Notwithstanding management's belief, however, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time of the incurrence of such indebtedness, the Company was insolvent, was rendered insolvent by reason of such incurrence, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, or intended to hinder, delay or defraud its creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things, (i) void all or a portion of the Company's obligations to the Holders of the Senior Notes, the effect of which would be that the Holders of the Senior Notes may not be repaid in full, and/or (ii) subordinate the Company's obligations to the Holders of the Senior Notes to other existing and future indebtedness of the Company to a greater extent than would otherwise be the case, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Senior Notes.

     The Company's obligations under the Old Senior Notes were, and its obligations under the New Senior Notes will be, unconditionally guaranteed, jointly and severally, on a senior basis, by the Guarantors. Management believes that the indebtedness represented by each of the Guarantees was incurred by the Guarantors for proper purposes and in good faith, and that, after the consummation of the Great American Transactions, the MFH Transactions and the Offering, each of the Guarantors was solvent, had sufficient capital for carrying on its business and was able to pay its debts as they mature. Notwithstanding management's belief, however, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time of the incurrence of such indebtedness, the Guarantors were insolvent, were rendered insolvent by reason of such incurrence, were engaged in a business or transaction for which their remaining assets constituted unreasonably small capital, intended to incur, or believed that they would incur, debts beyond their ability to pay such debts as they matured, or intended to hinder, delay or defraud their creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things, (i) void all or a portion of the Guarantors' obligations to the holders of the Senior Notes, the effect of which would be that the holders of the Senior Notes may not be repaid in full, and/or (ii) subordinate the Guarantors' obligations to the holders of the Senior Notes to other existing and future indebtedness of the Guarantors to a greater extent than would otherwise be the case, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Senior Notes. Among other things, a legal challenge to the Guarantees on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Guarantors as a result of the issuance by the Company of the Senior Notes.

ABSENCE OF PUBLIC MARKET; RESTRICTIONS ON TRANSFERS

     The New Senior Notes are being offered only to the Holders of the Old Senior Notes. The Series A Senior Notes were issued on November 26, 1997 and the Series C Senior Notes were issued on August 24, 1998, to institutional investors and certain accredited investors, and are eligible for trading in the Private Offering, Resale and Trading through Automated Linkages ("PORTAL") Market of the National Association of Securities Dealers, Inc., a screen-based automated market for trading of securities eligible for resales under Rule 144A. To the extent that the Old Senior Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered Old Senior Notes could be adversely affected.

     There is no existing market for the New Senior Notes and there can be no assurance regarding future development of a market for the New Senior Notes, or the price at which such holders may be able to sell their New Senior Notes. If such a market were to develop, the New Senior Notes could trade at prices that may be higher or lower than the initial offering price of the Old Senior Notes. Prevailing market prices from time to time will depend on many factors, including then existing interest rates, the Company's operating results and the market for similar securities. The Initial Purchasers currently make a market in the Old Series B Senior Notes. The Initial Purchasers have advised the Company that they currently intend to make a market in the New Senior Notes. The Initial Purchasers are not obligated to do so, however, and any market making with respect to the New Senior Notes may be discontinued at any time without notice. Accordingly, even if a trading market for the New Senior Notes does develop there can be no assurance as to the liquidity of that market. The Company does not intend to apply for listing or quotation of the New Senior Notes on any securities exchange or stock market.

                               THE TRANSACTIONS

     Concurrently with the consummation of the Offering, the Company consummated the Great American Transactions and the MFH Transactions. The Company used the net proceeds of the Offering, along with cash from other sources, including the MFH Equity Infusion and available cash of Mrs. Fields and Great American, to complete the Great American Acquisition, the Franchise Acquisition, the Great American Tender Offer and certain of the Other Recent Transactions and to pay related expenses.

THE GREAT AMERICAN TRANSACTIONS

     The proceeds of the Offering, together with cash from other sources, including the MFH Equity Infusion and available cash of Great American and Mrs. Fields, were used (i) to finance the Great American Acquisition, (ii) to finance the Franchise Acquisition, (iii) to finance the Great American Tender Offer for all of the outstanding $40.0 million aggregate principal amount of the Great American Senior Notes, and (iv) to finance the Other Recent Transactions that had not yet been completed as of the date of the Offering.

THE GREAT AMERICAN ACQUISITION AND THE GREAT AMERICAN TENDER OFFER

     Pursuant to a Securities Purchase Agreement, dated as of August 13, 1998, by and among Cookies USA, the individuals and entities identified therein as sellers and the Company (the "Purchase Agreement"), the Company acquired all of the outstanding capital stock and subordinated indebtedness of Cookies USA for an aggregate purchase price of approximately $18.4 million. Concurrently, the Company (i) caused Cookies USA to be merged with and into the Company and (ii) caused the corporations purchased in the Franchise Acquisition to be merged with and into Great American. Upon consummation of the Great American Acquisition and the Mergers, Great American became a wholly owned subsidiary of the Company. As of the expiration of the Great American Tender Offer at midnight on September 14, 1998, all Great American Senior Notes had been tendered. The Company has accepted and paid the entire $40.0 million in aggregate principal amount of Great American Senior Notes, and no Great American Senior Notes remain outstanding. Upon the acquisition of Cookies USA and the merger of Cookies USA into the Company, Great American contributed all of its owned stores to the Company.

THE FRANCHISE ACQUISITION

     Concurrently with the Purchase Agreement, the Company entered into agreements with the stockholders of Deblan and Chocolate Chip, two of Great American's franchisees (the "Selling Franchisees"), pursuant to which the Company purchased a total of 29 Great American franchises for total consideration of approximately $15.0 million (including the repayment of approximately $0.6 million of debt). The Company acquired the franchises through the acquisition of 100% of the capital stock of the two corporations through which the Selling Franchisees held the franchises. In connection with the Franchise Acquisition, certain debt on the balance sheet of one such corporation was retired with cash on hand, and certain debt on the balance sheet of the second corporation was retired with funds from the Selling Franchisee.

THE FRANCHISEE AGREEMENT

     The Company entered into Settlement Agreements and Waivers (collectively, the "Franchisee Agreement") with the Selling Franchisees and certain other Great American franchisees. In addition to these franchisees, at least 80% in total of the Great American franchisees have executed the Franchise Agreement. The Great American franchisees that are parties to the Franchisee Agreement released, subject to certain exceptions, all of their claims against the Company, Great American, Capricorn and certain other parties, including claims that Great American franchisees brought in 1997 to prevent a sale of Great American to the Company. On August 24, 1998, a motion was filed dismissing with prejudice the claims brought in the 1997 litigation. The Franchisee Agreement gives "tag-along" rights to the Great American franchisees that hold at least five Great American franchises. The tag-along rights provide that, in the event that (i) either the Company or MFH proposes to sell to an unaffiliated party substantially all of its rights as owner of the Great American brand or as the franchisor of Great American (a

"Franchise Sale"), (ii) either the Company or MFH proposes to make an initial public offering of its common stock (a "Qualifying Public Offering"), or (iii) either the Company or MFH sells a controlling interest to an unaffiliated party (a "Change of Control"), the Company will purchase all of the franchises of such Great American franchisees, provided that their franchises have had positive cash flow in the most recent twelve-month fiscal period and sales not more than twenty percent (20%) below the fiscal period immediately preceding such period (or the number of months it has been operating, if fewer than twelve). The purchase price for the franchises will be five times their most recent twelve-month EBITDA or, if the franchises have operated for fewer than twelve months, the greater of five times their most recent EBITDA and documented development cost for the stores. Great American franchisees that hold fewer than five Great American franchises do not have tag-along rights but will have the right, upon completion of the Franchise Sale, Qualifying Public Offering or Change of Control, and provided they are in compliance with their franchise agreements, to receive in cash the greater of $3,500 or $2,000 per store owned by such franchisee, or, in the case of a Qualifying Public Offering, shares of common stock with an equivalent value. The form of payment will be at the election of the Company. Pursuant to the Franchisee Agreement, the Company has also undertaken, among other things, (i) to maintain the margin on batter sold to Great American franchisees, (ii) to extend franchise agreements, and (iii) to permit the Great American franchisees to convert their stores to Mrs. Fields brand stores (at their sole expense) in areas where there is no overlap with existing Mrs. Fields brand franchise stores.

THE MFH TRANSACTIONS

     Concurrently with the Offering, MFH consummated the MFH Offering of the MFH Units. The MFH Senior Notes are senior obligations of MFH and are secured by all of the issued and outstanding capital stock of the Company. MFH contributed to MFOC as a capital contribution the MFH Equity Infusion, which was the entire net proceeds of the MFH Units, approximately $29.1 million.

THE PRIOR TRANSACTIONS

     On July 25, 1997, a subsidiary of MFH acquired substantially all of the assets of H&M for aggregate consideration of $13.8 million (excluding the assumption of certain liabilities). On September 2, 1997, MFH acquired 56.0% of the shares of common stock of Pretzel Time for an aggregate purchase price of $4.2 million and extended a $500,000 loan to the founder and minority stockholder of Pretzel Time. Concurrently with the Prior Offering (i) the Company received as a contribution from MFH the business of H&M and 56.0% of the shares of common stock of Pretzel Time, (ii) the Company received as a contribution from MFH all of the common stock of MFB, (iii) various debt of the Company, MFB and MFH was refinanced, and (iv) the Company paid a dividend of $1,065,000 and repaid an advance of $1,500,000 to MFH. On January 2, 1998, the Company purchased an additional 4.0% of the shares of the common stock of Pretzel Time.

INCREASE IN PRETZEL TIME OWNERSHIP

     On June 12, 1998, the Company acquired an additional 10.0% of the common stock of Pretzel Time for a purchase price of $875,000, increasing its equity interest in Pretzel Time to 70.0%.

OTHER RECENT TRANSACTIONS

     In June 1998, the Company acquired six additional Pretzel Time stores from a franchisee for a purchase price of $657,000. In addition, the Company acquired one additional Pretzel Time store from a franchisee for $242,000. The Company has entered into agreements to acquire two cookie stores operating under other brand names, which the Company intends to convert or develop into Mrs. Fields brand stores at purchase prices aggregating approximately $550,000. The Company intends to remodel the two cookie stores, at an aggregate estimated cost of $100,000. The Company also purchased eight Great American stores (the "Combined Karp Entities") from a Great American franchisee for a total purchase price of $1.9 million on September 9, 1998. The franchisee was a holder of certain securities of Cookies USA that were sold pursuant to the Purchase Agreement and was a party to the Purchase Agreement.

                                USE OF PROCEEDS

     Neither the Company nor the Guarantors will receive any cash proceeds pursuant to the Exchange Offer. In consideration for issuing the New Senior Notes as contemplated in this Prospectus, the Company will receive the Old Senior Notes in like principal amount, the terms of which are identical in all material respects to the New Senior Notes except (i) that the New Senior Notes have been registered under the Securities Act, (ii) for certain transfer restrictions relating to the Old Senior Notes and registration rights relating to the Series C Senior Notes and (iii) that the New Senior Notes will not contain certain provisions relating to an additional payment to be made to Holders of the Old Senior Notes under certain circumstances relating to the timing of the Exchange Offer. The Old Senior Notes surrendered in exchange for New Senior Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the New Senior Notes will not result in any increase in the indebtedness of the Company.

     The net proceeds received by the Company from the Offering, after deducting the underwriting discounts and commissions and estimated expenses of the offering of the Old Notes, along with cash from other sources, including the MFH Equity Infusion and existing Company cash, were approximately $85.1 million. Of this amount, the Company used approximately $18.4 million for the Great American acquisition, $41.6 million to pay for the Great American Senior Notes tendered (including the tender offer premium of $1.6 million), $15.0 million to pay for the Franchise Acquisition (including the repayment of approximately $0.6 million of debt), $0.9 million to pay accrued interest on debt being retired, $1.4 million for severance and related expenses, approximately $2.8 million to pay for certain of the Other Recent Transactions and approximately $5.0 million of fees and expenses related to the Offering and the Transactions .

                                 CAPITALIZATION

     The following table sets forth the cash and cash equivalents and capitalization of Mrs. Fields' Original Cookies, Inc. and subsidiaries at October 3, 1998. This table should be read in conjunction with the historical financial statements and related notes included elsewhere in this Registration Statement. See "Selected Historical Financial Data."

                                                                              MRS. FIELDS'
                                                                         ORIGINAL COOKIES, INC.
                                                                            AND SUBSIDIARIES
                                                                             AT OCTOBER 3, 1998
                                                                         ----------------------
                                                                         (DOLLARS IN THOUSANDS)

Cash and Cash Equivalents..............................................         $  5,146
                                                                                ========

Credit Facility (1)....................................................         $     --
                                                                                ---------

Debt and Capital Lease Obligations, including current portions:
    10 1/8% Series A, B and C Senior Notes due 2004 (2)................          140,000
    Original issue discount on Series C Senior Notes...................             (591)
    Pretzel Time Debt..................................................              440
    Mrs. Fields' Original Cookies, Inc. Capital Lease Obligations......              276
    Great American Capital Lease Obligations...........................               31
                                                                                ---------
  Total Debt and Capital Lease Obligations, including current portion..          140,156
                                                                                ---------

Mandatorily Redeemable Preferred Stock of Pretzel Time (3).............            1,171
                                                                                ---------

Stockholder's Equity:
    Common Stock (4)...................................................              --
    Additional Paid-in Capital(5)......................................           59,899
    Accumulated Deficit................................................           (9,768)
                                                                                ---------
    Total Stockholder's Equity.........................................           50,131
                                                                                ---------

Total Capitalization...................................................         $191,458
                                                                                =========

________________
(1) Under the Indenture, the Company is permitted to have one or more credit facilities pursuant to which it will be able to borrow up to a maximum aggregate principal amount of $15.0 million on a secured basis. The Company's Credit Agreement provides for a maximum commitment of up to $15.0 million secured by essentially all of the assets of the Company. As of October 3, 1998, the Company had $12.7 million of available borrowings under its credit facility. See "Description of Certain Indebtedness--Credit Agreement."
(2) Includes $100.0 million of Series A and Old Series B 10 1/8% Senior Notes of the Company and $40.0 million of Series C 10 1/8% Senior Notes.
(3) Liquidation preference as of October 3, 1998 was approximately $1.5 million.
(4) Less than $1,000.
(5) Gives effect to the MFH Equity Infusion of $29.1 million.

                              THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD SENIOR NOTES

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Senior Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 12:00
Midnight, New York City time, on        , 1998; provided, however, that if the
Company in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

     As of the date of this Prospectus, $53,725,000 principal amount of the Old Senior Notes is outstanding. This Prospectus, together with the Letter of
Transmittal, is first being sent on or about       , 1998 to all Holders of Old
Senior Notes known to the Company. The Company's obligation to accept Old Senior Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "--Certain Conditions to the Exchange Offer" below.

     The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Senior Notes, by giving oral or written notice of such extension to the Holders thereof as described below. During any such extension, all Old Senior Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Senior Notes not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     Old Senior Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Senior Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "--Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the Holders of the Senior Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD SENIOR NOTES

     The tender to the Company of Old Senior Notes by a Holder thereof as set forth below and the Company's acceptance of them will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in the Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Old Senior Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal or (in the case of a book-entry transfer) an Agent's Message in lieu of such Letter of Transmittal, to The Bank of New York (the "Exchange Agent") at the address set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Senior Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Senior Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date with the Letter of Transmittal or an Agent's Message in lieu of such Letter of Transmittal, or (iii) the Holder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to and received by the Exchange Agent and forming a part of a Book Entry Confirmation, which states that the Book Entry Transfer Facility has received an express acknowledgement from the tendering participant, which acknowledgement states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against such participant. The method of delivery of Old Senior Notes, Letters of Transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No Letters of Transmittal or Old Senior Notes should be sent to the Company.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Senior Notes surrendered for exchange pursuant thereto are tendered (i) by a Holder of the Old Senior Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Senior Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Senior Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered national securities exchange with the signature thereon guaranteed by an Eligible Institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Senior Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Senior Note not properly tendered or to not accept any particular Old Senior Note which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Senior Note either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Senior Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Senior Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parities. Unless waived, any defects or irregularities in connection with tenders of Old Senior Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Senior Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

     If the Letter of Transmittal is signed by a person or persons other than the registered Holder or Holders of Old Senior Notes, such Old Senior Notes must be endorsed or accompanied by powers of attorney, in either case signed exactly as the name or names of the registered Holder or Holders that appear on the Old Senior Notes.

     If the Letter of Transmittal or any Old Senior Notes or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     By tendering, each Holder will represent to the Company that, among other things, the New Senior Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Senior Notes, whether or not such person is the Holder and that neither the Holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Senior Notes. If any Holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such New Senior Notes to be acquired pursuant to the Exchange Offer, such Holder or any such other person (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Senior Notes for its own account in exchange for Old Senior Notes, where such Old Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Senior Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD SENIOR NOTES FOR EXCHANGE; DELIVERY OF NEW SENIOR NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Senior Notes properly tendered and will issue the New Senior Notes promptly after acceptance of the Old Senior Notes. See "--Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Senior Notes for exchange when, as and if the Company has given oral (promptly confirmed in writing) or written notice thereof to the Exchange Agent.

     For each Old Senior Note accepted for exchange, the Holder of such Old Senior Note will receive a New Senior Note having a principal amount equal to that of the surrendered Old Senior Note. Accordingly, registered Holders of New Senior Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from November 26, 1997, in the case of the Series A Senior Notes, or August 24, 1998, in the case of the Series C Senior Notes. Old Senior Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Pursuant to the Registration Rights Agreement, certain additional payments are required to be made to Holders of Old Senior Notes under certain circumstances relating to the timing of the Exchange Offer.

     In all cases, issuance of New Senior Notes for Old Senior Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) certificates for such Old Senior Notes or a timely Book-Entry Confirmation of such Old Senior Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, (ii) a properly completed and duly executed Letter of Transmittal or an Agent's Message in lieu thereof and (iii) all other required documents. If any tendered Old Senior Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Senior Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Senior Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Senior Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Senior Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFERS

     The Exchange Agent will make a request to establish an account with respect to the Old Senior Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility systems must make book-entry delivery of Old Senior Notes by causing the Book-Entry Transfer Facility to transfer such Old Senior Notes in the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP") procedures for transfer. Such participant should transmit its acceptance to the Book-Entry Transfer Facility on or prior to the Expiration Date or comply with the guaranteed delivery procedures described below. The Book-Entry Transfer Facility will verify such acceptance, execute a book-entry transfer of the tendered Old Senior Notes into the Exchange Agent's account at the Book-Entry Transfer Facility and then send to the Exchange Agent confirmation of such book-entry transfer, including an Agent's Message confirming that the Book Entry Transfer Facility has received an express acknowledgement from such participant that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce the Letter of

Transmittal against such participant. However, although delivery of Old Senior Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof or an Agent's Message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a Holder of the Old Senior Notes desires to tender such Old Senior Notes and the Old Senior Notes are not immediately available, or time will not permit such Holder's Old Senior Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the Holder cannot complete the procedure for book-entry transfer on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of the Old Senior Notes and the amount of Old Senior Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Senior Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed appropriate Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Senior Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed appropriate Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof) with any required signature guarantees and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Holders may withdraw tenders of Old Senior Notes at any time prior to 12:00 Midnight, New York City time, on the Expiration Date. For a withdrawal to be effective, the Exchange Agent must receive a written notice of withdrawal at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Senior Notes to be withdrawn, (ii) identify the Old Senior Notes to be withdrawn (including the principal amount of such Old Senior Notes), and (iii) (where certificates for Old Senior Notes have been transmitted) specify the name in which such Old Senior Notes are registered, if different from that of the withdrawing Holder. If certificates for Old Senior Notes have been delivered or otherwise identified to the Exchange Agent, then prior to the release of such certificates the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Senior Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Senior Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company whose determination shall be final and binding on all parties. Any Old Senior Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Senior Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Senior Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above such Old Senior Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Senior Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Senior Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Senior Notes" above at any time on or prior to 12:00 Midnight, New York City time, on the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Senior Notes in exchange for, any Old Senior Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Senior Notes:

          (i) any federal law, statute, rule or regulation shall have been adopted or enacted which, in the judgment of the Company, would reasonably be expected to impair its ability to proceed with the Exchange Offer;

          (ii) if any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended; or

          (iii) there shall occur a change in the current interpretation by the staff of the Commission which permits the New Senior Notes issued pursuant to the Exchange Offer in exchange for Old Senior Notes to be offered for resale, resold and otherwise transferred by Holders thereof (other than broker-dealers and any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Senior Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution of such New Senior Notes.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

EXCHANGE AGENT

     The Bank of New York has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                    Main Delivery to: The Bank of New York,
                               As Exchange Agent


 By Mail, By Hand and Overnight Courier:             By Facsimile:
                                               (For Eligible Institutions Only)
       The Bank of New York                           (212) 815-6339
      101 Barclay Street 7 East
     New York, New York 10286                      Confirm by telephone:
     Attention: Odell Romeo                           (212) 815-6337

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     The Company will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer except for reimbursement of mailing expenses.

     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $250,000.

TRANSFER TAXES

     Holders who tender their Old Senior Notes for exchange will not be obligated to pay transfer taxes in connection therewith. If, however, New Senior Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Senior Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Senior Notes in connection with the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD SENIOR NOTES

     Issuance of the New Senior Notes in exchange for the Old Senior Notes pursuant to the Exchange Offer will be made following the prior satisfaction, or waiver, of the conditions set forth in "--Certain Conditions to the Exchange Offer" and only after a timely receipt by the Exchange Agent of such Old Senior Notes, a properly completed and duly executed Letter of Transmittal in respect of such Old Senior Notes and all other required documents. Therefore, Holders of Old Senior Notes desiring to tender such Old Senior Notes in exchange for New Senior Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to the tenders of Old Senior Notes for exchange. Old Senior Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the provisions of the Indenture regarding transfer and exchange of the Old Senior Notes, the existing restrictions upon transfer thereof set forth in the legend on the Old Senior Notes and in the Offering Circular relating to the Old Senior Notes. Except in certain limited circumstances with respect to certain types of Holders of Old Senior Notes, the Company will have no further obligation to provide for the registration under the Securities Act of such Old Senior Notes. See "Description of the Notes--Exchange Offer; Registration Rights." In general, Old Senior Notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will take any action to register the Old Senior Notes under the Securities Act or blue sky laws.

     To the extent that Old Senior Notes are tendered and accepted in the Exchange Offer, a Holder's ability to sell untendered Old Senior Notes could be adversely affected.

     Upon consummation of the Exchange Offer, Holders of the Old Senior Notes will not be entitled to any increase in the interest rate thereon or any further registration rights under the Registration Rights Agreement, except under limited circumstances. See "Description of the Notes--Exchange Offer; Registration Rights."

     Holders of the New Senior Notes and any Old Senior Notes which remain outstanding after consummation of the Exchange Offer will vote together as a single class for purposes of determining whether Holders of the requisite percentage thereof have taken certain actions or exercised certain rights under the Indenture.

CONSEQUENCES OF EXCHANGING OLD SENIOR NOTES

     Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that New Senior Notes issued pursuant to the Exchange Offer in exchange for Old Senior Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Senior Notes are acquired in the ordinary course of such Holder's business and such Holder, other than broker-dealers, has no arrangement with any person to participate in the distribution of such New Senior Notes. However, the Commission has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must at the request of the Company furnish a written representation that it is not an affiliate of the Company, is not engaged in, and does not intend to engage in, a distribution of such New Senior Notes and has no arrangement or understanding to participate in a distribution of New Senior Notes, and that it is acquiring the New Senior Notes in its ordinary course of business. Each broker-dealer that receives New Senior Notes for its own account in exchange for Old Senior Notes must acknowledge that such Old Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Senior Notes.
See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register thereunder the New Senior Notes prior to offering or selling such New Senior Notes. The Company has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, prior to any public offering of Transfer Restricted Securities (as defined herein) to register or qualify the Transfer Restricted Securities for offer or sale under the securities laws of such jurisdictions as any Holder requests. Unless a Holder so requests, the Company does not intend to register or qualify the sale of the New Senior Notes in any such jurisdiction.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following table presents historical financial data for Mrs. Fields' Original Cookies, Inc. and subsidiaries ("Mrs. Fields") and its predecessors; namely, Mrs. Fields Inc. and subsidiaries ("Mrs. Fields Inc."), The Original Cookie Company, Incorporated ("Original Cookie") and the Carved-out Portion (pretzel business) of Hot Sam Company, Inc. ("Hot Sam") (collectively, the "Predecessors"), as of the dates and for the periods indicated. The results of operations for the periods December 31, 1995 through September 17, 1996 and September 18, 1996 through December 28, 1996 and the 39 weeks ended September 27, 1997 and October 3, 1998 are not indicative of the results for the full fiscal year. The selected historical financial data has been derived from the audited financial statements of Mrs. Fields and its Predecessors. Due to the acquisitions of the net assets of Mrs. Fields Inc., Original Cookie and Hot Sam on September 17, 1996, the financial data is not comparable for all periods. However, in order for the presentations to be meaningful for the periods presented, certain statement of operations information for the Predecessors has been reclassified to be consistent with the Mrs. Fields historical financial statement presentation. The selected historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and the related notes thereto, contained elsewhere in this Prospectus.

                                                                              PREDECESSORS
                                       -----------------------------------------------------------------------------------------
                                                                                      THE ORIGINAL COOKIE COMPANY, INCORPORATED
                                                                                         AND THE CARVED-OUT PORTION OF HOT
                                         MRS. FIELDS INC. AND SUBSIDIARIES(1)            SAM COMPANY, INC. (COMBINED)(1)
                                       ------------------------------------------   --------------------------------------------
                                                                        DECEMBER                                       DECEMBER
                                              52 WEEKS ENDED(2)         31, 1995           52 WEEKS ENDED(2)           31, 1995
                                       -------------------------------   THROUGH    -------------------------------    THROUGH
                                        DECEMBER   DECEMBER   DECEMBER  SEPTEMBER   DECEMBER   DECEMBER    DECEMBER    SEPTEMBER
                                        31, 1993   31, 1994   30, 1995  17,1996(2)  31, 1993   31, 1994    30, 1995    17,1996(2)
                                       ---------  ---------  ---------  ---------  ---------  ---------   ---------    ---------
STATEMENT OF OPERATIONS DATA:
 Net store sales.....................  $  98,601  $  87,863  $  59,956  $  29,674  $  87,956  $  89,648   $  85,581    $  54,366
 Net store contribution(3)...........     17,005      8,083      6,591      3,797     16,081     13,912      13,063        5,854
 Franchising, licensing and other
  revenue, net.......................      3,993      7,241      5,993      3,786         --         --          --           --
 General and administrative
  expenses...........................     21,521     16,379     15,612      8,984      8,536     12,546       9,216        7,538
 Income (loss) from operations.......     (1,251)    (1,691)    (3,526)    (1,742)     4,004       (750)      2,435       (2,772)
 Net loss............................     (2,243)    (5,320)    (2,368)    (2,304)      (333)    (5,355)     (2,096)      (5,645)
OTHER DATA:
 Cash flows from operating
  activities.........................      5,839      1,728     (4,478)      (447)    (1,041)     3,699       4,451         (378)
 Cash flows from investing
  activities.........................     (2,962)    (2,030)     2,526       (385)    (9,019)    (3,779)       (568)      (1,200)
 Cash flows from financing
  activities.........................     (2,496)      (732)      (185)       (58)     7,052      3,134      (4,599)      (1,380)
 Interest expense....................      1,088      2,155         51         80      4,172      4,381       4,356        2,895
 Total depreciation and
  amortization.......................      4,728      4,415      3,525      1,911      6,668      7,423       6,902        4,937
 Capital expenditures................      3,856      4,895      4,146      1,054      8,791      3,779         568        1,200
 EBITDA(4)...........................      3,477      2,724         (1)       169     10,672      6,673       9,337        2,165
 Store contribution for stores in
  the process of being closed or
  franchised(3)......................  $   6,424  $     319  $    (802) $    (695) $     933  $    (542)  $  (1,542)   $  (1,751)
 Ratio of earnings to fixed
  charges(5).........................         --         --         --         --         --         --          --           --
BALANCE SHEET DATA:
 Working capital (deficit)...........  $  (2,673) $  (1,067) $  (3,114) $ (21,704) $  (2,023) $     (46)  $     128    $  (3,640)
 Total assets........................     36,838     30,128     23,033     19,144     75,777     74,490      66,282       59,024
 Debt and capital lease obligations,
  including current portion..........     87,549     22,850     21,226     21,224     33,822     36,956      32,357       30,977
 Total stockholders' equity
  (deficit)..........................    (66,645)   (25,419)   (28,017)   (30,318)    30,038     24,684      22,588       16,943


                                                                                          MRS. FIELDS(1)
                                                                    ------------------------------------------------------------
                                                                    SEPTEMBER 18,    53 WEEKS         39 WEEKS        39 WEEKS
                                                                    1996 THROUGH       ENDED            ENDED           ENDED
                                                                    DECEMBER 28,     JANUARY 3,      SEPTEMBER 27,    OCTOBER 3,
                                                                      1996(2)         1998(2)           1997(2)        1998(2)
                                                                    ------------     ----------      -------------    ----------
                                                                                      (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
 Net store and batter sales.........................................   $ 39,890       $123,987          $ 83,759       $ 89,938
 Net store contribution(3)..........................................      9,482         25,087            13,214         11,804
 Franchising, licensing and other revenue, net......................      1,492          6,520             3,767          6,021
 General and administrative expenses................................      4,035         16,730            10,803         12,621
 Income (loss) from operations......................................      5,649          8,415             2,378           (314)
 Net income (loss)..................................................      1,961           (974)           (3,224)        (9,690)
OTHER DATA:
 Cash flows from operating activities...............................      7,609            919               791            676
 Cash flows from investing activities...............................    (21,131)       (15,505)           (3,216)       (34,315)
 Cash flows from financing activities...............................     20,231         24,164               (98)        22,498
 Interest expense...................................................      1,867          7,830             5,070          8,981
 Total depreciation and amortization................................      2,344         10,403             6,596          9,707
 Capital expenditures...............................................      1,638          4,678             3,216          5,616
 EBITDA(4)..........................................................      7,993         18,818             8,974          9,393
 Store contribution for stores in the process of being closed or
       franchised(3)................................................   $    513       $ (1,798)         $ (1,999)      $ (2,125)
 Ratio of earnings to fixed charges(5)..............................       2.85x            --                --             --
BALANCE SHEET DATA:
 Working capital (deficit)..........................................   $ (2,889)      $ 13,133         $ (16,966)      $ (2,276)
 Total assets.......................................................    110,055        149,684           125,470        222,657
 Mandatorily redeemable cumulative preferred stock of subsidiaries..      3,597            902             4,589          1,171
 Debt and capital lease obligations, including current portion......     67,563        101,081            78,084        140,156
 Total stockholder's equity.........................................     16,961         30,765            27,664         50,131

______________

(1) On September 17, 1996, Mrs. Fields completed the acquisitions of substantially all of the assets and assumed certain liabilities of the Predecessors. As a result of purchase accounting adjustments related to the acquisitions, the Mrs. Fields' financial statements are not directly comparable to the Predecessors' financial statements.
(2) Mrs. Fields and its Predecessors operate using a 52/53-week year ending near December 31.
(3) Store contribution is determined by subtracting all store operating expenses including depreciation from net store sales. Management uses store contribution information to measure operating performance at the store level. Store contribution for stores in the process of being closed or franchised as a separate caption is not in accordance with generally accepted accounting principles. Store contribution may not be comparable to other similarly titled measures.
(4) EBITDA consists of earnings before depreciation, amortization, interest, income taxes, minority interest, preferred stock accretion and dividends of subsidiaries and other income (expense). EBITDA is not intended to represent cash flows from operations as defined by generally accepted accounting principles and should not be considered as an alternative to net income
    (loss) as an indicator of operating performance or to cash flows as a measure of liquidity. EBITDA has been included herein because it is one of the indicators upon which Mrs. Fields assesses its financial performance and its capacity to service its debt (see footnote 5 below). EBITDA may not be comparable to similarly titled measures reported by other companies.

                                                                               PREDECESSORS
                                    ---------------------------------------------------------------------------------------------
                                                                                     THE ORIGINAL COOKIE COMPANY, INCORPORATED
                                                                                         AND THE CARVED-OUT PORTION OF HOT
                                       MRS. FIELDS INC. AND SUBSIDIARIES(1)               SAM COMPANY, INC. (COMBINED)(1)
                                    ----------------------------------------------  ---------------------------------------------
                                                                        DECEMBER                                        DECEMBER
                                            52 WEEKS ENDED(2)           31, 1995         52 WEEKS ENDED (2)             31,1995
                                    --------------------------------    THROUGH     --------------------------------    THROUGH
                                    DECEMBER    DECEMBER    DECEMBER    SEPTEMBER   DECEMBER    DECEMBER    DECEMBER    SEPTEMBER
                                    31, 1993    31, 1994    30, 1995    17, 1996(2) 31, 1993    31, 1994    30, 1995    17, 1996(2)
                                    --------    --------    --------    ----------  --------    --------    --------    ----------
 Income (loss) from operations...  $  (1,251)  $  (1,691)  $  (3,526)  $  (1,742)   $   4,004   $    (750)  $   2,435   $  (2,772)
ADD:
 Depreciation and amortization...      4,728       4,415       3,525       1,911        6,668       7,423       6,902       4,937
                                   ---------   ---------   ---------   ---------    ---------   ---------   ---------   ---------
EBITDA...........................  $   3,477   $   2,724   $      (1)  $     169    $  10,672   $   6,673   $   9,337   $   2,165
                                   =========   =========   =========   =========    =========   =========   =========   =========

(see notes continued on page 42)

                                                            MRS. FIELDS (1)
                                        ----------------------------------------------------------
                                        SEPTEMBER 18,   53 WEEKS         39 WEEKS       39 WEEKS
                                        1996 THROUGH     ENDED             ENDED          ENDED
                                        DECEMBER 28,   JANUARY 3,      SEPTEMBER 27,    OCTOBER 3,
                                          1996 (2)      1998 (2)          1997(2)        1998(2)
                                        ------------  -----------      -------------    ----------
                                                       (DOLLARS IN THOUSANDS)
 Income (loss) from operations......       $  5,649     $  8,415          $2,378         $ (314)
ADD:
 Depreciation and amortization......          2,344       10,403           6,596          9,707
                                           --------     --------          ------         ------
EBITDA..............................       $  7,993     $ 18,818          $8,974         $9,393
                                           ========     ========          ======         ======


(5) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (whether paid or accrued and net of debt premium amortization), including the amortization of debt issuance costs and original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, letter of credit commissions, fees or discounts and the product of all dividends and accretion on mandatorily redeemable cumulative preferred stock multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the current combined federal, state and local statutory tax rate. For fiscal years 1993, 1994 and 1995 and the period December 31, 1995 through September 17, 1996, Mrs. Fields Inc. and subsidiaries' earnings were insufficient to cover fixed charges by $2,028,000, $5,129,000, $2,127,000 and $2,099,000, respectively. For fiscal years 1993, 1994 and 1995 and the period December 31, 1995 through September 17, 1996, Original Cookie and Hot Sam (combined) earnings were insufficient to cover fixed charges by $120,000, $5,131,000, $1,833,000 and $5,645,000, respectively. For the 53 weeks ended January 3, 1998, the 39 weeks ended September 27, 1997 and the 39 weeks ended October 3, 1998, Mrs. Fields' earnings were insufficient to cover fixed charges by $319,000, $3,045,000 and $9,397,000, respectively.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

OVERVIEW

     In 1996, an investor group led by Capricorn Investors II, L.P. ("Capricorn") formed Mrs. Fields' Original Cookies, Inc. and The Mrs. Fields' Brand, Inc. (collectively, "Mrs. Fields" or the "Company") as subsidiaries of Mrs. Fields' Holding Company, Inc. ("MFH").

On September 17, 1996, the Company initiated operations when it purchased substantially all of the assets and assumed certain liabilities of Mrs. Fields Inc. and subsidiaries, The Original Cookie Company, Incorporated ("Original Cookie"), and the pretzel business of Hot Sam Company, Inc. ("Hot Sam").

The Company set out to increase sales and profitability of its cookie and pretzel operations by implementing key elements of its business plan coupled with strategic acquisitions. A key element of the business plan is closing or franchising certain Company-owned stores that do not meet specific financial and geographical criteria established by management. Implementation of this element of the business plan is expected to result in enhanced operating margins as these stores are franchised or closed. Stores not planned for franchise or closure are referred to as "core" stores. Core stores will continue to be operated by the Company into the foreseeable future. As a result of converting certain stores to franchises, royalty revenues are expected to increase and general and administrative expenses associated with operating those stores are expected to be reduced.

The Company is pursuing growth in both its cookie and pretzel businesses through strategic acquisitions. Management expects that significant operating synergies, expense leveraging and geographic market share can be achieved through targeted acquisitions. On July 25, 1997, a subsidiary of MFH, Mrs. Fields' Pretzel Concepts, Inc. ("MFPC") acquired substantially all of the assets and assumed certain liabilities of H&M Concepts Ltd. Co. ("H&M"), the largest franchisee of Pretzel Time, Inc.("Pretzel Time"). On September 2, 1997, MFH acquired 56% of the common stock of Pretzel Time, the franchisor of the Pretzel Time concept. The acquisitions of H&M and Pretzel Time are collectively referred to as the "Pretzel Acquisitions".

     On November 26, 1997, the Company received as a contribution from MFH, the business of MFPC and 56% of the shares of common stock of Pretzel Time (the "Pretzel Contributions"). On that same date the Company received as a contribution from MFH, all of the common stock of The Mrs. Fields' Brand, Inc. On January 2, 1998 and June 12, 1998, the Company acquired an additional 4% and 10%, respectively, of Pretzel Time common stock, bringing the Company's total ownership to 70%.

     On August 24, 1998, the Company acquired all of the outstanding capital stock and subordinated indebtedness of Cookies USA, the parent company of Great American Cookie Company, Inc. ("Great American") for an aggregate purchase price of $18.4 million. Concurrently, Cookies USA was merged with and into the Company, at which time Great American became a wholly owned subsidiary of the Company. At the same time the Company also purchased the stock of two Great American franchisees, Deblan Corporation ("Deblan") and Chocolate Chip Cookies of Texas, Inc. ("Chocolate Chip"), together owning and operating 29 Great American franchised stores, for total consideration of $14.4 million. Deblan and Chocolate Chip were merged with and into Great American at that time. On September 9, 1998, the Company acquired eight Great American franchise stores (the "Combined Karp Entities") from a Great American franchisee, for a purchase price of $1.9 million. These transactions are collectively referred to as the ("Cookie Acquisitions").

RECENT DEVELOPMENTS

     On October 5, 1998, the Company purchased all of the retail cookie and related business and operations of eleven Great American franchise stores from a Great American franchisee for an aggregate purchase price of $2.8 million.

     The Company is currently in discussions with Pretzelmaker Holdings, Inc. ("Pretzelmaker") and the holders of all of Pretzelmaker's outstanding capital stock regarding a possible acquisition by the Company of all outstanding Pretzelmaker capital stock. The Company cannot be sure that a definitive agreement to purchase Pretzelmaker will be signed, or that this transaction will be completed.

YEAR 2000

     Management has assessed the Year 2000 issue and has determined that all internal IT systems including financial software, corporate networks, the AS400 system and all other systems are Year 2000 compliant with the exception of: (1) systems used for collecting and communicating sales data from retail locations, and (2) internally developed plant production and distribution software.

     The Company is currently replacing its sales collection systems with software and hardware that is Year 2000 compliant. This project is approximately 30% complete with final completion projected for August 1999. The estimated cost of this project is $1.9 million and includes software development and new store computers and registers. The costs to complete this project are included in the Company's 1998 and 1999 budgets. Funding for this project is being provided by internal cash flow and by a lease finance company.

     Replacement of the plant production and distribution software will take place in the first quarter of 1999 at an estimated cost of $50,000. No IT projects have been deferred as a result of the Company's Year 2000 efforts.

     Management is in the process of assessing Year 2000 issues with respect to its significant vendors and financial institutions as to their compliance plans and whether any Year 2000 issues will impede the ability of such vendors to continue providing goods and services to the Company. Failure of the Company's key suppliers to remedy their own Year 2000 issues could delay shipments of essential products, thereby disrupting the Company's operations. Furthermore, the Company relies on various service providers, such as utility and telecommunication service companies, which are beyond the Company's control. This assessment is approximately 20% complete with final completion anticipated by the end of 1998. Based upon the results of the assessment to date, management is not aware of any Year 2000 issues relating to its significant vendors, financial institutions or its non-IT systems.

RESULTS OF OPERATIONS OF MRS. FIELDS AND ITS PREDECESSORS

     The following table sets forth, for the periods indicated, certain information relating to the operations of Mrs. Fields and its Predecessors expressed in thousands of dollars and percentage changes from period to period. Annual data in the table reflects the combined results of the Predecessors for fiscal year 1995, the combined results of the Predecessors (for the period December 31, 1995 through September 17, 1996) and Mrs. Fields (for the period September 18, 1996 through December 28, 1996), the consolidated results of Mrs. Fields for the 53 weeks ended January 3, 1998 ("fiscal year 1997"), the 39 weeks ended September 27, 1997 and October 3, 1998. In order for the presentations to be comparable, certain historical financial statement information for the Predecessors has been reclassified to be consistent with the Mrs. Fields historical financial statement presentation.

                                                                             % OF      FOR THE 53     % OF
                                                     FOR THE 52             CHANGE       WEEKS       CHANGE
                                                     WEEKS ENDED             FROM        ENDED        FROM
                                                -----------------------
                                                DECEMBER       DECEMBER     1995 TO     JANUARY      1996 TO
                                                30, 1995       28, 1996       1996      3, 1998       1997
                                                --------       --------     -------     -------     --------
                                                                       (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues:
   Net store and batter sales.............     $ 145,537      $ 123,930       (14.8)%  $123,987           -- %
   Franchising revenues...................         1,870          2,414        29.1       3,574         48.1
   Licensing revenues.....................         2,031          1,656       (18.5)      2,028         22.5
   Other revenue, net.....................         2,092          1,208       (42.3)        918        (24.0)
                                               ---------      ---------                --------
    Total revenues........................       151,530        129,208       (14.7)    130,507          1.0
                                               ---------      ---------                --------
Operating costs and expenses:
   Selling and store occupancy costs......        83,997         69,209       (17.6)     66,832         (3.4)
   Food cost of sales.....................        33,369         29,115       (12.7)     28,127         (3.4)
   General and administrative expenses....        24,828         20,557       (17.2)     16,730        (18.6)
   Depreciation and amortization..........        10,427          9,192       (11.8)     10,403         13.2
                                               ---------      ---------                --------
    Total operating costs and
      expenses............................       152,621        128,073       (16.1)    122,092         (4.7)
Interest expense..........................        (4,407)        (4,842)        9.9      (7,830)        61.7
Interest income...........................            88            141        60.2         246         74.4
Other income (expense)....................           946         (2,422)     (356.0)     (1,805)       (25.5)
                                               ---------      ---------                --------
Net loss..................................     $  (4,464)     $  (5,988)       34.1%   $   (974)       (83.7)%
                                               =========      =========                ========

SUPPLEMENTAL INFORMATION:
CORE STORES:
Net store and batter sales................     $  93,775      $  93,235        (0.6)%  $104,316         11.9%
                                               ---------      ---------                --------
Operating costs and expenses:
   Selling and store occupancy costs......        44,495         44,963         1.1      50,858         13.1
   Food cost of sales.....................        21,703         22,274         2.6      22,677          1.8
   Depreciation and amortization..........         5,579          4,932       (11.6)      3,896        (21.0)
                                               ---------      ---------                --------
    Total operating costs and expenses....        71,777         72,169         0.5      77,431          7.3
                                               ---------      ---------                --------
Core store contribution...................     $  21,998      $  21,066        (4.2)%  $ 26,885         27.6%
                                               =========      =========                ========

STORES IN THE PROCESS OF BEING CLOSED
   OR FRANCHISED:
Net store sales...........................     $  51,762      $  30,695       (40.7)%  $ 19,671        (35.9)%
                                               ---------      ---------                --------
Operating costs and expenses:
   Selling and store occupancy costs......        39,502         24,246       (38.6)     15,974        (34.1)
   Food cost of sales.....................        11,666          6,841       (41.4)      5,450        (20.3)
   Depreciation and amortization..........         2,938          1,541       (47.5)         45        (97.1)
                                               ---------      ---------                --------
    Total operating costs and expenses....        54,106         32,628       (39.7)     21,469        (34.2)
                                               ---------      ---------                --------
Stores in the process of being closed or
    franchised contribution...............     $  (2,344)     $  (1,933)      (17.5)   $ (1,798)        (7.0)
                                               =========      =========                ========

EBITDA....................................     $   9,336      $  10,327        10.6%   $ 18,818         82.2%
                                               =========      =========                ========

                                                                             % OF
                                                    FOR THE 39              CHANGE
                                                    WEEKS ENDED              FROM
                                              ------------------------
                                               SEPTEMBER    OCTOBER         1997 TO
                                                27, 1997    3, 1998           1998
                                              ----------    ----------     --------
STATEMENT OF OPERATIONS DATA:
Revenues:
   Net store and batter sales.............    $   83,759  $     89,938          7.4%
   Franchising revenues...................         2,201         3,884         76.5
   Licensing revenues.....................         1,215         1,081        (11.0)
   Other revenue, net.....................           351         1,056        200.9
                                              ----------  ------------
    Total revenues........................        87,526        95,959          9.6
                                              ----------  ------------
Operating costs and expenses:
   Selling and store occupancy costs......        48,200        52,357          8.6
   Food cost of sales.....................        19,549        21,588         10.4
   General and administrative expenses....        10,803        12,621         16.8
   Depreciation and amortization..........
                                                   6,596         9,707         47.2
    Total operating costs and                 ----------  ------------
      expenses............................
Interest expense..........................        85,148        96,273         13.1
Interest income...........................        (5,070)       (8,981)        77.1
Other income (expense)....................           153           530        246.4
                                                    (685)         (925)        35.0
Net loss..................................    ----------  ------------
                                              $   (3,224) $     (9,690)       200.6%
                                              ==========  ============
SUPPLEMENTAL INFORMATION:
CORE STORES:
Net store and batter sales................        69,713  $     79,094         13.5%
                                              ----------  ------------
Operating costs and expenses:
   Selling and store occupancy costs......        36,222        42,826         18.2
   Food cost of sales.....................        15,536        18,500         19.1
   Depreciation and amortization..........         2,742         3,839         40.0
                                              ----------  ------------
    Total operating costs and expenses....        54,500        65,165         19.6
                                              ----------  ------------
Core store contribution...................        15,213  $     13,929         (8.4)
                                              ==========  ============

STORES IN THE PROCESS OF BEING CLOSED
   OR FRANCHISED:
Net store sales...........................        14,046  $     10,844        (22.8)%
                                              ----------  ------------
Operating costs and expenses:
   Selling and store occupancy costs......        11,978         9,531        (20.4)
   Food cost of sales.....................         4,013         3,088        (23.1)
   Depreciation and amortization..........            54           350        548.1
                                              ----------  ------------
    Total operating costs and expenses....        16,045        12,969        (19.2)
                                              ----------  ------------
Stores in the process of being closed or
    franchised contribution...............    $   (1,999) $     (2,125)         6.3
                                              ==========  ============
EBITDA....................................    $    8,974  $      9,393          4.7%
                                              ==========  ============

39 WEEKS ENDED OCTOBER 3, 1998 COMPARED TO THE 39 WEEKS ENDED SEPTEMBER 27, 1997

COMPANY-OWNED AND FRANCHISED OR LICENSED STORE ACTIVITY

     As of October 3, 1998, there were 568 Company-owned stores and 765 franchised or licensed stores in operation. The store activity for the 39 weeks ended September 27, 1997 and October 3, 1998 is summarized as follows:

                                                                          1997                      1998
                                                               --------------------------   -------------------------
                                                                 COMPANY-     FRANCHISED     COMPANY-     FRANCHISED
                                                                  OWNED      OR LICENSED      OWNED      OR LICENSED
                                                               ------------  ------------   -----------  ------------
Stores open as of the beginning of the fiscal year............         482           418           481           553
 Stores opened (including relocations and acquisitions).......          84           205           116           278
 Stores closed (including relocations)........................          (4)          (86)           (9)          (65)
 Non-core (exit plan) stores closed (September 18, 1996
     forward).................................................         (63)           --           (21)           --
 Stores sold to franchisees...................................          (3)            3            (4)            4
 Non-core (exit plan) stores franchised (September 18, 1996
     forward).................................................          (4)            4           (13)           13
 Stores acquired from franchisees.............................           4            (4)           18           (18)
                                                                      ----          ----          ----          ----
Stores open as of the end of the period.......................         496           540           568           765
                                                                      ====          ====          ====          ====


REVENUES

     Net Stores Sales. Total net store sales increased $6,179,000, or 7.4%, from $83,759,000 to $89,938,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997.

     Net store sales from core stores and batter sales increased $9,381,000, or 13.5%, from $69,713,000 to $79,094,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. The increase in net store sales from core stores was primarily attributable to (i) the operation of 69 Pretzel Time core stores acquired in connection with the Pretzel Acquisitions in July 1997 (ii) the operation of 52 Great American stores acquired in connection with the Cookie Acquisitions in August and September 1998 and (iii) batter sales to Great American franchisees. This increase in net store sales from core stores was offset in part by the negative effect of a calendar shift. The Company's year end was December 28 in 1996 and January 3, 1998 in 1997. As a result, the New Year's holiday week fell in the first quarter of 1997 and again in the fourth quarter of 1997. The first quarter of 1998 did not benefit from the New Year's holiday sales. Had this holiday been in the first quarter of 1998, net store sales from core stores would have been approximately $800,000 greater or $79,894,000.

     On a comparable store basis (adjusted for the calendar shift), system-wide core store sales were down 1.0% during the 39 weeks ended October 3, 1998 compared to the same period in 1997.

     Net store sales from stores in the process of being closed or franchised decreased $3,202,000, or 22.8%, from $14,046,000 to $10,844,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. This decrease results from closing 21 stores and franchising 13 stores during the 39 weeks ended October 3, 1998 and the effect of closing or franchising 79 stores subsequent to December 28, 1996 and prior to the 39 week period ended October 3, 1998.

     Franchising Revenues. Franchising revenues increased $1,683,000, or 76.5%, from $2,201,000 to $3,884,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. The increase in franchising revenues was primarily attributable to royalties earned from 141 Pretzel Time franchised stores obtained in connection with the Pretzel Acquisitions in 1997 and the 211 Great American franchised stores obtained in connection with the Cookie Acquisitions in August and September 1998.

     Licensing Revenues. Licensing revenues decreased $134,000, or 11.0%, from $1,215,000 to $1,081,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. The decrease in licensing revenues was primarily attributable to a dry mix license fee earned during the 39 weeks ended September 27, 1997 that did not recur in the 39 weeks ended October 3, 1998.

     Other Revenue, net. Other revenue, net, increased $705,000, or 200.9%, from $351,000 to $1,056,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. The increase in other revenue, net, was primarily attributable to area development fees earned from certain franchised stores obtained in 1997, an increase in contribution from the Company's mail order division and miscellaneous other income.

     Total Revenues. Total revenues increased by $8,433,000, or 9.6%, from $87,526,000 to $95,959,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997 due to the reasons discussed above.

OPERATING COSTS AND EXPENSES

     Selling and Store Occupancy Costs. Total selling and store occupancy costs increased $4,157,000, or 8.6%, from $48,200,000 to $52,357,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997.

     Selling and store occupancy costs for core stores increased by $6,604,000, or 18.2%, from $36,222,000 to $42,826,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. Within this overall increase, selling expenses for core stores increased by $4,158,000, or 20.0%, from $20,804,000 to $24,962,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. The increase in selling expenses was primarily attributable to the 69 Pretzel Time core stores acquired in connection with the Pretzel Acquisitions in 1997, the 52 Great American core stores acquired in connection with the Cookie Acquisitions in August and September 1998, and the effect of the minimum wage increasing to $5.15 from $4.75 on September 1, 1997. Store occupancy costs for core stores increased $2,446,000, or 15.9%, from $15,418,000 to $17,864,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. The increase in store occupancy costs was primarily attributable to the increase in the number of stores discussed above, the Company reacquiring 18 core stores from franchisees during the 39 weeks ended October 3, 1998 and lease renewal increases.

     Selling and store occupancy costs for stores in the process of being closed or franchised decreased $2,447,000, or 20.4%, from $11,978,000 to $9,531,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. This decrease was primarily the result of closing 21 stores and franchising 13 stores during the 39 weeks ended October 3, 1998 and the effect of closing or franchising 79 stores subsequent to December 28, 1996 and prior to the 39 week period ended October 3, 1998.

     Food Cost of Sales. Total food cost of sales increased $2,039,000, or 10.4%, from $19,549,000 to $21,588,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997.

     Food cost of sales for core stores increased $2,964,000, or 19.1%, from $15,536,000 to $18,500,000 for the 39 weeks ended October 3, 1998. This increase was primarily the result of the addition of 69 Pretzel Time core stores in July 1997 and 52 Great American core stores acquired in connection with the Cookie Acquisitions in August 1998. Food cost of sales also increased due to the addition of the Great American batter facility in August 1998 which produces batter for the Great American stores and the increasing cost of butter. Butter is one of the main ingredients in a variety of the Company's products and is a condiment for other products. The price of butter has increased from $0.78/lb. at the beginning of 1997 to a peak of $2.92/lb. in September 1998.

     The market for butter has been in a highly volatile state. During the last week of September 1998, the price of butter increased to $2.92/lb. from $2.05/lb. Management believes that the increased butter costs will continue to negatively impact food cost of sales for the remainder of 1998. Additionally, distribution costs increased during the 13 weeks ended October 3, 1998 as the Company changed distributors to improve product availability and the reliability of service to the stores.

     Food cost of sales for stores in the process of being closed or franchised decreased $925,000, or 23.1%, from $4,013,000 to $3,088,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. This decrease was primarily the result of closing 21 stores and franchising 13 stores during the 39 weeks ended October 3, 1998 and the effect of closing or franchising 79 stores subsequent to December 28, 1996 and prior to the 39 week period ended October 3, 1998.

     General and Administrative Expenses. General and administrative expenses increased $1,818,000, or 16.8%, from $10,803,000 to $12,621,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. The increase in general and administrative expenses was primarily attributable to the Pretzel Acquisitions in 1997 and the Cookie Acquisitions in 1998.

     Depreciation and Amortization. Total depreciation and amortization expense increased by $3,111,000, or 47.2%, from $6,596,000 to $9,707,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. This increase was primarily attributable to increased goodwill from the Pretzel Acquisitions in 1997 and the Cookie Acquisitions in 1998.

     Depreciation and amortization expense for core stores increased $1,097,000, or 40.0%, from $2,742,000 to $3,839,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. This increase in depreciation and amortization expense was primarily attributable to the addition of 69 Pretzel Time core stores in July 1997 and 52 Great American core stores in August and September 1998.

     Total Operating Costs and Expenses. Total operating costs and expenses increased by $11,125,000, or 13.1%, from $85,148,000 to $96,273,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997, for the reasons discussed above.

     Interest Expense. Interest expense increased $3,911,000, or 77.1%, from $5,070,000 to $8,981,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. This increase was primarily attributable to interest expense on the $100,000,000 high yield notes that were placed in November 1997 and the $40,000,000 high yield notes placed in August 1998.

     Interest Income. Interest income increased $377,000, or 246.4%, from $153,000 to $530,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. This increase was primarily the result of interest earned on excess cash provided by the $100,000,000 high yield notes that were placed in November 1997 and the $40,000,000 high yield notes placed in August 1998.

     Other Expenses. Other expenses increased $240,000, or 35.0%, from $685,000 to $925,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. This increase was primarily attributable to minority interest from the Pretzel Acquisitions in 1997 and acquisition expenses incurred during the 39 weeks ended October 3, 1998.

     Net Loss. The net loss increased by $6,466,000, or 200.6%, from $3,224,000 to $9,690,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997 due to the combination of factors described above.

     Contribution from Core Stores. Contribution from core stores decreased by $1,284,000, or 8.4%, from $15,213,000 to $13,929,000 for the 39 weeks ended
October 3, 1998 compared to the 39 weeks ended September 27, 1997. Contribution from core stores was negatively impacted by a 1.0% decline in comparable store sales and by the increases in selling and store occupancy costs, food cost of sales and depreciation and amortization described above. Contribution from core stores was also negatively impacted by a calendar shift whereby the Company's year end was December 28 for 1996 and January 3, 1998 for 1997. As a result, the New Year's holiday week fell in the first quarter of 1997 and again in the fourth quarter 1997. The first quarter of 1998 did not benefit from the New Year's holiday sales. Had this holiday been in the first quarter of 1998, contribution from core stores would have been approximately $600,000 greater or $14,529,000.

     Negative Contribution from Stores in the Process of Being Closed or Franchised. The negative contribution from stores in the process of being closed or franchised increased by $126,000, or 6.3%, from $1,999,000 to $2,125,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. The increase in negative contribution was primarily attributable to the addition of 52 stores from the Cookie Acquisitions in August and September 1998, offset in part by closing 21 stores and franchising 13 stores during the 13 weeks ended October 3, 1998. In addition, 79 stores were closed or franchised subsequent to December 28, 1996 and prior to the 39 week period ended October 3, 1998.

     EBITDA. Earnings before interest, taxes, depreciation and amortization, preferred stock accretion and dividends of subsidiaries, minority interest and other income (expense) ("EBITDA") is presented as management believes that certain investors find it to be a useful tool for measuring the ability to service debt. EBITDA does not represent net income or cash flows from operations as these terms are defined by generally accepted accounting principles and does not necessarily indicate whether cash flows have been or will be sufficient to fund cash needs. EBITDA increased by $419,000, or 4.7%, from $8,974,000 to $9,393,000 for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997 for the reasons discussed above. Had the New Year's holiday week been in the first quarter of 1998, EBITDA would have been approximately $600,000 greater, or $9,993,000.


53 WEEKS ENDED JANUARY 3, 1998 ("FISCAL YEAR 1997") COMPARED TO THE 52 WEEKS ENDED DECEMBER 28, 1996 ("FISCAL YEAR 1996") (COMPRISED OF THE MFI, ORIGINAL COOKIE AND HOT SAM PRE-ACQUISITION PERIOD OF DECEMBER 31, 1995 THROUGH SEPTEMBER 17, 1996 AND THE MRS. FIELDS POST-ACQUISITION PERIOD OF SEPTEMBER 18, 1996 THROUGH DECEMBER 28, 1996)

COMPANY-OWNED AND FRANCHISED OR LICENSED STORE ACTIVITY

     As of January 3, 1998, there were 481 Company-owned stores and 553 franchised or licensed stores in operation. The store activity for the 52 weeks ended December 28, 1996 and the 53 weeks ended January 3, 1998 is summarized as follows:

                                                                           1996                          1997
                                                                ---------------------------  ----------------------------
                                                                  COMPANY-     FRANCHISED      COMPANY-      FRANCHISED
                                                                   OWNED       OR LICENSED      OWNED       OR LICENSED
                                                                ------------  -------------  ------------  --------------
Stores open as of the beginning of the fiscal year..............        540            415           482             418
Stores opened (including relocations)...........................          5            118             3              76
Stores acquired through business acquisitions...................         --             --            83             141
Stores closed (including relocations)...........................        (39)          (122)          (10)            (89)
Non-core (exit plan) stores closed (September 18, 1996
     forward)...................................................        (17)            --           (70)             --
Stores sold to franchisees......................................         (9)             9            (3)              3
Non-core (exit plan) stores franchised (September 18, 1996
     forward)...................................................         (3)             3            (9)              9
Stores acquired from franchisees................................          5             (5)            5              (5)
                                                                       ----           ----          ----            ----
Stores open as of the end of the fiscal year....................        482            418           481             553
                                                                       ====           ====          ====            ====

       The activity reflected above resulted in 26,572 and 25,520 Company-owned equivalent store weeks and 21,658 and 25,732 franchisee/licensee equivalent store weeks during the 52 weeks ended December 28, 1996 and the 53 weeks ended January 3, 1998, respectively.

REVENUES

     Net Store Sales. Total net store sales increased $57,000, or less than 1.0%, from $123,930,000 to $123,987,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996.

     Net store sales from core stores increased $11,081,000, or 11.9%, from $93,235,000 to $104,316,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The increase in net store sales from core stores was primarily attributable to the operation of Pretzel Time core stores obtained in connection with the Pretzel Acquisitions in July 1997 and an increase in average transaction amounts resulting from the introduction of product line extensions and aggressive marketing initiatives, offset in part by declining transaction counts in certain concepts. Also, three new core stores were opened and five stores were acquired from franchises during the 53 weeks ended January 3, 1998.

     On a comparable store basis (adjusted for the calendar shift), system-wide core store sales were up 0.8% during the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996.

     Net store sales from stores in the process of being closed or franchised decreased $11,024,000, or 35.9%, from $30,695,000 to $19,671,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. This decrease results from the partial year effect of closing 70 stores and franchising seven (net) stores during fiscal 1997 and the full year effect of closing 56 stores and franchising seven (net) stores during fiscal year 1996.

     Franchising Revenues. Franchising revenues increased $1,160,000, or 48.1%, from $2,414,000 to $3,574,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The increase in franchising revenues was primarily attributable to royalties earned from Pretzel Time franchised stores obtained in connection with the Pretzel Acquisitions coupled with new franchise openings in fiscal year 1997 and the full year effect of new franchise openings in fiscal year 1996.

     Licensing Revenues. Licensing revenues increased $372,000, or 22.5%, from $1,656,000 to $2,028,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The increase in licensing revenues is primarily attributable to licensing fees earned on new license agreements entered into during the 53 weeks ended January 3, 1998, and increased royalties received from existing licensees.

     Other Revenue, Net. Other revenue, net decreased $290,000, or 24.0%, from $1,208,000 to $918,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The decrease in other revenue, net is primarily attributable to a favorable adjustment resulting from the Company re-negotiating a contract with one of its vendors during the 52 weeks ended December 28, 1996 that did not recur during the 53 weeks ended January 3, 1998.

     Total Revenues. Total revenues increased by $1,299,000, or 1.0%, from $129,208,000 to $130,507,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996, for the reasons discussed above.

OPERATING COSTS AND EXPENSES

     Selling and Store Occupancy Costs. Total selling and store occupancy costs decreased $2,377,000, or 3.4%, from $69,209,000 to $66,832,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996.

     Selling and store occupancy costs for core stores increased by $5,895,000, or 13.1%, from $44,963,000 to $50,858,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. Within this overall increase, selling expenses increased by $4,029,000, or 15.7%, from $25,650,000 to $29,679,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The increase in selling expenses was primarily attributable to an increase in the minimum wage during the third quarter of 1996 from $4.15 to $4.75 an hour and an increase in labor hours to support the increase in sales. Store occupancy costs increased $1,866,000, or 9.7%, from $19,313,000 to $21,179,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The increase in store occupancy costs was primarily attributable to the addition of Pretzel Time core stores in July 1997, and the opening of three core stores and acquiring five stores from franchises during the 53 weeks ended January 3, 1998 coupled with lease renewal increases.

     Selling and store occupancy costs for stores in the process of being closed or franchised decreased $8,272,000, or 34.1%, from $24,246,000 to $15,974,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. This decrease is primarily the result of closing 70 stores and franchising seven (net) stores during fiscal year 1997 and the full year effect of closing 56 stores and franchising seven (net) stores during fiscal year 1996.

     Food Cost of Sales. Total food cost of sales decreased $988,000, or 3.4%, from $29,115,000 to $28,127,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996.

     Food cost of sales for core stores increased $403,000, or 1.8%, from $22,274,000 to $22,677,000 for the 53 weeks ended January 3, 1998. This increase is primarily the result of the addition of Pretzel Time core stores in July 1997 (which stores have a lower food cost of sales than cookie stores), offset by an aggressive product waste control program which was uniformly applied to all concepts early in the year. Additionally, the Company re-negotiated certain vendor contracts to capitalize on the Company's economies of scale.

     Food cost of sales for stores in the process of being closed or franchised decreased $1,391,000, or 20.3%, from $6,841,000 to $5,450,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. This decrease is primarily the result of closing 70 stores and franchising seven
(net) stores during fiscal year 1997 and the full year effect of closing 56 stores and franchising seven (net) stores during fiscal year 1996.

     General and Administrative Expenses. General and administrative expenses decreased $3,827,000, or 18.6%, from $20,557,000 to $16,730,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The decrease in general and administrative expenses was primarily attributable to the cost savings achieved by combining the operations of MFI and subsidiaries, Original Cookie and Hot Sam and Pretzel Time which resulted in: (i) reduced headcount with corresponding decreases in administrative salaries and benefits;
(ii) decreased professional service fees, including legal and accounting services, and; (iii) decreased corporate office expenditures, including general insurance, repairs and maintenance and utilities as a direct result of closing the Original Cookie and Hot Sam headquarters in Cleveland, Ohio, the Pretzel Time headquarters in Harrisburg, Pennsylvania and the H&M headquarters in Boise, Idaho.

     Depreciation and Amortization Expense. Total depreciation and amortization expense increased by $1,211,000, or 13.2%, from $9,192,000 to $10,403,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996.

     Depreciation and amortization expense for core stores decreased $1,036,000, or 21.0%, from $4,932,000 to $3,896,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The decrease in depreciation and amortization expense was primarily attributable to the Company recording the acquired assets of MFI and subsidiaries, Original Cookie and Hot Sam at their fair values at the time of purchase on September 17, 1996, resulting in an overall reduction to the store asset base and the corresponding depreciation. This decrease is partially offset by additional depreciation expense resulting from the addition of Pretzel Time core stores in July 1997, three newly opened core stores and five stores acquired from franchises in fiscal year 1997.

     Total Operating Costs and Expenses. Total operating costs and expenses decreased by $5,981,000, or 4.7%, from $128,073,000 to $122,092,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996, for the reasons discussed above.

     Interest Expense. Interest expense increased $2,988,000, or 61.7%, from $4,842,000 to $7,830,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. This increase is primarily attributable to an increase in interest expense as a result of the debt incurred to fund the purchase of the assets of MFI and subsidiaries, Original Cookie and Hot Sam on September 17, 1996.

     Other Expenses. Other expenses decreased $617,000, or 25.5%, from $2,422,000 to $1,805,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. This decrease was primarily attributable to a decrease in income tax provision, offset in part by an increase in accretion and dividends on preferred stock of subsidiaries.

     Net Loss. The net loss decreased by $5,014,000, or 83.7%, from $5,988,000 to $974,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The net loss equaled 0.7% of total revenues during the 53 weeks ended January 3, 1998 compared to 4.6% of total revenues during the 52 weeks ended December 28, 1996. The decrease in net loss is primarily due to cost savings achieved by combining the operations of MFI and subsidiaries, Original Cookie and Hot Sam, cost savings associated with the Pretzel Acquisitions and improved store operations.

     Contribution from Core Stores. The contribution from core stores increased by $5,819,000, or 27.6%, from $21,066,000 to $26,885,000 for the 53 weeks ended
January 3, 1998 compared to the 52 weeks ended December 28, 1996 due to the combination of the factors described above.

     Negative Contribution from Stores in the Process of Being Closed or Franchised. The negative contribution from stores in the process of being closed or franchised decreased by $135,000, or 7.0%, from $1,933,000 to $1,798,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996. The decrease in negative contribution was primarily attributable to closing 70 stores and franchising seven (net) stores during fiscal year 1997 and the full year effect of closing 56 stores and franchising seven (net) stores during fiscal year 1996.

     EBITDA. EBITDA is presented as management believes that certain investors find it to be a useful tool for measuring the ability to service debt. EBITDA does not represent net income or cash flows from operations as these terms are defined by generally accepted accounting principles and does not necessarily indicate whether cash flows have been or will be sufficient to fund cash needs. EBITDA increased by $8,491,000, or 82.2%, from $10,327,000 to $18,818,000 for the 53 weeks ended January 3, 1998 compared to the 52 weeks ended December 28, 1996, for the reasons described above.

FISCAL YEAR ENDED DECEMBER 28, 1996 (COMPRISED OF THE MFI, ORIGINAL COOKIE AND HOT SAM PRE-ACQUISITION PERIOD OF DECEMBER 31, 1995 THROUGH SEPTEMBER 17, 1996 AND THE MRS. FIELDS POST-ACQUISITION PERIOD OF SEPTEMBER 18, 1996 THROUGH DECEMBER 28, 1996) COMPARED TO THE 52 WEEKS ENDED DECEMBER 30, 1995 ("FISCAL YEAR 1995")

COMPANY-OWNED AND FRANCHISED OR LICENSED STORE ACTIVITY

     As of December 28, 1996, there were 482 Company-owned stores and 418 franchised or licensed stores in operation. The store activity for the 52 weeks ended December 30, 1995 and the 52 weeks ended December 28, 1996 is summarized as follows:

                                                                           1995                          1996
                                                                ---------------------------  ----------------------------
                                                                  COMPANY-     FRANCHISED      COMPANY-      FRANCHISED
                                                                   OWNED       OR LICENSED       OWNED       OR LICENSED
                                                                ------------  -------------  -------------  -------------
Stores open as of the beginning of the fiscal year............          669            324            540            415
Stores opened (including relocations).........................            4             69              5            118
Stores closed (including relocations).........................          (51)           (60)           (39)          (122)
Non-core (exit plan) stores closed (September 18, 1996
     forward).................................................           --             --            (17)            --
Stores sold to franchisees....................................          (83)            83             (9)             9
Non-core (exit plan) stores franchised (September 18, 1996
     forward).................................................           --             --             (3)             3
Stores acquired from franchisees..............................            1             (1)             5             (5)
                                                                       ----          -----           ----          -----
Stores open as of the end of the fiscal year..................          540            415            482            418
                                                                       ====          =====           ====          =====

     The activity reflected above resulted in 31,434 and 26,572 Company-owned equivalent store weeks and 19,214 and 21,658 franchisee/licensee equivalent store weeks during the fiscal years 1995 and 1996, respectively.

REVENUES

     Net Store Sales. Total net store sales decreased $21,607,000, or 14.8%, from $145,537,000 to $123,930,000 for fiscal year 1996 compared to fiscal year 1995.

     Net store sales from core stores decreased $540,000, or 0.6%, from $93,775,000 to $93,235,000 for fiscal year 1996 compared to fiscal year 1995. The decrease in net store sales from core stores was primarily attributable to a decline in customer counts from fiscal year 1995 to fiscal year 1996, partially offset by an increase in the average ticket price resulting from retail pricing increases and aggressive marketing initiatives.

     On a comparable store basis, system-wide core store sales were down 0.7% for fiscal year 1996 compared to fiscal year 1995.

     Net store sales from stores in the process of being closed or franchised decreased $21,067,000, or 40.7%, from $51,762,000 to $30,695,000 for fiscal year
1996 compared to fiscal year 1995. This decrease is primarily the result of closing 56 stores and franchising seven (net) stores during the year.

     Franchising Revenues. Franchising revenues increased $544,000, or 29.1%, from $1,870,000 to $2,414,000 for fiscal year 1996 compared to fiscal year 1995. The increase in franchising revenues was primarily attributable to a full year of royalty revenues from the 83 stores franchised in 1995, royalties earned from new franchised stores in 1996 and development fees for new franchised locations.

     Licensing Revenues. Licensing revenues decreased $375,000, or 18.5%, from $2,031,000 to $1,656,000 for fiscal year 1996 compared to fiscal year 1995. The decrease in licensing revenue is primarily attributable to licensing fees earned in fiscal year 1995 that did not recur in fiscal year 1996.

     Other Revenue, net. Other revenue, net decreased $884,000, or 42.3%, from $2,092,000 to $1,208,000 for fiscal year 1996 compared to fiscal year 1995. The decrease in other revenue, net is primarily attributable to favorable insurance adjustments in fiscal year 1995 that did not recur in fiscal year 1996.

     Total Revenues. Total revenues decreased $22,322,000, or 14.7%, from $151,530,000 to $129,208,000 for fiscal year 1996 compared to fiscal year 1995, for the reasons discussed above.

OPERATING COSTS AND EXPENSES

     Selling and Store Occupancy Costs. Total selling and store occupancy costs decreased $14,788,000, or 17.6%, from $83,997,000 during fiscal year 1995 to $69,209,000 during fiscal year 1996.

     Selling and store occupancy costs for core stores increased by $468,000, or 1.1%, from $44,495,000 during fiscal year 1995 to $44,963,000 during fiscal year 1996. Within this overall increase, selling expenses decreased by $330,000, or 1.3%, from $25,980,000 to $25,650,000 for fiscal year 1996 compared to fiscal year 1995. Store occupancy costs increased $792,000, or 4.3%, from $18,521,000 to $19,313,000 for fiscal year 1996 compared to fiscal year 1995. The increase in store occupancy costs was primarily attributable to the opening of five core stores and acquiring five stores from franchisees during fiscal year 1996 and renewed lease rent increases.

     Selling and store occupancy costs for stores in the process of being closed or franchised decreased $15,256,000, or 38.6%, from $39,502,000 to $24,246,000 for fiscal year 1996 compared to fiscal year 1995. This decrease is primarily the result of closing 56 stores and franchising seven (net) stores during the period.

     Food Cost of Sales. Total food cost of sales decreased $4,254,000, or 12.7%, from $33,369,000 during fiscal year 1995 to $29,115,000 during fiscal year 1996.

     Food cost of sales for core stores increased $571,000, or 2.6%, from $21,703,000 during fiscal year 1995 to $22,274,000 during fiscal year 1996. The increase was primarily attributable to an increase in the costs of butter of 40.8% over 1995, and an increase in distribution costs as a result of the Company changing its distribution channels for its Mrs. Fields brand stores. Additionally, management introduced several product line extensions, some with higher food costs, in an effort to offset the decline in customer counts.

     Food cost of sales for stores in the process of being closed or franchised decreased $4,825,000, or 41.4%, from $11,666,000 to $6,841,000 for fiscal year
1996 compared to fiscal year 1995. This decrease is primarily the result of closing 56 stores and franchising seven (net) stores during the period.

     General and Administrative Expenses. General and administrative expenses decreased $4,271,000, or 17.2%, from $24,828,000 to $20,557,000 for fiscal year
1996 compared to fiscal year 1995. The decrease in general and administrative expenses was primarily attributable to the cost savings achieved by combining the operations of MFI and subsidiaries, Original Cookie and Hot Sam which resulted in: (i) reduced headcount with corresponding decreases in administrative salaries and benefits; (ii) decreased professional service fees, including legal and accounting services; and (iii) decreased corporate office expenditures, including general insurance, repairs and maintenance and utilities as a direct result of closing the Original Cookie and Hot Sam headquarters building in Cleveland, Ohio.

     Depreciation and Amortization Expense. Total depreciation and amortization expense decreased $1,235,000, or 11.8%, from $10,427,000 during fiscal year 1995 to $9,192,000 during fiscal year 1996.

     Depreciation and amortization expense for core stores decreased $647,000, or 11.6%, from $5,579,000 to $4,932,000 for fiscal year 1996 compared to fiscal year 1995. The decrease in depreciation and amortization expense was primarily attributable to the Company recording the acquired assets of MFI and subsidiaries, Original Cookie and Hot Sam at their fair values, in accordance with purchase accounting, resulting in an overall reduction to the store asset base.

     Total Operating Costs and Expenses. Total operating costs and expenses decreased $24,548,000, or 16.1%, from $152,621,000 during fiscal year 1995 to
$128,073,000 during fiscal year 1996, for the reasons described above.

     Interest Expense. Interest expense increased $435,000, or 9.9%, from $4,407,000 to $4,842,000 for fiscal year 1996 compared to fiscal year 1995. This increase was primarily attributable to an increase in interest expense due to increased borrowings as a result of the purchase of the assets of MFI and subsidiaries, Original Cookie and Hot Sam on September 17, 1996.

     Other Income (Expenses). Other income (expenses) decreased $3,368,000, or 356.0%, from $946,000 to $(2,422,000) for fiscal year 1996 compared to fiscal year 1995. This decrease is primarily attributable to the Company recognizing a loss on the sale of existing Company-owned stores to franchisees during the 52 weeks ended December 28, 1996 compared to gain recognized on the sale of existing Company-owned stores to franchisees during 52 weeks ended December 30, 1995. Additionally, the income tax provision increased during the 52 weeks ended December 28, 1996 primarily due to the Company's profitability from the date the Company initiated operations (September 18, 1996) through December 28, 1996.

     Net Loss. The net loss increased by $1,524,000, or 34.1%, from $4,464,000 to $5,988,000 for fiscal year 1996 compared to fiscal year 1995. The net loss equaled 4.6% of total revenues during 1996 compared to 2.9% of total revenues during fiscal year 1995. The increase in net loss is in part due to an increase in interest expense as a result of the increased borrowings to facilitate the purchase of MFI and subsidiaries, Original Cookie and Hot Sam, net of a reduction in the income tax provision.

     Contribution from Core Stores. The contribution from core stores decreased by $932,000, or 4.2%, from $21,998,000 to $21,066,000 for fiscal year 1996 compared to fiscal year 1995 due to the combination of the factors described above.

     Negative Contribution from Stores in the Process of Being Closed or Franchised. The negative contribution from stores in the process of being closed or franchised decreased by $411,000, or 17.5%, from $2,344,000 to $1,933,000 for fiscal year 1996 compared to fiscal year 1995. The decrease in negative contribution was primarily attributable to closing 56 stores and franchising seven (net) stores during the year.

     EBITDA. EBITDA is presented as management believes that certain investors find it to be a useful tool for measuring the ability to service debt. EBITDA does not represent net income or cash flows from operations as these terms are defined by generally accepted accounting principles and does not indicate whether cash flows have been or will be sufficient to fund cash needs. EBITDA increased by $991,000, or 10.6%, from $9,336,000 to $10,327,000 for fiscal year
1996 compared to fiscal year 1995, for the reasons described above.

LIQUIDITY AND CAPITAL RESOURCES

     GENERAL

     The Company's principal sources of liquidity are cash flows from operations, cash on hand and available borrowings under the Company's existing revolving credit facilities. At October 3, 1998, the Company had $5.1 million of cash and $12.7 million of available borrowings under its credit facility. It is expected that the Company's principal uses of cash will be to provide working capital, finance capital expenditures (including acquisitions and store closure costs), meet debt service requirements and other general corporate purposes. The Company is highly leveraged. Based on current operations and anticipated cost savings, the Company believes that its sources of liquidity will be adequate to meet its anticipated requirements for working capital, capital expenditures (including acquisitions and store closure costs), scheduled debt service requirements and other general corporate purposes. There can be no assurance, however, that the Company's business will continue to generate cash flows at or above current levels or that cost savings can be achieved.

     OCTOBER 3, 1998 COMPARED TO JANUARY 3, 1998

     As of October 3, 1998, the Company had liquid assets (cash and cash equivalents and accounts receivable) of $12,658,000, a decrease of 36.7%, or $7,340,000, from January 3, 1998 when liquid assets were $19,998,000. Cash decreased $11,141,000, or 68.4%, to $5,146,000 at October 3, 1998 from
$16,287,000 at January 3, 1998. This decrease was primarily the result of cash used for the Cookie Acquisitions in August and September 1998, capital expenditures of $5,616,000 relating to store remodels and renovations and interest payments of $6,291,000 primarily relating to the $100,000,000 high yield notes which were put into place in November 1997, offset in part, by $530,000 in interest income earned during the period on excess cash.

     Current assets decreased by $4,298,000, or 14.9%, to $24,525,000 at October 3, 1998 from $28,823,000 at January 3, 1998. This decrease was primarily the result of a decrease in cash of $11,141,000, offset by an increase in accounts receivable of $3,801,000 and an increase in inventories of $1,690,000.

     Long-term assets increased $77,271,000, or 63.9%, to $198,132,000 at
October 3, 1998 from $120,861,000 at January 3, 1998. This increase was primarily the result of an increase in property and equipment and goodwill related to the Cookie Acquisitions.

     Current liabilities increased by $11,111,000, or 70.8%, to $26,801,000 at October 3, 1998 from $15,690,000 at January 3, 1998. This increase is due to an increase in accounts payable, accrued interest payable, accrued salaries, wages and benefits, and accrued liabilities offset by a decrease in store closure reserves, deferred income and sales taxes payable.

     The Company's working capital decreased by $15,409,000, or 117.3%, to ($2,276,000) at October 3, 1998 from $13,133,000 at January 3, 1998, for the reasons described above.

     The Company generated $676,000 of cash from operating activities during the 39 weeks ended October 3, 1998, primarily from store sales and franchising and licensing revenues less costs and expenses incurred to generate the store sales and franchising and licensing revenues and less interest paid on the $100,000,000 high yield notes.

     The Company utilized $34,315,000 of cash from investing activities during the 39 weeks ended October 3, 1998, primarily for the Cookie Acquisitions, capital expenditures relating to store remodels and for renovations.

     The Company generated $22,498,000 of cash from financing activities during the 39 weeks ended October 3, 1998, primarily from the issuance of new high yield notes and an equity infusion from MFH net of principal payments to retire Great American long-term debt and payment of acquisition costs.

     The specialty cookie and pretzel businesses do not require the maintenance of significant receivables or inventories; however, the Company continually invests in its business by upgrading and remodeling stores and adding new stores, carts, and kiosks as opportunities arise. Investments in these long-term assets, which are key to generating current sales, reduce the Company's working capital. During the 39 weeks ended October 3, 1998 and September 27, 1997, the Company expended $5,616,000 and $3,216,000, respectively for capital assets and expects to expend approximately $7,800,000 for all of 1998. Management anticipates that these expenditures will be funded with cash generated from operations and short-term borrowings under its credit facility as needed.

INFLATION

     The impact of inflation on the earnings of the business has not been significant in recent years. Most of the Company's leases contain escalation clauses (however, such leases are accounted for on a straight-line basis as required by generally accepted accounting principles which minimizes fluctuations in operating income) and many of the Company's employees are paid hourly wages at the Federal minimum wage level. Minimum wage increases will negatively impact the Company's payroll costs in the short term, but management believes such impact can be offset in the long term through operational efficiency gains and, if necessary, through product price increases.

SEASONALITY

     The Company's sales and store contribution are highly seasonal given the significant impact of its mall-based locations. The Company's sales tend to mirror customer traffic flow trends in malls which increase significantly during the fourth quarter (primarily between Thanksgiving and the end of the calendar year). Holiday gift purchases are also a significant factor in increased sales in the fourth quarter.

     The seasonality effect on store contribution is even more significant than on sales. The impact on store contribution is more significant due to the fixed nature of certain store level costs (occupancy costs, store manager salaries, etc.). Once these fixed costs are covered by store sales, the flow through of sales to store contribution becomes greater. Accordingly, the fourth quarter is a key determinant to overall profitability for the year.

     The following table presents certain unaudited historical quarterly financial data for Mrs. Fields for fiscal years 1995, 1996 and 1997, and through the third fiscal quarter of 1998.

                                                   FIRST           SECOND           THIRD
                                                  QUARTER         QUARTER          QUARTER       FOURTH
                                                (13 WEEKS)      (13 WEEKS)       (13 WEEKS)    QUARTER(1)      TOTAL YEAR
                                                ----------      ---------         ---------    ----------     ----------
                                                                          (DOLLARS IN THOUSANDS)
Total sales
   1997.................................          $27,642        $26,198        $29,920(2)     $40,227(2)      $123,987
   1996.................................          $29,361        $28,640        $29,598        $36,331         $123,930
   1995.................................          $36,819        $34,723        $34,053        $39,942         $145,537
% of total store sales
   1997.................................             22.3%          21.1%          24.1%(2)       32.5%(2)        100.0%
   1996.................................             23.7%          23.1%          23.9%          29.3%           100.0%
   1995.................................             25.3%          23.9%          23.4%          27.4%           100.0%
Total store cash contribution (3)
   1997.................................          $ 4,854        $ 4,694        $ 6,699(2)     $12,781(2)      $ 29,028
   1996.................................          $ 4,355        $ 4,484        $ 6,830        $ 9,937         $ 25,606
   1995.................................          $ 5,349        $ 5,692        $ 5,839        $11,291         $ 28,171
% of total store contribution
   1997.................................             16.7%          16.2%          23.1%(2)       44.0%(2)        100.0%
   1996.................................             17.0%          17.5%          26.7%          38.8%           100.0%
   1995.................................             19.0%          20.2%          20.7%          40.1%           100.0%

_____________

(1) Fourth quarter 1995, 1996 and 1997 consists of 13 weeks, 13 weeks and 14 weeks, respectively.
(2)  Includes the Pretzel Acquisitions.
(3)  Total store contribution before store depreciation and amortization.


CONSOLIDATED RESULTS OF OPERATIONS OF COOKIES USA AND ITS WHOLLY OWNED OPERATING SUBSIDIARY, GREAT AMERICAN PRIOR TO THE GREAT AMERICAN ACQUISITION

     As Great American is a significant subsidiary of Mrs. Fields, management's discussion and analysis of financial condition and results of operations is also included for the consolidated operations of Cookies USA and Great American (collectively, "Great American") for the 52 weeks ended June 28, 1998 compared to the 52 weeks ended June 29, 1997, for the 52 weeks ended June 29, 1997 compared to the 52 weeks ended June 30, 1996, and the 52 weeks ended June 30, 1996 compared to the 52 weeks ended June 29, 1995. See the historical financial statements and the related notes thereto of Cookies USA, Inc. and subsidiary contained elsewhere in this Prospectus.

     References to the beliefs of the management of Great American or Cookies USA in this discussion are to management prior to the Great American Acquisition by Mrs. Fields. The factors cited in the following discussion as contributing to changes in operating results are listed in order of importance; however, unless otherwise indicated in such discussion, the quantitative importance of any such factors cannot be determined by Great American management and have not been stated.

     The "forward-looking statements" contained in this section represent Great American's expectations or beliefs concerning future events, including statements regarding unit growth and cash requirements. Management cautions that a number of important factors could, individually or in the aggregate, cause actual results to differ materially from those stated in the forward-looking statements including, without limitation, the following: consumer spending trends and habits, mall traffic trends, increased competition among snack retailers, economic conditions in the regions where Great American and its franchisees operate stores, the ability to identify and secure suitable locations for new stores, the availability of experienced management and hourly employees, and the laws and regulations affecting labor and employee benefit costs.

ACCOUNTING PERIOD

     During the 52 weeks ended June 30, 1996, Great American changed its year end from the last Thursday in the month of June to the last Sunday in the month of June. As a result, three days were added to the fifty-two week period ended Thursday, June 27, 1996 to effectively change Great American's fiscal year end to Sunday, June 30, 1996. This change does not materially impact the comparability of the years presented in the accompanying consolidated financial statements.


52 WEEKS ENDED JUNE 28, 1998 ("FISCAL YEAR 1998") COMPARED TO 52 WEEKS ENDED JUNE 29, 1997 ("FISCAL YEAR 1997")

COMPANY AND FRANCHISE STORE ACTIVITY

     As of June 28, 1998, there were 77 Company-operated stores and 247 franchised stores in operation. The store activity for fiscal year 1997 and for fiscal year 1998 is summarized as follows:


                                                                      FISCAL 1997                            FISCAL 1998
                                                                      -----------                            -----------
                                                               COMPANY-                              COMPANY-
                                                               OPERATED          FRANCHISED          OPERATED          FRANCHISED
                                                               --------          ----------          --------          ----------
Stores open as of beginning of the fiscal year                    104                225                 91                233
   Stores opened (including relocations)...........                 1                 12                  3                  7
   Stores closed (including relocations)...........               (10)                (8)                (2)                (8)
   Stores sold to franchisees......................               (12)                12                (15)                15
   Stores acquired from franchisees................                 8                 (8)                 0                  0
                                                                  ---                ---                ---                ---

Stores open as of the end of the year..............                91                233                 77                247

   Satellite locations as of the end of the year...                 9                 30                  4                 32
                                                                  ---                ---                ---                ---

   Total outlets as of the end of the year.........               100                263                 81                279
                                                                  ===                ===                ===                ===

     The above activity results in 5,161 Company-operated equivalent store weeks and 11,858 franchisee-operated equivalent store weeks during the fiscal year ended June 29, 1997 compared to 4,288 Company-operated equivalent store weeks and 12,581 franchisee-operated equivalent store weeks during the fiscal year ended June 28, 1998.

TOTAL REVENUE

     Total revenue decreased approximately $2,696,000, or 6.7%, during the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. Each of the Company's revenue sources is discussed below:

     . Cookie and beverage sales at Company-operated retail stores decreased approximately $3,521,000, or 15.7%, during the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. The decrease in revenue from Company-operated retail stores was attributable to (a) a 16.9% decrease in Company-operated equivalent store weeks offset by
          (b) a 1.2% increase in the average retail sales volume for Company-operated stores. On a comparable store basis (those stores which were Company-operated during the entire 1998 and 1997 fiscal years), sales volumes did not change.

     . Batter sales to franchisees increased approximately $944,000, or 8.4%, during the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. The increase in batter sales to franchisees was primarily attributable to (a) a 6.1% increase in franchisee-operated equivalent store weeks and (b) a 2.3% increase in the volume of batter sold per franchisee-operated equivalent store week.

     . Franchise royalties increased approximately $538,000, or 11.4%, during the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. The increase in franchise royalties was attributable to
          (a) a 6.1% increase in franchisee-operated equivalent store weeks and
          (b) an increase in the average retail sales volume per franchisee-operated store of 5.3%. On a comparable store basis (those stores which were franchisee-operated during the entire 1998 and 1997 fiscal years), management estimates franchisees' sales volumes increased 3.5%.

     . Revenue from franchise sales decreased approximately $729,000, or 45.5%, during the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. Revenue from selling existing and new stores to franchisees is summarized as follows (rounded):

                                                                                                 FISCAL 1998            FISCAL 1997
                                                                                                 -----------            -----------
          Number of licenses sold to franchisees
           - existing stores.........................................................                     15                     12
           - new stores..............................................................                      5                     12

          Cash and notes from sale of existing stores................................             $1,980,000             $2,045,000
          Less: net book value of existing stores sold...............................              1,235,000                818,000
                                                                                                  ----------             ----------
          Revenue from sale of existing stores.......................................                745,000              1,227,000
                                                                                                  ----------             ----------

          Revenue from license fees for new stores...................................                125,000                300,000
          Revenue from other fees....................................................                  3,000                 75,000
                                                                                                  ----------             ----------
          Revenue from license fees
           for new stores and other fees.............................................                128,000                375,000
                                                                                                  ----------             ----------

          Total revenue from sale of existing
           and new stores to franchisees.............................................             $  873,000             $1,602,000
                                                                                                  ==========             ==========

     . Other revenue increased approximately $73,000, or 111.6%, during the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. The increase in other revenue was primarily attributable to
          (a) an increase in construction assistance revenue derived from construction assistance performed by the Company for the benefit of franchisees and (b) an increase in sales of miscellaneous supplies to franchise stores, offset by (b) an increase in batter discounts given to franchisees as a result of increased batter sales to franchisees in fiscal 1998.

COST OF SALES

     Cost of sales decreased approximately $1,559,000, or 8.4%, during the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. The decrease in cost of sales was primarily attributable to (a) a decline in cookie and beverage sales due to less Company-operated equivalent store weeks and (b) an improvement in batter facility margins, offset by (c) an increase in batter sales to franchisees.

RETAIL STORE OCCUPANCY

     Retail store occupancy costs decreased approximately $1,318,000, or 18.7%, during the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. The decrease was primarily attributable to a 16.9% decrease in Company-operated equivalent store weeks.

OTHER RETAIL STORE EXPENSES

     Other retail store expenses decreased approximately $149,000, or 14.6%, during the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. The decrease in other retail store expenses was primarily attributable to a 16.9% decrease in Company-operated equivalent store weeks.

SELLING, GENERAL AND ADMINISTRATIVE

     Selling, general and administrative expenses decreased approximately $399,000, or 5.2%, during the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. This decrease was primarily attributable to (a) a decrease in development and testing expense, (b) a decrease in salaries and benefits at the support center, and (c) a decrease in expenses associated with the franchise convention because a franchise convention was not held in fiscal 1998, offset by (d) an increase in marketing expenses and (e) an increase in the cost of training materials related to the rollout of a new training program.

OTHER EXPENSES, NET

     Other expenses, net, decreased approximately $104,000, or 1.7%, during the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. The decrease was primarily attributable to an increase in interest income.

NET LOSS

     Net loss decreased approximately $544,000, or 72.9%, for the fiscal year ended June 28, 1998 compared to the fiscal year ended June 29, 1997. The decrease in net loss was primarily attributable to (a) a 12.7% increase in operating income, (b) a 1.7% decrease in other expenses, net, offset by (c) a 111.0% increase in state and federal income tax expense.

52 WEEKS ENDED JUNE 29, 1997 ("FISCAL YEAR 1997") COMPARED TO 52 WEEKS ENDED JUNE 30, 1996 ("FISCAL YEAR 1996")

GREAT AMERICAN-OWNED AND FRANCHISE STORE ACTIVITY

     As of June 29, 1997, there were 91 Great American-owned stores and 233 franchised stores in operation. The store activity for fiscal year 1996 and for fiscal year 1997 is summarized as follows:

                                                                     FISCAL YEAR 1996              FISCAL YEAR 1997
                                                               ---------------------------------------------------------
                                                               GREAT AMERICAN-              GREAT AMERICAN-
                                                                    OWNED       FRANCHISED       OWNED        FRANCHISED
                                                               ---------------  ----------  ---------------   ----------
Stores open as of beginning of the fiscal year...............        108            215          104              225
 Stores opened (including relocations).......................         12             14            1               12
 Stores closed (including relocations).......................        (10)           (10)         (10)              (8)
 Stores sold to franchisees..................................         (9)             9          (12)              12
 Stores acquired from franchisees............................          3             (3)           8               (8)
                                                                  ------         ------       ------           ------
Stores open as of the end of the year........................        104            225           91              233
 Satellite locations as of the end of the year...............         11             28            9               30
                                                                  ------         ------       ------           ------
Total outlets as of the end of the year......................        115            253          100              263
                                                                  ======         ======       ======           ======

     The above activity resulted in 5,661 Great American-owned equivalent store weeks and 11,544 franchised equivalent store weeks during fiscal year 1996 compared to 5,161 Great American-owned equivalent store weeks and 11,858 franchised equivalent store weeks during fiscal year 1997.

TOTAL REVENUE

     Total revenue decreased approximately $342,000, or 0.9%, during fiscal year 1997 compared to fiscal year 1996. Each of Great American's revenue sources is discussed below:

     Cookie and beverage sales at Great American-owned retail stores decreased approximately $2,344,000, or 9.5%, during fiscal year 1997 compared to fiscal year 1996. The decrease in revenue from Great American-owned retail stores was attributable to (a) an 8.8% decrease in Great American-owned equivalent store weeks and (b) a 0.7% decrease in the average retail sales volume for Great American-owned stores. On a comparable store basis, (those stores which were Great American-owned during the entire 1996 and 1997 fiscal years), sales volumes increased 1.3%. The change in average store volume does not equal the change in comparable store sales volume due to differences in the stores being compared as a result of opening, closing, selling, and acquiring stores throughout the year.

     Batter sales to franchisees increased approximately $1,166,000, or 11.5%, during fiscal year 1997 compared to fiscal year 1996. The increase in batter sales to franchisees was primarily attributable to (a) an 8.8% increase in the volume of batter sold per franchised equivalent store week and (b) a 2.7% increase in franchised equivalent store weeks.

     Franchise royalties increased approximately $440,000, or 10.3%, during fiscal year 1997 compared to fiscal year 1996. The increase in franchise royalties was attributable to (a) an increase in the average retail sales volume per franchised store of 7.6% and (b) a 2.7% increase in franchised equivalent store weeks. On a comparable store basis (those stores which were franchised during the entire 1996 and 1997 fiscal years), management estimates franchisees' sales volumes increased 5.5%.

     Revenue from franchise sales increased approximately $445,000, or 38.5%, during fiscal year 1997 compared to fiscal year 1996. Revenue from selling existing and new stores to franchisees is summarized as follows (rounded):

                                                                                     FISCAL YEAR        FISCAL YEAR
                                                                                         1996               1997
                                                                                  ------------------  ----------------
Number of licenses sold to franchisees:
     Existing stores............................................................                  9                12
     New stores.................................................................                 11                12
Cash and notes from sale of existing stores.....................................         $1,602,000        $2,045,000
Less: net book value of existing stores sold....................................           (741,000)         (818,000)
                                                                                         ----------        ----------
     Gain from sales of existing stores.........................................            861,000         1,227,000
                                                                                         ----------        ----------
License fees for new stores.....................................................            275,000           300,000
Other fees......................................................................             21,000            75,000
                                                                                         ----------        ----------
     Revenue from license fees for new stores and other fees....................            296,000           375,000
                                                                                         ----------        ----------
Total...........................................................................         $1,157,000        $1,602,000
                                                                                         ==========        ==========

     Other revenue, net decreased approximately $49,000, or 42.6%, during fiscal year 1997 compared to fiscal year 1996. The decrease in other revenue, net was primarily attributable to (a) a decrease in construction assistance revenue derived from construction assistance performed by Great American for the franchisees and (b) an increase in batter discounts given to franchisees as a result of increased batter sales to franchisees in fiscal year 1997.

COST OF SALES

     Cost of sales decreased approximately $908,000, or 4.7%, during fiscal year 1997 compared to fiscal year 1996. The decrease in cost of sales was primarily attributable to (a) a decline in cookie and beverage sales due to less Great American-owned equivalent store weeks, and (b) a decrease in the cost of packaging and freight for Great American-owned retail stores, offset by (c) an increase in batter sales to franchisees.

RETAIL STORE OCCUPANCY

     Retail store occupancy costs decreased approximately $324,000, or 4.4%, during fiscal year 1997 compared to fiscal year 1996. The decrease was primarily attributable to an 8.8% decrease in Great American-owned equivalent store weeks.

OTHER RETAIL STORE EXPENSES

     Other retail store expenses decreased approximately $297,000, or 22.6%, during fiscal year 1997 compared to fiscal year 1996. The decrease in other retail store expenses was primarily attributable to (a) a decrease in operating supplies expense within Great American-owned stores in fiscal year 1997 due to
(1) the opening of 11 less Great American-owned stores in fiscal year 1997 versus fiscal year 1996 and (2) additional costs incurred in fiscal year 1996 related to the rollout of a new cookie merchandising program and (b) an 8.8% decrease in Great American-owned equivalent store weeks, offset by (c) an increase in point-of-sale marketing expenses in Great American-owned stores.

SELLING, GENERAL AND ADMINISTRATIVE

     Selling, general and administrative expenses increased approximately $310,000, or 4.2%, during fiscal year 1997 compared to fiscal year 1996. This increase was primarily attributable to (a) an increase in professional service fees, (b) an increase in point-of-sale marketing expenses on behalf of franchisee-owned stores, and (c) an increase in salaries, offset by (d) a decrease in travel expense, and (e) a decrease in insurance costs.

OTHER EXPENSES, NET

     Other expenses, net decreased approximately $193,000, or 3.1%, during fiscal year 1997 compared to fiscal year 1996. The decrease was primarily attributable to an increase in interest income.

NET LOSS

     Net loss decreased approximately $615,000, or 45.2%, for fiscal year 1997 compared to fiscal year 1996. The decrease in net loss was primarily attributable to (a) an $877,000 increase in operating income, and (b) a $193,000 decrease in other expenses, net offset by (c) a $455,000 increase in state and federal income tax expense.

52 WEEKS ENDED JUNE 30, 1996 ("FISCAL YEAR 1996") COMPARED TO 52 WEEKS ENDED JUNE 29, 1995 ("FISCAL YEAR 1995")

GREAT AMERICAN-OWNED AND FRANCHISE STORE ACTIVITY

     As of June 30, 1996 there were 104 Great American-owned stores and 225 franchised stores in operation. The store activity for fiscal year 1995 and for fiscal year 1996 is summarized as follows:

                                                                     FISCAL YEAR 1995              FISCAL YEAR 1996
                                                               ---------------------------  ----------------------------
                                                               GREAT AMERICAN-              GREAT AMERICAN-
                                                                    OWNED       FRANCHISED       OWNED        FRANCHISED
                                                               --------------   ----------  --------------    ----------
Stores open as of beginning of the fiscal....................        111            204          108              215
Stores opened (including relocations)........................         16             11           12               14
Stores closed (including relocations)........................         (8)           (11)         (10)             (10)
Stores sold to franchisees...................................        (12)            12           (9)               9
Stores acquired from franchisees.............................          1             (1)           3               (3)
                                                                   -----          -----        -----            -----
Stores open as of the end of the fiscal year..................       108            215          104              225
Satellite locations as of the end of the fiscal year..........        12             36           11               28
                                                                   -----          -----        -----            -----
Total outlets as of the end of the fiscal year................       120            251          115              253
                                                                   =====          =====        =====            =====

     The activity reflected above resulted in 5,879 and 5,661 Great American-owned equivalent store weeks and 10,716 and 11,544 franchised equivalent store weeks during fiscal year 1995 and fiscal year 1996, respectively.

TOTAL REVENUE

     Total revenue decreased approximately $1,024,000, or 2.5%, during fiscal year 1996 compared to fiscal year 1995, primarily attributable to the following:

     Cookie and beverage sales at Great American-owned retail stores decreased approximately $1,629,000, or 6.2%, during fiscal year 1996 compared to fiscal year 1995. The decrease in revenue from Great American-owned retail stores was primarily attributable to (a) an approximately 3.7% decrease in Great American-owned equivalent store weeks and (b) a decrease in the average retail sales volume for Great American-owned stores. Specifically, the average retail sales volume for Great American-owned stores decreased approximately 2.6% per equivalent store week. On a comparable store basis, (those stores which were Great American-owned during the entire 1995 and 1996 fiscal years), sales volumes decreased 0.3%.

     Batter sales to franchisees increased approximately $729,000, or 7.8%, during fiscal year 1996 compared to fiscal year 1995. The increase in batter sales to franchisees was primarily attributable to (a) an increase of approximately 7.7% in franchised equivalent store weeks and (b) a 0.1% increase in the volume of batter sold per franchised equivalent store week.

     Franchise royalties increased approximately $313,000, or 7.9%, during fiscal year 1996 compared to fiscal year 1995. The increase in franchise royalties was primarily attributable to (a) an increase of approximately 7.7% in equivalent franchised retail store weeks and (b) an increase in the average franchised equivalent store sales volume of 0.2%. On a comparable store basis (those stores which were franchised during the entire 1995 and 1996 fiscal years), management estimates that franchisees' sales volumes did not change materially.

     Revenue from franchise sales decreased approximately $391,000, or 25.3%, during fiscal year 1996 compared to fiscal year 1995. Revenue from selling existing and new stores to franchisees is summarized below (rounded):

                                                                                    FISCAL YEAR        FISCAL YEAR
                                                                                       1995               1996
                                                                                ------------------  ----------------
Number of licenses sold to franchisees:
     Existing stores..........................................................                 12                 9
     New stores...............................................................                 11                11
Cash proceeds from sale of existing stores....................................        $ 2,558,000        $1,602,000
Less: net book value of existing stores sold..................................         (1,346,000)         (741,000)
                                                                                      -----------        ----------
     Gain from sales of existing stores.......................................          1,212,000           861,000
                                                                                      -----------        ----------
License fees for new stores...................................................            280,000           275,000
Other fees....................................................................             56,000            21,000
                                                                                      -----------        ----------
     Revenue from license fees for new stores and other fees..................            336,000           296,000
                                                                                      -----------        ----------
Total.........................................................................        $  1,548,00        $1,157,000
                                                                                      ===========        ==========

     Other revenue, net decreased approximately $46,000, or 28.6%, during fiscal year 1996 compared to fiscal year 1995. The decrease in other revenue, net is primarily attributable to (a) an increase in batter discounts taken by franchisees (consistent with the increase in batter sales to franchisees), partially offset by (b) an increase in sales of miscellaneous supplies to franchise stores.

COST OF SALES

     Cost of sales decreased approximately $452,000, or 2.3%, during fiscal year 1996 compared to fiscal year 1995. The decrease was primarily attributable to
(a) a decline in retail cookie and beverages sales volume in Great American-owned stores and (b) an improvement in wholesale batter margins, partially offset by (c) an increase in the volume of batter sold to franchisees.

RETAIL STORE OCCUPANCY

     Retail store occupancy costs decreased approximately $209,000, or 2.8%, during fiscal year 1996 compared to fiscal year 1995. The decrease in retail store occupancy costs was primarily attributable to (a) a decrease of approximately 3.7% in Great American-owned store weeks, partially offset by (b) an increase in depreciation due to Great American revising its estimate of the useful life of certain leasehold improvements. The effect of this change in estimate was to increase fiscal year 1996 depreciation for Great American-owned stores by $130,000.

OTHER RETAIL STORE EXPENSES

     Other retail store expenses decreased approximately $223,000, or 14.5%, during fiscal year 1996 compared to fiscal year 1995. The decrease in other retail store expenses was primarily attributable to (a) a decrease in marketing expenses and (b) a decrease in bank charges and supplies expense as a result of cost containment efforts.

SELLING, GENERAL AND ADMINISTRATIVE

     Selling, general and administrative expenses decreased approximately $376,000, or 4.9%, during fiscal year 1996 compared to fiscal year 1995. The decrease in selling, general and administrative expenses was primarily attributable to (a) a reduction in administrative salaries and benefits, (b) a decrease in professional service fees, including legal and accounting services, and (c) a decrease in various home office expenditures, including postage, supplies, and training materials, partially offset by (d) an increase in travel costs due to additional review of stores by field supervisors.

OTHER EXPENSES, NET

     Other expenses, net increased approximately $45,000, or 0.7%, during fiscal year 1996 compared to fiscal year 1995. The increase was primarily attributable to (a) a decrease in interest income due to lower average cash balances, and (b) an increase in interest expense due to an increase in capital lease obligations.

NON-RECURRING LITIGATION CHARGE

     During the third quarter of fiscal year 1995, a non-recurring litigation charge of $439,000 was recorded to cover a potential forthcoming judgment against Great American in the Haagen-Burbank lawsuit. In June 1993, Great American won a judgment for breach of written contract to a lease entered into with a developer, Haagen-Burbank. On appeal, the Court of Appeals of the State of California Second Appellate District overturned the jury's verdict and directed the trial court to determine the amount of attorney fees and costs due to Haagen-Burbank as the prevailing party in the litigation. Haagen-Burbank had submitted to the court a request for legal fees totaling $439,000; however, on April 27, 1995, the trial court entered a judgment of $417,985. On September 15, 1995 Great American paid $395,966 to Haagen-Burbank as settlement of the judgment against Great American.

NET LOSS

     Net loss decreased approximately $469,000, or 25.6%, for fiscal year 1996 compared to fiscal year 1995. The decrease in net loss was primarily attributable to (a) a $236,000 increase in operating income, and (b) the occurrence of the non-recurring litigation charge in fiscal 1995, offset by (b) a $118,000 decrease in state and federal income tax benefit, and (c) a $45,000 increase in other expenses, net.

                      WHERE YOU CAN FIND MORE INFORMATION

     The Company files reports and other information with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We have agreed that, whether or not it is required to do so by the rules and regulations of the Commission, we will deliver to The Bank of New York, as trustee under the Indenture (the "Trustee"), to each Holder of Senior Notes and to each prospective purchaser of Senior Notes identified to the Company by an Initial Purchaser (as defined in this Prospectus), annual and quarterly financial statements substantially equivalent to financial statements that would be included in reports filed with the Commission, if the Company were subject to the reporting and other informational requirements of the Exchange Act.

     The Company, Great American and "MFB", the Guarantors of the Senior Notes, have filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the New Senior Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, the Guarantors and the New Senior Notes offered hereby, reference is made to the Registration Statement, with respect to any statements made in this Prospectus concerning the provisions of certain documents, we refer you to the copy of such document filed as an exhibit to the Registration Statement otherwise filed with the Commission.

     Great American intends to submit separately and MFB has separately submitted to the staff of the Commission no-action requests that Great American and MFB not be subject to the informational requirements of the Exchange Act in connection with the New Senior Notes. If the Commission grants these requests, Great American and MFB would not be required to make such filings but the Company, as the issuer of the New Senior Notes, would be required to include summarized financial information regarding Great American and MFB in the periodic reports and certain other documents that the Company files with the Commission. If this request is not granted, Great American and MFB would be required to file with the Commission such periodic reports, but would not be required to file proxy or information statements. You may read and copy the Registration Statement, the exhibits forming a part thereof and the reports and other information filed by the Company, Great American and MFB with the Commission in accordance with the Exchange Act, at the Public Reference Section of the Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10004; and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. You may obtain copies of all or any portion of the material by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such information may also be accessed electronically on the Commission's home page on the Internet (http://www.sec.gov).

     If the Company is not required to be subject to the reporting requirements of the Exchange Act in the future, the Company will be required under the Indenture pursuant to which the Old Senior Notes were, and the New Senior Notes will be, issued to furnish the Holders of the New Senior Notes with (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's independent public accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case, within the time periods specified in the Commission's rules and regulations.

     This Prospectus incorporates documents by reference that are not presented in or delivered with this Prospectus. These documents are available upon request from Michael Ward, Esq., Mrs. Fields' Original Cookies, Inc., 2855 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121, (801) 736-5600. In
order to ensure timely delivery, any request should be made by     ,1998.

                                    BUSINESS

GENERAL

     Mrs. Fields is one of the largest retailers in the premium snack-food industry, with cookies and pretzels as its major product lines. Mrs. Fields is the largest retailer of baked on-premises cookies and the second largest retailer of baked on-premises pretzels in the United States. Mrs. Fields is one of the most widely recognized and respected brand names in the premium cookie industry, with a 94% brand awareness among customers, 20% on an unaided basis and 74% on an aided basis (based on a 1994 study commissioned by the Company). The Company has recently developed a significant presence in the rapidly growing, health-oriented pretzel segment as a result of the acquisitions of the pretzel businesses of Hot Sam and H&M (formerly the largest Pretzel Time franchisee) and a 70% majority interest in Pretzel Time. As of October 3, 1998, the Company's retail network consisted of 1,333 locations, of which 1,021 were cookie stores and 312 were pretzel stores. Of the total 1,333 stores, 568 were Company-owned and 765 were franchised or licensed. The Company's stores average approximately 600 to 700 square feet in size and are located predominantly in shopping malls. The Company, through licensed locations, also operates kiosks and carts at airports, universities, stadiums, hospitals and office building lobbies. The Company's objective is to increase sales and profitability by focusing on its higher-profitability stores in prime locations ("core stores"). As a result, by the end of fiscal year 2000, the Company plans to close or franchise approximately 101 Company-owned cookie stores and 34 Company-owned pretzel stores that do not meet certain financial and geographical criteria established by management after giving effect to the Great American Transactions. For the year ended January 3, 1998 and the 39 weeks ended October 3, 1998, the Company generated pro forma net revenue and EBITDA of $191.3 million and $31.0 million, and $126.9 million and $14.6 million, respectively.

COOKIES

     The Company operates and franchises 1,021 retail cookie stores: 573 under the Mrs. Fields brand, 128 under the Original Cookie brand and 320 under the Great American brand. As a result of the Great American Acquisition, the Company has cookie stores in 46 states, with Great American concentrated in the southeastern and south central states and Mrs. Fields and Original Cookie stores strongly represented in the western, midwestern and eastern states. There is little overlap between Mrs. Fields and Great American stores, with a dual presence in 31 malls. Management believes that Mrs. Fields is positioned in the premium quality, baked on-premises segment of the approximately $12 billion U.S. cookie industry. The Company offers over 50 different types of cookies, brownies and muffins, which are baked continuously and served fresh throughout the day. Baked products are made using only high quality ingredients, and all dough is centrally manufactured and frozen or refrigerated to maintain product quality and consistency. All products pass strict quality assurance and control steps at both the manufacturing plants and the stores. In addition, the Company continually creates and tests new products to attract new customers and satisfy current customers. Product development is currently focused on sugar-free dough and reduced-fat cookies and brownies.

     MFI, one of the predecessors of the Company, was founded in 1977 by Debbi Fields and, following its initial success, embarked on an aggressive national expansion program in the early 1980s. By the late 1980s, however, MFI experienced financial difficulty as a result of excessive debt levels, certain poor real estate locations, and a recessionary retailing environment. In connection with a financial restructuring by its lenders, the Company put a new management team into place in mid-1994 under the leadership of Larry A. Hodges, who has extensive experience in the food and retailing industries. Mr. Hodges introduced a new strategic plan for the Company, which involved the following key elements: (1) identifying non-core stores to close or franchise, (2) introducing Company-wide operating procedures to improve store operating margins, (3) developing a marketing strategy and promotional calendar to turn around comparable store sales and (4) improving employee morale through selective new senior hires, increased training and various incentive plans. The Company reinvested the savings from the improved store operations in marketing and other measures designed to improve comparable store sales.

     Mrs. Fields' Original Cookies, Inc. was formed in September 1996 in connection with the acquisitions of MFI, Original Cookie and Hot Sam by MFH, a subsidiary of Capricorn. As of October 3, 1998, Capricorn had invested more than $28 million in the Company through MFH. Capricorn retained Mr. Hodges as Chief Executive Officer of Mrs. Fields. Management believes that Mrs. Fields has a more well-recognized brand name than Original Cookie and that Mrs. Fields stores have, during fiscal year 1997 and the 39 weeks ended October 3, 1998, achieved higher average revenue per core store than Original Cookie stores ($351,000 versus $301,000). As a result, the Company intends to continue selectively converting its core and to-be-franchised Original Cookie stores to Mrs. Fields brand stores, which it believes will result in an increase in net sales, comparable store sales and store contribution. The Company will also test the success of converting selected Great American Company-owned stores to Mrs. Fields brand stores. In addition, any Great American franchisee will have the option to convert to Mrs. Fields brand stores (at its sole expense) in areas where there is no overlap with existing Mrs. Fields brand franchise stores.

     Great American, incorporated in 1977, is a leading operator and franchisor of mall-based specialty retail cookie outlets, including full-size stores and satellite sites, consisting of carts, wagons and kiosks. As of October 3, 1998, Great American had 320 in-line stores including 109 Great American-operated and 211 franchised retail units, operating primarily in the southeastern and south central United States, generating $109.3 million in estimated system-wide annual sales for the 52-week period ended June 28, 1998. Great American derives its revenue principally from (i) the sale of cookies and beverages at Great American-operated stores, (ii) the sale of proprietary batter to franchised stores and (iii) the receipt of royalty payments based on gross sales of franchisees. In addition, Great American generates revenues from initial franchise fees and the sale of existing Great American-operated stores to franchisees.

     Great American outlets sell a variety of cookies and brownies, including "cookie cakes," as well as assorted soft drinks, frozen drinks, coffee and tea. Cookie cakes are extra-large cookies, decorated with customer-selected personalized messages, for special occasions. Although cookie sales are generally the result of impulse buying, the Company believes that cookie cakes, which are often purchased as gifts for special occasions, differentiate Great American from other specialty cookie retailers by making Great American stores destination outlets.

PRETZELS

     The Company operates and franchises 312 retail pretzel stores (226 under the Pretzel Time brand and 86 under the Hot Sam brand), which offer "sweet dough" soft pretzels and "Bavarian" style pretzels with a variety of toppings. Pretzel Time's primary product is an all-natural, hand-rolled soft pretzel, freshly baked from scratch at each store location. Pretzel Time stores prepare pretzels with a variety of flavors and specialty toppings, including cheddar cheese, cream cheese and pizza sauce. The stores also offer soft drinks and freshly squeezed lemonade. The Hot Sam pretzel stores specialize in the Bavarian style pretzel. This product has declined in popularity in recent years as sweet dough pretzel sales have grown dramatically. In addition, Pretzel Time stores have, during fiscal year 1997 and the 39 weeks ended October 3, 1998, achieved higher average revenue per core store than Hot Sam stores ($275,000 versus $240,000). As a result, the Company intends to continue converting its core and to-be-franchised Hot Sam stores to Pretzel Time stores, which it believes will result in an increase in net sales, comparable store sales and store contribution.

     Management believes that retail pretzel stores have similar operating characteristics to retail cookie stores that will permit some co-branding of the Company's products. In addition, the retail pretzel business has grown more quickly than the retail cookie business in recent years. Hot Sam was acquired by the Company in connection with the acquisition of Original Cookie. In order to expand its presence in the retail pretzel industry, the Company recently acquired the business of H&M and 70% of the common stock of Pretzel Time. Pretzel Time is a franchisor of 226 hand-rolled soft pretzel retail outlets, which are located in shopping malls as well as in airports, sports arenas, amusement parks and resort areas throughout the United States and Canada. The Company operates 95 of Pretzel Time's stores as franchisee and has rights as developing agent to develop Pretzel Time stores in 18 states, Mexico, and four provinces in Canada.

BUSINESS STRATEGY

     The Company's objective is to increase sales and profitability at its core and franchised stores in prime locations by implementing the key elements of its long-term business strategy. Percentage change in comparable store sales was (0.9)% for the 39 weeks ended October 3, 1998 compared to 0.6% for the fiscal year ended January 3, 1998 from a negative 1.2% for the fiscal year ended December 28, 1996. In addition, franchising, licensing and other revenues increased by 23.5% for the fiscal year ended January 3, 1998 over the fiscal year ended December 28, 1996 and by 59.8% for the 39 weeks ended October 3, 1998 compared to the 39 weeks ended September 27, 1997. The key elements of the Company's business strategy are as follows:

  . Enhance Quality of Company-Owned Store Base. Since current management assumed responsibility in 1994, the Company has focused on closing and franchising Company-owned stores that do not meet certain financial and geographical criteria. From June 1994 through October 3, 1998, the Company closed 171 Mrs. Fields brand stores and franchised an additional 135 Mrs. Fields brand stores. The Company has targeted 135 additional stores across all product concepts to be either closed or franchised by the end of 2000. Such measures are expected to result in enhanced operating margins, as unprofitable stores are closed and certain other stores are converted into franchises, thereby increasing royalty payments and eliminating general and administrative costs associated with such stores.

  . Improve Productivity of Core Stores. The Company is embarking on a program to improve the performance of its core stores by (i) expanding product offerings to include breakfast items, such as muffins, croissants and bagels, and low-fat cookies, brownies and muffins, (ii) raising the average ticket through increased bundling of product offerings, (iii) promoting catering services by individual stores to corporate customers, (iv) decreasing store expenses by reducing waste in the cookie baking process and controlling the cost of ingredients and supplies, (v) improving merchandising by enhancing product presentation and refining product mix and (vi) increasing training and various incentive programs for management and sales staff.

  . Capitalize on the Strong "Mrs. Fields" Brand Name. Management believes that the Mrs. Fields brand is the most widely recognized and respected brand name in the retail premium cookie industry, with a 94% brand awareness among consumers, 20% on an unaided basis and 74% on an aided basis (based on a 1994 study commissioned by the Company), and that Mrs. Fields brand stores, for fiscal year 1997 and the 39 weeks ended October 3, 1998, achieved higher average revenue per core store than Original Cookie stores. As a result, the Company intends to continue selectively converting its core and to-be-franchised Original Cookie stores to Mrs. Fields brand stores, which it believes will result in an increase in net sales, comparable store sales and store contribution. The Company will also test the success of converting selected Great American Company-owned stores to Mrs. Fields brand stores. In addition, any Great American franchisee will have the option to convert to Mrs. Fields brand stores (at its sole expense) in areas where there is no overlap with existing Mrs. Fields brand franchise stores. Original Cookie stores represent 33% and Great American stores represent 28% of all Company-owned cookie stores. In addition, the Company intends to further capitalize on the Mrs. Fields brand name by (i) further developing and expanding new channels of distribution for the Company's products, including kiosks and carts in malls, airports, convention centers, office buildings, street fronts and sports complexes,
     (ii) increasing the emphasis on the mail order business and (iii) developing and capitalizing on licensing opportunities such as co-branding the Mrs. Fields concept with prominent names in the retailing and food service industry, expanding licensing agreements with the Company's existing licensees, entering into new licensing agreements with food service operators (such as the Company's existing arrangements with ARAMark, Host Marriott and United Airlines), and developing product line extensions, such as frozen cookie dough and in-store bakery products to be sold in supermarkets and other convenient locations.

  . Develop Great American Brand. Management believes that the Great American brand has high consumer awareness in the southeast United States, and intends to build on the Great American brand by continuing to franchise additional Great American stores and by testing the success of converting selected Company-owned Original Cookie stores into Great American stores.

  . Capitalize on the Strong "Pretzel Time" Brand Name. Through the acquisition of its 70% controlling interest in Pretzel Time, the Company has obtained the use of the "Pretzel Time" brand name, one of the leading brand names in pretzel retailing. Management believes that there are significant opportunities to improve its existing Hot Sam store operations by continuing to convert its core and to-be-franchised Hot Sam stores to Pretzel Time stores. Pretzel Time stores have, during fiscal year 1997, achieved higher average revenue per core store and store contribution than Hot Sam stores ($275,000 vs. $240,000). Hot Sam stores represent 48% of all Company-owned pretzel stores. Management believes that the conversion to the Pretzel Time name will result in an increase in net sales, comparable store sales and store contribution for the Company's pretzel business. In addition, the Company believes there are significant new Pretzel Time franchising opportunities.

  . Develop New Company-Owned and Franchised Stores. The Company plans to build and franchise new stores, as well as carts and kiosks, in existing and new markets. The Company has identified over 100 mall and non-traditional locations, such as amusement parks and other entertainment centers, that it believes would be ideal for cookie and pretzel stores. By the end of fiscal year 2000, the Company intends to franchise approximately 37 and 14 existing cookie and pretzel stores, respectively. Beginning in fiscal year 1999, the Company intends to add approximately 15 new Company-owned cookie and 10 new Company-owned pretzel stores per year and to franchise approximately 25 new cookie and 25 new pretzel stores per year. In addition to pursuing new store development opportunities within the United States, the Company plans to grow internationally by expanding its franchise operations. As of October 3, 1998, there were 82 franchised Mrs. Fields brand stores open internationally.

  . Realize Purchasing and Overhead Cost Savings. As a result of the Great American Acquisition and the Franchise Acquisition, the Company expects to realize significant cost savings from the elimination of duplicative administrative functions, the consolidation of management information systems and the reduction of the cost of food and other supplies as a result of its enhanced purchasing power with vendors. Management believes that incremental pre-tax cost savings would have totaled approximately $4.1 million (including $2.2 million of general and administrative cost savings and $1.9 million of cost savings related to nonnecessary headquarters facilities and related expenses) for the year ended January 3, 1998.

  . Pursue Further Strategic Acquisitions of Related Businesses. The Company intends to selectively pursue strategic acquisitions, in addition to the Great American Acquisition, the Franchise Acquisition and the Other Recent Transactions, in order to expand its geographic presence and achieve operating efficiencies. The Company's management has demonstrated its ability to identify and integrate new businesses through its acquisitions of the cookie and pretzel businesses of Original Cookie and Hot Sam, respectively, in September 1996 and the majority interest in Pretzel Time and the business of H&M in 1997.

PRODUCT OFFERINGS

     The Company's product offerings consist primarily of (i) fresh baked cookies, brownies, muffins, and other baked goods and (ii) fresh baked sweet dough and "Bavarian" style pretzels. During the fiscal year 1997, pro forma for the Great American Acquisition and the Franchise Acquisition, the Company's revenue mix consisted of the following:

     Cookies and Brownies...............................   60%
     Pretzels...........................................   20%
     Beverages..........................................   18%
     Other..............................................    2%

     Cookies.   The primary products of the Company's cookie stores are a
variety of cookies, which are baked in view of customers throughout the day. Secondary product lines include several varieties of brownies, muffins, other baked goods, gourmet coffees, frozen drinks and other beverages. Mrs. Fields stores, Original Cookie stores and Great American stores also sell decorated cookies ("cookie cakes") which are extra-large cookies decorated with customer-selected slogans purchased as gifts for special occasions, such as birthdays, Valentine's day, Father's day and Easter. Based on pounds of batter shipped, cookie cakes constitute the second largest volume product of Great American stores. The Company plans to utilize Great American's superior expertise in baking and marketing cookie cakes to enhance sales of the existing cookie cakes products in Mrs. Fields and Original Cookie stores.

     Baked products are made using only pure, high quality, vanilla, chocolate, raisins, nuts and other ingredients. To maintain product quality and consistency at both Company-owned and franchised stores, Mrs. Fields and Original Cookie stores use centrally manufactured frozen dough, which is manufactured by outside suppliers according to proprietary formulas of the Company. Great American stores use refrigerated batter that is shipped daily from the Atlanta production facility. All products must pass strict quality assurance and control steps at both the manufacturing plants and the stores.

     Pretzels.   Through its Hot Sam and Pretzel Time stores, the Company offers a wide variety of fresh-baked pretzels. Pretzels have become a popular snack due to consumers' attraction to salted snacks and the increased demand for snacks that are low in fat and cholesterol.

     Hot Sam is the largest U.S. retailer of fresh-baked "Bavarian" style pretzels. Pretzel Time stores offer all natural, hand-rolled sweet dough pretzels prepared with a variety of flavors and special toppings, including cheddar cheese, cream cheese and pizza sauce. In addition, Pretzel Time stores offer specialty pretzels and related products, such as cinnamon pretzels and cinnamon twists, as well as several recently introduced pretzel products, such as pretzel dogs, chocolate chip pretzels and caramel crunch pretzels.

     Product Development.   The Company maintains a product development
department which continually creates and tests new products to attract new customers and revitalize the interest of current customers. Once a new product is identified, the Company develops prototypes to determine the initial formula. For Mrs. Fields products, the formula is then scaled up for test production runs at one or more approved facilities. Once the product has been successfully produced, ingredient specifications, formulas, manufacturing processes, finished product specifications, shelf life, storage and distribution procedures are established. The new product is either immediately launched throughout the system, as in the case of seasonal items or simple line extensions, or test marketed in a limited number of stores. After a trial period to evaluate both consumer response and store operations' ability to handle the new product, it is fully commercialized, modified or discontinued. The Company continually reviews its product mix in an effort to maximize daytime offerings and profitability. For example, new muffin flavors, bagels, croissants and a revitalized coffee program were recently introduced to enhance morning offerings, as cookies begin selling primarily after mid-day.

     In the cookie business, product development efforts are currently focused on a fresh-baked, sugar-free cookie dough and other products, such as low-fat brownies, reduced-fat cookies and seasonal items that are designed to capitalize on consumer trends and draw interest to the Company's store locations. In the pretzel business, the Company has been testing "made-from-scratch" hand rolled pretzels, which serve as a platform for a variety of other products, such as jalapeno, cinnamon raisin and garlic pretzels with a sweet dough base, meat and cheese filled pretzel pockets and pretzelwiches (pretzel bun sandwiches).

STORE OPERATIONS

     Store Base.   As of October 3, 1998, the Company's store portfolio
consisted of 568 Company-owned stores, 523 domestic franchised locations, 82 international franchised locations and 160 licensed locations. By concept, the stores are distributed as follows:

                                             COMPANY-OWNED
                                   ------------------------------------

                                              TO BE                        DOMESTIC    INTERNATIONAL
                                 CORE         CLOSED    TO BE FRANCHISED  FRANCHISED   FRANCHISED   LICENSED  TOTAL
                                 -----        ------          ----------  ----------   ----------   --------  -----

Mrs. Fields............            136             6            8               181          82       160         573
Original Cookie........             98            12           18                --          --        --         128
Great American.........             52            46           11               211          --        --         320
                                   ---            --           --               ---          --       ---       -----
Cookie Subtotal........            286            64           37               392          82       160       1,021
                                   ---            --           --               ---          --       ---       -----

Pretzel Time...........             84            11           --               131          --        --         226
Hot Sam................             63             9           14                --          --        --          86
                                   ---            --           --               ---          --       ---       -----
Pretzel Subtotal.......            147            20           14               131          --        --         312
                                   ---            --           --               ---          --       ---       -----

Totals.................            433            84           51               523          82       160       1,333
                                   ===            ==           ==               ===          ==       ===       =====

     As of October 3, 1998, the Company's domestic stores were located in 48 states. The following table represents states with ten or more outlets:

                             STORE GEOGRAPHY LIST

                                                                                                   % OF DOMESTIC
                                                    COMPANY                                           RETAIL
STATE                                                OWNED       FRANCHISED     LICENSED    TOTAL     OUTLETS
-----                                                -----       ----------     --------    -----     -------
California.......................................      83             54          16        153       12.25%
Texas............................................      48             44           5         97        7.77%
Florida..........................................      30             40          14         84        6.75%
New York.........................................      39             21          16         76        6.08%
Ohio.............................................      53              8          10         71        5.68%
Illinois.........................................      33             18           9         60        4.80%
Michigan.........................................      35             11           3         49        3.92%
Georgia..........................................      17             22           3         42        3.36%
Missouri.........................................       8             33           1         42        3.37%
Pennsylvania.....................................      18             11          12         41        3.28%
Virginia.........................................      20             14           3         37        2.96%
New Jersey.......................................      12             13           8         33        2.64%
North Carolina...................................       3             25           3         31        2.48%
Indiana..........................................      14              9           4         27        2.16%
Tennessee........................................       4             20           3         27        2.16%
Arizona..........................................      14              9           3         26        2.08%
Colorado.........................................       4             12           8         24        1.92%
Connecticut......................................       6             12           5         23        1.84%
Maryland.........................................      10              9           4         23        1.84%
Massachusetts....................................      12              6           5         23        1.84%
Wisconsin........................................      20              3          --         23        1.84%
Louisiana........................................       9              9           2         20        1.60%
Washington.......................................      11              9          --         20        1.60%
Alabama..........................................      --             15           3         18        1.44%
South Carolina...................................       4             12           2         18        1.44%
Utah.............................................       7              9           1         17        1.36%
Minnesota........................................       4             10          --         14        1.12%
Nevada...........................................       3              4           7         14        1.12%
Iowa.............................................       4              9          --         13        1.04%
Oklahoma.........................................       5              5           2         12        0.96%
Kansas...........................................       5              4           1         10        0.80%
Kentucky.........................................       3              6           1         10        0.80%
West Virginia....................................       4              5           1         10        0.80%

     Configuration.   The Company has developed a number of retail
configurations that have wide application and adaptability to a variety of retail environments. In addition to the stores that have been designed for prime mall locations, the Company has developed other formats intended to extend its presence within and beyond mall locations. The introduction of frozen dough technology has led to a number of new store configurations, expanded product offerings in smaller outlets and non-traditional formats.

     Cookie Stores.   All stores are uniformly designed in accordance with the
Mrs. Fields, Original Cookie or Great American prototype, making extensive use of glass, painted wood, brass, mirrors, lighting and point-of-sale displays intended to create an upscale, open and inviting look. Stores also attractively and efficiently display their fresh-baked products using custom-made showcases. Store size ranges from 350 to 800 square feet, and the typical Company-owned store is about 600 to 700 square feet with a minimum of about 15 linear feet of counter space. Locational possibilities for new stores include high traffic regional malls, central downtown shopping districts and recreational shopping environments.

     The Company and its franchisees and licensees also operate cookie kiosks and carts in certain malls on a year-round basis. Kiosks have 100 to 250 square feet of retail space, supported by off-site storage and preparation space. Carts range in size from 30 to 92 square feet. Currently only the Great American kiosks have self-contained baking ovens. Because of their small size, carts and other kiosks do not have baking equipment, and are supplied cookie products by a fully-equipped store usually located in the same mall. The Company plans to add baking equipment to carts and kiosks in malls, airports, convention centers, office buildings, street fronts and sports complexes, giving these outlets greater flexibility in the products they can offer. All designs contain retail display, small freezers and cash registers. The Company sees expansion opportunities from the use of carts, which create incremental revenue at a relatively low cost in certain locations.

     All of the retail store configurations are executed to include the same high-quality marketing, merchandising and design features which customers have come to expect from the Company. The store designs are bright with high-profile trademark identity. All products are baked throughout the day on the premises with ovens located in full view of the customer to support the "fresh-baked" image.

     Pretzel Stores.   Hot Sam stores are uniformly designed in accordance with
the Hot Sam brand, making extensive use of tile, stained wood, lighting and point-of-sale displays intended to create an upscale, open and inviting look. Stores also attractively and efficiently display their products using custom-made showcases. The typical Company-owned pretzel store is about 500 square feet.

     Pretzel Time outlets have an average size of 700 square feet in both kiosks and store locations. Pretzel Time stores are designed to enable customers to enjoy watching the pretzels being rolled, twisted and baked, which underscores freshness and lends to the concept's growing appeal.

     Location and Leasing.   Locational possibilities include any high
pedestrian traffic areas, including second locations within malls, airport concourses, office building lobbies, hospitals, universities, stadiums, and supermarket foyers. Taking the impulse nature of its business into consideration, the Company tries to locate its outlets in areas of high pedestrian traffic, with easy proximity to pedestrian traffic flow and at a distance from other food providers of any kind.

     The majority of the Company's stores are located in shopping malls, with the vast majority of Mrs. Fields brand stores in malls falling into the "A" and "B" classifications, or the better-quality malls in the country. As of October 3, 1998, the Company, including franchise locations, has a presence in 90% of the top 150 (as measured in sales per foot) "A" and "B" malls in the country. Malls in "A" and "B" classifications generally have the following characteristics:

     .  Size greater than 700,000 square feet
     .  Sales per square foot greater than $300
     . Population density greater than 150,000 people within a five-mile radius . Median family income greater than $50,000
     .  Generally supported by national fashion anchor tenants
     .  Located to minimize competition from other malls

     Great American stores are located primarily in high-traffic "B" malls.

     Marketing and Advertising.   The Company's in-house marketing department
and an outside promotional agency market products emphasizing product sampling, local store marketing and brand name identification. The Company advertises at the store level, using the aroma of fresh-baked cookies and the attractive arrangement of finished products to create a store ambiance that is conducive to sales. Recently the Company experimented with an advertising campaign with nationally televised commercials during peak holiday periods. The Company cultivates local customer loyalty by offering regular 20% discounts to employees in malls where stores are located and occasional other discounts. The Company historically has spent relatively little on paid advertising, relying mainly on in-store signage, promotions and the public relations of Debbi Fields, who makes store visits and local media appearances throughout the country and internationally for the Company. In addition to posters and display of products, the Company promotes products by offering special packaging and selling other promotional items. A recent promotion for the Company's 20th anniversary featured a tie-in with the popular Peanuts characters from the syndicated comic strip, a sweepstakes, and gifts with purchases. The Company is currently working on developing catered corporate accounts for both Company-owned and franchised stores and will be building awareness of products geared toward corporate accounts at the store level for the local market area and through catalogue sales. The Company also promotes its products as gifts, particularly at holiday time.

     Great American's marketing strategy has emphasized strong merchandising of its products and the use of proactive sales techniques, including the free sampling of products and other methods intended to increase the size of customer orders.

     Mail Order Business.   The Company's mail order division markets a variety
of fresh-baked and other gift items through its mail order gift catalogue using toll free telephone numbers, including "1-800-COOKIES." The mail order division had $3.8 million in revenues during fiscal year 1997. The Company believes that there is significant potential in the mail order business and is developing this division by targeting both corporate customers and individuals with a history of purchases at Mrs. Fields stores. Sales from the mail order division for the fiscal year 1997 have increased approximately 61% over sales for the comparable previous period.

     Customer Profile.   The Company believes that its products are best
targeted to a demographic profile which is relatively young, with upper-middle income levels. At the time of a May 1994 study, 66% of Mrs. Fields' customers were female and 34% were male, the mean age of a customer was 35.1 years of age, and 57% of customers had a household income of $50,000 or more. The Company believes that this demographic profile remains valid.

     Seasonality.   The Company's sales and profitability in both the cookie
business and the pretzel business are subject to seasonal fluctuation and are traditionally higher during the Thanksgiving and Christmas holiday season and other gift-giving holidays due to increased mall traffic and holiday gift purchases.

SUPPLIES AND DISTRIBUTION

     Ingredients and Supplies.   The Company relies primarily on outside
suppliers and distributors for the ingredients used in its products and other items used in its stores. Mrs. Fields stores receive frozen products, made according to proprietary recipes of the Company, from the Company's primary supplier, Pennant Food Corp. ("Pennant"). Pennant uses stringent quality controls in testing ingredients and manufacturing, and products are not released for distribution unless they pass all quality control steps, including an evaluation of the finished baked product. Pennant's contract for making frozen products for the Company is renewable every three years. Pennant supplies the majority of Mrs. Fields and Original Cookie frozen bakery product. J&J Foods, Inc. supplies the majority of the frozen pretzel dough to Hot Sam Stores. The Company has identified alternative suppliers for frozen dough at Mrs. Fields and Hot Sam. Pretzel Time stores buy a proprietary dry mix from selected distributors and mix and bake pretzels at individual stores. Pretzel Time franchisees buy from various distributors.

     Most supplies other than dough (such as beverages and paper products) are ordered from distributors by either the Company or the franchisee and are directly shipped to the store. The Company sells exclusively Coca-Cola soft drinks in Mrs. Fields, Original Cookie, Pretzel Time, Hot Sam and Great American stores under agreements with Coca-Cola USA Fountain.

     Great American stores receive "ready to bake" refrigerated batter from a batter facility in Atlanta, which the Company acquired in the Great American Acquisition. The batter, which has a shelf life of about 90 days, is stored at the batter facility for an average of one to three weeks, depending on demand, before being shipped. Most other supplies (such as beverages and paper products) are ordered from third-party vendors by Great American or the franchisee and are shipped directly to the store.

     Distribution.   Regional distributors handle distribution of perishable and non-perishable items to Mrs. Fields and Original Cookie stores weekly. Regional distributors own and maintain all of the inventory, but are authorized to purchase inventory items only from authorized vendors at prices that have been negotiated by Mrs. Fields. Hot Sam distributes perishable and non-perishable items weekly to stores using seven different regional distribution companies. Pretzel Time franchisees use a variety of distributors. The Company ships equipment related items, including smallwares equipment and oven parts, directly from public warehouses. Great American stores receive batter from the Atlanta batter facility by refrigerated common carrier.

MANAGEMENT INFORMATION SYSTEMS

     The Company has made a substantial investment in developing its point-of-sale ("POS") system, which gathers information transmitted daily to corporate headquarters from most of the Mrs. Fields brand core stores. The POS system tracks sales from the point of purchase through a central mid-range computer to store, district and corporate management, allowing management to track performance data and react quickly to developments at the store level. Information transmitted from the Company-owned stores on daily sales permits the Company, among other things, to monitor performance across the network of stores. Most Company-owned Mrs. Fields stores are equipped with a Sharp A570 or Sharp 3110 POS register and an IBM computer, enabling store managers to track and report daily customer traffic counts, sales, average ticket, inventory levels and labor costs. The Company is upgrading its back-office system to a Windows NT environment and is currently upgrading all Mrs. Fields stores to Pentium 333 machines. The Company plans to install its upgraded back-office system, along with the POS registers and Pentium 333 machines, in its core Original Cookie stores, Hot Sam stores, Pretzel Time stores and certain Great American stores by August 1999.

     The Company believes that it can improve operating efficiencies by introducing its improved system into all acquired Company-owned stores. The Company cannot be sure that it will successfully integrate this system or that it can achieve a fully integrated system within budget. Therefore, the Company cannot be sure that its attempts to integrate the POS system will not adversely affect its financial condition and results of operations.

     Management has assessed the Year 2000 issue and has determined that all internal IT systems including financial software, corporate networks, the AS400 system and all other systems are Year 2000 compliant with the exception of: (1) systems used for collecting and communicating sales data from retail locations, and (2) internally developed plant production and distribution software.

     The Company is currently replacing its sales collection systems with software and hardware that is Year 2000 compliant. This project is approximately 30% complete with final completion projected for August 1999. The estimated cost of this project is $1.1 million and includes software development and new store computers. The costs to complete this project are included in the Company's 1998 and 1999 budgets. Funding for this project is being provided by internal cash flow and by a lease finance company.

     Replacement of the plant production and distribution software will take place in the first quarter of 1999 at an estimated cost of $50,000. No IT projects have been deferred as a result of the Company's Year 2000 efforts.

     Management is in the process of assessing Year 2000 issues with respect to its significant vendors and financial institutions as to their compliance plans and whether any Year 2000 issues will impede the ability of such vendors to continue providing goods and services to the Company. Failure of the Company's key suppliers to remedy their own Year 2000 issues could delay shipments of essential products, thereby disrupting the Company's operations. Furthermore, the Company relies on various service providers, such as utility and telecommunication service companies, which are beyond the Company's control. This assessment is approximately 20% complete with final completion anticipated by the end of 1998. Based upon the results of the assessment to date, management is not aware of any Year 2000 issues relating to its significant vendors, financial institutions or its non-IT systems.

STORE MANAGEMENT

     Management Structure.   The Company monitors all Company-owned stores with
a regionally based staff of district sales managers. District sales managers are responsible for monitoring all cookie and pretzel stores in their territory. Until recently, a separate staff of regionally based franchise operations consultants had monitored franchisees. The Company plans to consolidate the franchise operations consultants with the district sales managers. As a result each district sales manager is responsible for overseeing approximately 30 Company-owned or franchised cookie and pretzel stores within his or her region. Each district sales manager reports to one of the four regional vice-presidents of store operations. The field staff is also responsible for introducing new products and processes to the stores, ensuring proper implementation and quality control.

     Management Incentives.   Each store has an on-site management team
consisting of a manager and an assistant manager. The store manager is responsible for hiring, training and motivating store personnel. Each manager of a Company-owned store is eligible for salary increases and bonuses based upon the performance of his or her store, including sales, profits and store appearance. The Company believes that its incentive and other programs for management have achieved a strong retention rate for managers. Without giving effect to the Great American Acquisition, 72% of the Company's district sales managers have been with the Company for at least four years (67% for over five years), and 51% of the Company's store managers have been with the Company for at least four years (40% for over five years).

     Training.   The Company believes store managers are a critical component in creating an effective retail environment, and accordingly has developed ongoing programs to improve the quality and effectiveness of its store managers and to increase retention rates. New store managers are required to attend a two-week training program at the Company's Salt Lake City training facility and ongoing training courses in new products, standards, and procedures are available throughout the year to all Company personnel. New franchisees and store managers of Great American are required to attend a one-week training program at Great American's Atlanta training facility, known as "Cookie University." In addition, training courses are available throughout the year to all Great American and franchisee personnel.

FRANCHISE OPERATIONS

     In accordance with the Company's business strategy, the Company has been selling, and expects to continue to sell, selected Company-owned stores to franchisees to reduce costs, increase profitability and provide for liquidity and development of additional stores in the future. The Company also is actively seeking to franchise new stores.

     Cookie Business.   Each franchisee pays the Company an initial licensing
fee of $25,000 per Mrs. Fields store location and is responsible for funding the building-out of the new store and purchasing initial dough inventory and supplies, at a total cost of approximately $200,000 (including the initial franchise fee), although the cost of opening a new store can vary based on individual operating and location costs. The Company also charges franchisees a fee to handle equipment purchases and to provide other assistance in helping the franchisee to set up operations. After a store is set up, a franchisee pays royalty fees to the Company of 6% of the franchised store's annual gross sales, and an advertising fee of 1% of annual gross sales. The Company does not currently anticipate franchising Original Cookie stores.

     Franchisees come from a wide variety of business backgrounds and bring with them different operating styles and business objectives. Among the Company's franchisees are full-time store operators, passive investors, retired professionals and people seeking a second source of income. The majority of Mrs. Fields franchisees own one store. As of October 3, 1998, the five largest Mrs. Fields franchisees operated 61 stores, and the largest Mrs. Fields franchisee operated 14 stores.

     Each Great American franchisee pays the Company an initial licensing fee of $25,000 per store and is responsible for funding the build-out of the new store and purchasing initial batter inventory and supplies, at a total cost of approximately $164,000 (including the initial licensing fee), although the cost of opening a new store can be significantly higher for franchisees who purchase existing Company-owned stores and otherwise varies based on individual operating and location costs. The Company also charges franchisees a fee to purchase equipment and to provide other assistance in helping the franchisee to set up operations.

     Pretzel Business.   The Company does not franchise Hot Sam stores. The
Company is a franchisee of 94 Pretzel Time stores, with rights to sub-franchise, if desired. Each franchisee pays Pretzel Time an initial licensing fee of $25,000 per new Pretzel Time store location and will be responsible for funding the building-out of the new store and supplies, at a total cost of approximately $190,000 to $240,000 (including the initial franchise fee), although the cost of opening a new store can vary based on individual operating and location costs. Pretzel Time also charges franchisees a fee to handle equipment purchases and to provide other assistance in helping the franchisee to set up operations. After a store is set up, a franchisee pays royalty fees to Pretzel Time of 7% of the franchised store's annual gross sales, and a marketing fee of 1% of annual gross sales.

     Franchisee Recruiting and Training. The Company has been successful in recruiting franchisees and completing franchise transactions and believes it will continue to realize significant cash flow from franchising by (i) emphasizing the use of proprietary dough that minimizes product quality issues and ensures a consistent product across all outlets, (ii) frequent quality, service and cleanliness evaluations of franchised stores by operations support staff and (iii) initial and continuing training of franchisees to improve their financial and retail sales skills.

     The Company believes its franchisees are a critical component in creating an effective retail environment, and accordingly makes its ongoing programs available to franchisees to improve their quality and effectiveness. Franchisees are required to attend a two-week training program at the Company's Salt Lake City training facility and ongoing training courses in new products, standards, and procedures are available throughout the year to all franchisee personnel.

LICENSING

     In the past few years, the Company has utilized a "branding" strategy which has capitalized on the highly-recognized Mrs. Fields brand to build traffic, expand sales, improve market share, and to increase profits through cultivating alternative channels of distribution. The following is a comprehensive list of branding strategies, with examples of current licensees within the Company's system:

     Concept Licensing. The Company has developed a licensing program for non-mall retail outlets that enables the Company to enter difficult-to-reach markets and facilitate brand exposure through "presence" and "prestige" marketing. The Company's licensees duplicate the Mrs. Fields store concept and purchase dough from the Company's various distributors. Several of these licensees are contract management companies that manage and operate food service in host locations. The Company's licensees and their respective distribution channels include Host Marriott (airports and travel plazas), ARAMark (stadiums and convention centers) and Holiday Inn Worldwide (hotels).

     Retail Licensing.   The Company plans to capitalize on its brand awareness
and the perception of quality among consumers to expand the product line to include products sold in other retail environments, including refrigerated dough, dry-mix and non-food products, and other applications outside the original scope of the Company's retail cookie store concept. A current example is Legacy Brands, which has the exclusive North American rights to retail frozen dough and offers Mrs. Fields Cookies frozen dough throughout the supermarket industry. Another licensee is Wham-O, Inc., which has a license to market the Mrs. Fields Baking Oven for children sold in most toy stores and through mass merchandisers.

     Supply Licensing.   The Company currently has arrangements with United
Airlines and TWA under which its mail order division sells cookies to the airlines and allows the airlines to promote the Mrs. Fields brand and products to its first-class customers. The Company is pursuing similar relationships to compete with other manufacturers' brands selling in this channel of business.

COMPETITION

     The Company competes for both leasing opportunities and customers with other cookie and pretzel retailers, as well as other confectionery, sweet snack and specialty food retailers, including cinnamon rolls, yogurt, ice cream, baked goods and candy shops. The specialty retail food and snack industry is highly competitive with respect to price, service, location and food quality, and there are many well-established competitors with greater resources than those of the Company. The Company competes with these retailers on the basis of price, quality, location and service. The Company faces competition from a wide variety of sources, including such companies as Cinnabon, Inc., TCBY Yogurt Inc., Auntie Anne's Soft Pretzels, PretzelMaker and Baskin-Robbins 31 Flavors.

PROPERTIES

     As of October 3, 1998, the Company leased 1,029 retail stores, of which 445 were subleased to franchisees under terms which cover all obligations of the Company thereunder. Under its franchise agreements, the Company has certain rights to gain control of a retail site in the event of default under the lease or the franchise agreement. Most of the Company's operating leases provide for the payment of lease rents plus real estate taxes, utilities, insurance, common area charges and certain other expenses, as well as contingent rents which generally range from 8% to 10% of net retail store sales in excess of stipulated amounts. See "Risk Factors--Dependence on Real Estate Leases; Continuing Obligations on Leases."

     The Company recently signed a new lease for 31,000 square feet of office space in Salt Lake City, Utah, which it uses as its corporate headquarters. The Company also leases approximately 20,000 square feet of office space in Salt Lake City, Utah for its product development, training and mail order operations. The Company owns substantially all of the equipment used in both of these facilities and in Company-owned retail outlets. Great American owned its headquarters and batter production facility, located in a building of approximately 28,000 square feet in Atlanta, Georgia. The Company acquired this facility in the Great American Acquisition. Great American's headquarters have been transferred to Salt Lake City since the Great American Acquisition.

EMPLOYEES

     As of October 3, 1998, the Company had approximately 5,134 employees in Company-owned stores, of whom approximately 930 were store managers and assistant store managers, 58 were full-time sales assistants and 4,146 were part-time sales assistants. The typical Company store employs five to thirteen employees. During the period from November through February, the Company may hire as many as 750 additional part-time employees to handle additional mall traffic. Most employees are paid on an hourly basis, except store managers. The Company's employees are not unionized. The Company has never experienced any significant work stoppages and believes that its employee relations are good.

     Many of the Company's employees are paid hourly rates based upon the federal minimum wage. The federal minimum wage increased from $4.75 to $5.15 on September 1, 1997. As of October 3, 1998, 1,507 of the Company's 5,134 employees in Company-owned stores earned the federal minimum wage. The September 1, 1997 minimum wage increase is expected to negatively impact the Company's labor costs, increasing wages by approximately $219,000 annually, but management believes this impact can be negated in the long-term through increased efficiencies in its operations and, as necessary, through retail price increases.

TRADEMARKS

     The Company is the holder of numerous trademarks that have been federally registered in the United States and in other countries located throughout the world. The Company is a party to disputes with respect to trademarks none of which, in the opinion of management of the Company, is material to the Company's business, financial condition or results of operations.

LEGAL PROCEEDINGS; GOVERNMENT REGULATION

     In the ordinary course of business, the Company is involved in routine litigation, including franchise disputes and trademark disputes. Except as described below, the Company is not a party to any legal proceedings which, in the opinion of management of the Company, after consultation with legal counsel, is material to the Company's business, financial condition or results of operations.

     In connection with the initial discussions relating to the Great American Acquisition, on or about September 12, 1997, nine franchisees of Great American filed an action challenging a possible acquisition of Great American by the Company. Pursuant to the Franchisee Agreement, certain Great American franchisees released all claims with respect to this litigation, and it was a condition of the Great American Acquisition that this litigation be dismissed with prejudice. A motion dismissing the litigation with prejudice was filed on August 24, 1998. See "The Transaction--The Great American Transactions."

     The Company's stores and products are subject to regulation by numerous governmental authorities, including, without limitation, federal, state and local laws and regulations governing health, sanitation, environmental protection, safety and hiring and employment practices.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the executive officers and directors of Mrs. Fields as of November 1, 1998. The directors are also directors of MFH.

NAME                                  AGE                                        TITLE
----                                  ---                                        -----
Larry A. Hodges.................       49    Director, President and Chief Executive Officer
L. Tim Pierce...................       47    Senior Vice President, Chief Financial Officer and Secretary
Pat W. Knotts...................       43    Senior Vice President of Operations
Garry Remington.................       47    Senior Vice President of Real Estate
Michael R. Ward.................       40    Vice President of Administration and Legal Department
Herbert S. Winokur, Jr..........       54    Chairman of the Board of Directors
Richard Ferry...................       61    Director
Debbi Fields....................       42    Director
Nat Gregory.....................       50    Director
Walker Lewis....................       54    Director
Peter Mullin....................       57    Director
Gilbert Osnos...................       69    Director

     Mr. Hodges has been President and Chief Executive Officer of MFI and Mrs. Fields since March 1994, and a Director of Mrs. Fields and MFH since April 1993. From 1992 to 1994, Mr. Hodges was the Chief Executive Officer of Food Barn Stores, Inc. (Kansas City, Missouri). Earlier Mr. Hodges was a consultant to various manufacturers and retailers. For 25 years, Mr. Hodges was with American Stores Company where he served as President of two of its subsidiaries ranging in annual sales from $600 million to $2.3 billion. Mr. Hodges has over 32 years of experience in the retail field serving as president of four supermarket chains and consultant and director to large food companies. Mr. Hodges is a director of Ameristar Casinos, Inc. and Coinstar, Inc.

     Mr. Pierce has been Senior Vice President of MFI and Mrs. Fields since December 1991, and Chief Financial Officer since August 1993. He was appointed Corporate Secretary in April 1995. Since joining MFI in 1988 and prior to becoming Senior Vice President, Mr. Pierce had served as Vice President of Finance. He was also an Audit Manager and a Senior Audit Manager with Price Waterhouse in Salt Lake City, Utah, and New York, New York. Mr. Pierce is a certified public accountant and has also served on the Board of Directors of Mountain America Credit Union and currently serves as a Director of Pretzel Time, Inc.

     Mr. Knotts has been Senior Vice President of Mrs. Fields since October 1996. Mr. Knotts' responsibilities include all aspects of store operations and related support functions. Between January 1992 and October 1996, Mr. Knotts served as Executive Vice President of Operations for Original Cookie and Hot Sam, where he was responsible for store operations, marketing, purchasing, construction and store design. Mr. Knotts also held the position of Regional Vice President of Stores for Silo Inc., a $1 billion consumer electronics and major appliance chain.

     Mr. Remington has been Senior Vice President of Real Estate of Mrs. Fields since July 1997. Mr. Remington's responsibilities include all aspects of real estate, store construction, remodels and lease negotiations. Between October 1996 and July 1997, Mr. Remington served as Vice President of Real Estate for Sbarro, Inc. From 1994 to 1996, Mr. Remington held the position of Senior Vice President of Leasing for the Woolworth Corporation, with responsibilities for Footlocker, Champ Sports, Northern Reflections, Afterthoughts, and seven other divisions, and from 1992 to 1994, Mr. Remington was Vice President and Director of Leasing for the Woolworth Corporation, which he joined in 1972.

     Mr. Ward has been Vice President of Administration for Mrs. Fields since September 1996. Mr. Ward's responsibilities include management of the Human Resources Department, Benefits and the Legal Department. Between 1991 and 1996, Mr. Ward's responsibilities were overseeing the Legal Department and the Human Resources Department for MFI. He is admitted to practice law in the State of Utah.

     Mr. Winokur has been Chairman of the Board of Directors of Mrs. Fields and MFH since their inception in September 1996. Mr. Winokur is managing member of Capricorn Holdings, L.L.C., the General Partner of Capricorn. Mrs. Fields is owned by MFH, a portfolio company of Capricorn which owns the majority of MFH's stock. Mr. Winokur is President of Winokur Holdings, Inc. (an investment company) and Managing General Partner of Capricorn Investors, L.P. and Capricorn, private investment partnerships concentrating on investments in restructure situations, organized by Mr. Winokur in 1987 and 1994, respectively. Prior to his current appointment, Mr. Winokur was Senior Executive Vice President and Director of Penn Central Corporation. Mr. Winokur is also a Director of NAC Re Corporation, The WMF Group, Ltd., MFH, DynCorp., and Enron Corp.

     Mr. Ferry has been a Director of Mrs. Fields since its inception in September 1996. Mr. Ferry is co-founder and Chairman of Korn/Ferry International, the world's leading executive search firm. Mr. Ferry is on the Board of Directors of Avery Dennison, Dole Food Company and Pacific Life Insurance Company.

     Debbi Fields has been a Director of Mrs. Fields since its inception in September 1996. Debbi Fields founded a predecessor to Mrs. Fields in 1977 and served as President and Chief Executive Officer until 1993. She currently serves on the Board of several non-profit organizations and lectures throughout the United States to Fortune 500 companies. Debbi Fields is a director of Outback Steakhouse, Inc.

     Mr. Gregory has been a Director of Mrs. Fields since its inception in September 1996. Since 1993, Mr. Gregory has served as Chairman and Chief Executive Officer of NATCO, an international supplier of oilfield production equipment, which is a portfolio company of Capricorn. Prior to that he served as Managing Director of Smith Barney from 1991 to 1993. Mr. Gregory is a member and managing director of Capricorn Holdings, L.L.C., the General Partner of Capricorn, and a director of Marine Drilling Companies, Inc.

     Mr. Lewis has been a Director of Mrs. Fields since its inception in September 1996. Mr. Lewis is the Chairman of Devon Value Advisers. Mr. Lewis served as Chairman of Strategic Planning Associates, specializing in shareholder value strategies. Mr. Lewis was a Senior Advisor at Dillon Read & Co., Inc. ("Dillon Read") and his company, Devon Value Advisors, continues to act as a consultant to Dillon Read. He was a Managing Director of Kidder, Peabody & Co., Inc., President of Avon North America and Executive Vice President of Avon Products, Inc. Mr. Lewis has served on the Board of Directors of Owens Corning, American Management Systems, Incorporated, Jostens, Inc., Marakon Associates and London Fog.

     Mr. Mullin has been a Director of Mrs. Fields since its inception in September 1996. Mr. Mullin founded Mullin Consulting, Inc. in Los Angeles in 1969, and serves as its Chairman and Chief Executive Officer. He also co-founded Strategic Compensation Associates and serves as Chairman of the firm's Executive Committee. Mr. Mullin is a member of the Board of Directors of Avery Dennison Corporation, 1st Business Bank, Process Technology Holdings, Inc., Golden State Vintners, M Life Insurance Company and the Board of Advisors of CMS Companies.

     Mr. Osnos has been a Director of Mrs. Fields since its inception in September 1996. Mr. Osnos has served since 1992 as Chairman of Osnos & Company, which provides interim management to companies. He has served as Interim President/CEO/COO to a large array of companies in manufacturing, distribution, retailing and service industries. In 1979 he joined the predecessor firm and became a partner in 1981. He has been Chairman of the Turnaround Management Association and a member of its Board since prior to 1993. He is also on the Board of Directors of Furr's/Bishop's, Inc. and Dunham's Athleisure Corp.

EXECUTIVE COMPENSATION

     The following table sets forth information with regard to compensation for services rendered in all capacities to the Company by its Chief Executive Officer, the four other most highly compensated executive officers of the Company other than the CEO who were serving as executive officers at the end of the last completed fiscal year and one additional individual for whom disclosure would have been provided, but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year. Information set forth in the table reflects compensation earned by such individuals for services with the Company or its subsidiaries.


                                                    SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM COMPENSATION
                                                ANNUAL COMPENSATION                        AWARDS
                                       --------------------------------------  ------------------------------
                                                                    OTHER       RESTRICTED      SECURITIES
                                                                   ANNUAL          STOCK        UNDERLYING        ALL OTHER
           NAME AND                       SALARY      BONUS     COMPENSATION     AWARD(S)     OPTIONS/SARS(8)   COMPENSATION
      PRINCIPAL POSITION         YEAR     ($)          ($)           ($)            ($)             (#)              ($)
      ------------------         ----  ----------  -----------  -------------  -------------  ---------------  ---------------
LARRY HODGES                     1997   $300,000   $185,412           $2,177      $50,000(7)            --          $    --
 President and CEO               1996    262,834         --            1,656           --          229,992               --
                                 1995    247,313    200,000            1,250           --               --               --

L. TIM PIERCE                    1997    175,000    103,607            1,287           --               --               --
 Senior Vice President           1996    167,723         --            1,107           --           32,856           33,000(1)
 and CFO                         1995    164,180     52,000            1,494           --               --           33,000(1)

PAT KNOTTS                       1997    162,500     27,321               --           --               --               --
 Senior Vice President           1996    172,490    267,212(2)            --           --           32,856           23,920(3)
 Operations                      1995    157,635         --               --           --               --            2,912(4)

MICHAEL WARD                     1997    109,904     56,393              619           --               --               --
 Vice President Legal            1996     83,020         --              526           --           24,642               --
 and Administration              1995     83,095      8,650              442           --               --               --

GARRY REMINGTON                  1997     82,859         --               --           --           24,642           46,707(6)
 Senior Vice President           1996         --         --               --           --               --               --
 Real Estate                     1995         --         --               --           --               --               --

JULIE BYERLEIN(5)                1997    121,375         --               --           --               --               --
 Senior Vice President           1996         --         --               --           --               --               --
 Marketing and                   1995         --         --               --           --               --               --
 Licensing

_______________
(1) Represents forgiveness of a loan made by MFI in 1993.
(2) Represents payments under retention and employment agreements from Original Cookie/Hot Sam.
(3) Represents payment of relocation expenses of $20,920 and a grant of $3,000 under the Original Cookie 401(k) plan.
(4) Represents a grant under the Original Cookie 401(k) plan.
(5) Started with the Company in May 1997. Resigned from the Company in June
    1998.
(6) Represents payment of relocation expenses.
(7) 50% of the restricted shares vest on January 1, 1999 and the other 50% vest on January 1, 2000.
(8) The stock options for MFH Common Stock have 10-year terms and were granted as of September 1996, with the exception of Garry Remington's, which were granted as of July 1997. All options have an exercise price of $10.00 per share, with the exception of Garry Remington's, which have an exercise price of $13.00 per share.

OPTION GRANTS AND EXERCISES

     The Board of Directors of MFH recently approved the provisions of a director stock option plan (the "Director Stock Option Plan"), providing for the issuance of common stock, par value $.001 per share (the "MFH Common Stock"), of MFH to directors of MFH, and an employee stock option plan (the "Employee Stock Option Plan" and, together with the Director Stock Option Plan, the "Plans"), providing for the issuance of options to purchase MFH Common Stock to officers and other employees of MFH and its subsidiaries, including the Company. The Plans provide for the issuance of options to purchase an aggregate of 542,840 shares of MFH Common Stock to directors of MFH and officers and employees of MFH's subsidiaries, including the Company, of which 375,840 shares, representing approximately 10% of the total MFH Common Stock on a fully diluted basis, after giving effect to the issuance of stock pursuant to the MFH Warrants and to issuances of stock pursuant to options currently issued to directors and employees under the Plans, have been issued. The following table sets forth information concerning stock option grants made with respect to fiscal year 1997 to the named executive officers to purchase common stock of MFH, the owner of the Company. See "Certain Relationships and Related Transactions" and "Beneficial Ownership of Capital Stock."

OPTION GRANTS WITH RESPECT TO LAST FISCAL YEAR--MFH COMMON STOCK

                                                         INDIVIDUAL GRANTS
                                         -------------------------------------------------
                                                                                             POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED
                            NUMBER OF      % OF TOTAL                                          ANNUAL RATES OF
                            SECURITIES    OPTIONS/SARS                                           STOCK PRICE
                            UNDERLYING     GRANTED TO        EXERCISE OF BASE                    APPRECIATION
                           OPTIONS/SARS   EMPLOYEES IN        PRICE ($ PER      EXPIRATION   FOR OPTION TERM (2)
                                                                                            ----------------------
                              GRANTED     FISCAL YEAR(1)         SHARE)            DATE         5%         10%
                           ------------  ------------     -------------------   ----------  ---------    ---------
Garry Remington..........        24,642           100%                 $13.00      7/10/07   $521,918    $830,928

_____________
(1) Represents percentage of total options to purchase MFH Common Stock granted to employees of the Company with respect to the fiscal year.
(2) The dollar amounts under these columns are the result of calculations at 5% and 10% compounded annual rates set by the Commission, and therefore are not intended to forecast future appreciation, if any, in the price of MFH Common Stock. The potential realizable values illustrated at 5% and 10% compound annual appreciation of the options which expire on July 10, 2007 assume that the price of the MFH Common Stock increases to $21.18 and $33.72 per share, respectively, over the 10-year term of the options.

BOARD COMPENSATION

     The Board of Directors of Mrs. Fields meets regularly on a quarterly basis and more often as required. Board members, other than officers of the Company and Mr. Winokur, Mr. Gregory and Ms. Fields, are compensated for services rendered annually as follows: (i) $12,000 cash; and (ii) grants of options to purchase MFH Common Stock, pursuant to the Director Stock Option Plan. The Board of Directors of MFH recently approved the award of options under the Director Stock Option Plan to purchase 3,350 shares of MFH Common Stock to each of Messrs. Ferry, Gregory, Lewis, Osnos and Winokur as of January 1, 1997, at an exercise price of $10.00 per share, and the award of options to purchase 1,792 shares of MFH Common Stock as of January 1, 1998, at an exercise price of $16.74 to each of the same directors, with the options of Messrs. Gregory and Winokur being issued to Capricorn.

     The Board members were also offered an opportunity to acquire shares of MFH common stock pursuant to a director stock purchase plan (the "Director Stock Purchase Plan"). Such compensation in shares that would be payable or issuable to Messrs. Winokur and Gregory will be paid to Capricorn. A total of 51,667 vested shares of MFH Common Stock and 28,333 restricted shares of MFH Common Stock have been issued to directors and officers of the Company under the Director Stock Purchase Plan.

BOARD COMMITTEES

     Three functioning committees of the Board have been organized including (i) Executive Committee, (ii) Compensation Committee and (iii) Audit Committee. Following is a brief description of each of these committees.

     Executive Committee.   The Executive Committee is composed of Messrs.
Winokur (Chairman), Gregory and Hodges. The purpose of this committee is to act on the behalf of the entire Board of Directors between Board meetings.

     Compensation Committee.   The Compensation Committee is composed of Messrs.
Gregory (Chairman), Mullin and Lewis. The purpose of this committee is to ensure that the Company has a broad plan of executive compensation that is competitive and motivating to the degree that it will attract, hold and inspire performance of managerial and other key personnel of a quality and nature that will enhance the growth and profitability of the Company.

     Audit Committee.   The Audit Committee is comprised of Messrs. Ferry
(Chairman) and Osnos. The purpose of the Audit Committee is to provide oversight and review of the Company's accounting and financial reporting process in consultation with the Company's independent and internal auditors.

INDEMNIFICATION AND COMPENSATION

     The Company's By-Laws authorize the Company to indemnify its present and former directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of such individuals to repay such amounts if so required.

EMPLOYMENT AGREEMENTS

     All of the executive officers are parties to employment agreements with the Company. Each employment agreement provides for a period of employment of two years (or three years, in the case of Larry Hodges) from the date of the agreement, subject to termination provisions and to automatic extension of the agreement. Each employment agreement permits the employee to participate in any incentive compensation plan adopted by the Company to replace the Fiscal 1994 Incentive Compensation Plan of MFI, benefit plans and an equity-based plan or arrangement. If the Company terminates employment for cause or if the employee terminates employment without good reason, the Company has no further obligation to pay the employee. If the Company terminates employment without cause, or the employee terminates employment with good reason, the employee can receive in severance pay the amount equal to the product of his or her then current semi-monthly base salary by the greater of the number of semi-monthly periods from the notice of termination or 36 semi-monthly periods, plus a portion of any discretionary bonus that would otherwise have been payable. The employment agreement prohibits the employee, for a year from the date of termination of employment under the agreement, from becoming an employee, owner (except for investments of not more than 3% of the equity of a company listed or traded on a national securities exchange or an over-the-counter securities market), officer, agent or director of a firm or person that directly competes with the Company in a line or lines of business of the Company that accounts for 10% or more of the Company's gross sales, revenues or earnings before taxes. The employment agreements have customary provisions for vacation, fringe benefits, payment of expenses and automobile allowances. The employees who have such employment agreements, and their base salaries, are: Larry Hodges, President and Chief Executive Officer, $350,000, L. Tim Pierce, Senior Vice President, Chief Financial Officer and Secretary, $200,000, Pat Knotts, Senior Vice President of Operations, $215,000, Michael Ward, Vice President of Administration and Assistant Secretary, $140,000 and Garry Remington, Senior Vice President of Real Estate, $190,000.

                     BENEFICIAL OWNERSHIP OF CAPITAL STOCK

     As of the date of this Prospectus, all of the capital stock of the Company is owned by MFH, whose address is 2855 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121.The following table sets forth certain information, as of November 1, 1998, believed by the Company to be accurate based on information provided to it concerning the beneficial ownership of common stock by each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding common stockholders, and by each director, the Company's Chief Executive Officer, each of the Company's other four most highly compensated executive officers and all officers and directors as a group, as of November 1, 1998. The stockholders listed below are deemed beneficial owners of common stock of the Company as a result of their ownership of common stock of MFH, the owner of 100% of the capital stock of the Company. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares. The shares and percentages set forth below include shares of common stock which were outstanding or issuable within 60 days upon the exercise of options outstanding as of November 1, 1998. The percentages set forth below do not give effect to the exercise of the MFH Warrants or to the issuance of stock pursuant to options currently issued to directors and employees under the Plans. See "Management--Option Grants and Exercises" and "-- Board Compensation," "Risk Factors--Controlling Stockholder" and "Certain Relationships and Related Transactions." As of November 1, 1998, there were eight record holders of MFH Common Stock.

                                                                                           COMMON STOCK
                                                                             -----------------------------------------
                                                                                  NUMBER OF            PERCENTAGE
TITLE OF CLASS           NAME OF BENEFICIAL OWNER                                  SHARES               OF CLASS
--------------           ------------------------                            -------------------  --------------------
Common stock, par        Capricorn Investors II, L.P.(1)(2).................       3,075,848             93.6%
   value $0.01 per       Larry Hodges(2)....................................          30,000              0.9%
   share, of MFH         Peter Mullin(2)....................................          15,000              0.5%
                         Richard Ferry(2)...................................          10,000              0.3%
                         Walker Lewis(2)....................................           7,500              0.2%
                         Gilbert Osnos(2)...................................           7,500              0.2%
                         All executive officers and directors as a group
                         (7 persons)(2)(3)..................................       3,145,848             95.7%


_____________

(1) The address of Capricorn is 30 East Elm Street, Greenwich, CT 06830.
(2) Larry Hodges, Peter Mullin, Richard Ferry, Walker Lewis and Gilbert Osnos are directors of the Company. Herbert Winokur and Nat Gregory are managing member and member, respectively, of Capricorn Holdings, L.L.C., the General Partner of Capricorn, and are directors of the Company. See "Management."
(3) Includes shares beneficially owned by Capricorn.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Agreements with Debbi Fields and Affiliates.   In November 1996, the
Company entered into a consulting agreement (the "Consulting Agreement") with Debbi Fields, a director of the Company, under which Debbi Fields travels and performs public relations and advertising activities on behalf of the Company for at least 50 days a year for a fee of $250,000 per year, with an option to perform 20 additional days a year for additional pay of $5,000 per day. The compensation increases by 10% a year beginning on January 1, 1999. The Consulting Agreement expires on December 31, 1999. The Company may terminate the Consulting Agreement for cause and Debbi Fields may terminate the Consulting Agreement at any time. Under the Consulting Agreement, Debbi Fields may not disclose any confidential information of the Company, such as recipes and trade secrets, and may not, without the prior written consent of the Company, compete with the Company.

     In addition, the Company has a license agreement with FSG Holdings, Inc., a Delaware Corporation, under which Debbi Fields has a nonexclusive license to use certain trademarks, names, service marks and logos of the Company in connection with book and television series projects. Debbi Fields is required to pay 50 percent of any gross revenues in excess of $200,000 that she receives from the book and television series projects to the Company as a license fee.

     The Company, until recently, leased certain office space to an entity which is owned in part by Debbi Fields. Billings to the entity for the period from inception (September 18, 1996) to December 28, 1996, the fiscal year ended January 3, 1998 and the 39 weeks ended September 27, 1997 and October 3, 1998 totaled approximately $60,000, $274,000, $204,000 and $0, respectively, of which approximately $29,000, $23,000 and $0 is included in accounts receivable as of December 28, 1996, January 3, 1998 and October 3, 1998, respectively. The lease was terminated in the first quarter of fiscal year 1998. The Company believes that the arrangements were on terms that could have been obtained from an unaffiliated third party.

     Arrangements with Walker Lewis.   Mr. Lewis, a director of the Company,
acts as a consultant and an advisor to Dillon Read. In early 1997, the Company paid to Dillon Read a fee of approximately $707,000 in connection with the restructuring of the Company in September 1996. In addition, Mr. Lewis' company, Devon Value Advisers, received a fee of $250,000, plus expenses, from the Company in the first quarter of 1998 pursuant to an agreement to provide advisory acquisition and consulting services to the Company. The Company believes that the arrangements were on terms that could have been obtained from an unaffiliated third party.

     Korn/Ferry Agreement.   The Company has paid fees of approximately $47,000,
$157,000, $147,000 and $47,000 during the period ended December 28, 1996, the year ended January 3, 1998 and the 39 weeks ended September 27, 1997 and October 3, 1998, respectively, to Korn/Ferry International, an executive search firm of which Richard Ferry, a director of the Company, is the Chairman, in connection with the hiring of employees for the Company. The Company believes that the arrangements are on terms that could have been obtained from an unaffiliated third party.

     Arrangements with MFH.   The Company and MFH expect to enter into a Tax
Sharing Agreement as defined in and permitted by the Indenture. See "Description of Senior Notes--Certain Covenants."

     As of December 28, 1996, January 3, 1998 and October 3, 1998 the Company had receivables of approximately $39,000, $89,000 and $478,000 due from MFH and payables of $137,000, $194,000 and $0 due to MFH, respectively. The receivables stem primarily from goods sold and an allocation of payroll and other operating expenses. The Company believes that the terms of the sale and allocations are essentially equivalent to the terms that would have been obtained from an unaffiliated third party in a similar transaction.

     At the time of the offering of the Series A Senior Notes, MFH, which is majority owned by Capricorn, was the holder of a $4,643,000 principal amount subordinated note of the Company. The Company accrued interest of $130,000 in fiscal year 1996 and $441,000 through November 26, 1997. All accrued interest was paid in fiscal year 1997. The principal amount of this note was converted into common equity of the Company in connection with the refinancing of certain debt of the Company and MFB. Messrs. Winokur and Gregory, directors of the Company, are, respectively, the manager and managing director of Capricorn Holdings, the General Partner of Capricorn.

     Arrangements with MIDIAL. At the time of the Prior Offering, a subsidiary of MIDIAL was the holder of $27,000,000 in aggregate principal amount of senior notes of the Company and $8,400,000 in aggregate principal amount of subordinated notes of the Company as to which the Company had accrued or paid interest of $683,000 in 1996 and of $3,177,000 through November 26, 1997. In connection with the refinancing of certain debt of the Company and MFB, the Company repaid all such notes and related interest. Mr. de Carbonnel, a former director of the Company, serves as Chairman and Chief Executive Officer of MIDIAL. See "The Transactions."

     Incentive Arrangements.   Under a senior management value creation plan
that was adopted by MFI and assumed by Mrs. Fields at the time of its formation in September 1996, the following payments were made in 1998: $471,484 to Mr. Hodges; $71,867 to Mr. Pierce; $39,488 to Mr. Ward; and $71,078 to a vice president of MFI. Mr. Hodges used $250,000, representing substantially all of this payment after his payment of related taxes, to purchase 25,000 shares of MFH Common Stock at $10.00 per share.

     Director Stock Purchase Plan.   Each of the directors of the Company was
offered an opportunity to purchase MFH Common Stock under the Director Stock Purchase Plan. Under the Director Stock Purchase Plan, shares of MFH Common Stock, either restricted or vested, can be issued to outside directors of MFH and its subsidiaries, including the Company. Restricted shares vest 50% on January 1, 1999 and 50% on January 1, 2000, or earlier, upon a change of control of MFH or the Company. See "Management--Board Compensation." A total of 51,667 vested shares of MFH Common Stock and 28,333 restricted shares of MFH Common Stock have been issued to directors and officers of the Company under the Director Stock Purchase Plan.

     The Plans.   Under the Employee Stock Option Plan, a committee of the Board is authorized to administer the Employee Stock Option Plan and has the power, among other things, to grant awards to officers and other employees of MFH and its subsidiaries, including the Company, of options for MFH Common Stock. The Employee Stock Option Plan provides for the issuance of three types of options. Performance vested options are deemed to be vested 20% for fiscal year 1997 and vest an additional 20% per year for each subsequent fiscal year in which there is a 10% increase in the implied valuation of the Company, which is equal to the excess of 5.5 times Adjusted EBITDA for such fiscal year over net debt at the end of such fiscal year. Time vested options vest 25% per year on the anniversaries of the dates on which they are granted, and vest in full upon a change of control of MFH or the Company. Upside options vest upon the earlier to occur of the expiration of such option and a change of control, in accordance with certain internal rate of return ("IRR") targets: (i) if the IRR through the vesting date is less than 20%, the option will not vest; (ii) if the IRR is from 20% to 24.99%, the option will vest one-third; (iii) if the IRR is from 25% to 29.99%, the option will vest two-thirds; and (iv) if the IRR is at least 30%, the option will vest in full. IRR shall mean, as of any date, the internal rate of return, determined in accordance with generally accepted practice, on one share of MFH Common Stock calculated from September 18, 1996, through the date as of which the determination is being made, using (i) a value of $10.00 per share at September 18, 1996 (subject to certain adjustments), (ii) if the relevant date is the date of a change of control, the value paid pursuant to or implicit in the change of control transaction (as determined in good faith by a committee of the Board of Directors), and (iii) if the relevant date of determination is the expiration of such option, the value determined in good faith based on the implied valuation for the four most recent fiscal quarters for which financial statements are available. An aggregate of 492,840 shares of MFH Common Stock have been reserved for issuance under the Employee Stock Option Plan. Stock issued under the Employee Stock Option Plan is subject to customary restrictions on transfer.

     Under the Director Stock Option Plan, a committee of the Board is authorized to administer the Director Stock Option Plan and has the power, among other things, to grant awards of options for MFH Common Stock to outside directors of MFH and its subsidiaries, including the Company. The Director Stock Option Plan provides for the issuance of time vested options, which vest 25% per year on the anniversaries of the dates on which they are granted, and vest in full upon a change of control of MFH or the Company. An aggregate of 50,000 shares of MFH Common Stock are reserved for issuance under the Director Stock Option Plan. MFH Common Stock issued under the Director Stock Option Plan is subject to customary restrictions on transfer. Options have been awarded under the Director Stock Option Plan to each of Messrs. Ferry, Gregory, Lewis, Osnos and Winokur to purchase 3,350 shares of MFH Common Stock as of January 1, 1997, at an exercise price of $10.00 per share, and to purchase 1,792 shares of MFH Common Stock as of January 1, 1998, at an exercise price of $16.74 per share, with the options of Messrs. Gregory and Winokur being issued to Capricorn.

     The Stockholders' Agreement.   MFH has entered into a Stockholders'
Agreement (the "Stockholders' Agreement") with its stockholders. The Stockholders' Agreement gives rights of first refusal to MFH if any MFH stockholder receives an offer to purchase MFH Common Stock and, if MFH does not exercise its rights, gives the rights of first refusal to other MFH stockholders. In the event of a sale to a third party approved by Capricorn, Capricorn has the right to require the other MFH stockholders to sell their MFH Common Stock (the "Drag Along"). If Capricorn sells any MFH Common Stock, the other MFH stockholders will have the opportunity to sell their MFH Common Stock in proportion to their holdings (the "Tag Along"). The Stockholders' Agreement also provides for piggyback registration rights for all MFH stockholders, and gives one MFH stockholder demand registration rights. The Stockholders' Agreement gives MFH the option to purchase all of the MFH Common Stock held by an officer or director that holds MFH Common Stock if such officer or director is terminated. If an officer or director is terminated other than for cause, the officer or director has the right to sell shares to MFH. The Stockholders' Agreement provides for customary restrictions on transfer of MFH Common Stock. The holders of MFH Warrants will be subject to the Drag Along and benefit from the Tag Along.

                          DESCRIPTION OF SENIOR NOTES

GENERAL

     The New Senior Notes offered hereby will be issued pursuant to an Indenture, dated as of November 26, 1997 and amended as of August 24, 1998 (as so amended, the "Indenture"), among the Company, MFB, Great American and The Bank of New York, as Trustee (the "Trustee"). The terms of the Senior Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The New Senior Notes are subject to all such terms, and holders of New Senior Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the proposed form of Indenture and Registration Rights Agreement are available as set forth below under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." Wherever particular provisions of the Indenture are referred to in this summary, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference.

     The Senior Notes are general unsecured obligations of the Company, rank senior in right of payment to all subordinated indebtedness of the Company and rank pari passu in right of payment with all existing and future senior indebtedness of the Company. As of October 3, 1998, the Company (excluding its subsidiaries) had less than $0.4 million in indebtedness other than the Senior Notes. The Senior Notes are unconditionally guaranteed on a senior basis by the Guarantors. The Guarantees are general unsecured obligations of the Guarantors, rank senior in right of payment to all subordinated indebtedness of the Guarantors and rank pari passu in right of payment with all existing and future senior indebtedness of the Guarantors. As of October 3, 1998, the aggregate amount of indebtedness of the Company's subsidiaries was approximately $0.4 million and the aggregate liquidation preference of mandatorily redeemable preferred stock of the Company's subsidiaries was approximately $1.5 million, all of which was issued by a subsidiary other than the Guarantors and effectively rank senior in right of payment to the Senior Notes. Although the Indenture limits the ability of the Company and its subsidiaries to incur additional indebtedness and issue preferred stock, the Company is permitted to incur additional indebtedness, including pursuant to the Credit Agreement, and issue preferred stock, including secured indebtedness, under certain circumstances, which will effectively rank senior to the Senior Notes with respect to the assets securing such Indebtedness. See "Risk Factors--Effective Subordination" and "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

PRINCIPAL, MATURITY AND INTEREST

     The Indenture provides for the issuance of up to $200 million of senior notes of the Company, of which $100 million of Series A Senior Notes and Old Series B Senior Notes were previously issued. An additional $40 million of Series C Senior Notes were issued in the Offering. Each Senior Note will mature on December 1, 2004. Interest on the New Senior Notes will accrue at the rate of 10 1/8% per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 1998, to holders of record of the New Senior Notes on the immediately preceding May 15 and November 15. Interest on the New Senior Notes will accrue from the most recent date to which interest has been paid on the Old Senior Notes or, if no interest has been paid on the Series C Senior Notes, from August 24, 1998. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the New Senior Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Senior Notes at their respective addresses set forth in the register of holders of New Senior Notes; provided that all payments of principal, premium, if any, and interest with respect to New Senior Notes the holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The New Senior Notes will be issued in denominations of $1,000 and integral multiples thereof. For each Old Senior Note accepted for exchange, the holder of such Old Senior Note will receive a New Senior Note having a principal amount equal to that of the surrendered Old Senior Note.

     The Old Senior Notes and New Senior Notes will be treated as a single class of securities under the Indenture.

GUARANTEES

     The Company's payment obligations under the Senior Notes are jointly and severally, unconditionally guaranteed on a senior unsecured basis (the "Guarantees") by MFB and Great American and will be severally, fully and unconditionally guaranteed by any additional Guarantors. The obligations of each Guarantor under its Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors-- Fraudulent Conveyance Considerations." MFB and Great American are currently, under the Old Guarantees, and will continue to be, under the New Guarantees, the Guarantors of the Senior Notes, until there are any such additional Guarantors.

     The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee under the Indenture, (ii) immediately after giving effect to such transaction, no Default or Event of Default exists, (iii) such Guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction), equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction, and (iv) the Company would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

     The Indenture provides that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "Repurchase at the Option of Holders--Asset Sales."

OPTIONAL REDEMPTION

     The Senior Notes are not redeemable at the Company's option prior to December 1, 2001. Thereafter, the Senior Notes are subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days notice, in cash at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

      YEAR                                             PERCENTAGE
      ----                                             ----------
      2001...........................................  103.375%
      2002...........................................  101.688%
      2003 and thereafter............................  100.000%

     Notwithstanding the foregoing, until November 20, 2001, the Company may on any one or more occasions redeem up to an aggregate of 35% of the aggregate principal amount of Senior Notes ever issued under the Indenture at a redemption price equal to 110.125% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that at least 65% of the aggregate principal amount of Senior Notes ever issued under the Indenture remains outstanding immediately after the occurrence of any such redemption; and provided further that such redemption shall occur within 60 days of the date of the closing of any such Public Equity Offering.

SELECTION AND NOTICE

     If less than all of the Senior Notes are to be redeemed at any time, selection of Senior Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Notes are listed, or, if the Senior Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Senior Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Senior Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Senior Note is to be redeemed in part only, the notice of redemption that relates to such Senior Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Senior Note. Senior Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Senior Notes or portions of them called for redemption.

MANDATORY REDEMPTION

     Except as set forth below under the caption "--Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Notes.

REPURCHASE AT THE OPTION OF HOLDERS

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of Senior Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holders Senior Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of repurchase (the "Change of Control Payment"). Within 60 days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Senior Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Senior Notes so accepted together with an Officers Certificate stating the aggregate principal amount of Senior Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each holder of Senior Notes so tendered the Change of Control Payment for such Senior Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any, provided that each such new Senior Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Senior Notes to require that the Company repurchase or redeem the Senior Notes in the event of a takeover, recapitalization or similar transaction.

     Certain Indebtedness of the Company contains, and it is expected that future Indebtedness of the Company will contain, prohibitions of certain events that would constitute a Change of Control. In addition, the exercise by the holders of Senior Notes of their right to require the Company to repurchase the Senior Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company's ability to pay cash to the holders of Senior Notes upon a repurchase may be limited by the Company's then existing financial resources. See "Risk Factors--Inability to Purchase Senior Notes Upon Change of Control."

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Notes validly tendered and not withdrawn under such Change of Control Offer.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange
Act) other than the Principals or their Related Parties (as defined below); (ii) the adoption of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals or their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares); or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring Voting Stock of the Company will be deemed to be a transfer of such portion of such Voting Stock as corresponds to the portion of such equity of such entity that has been so transferred.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Senior Notes to require the Company to repurchase such Senior Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Issue Date or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Principals" means Herbert S. Winokur, Jr. and Capricorn Investors II, L.P.

     "Related Party" with respect to any Principal means (a) any greater than 50% owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (b) trust, corporation, general partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a greater than 50% controlling interest of which consist, or a limited partnership, the general partner of which consists, of the Principals and/or such other Persons referred to in the immediately preceding clause (a).

ASSET SALES

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (in the case of an Asset Sale or Asset Sales aggregating $10,000 or more, evidenced by an officers' certificate delivered to the Trustee and, in the case of any Asset Sale having a fair market value or resulting in net proceeds in excess of $5.0 million, evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Subsidiary is in the form of cash, provided that the amount of (x) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet), of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Senior Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Subsidiary from such transferee that are immediately converted by the Company or such Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 270 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to repay senior Indebtedness of the Company or any Guarantor or (b) to the making of a Permitted Investment, the making of a capital expenditure in a Permitted Business or the acquisition of long-term assets in a Permitted Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Indebtedness under a Credit Facility, including the Credit Agreement (as defined herein), or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all holders of Senior Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Senior Notes that may be purchased out of the Excess Proceeds that remain upon completion of the Excess Proceeds offer required under the Indenture, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Senior Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Senior Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

RESTRICTED PAYMENTS

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's or any of its Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity

Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Wholly Owned Subsidiary of the Company that is a Guarantor); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Senior Notes, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

     (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

     (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clause (ii), (iii) or
  (iv) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds (other than any proceeds referred to in the proviso to the first sentence of the definition of "Investments") received by the Company from the issue or sale since the Issue Date of Equity Interests of the Company (other than Disqualified Stock, but including the MFH Equity Infusion) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment.

     The foregoing provisions will not prohibit: (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Subsidiary of the Company to the holders of any Equity Interests on a pro rata basis; (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any member of the Company's (or any of its Subsidiaries) management pursuant to any management equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed, during any twelve-month period, an aggregate amount equal to the sum of $250,000, plus the amount of cash proceeds received by the

Company from any reissuance of Equity Interests by the Company to members of management of the Company or its Subsidiaries during such period, which aggregate amount shall in no event exceed $500,000 in any such period, and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (vi) payments to MFH pursuant to the Tax Sharing Agreement; (vii) payments pursuant to the Pretzel Time Employment Agreement and the Pretzel Time Management Agreement; and (viii) the redemption or repurchase of preferred stock of Pretzel Time outstanding on the Issue Date.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $2.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock if:

     (i) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least (A) from the date of the Indenture to December 31, 1999, 2.25 to 1 and (B) thereafter, 2.5 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period; and

     (ii) the Weighted Average Life to Maturity of such Indebtedness is equal to or greater than the remaining Weighted Average Life to Maturity of the Senior Notes, provided that this clause (ii) shall not apply in the case of Acquired Indebtedness.

  The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

     (i) the incurrence by the Company and its Subsidiaries of the Existing Indebtedness other than the Senior Notes;

     (ii) the incurrence by the Company on the Issue Date of Indebtedness represented by the Senior Notes in an aggregate principal amount not to exceed $100.0 million and the Guarantees thereof by the Guarantors;

     (iii) the incurrence by the Company or any of its Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary, in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

     (iv) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the Indenture to be incurred;

     (v) the incurrence by the Company or any of its Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries, provided that (A) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Senior Notes and (B)(1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Subsidiary and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

     (vi) the incurrence by the Company of Hedging Obligations in the ordinary course of business;

     (vii) the incurrence of Indebtedness in connection with one or more standby letters of credit, guarantees, performance or surety bonds or other reimbursement obligations, in each case, issued in the ordinary course of business and not in connection with the borrowing of money or the obtaining of advances or credit (other than (A) advances or credit on open account, includible in current liabilities, for goods and services in the ordinary course of business and on terms and conditions customary in a Permitted Business and (B) the extension of credit represented by such letter of credit, guarantee, bond or other obligation itself), provided that any draw under or call upon any of the foregoing is repaid in full within 45 days, and provided further that the aggregate amount of all Indebtedness incurred pursuant to this clause (vii) shall not exceed $5.0 million at any time outstanding;

     (viii) the incurrence of Indebtedness arising from agreements of the Company or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Subsidiary (other than guarantees of Indebtedness incurred by any Person acquiring all or a portion of such business, assets or Subsidiary for the purpose of financing such acquisition), provided that the maximum aggregate liability of all such Indebtedness shall at no time exceed 50% of the gross proceeds actually received by the Company or such Subsidiary in connection with such disposition;

     (ix) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Subsidiary of the Company that is a Guarantor that was permitted to be incurred by another provision of this covenant;

     (x) the incurrence by Pretzel Time of Indebtedness under a working capital facility, provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Pretzel Time thereunder) outstanding thereunder after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (x), does not exceed an amount equal to $1.0 million;

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     (xi)   the incurrence by the Company of additional Indebtedness (including
  Indebtedness under a Credit Facility) in an aggregate principal amount (or accreted value, as applicable), including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (xi), not to exceed $15.0 million at any time outstanding;

     (xii) the incurrence by the Company or any of its subsidiaries of Acquired Indebtedness in an aggregate amount not to exceed $5.0 million at any time outstanding;

     (xiii) the guarantee by the Company or any of its Subsidiaries (other than MFB) of operating store lease obligations of the Company or any of its Subsidiaries or any franchisee of the Company or any of its Subsidiaries in the ordinary course of business and consistent with past practice;

     (xiv) the guarantee by any Subsidiary of the Company of Indebtedness of the Company under any Credit Facility otherwise permitted to be incurred under the Indenture;

     (xv) the incurrence by the Company of Indebtedness in the form of notes issued in connection with the repurchase, redemption, acquisition or retirement of Equity Interests of the Company or any Subsidiary of the Company in an amount not to exceed $500,000 at any time outstanding and subordinated in right of payment to the Senior Notes; and

     (xvi) the incurrence by the Company of Indebtedness or the guarantee by the Company of Indebtedness incurred by franchisees in connection with the cost of purchasing a franchise and the cost of equipment in connection with the set-up of a franchise, provided that such Indebtedness or guarantee does not exceed $3.0 million at any time outstanding.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xvi) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

LIENS

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a)(i) pay dividends or make any other distributions to the Company or any of its Subsidiaries (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any indebtedness owed to the Company or any of its Subsidiaries, (b) make loans or advances to the Company or any of its Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) Existing Indebtedness as in effect on the Issue Date,
(ii) the Indenture and the Senior Notes, (iii) applicable law, (iv) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any

                                      100
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Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (v) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (vi) purchase money obligations or Capital Lease Obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause
(iv) above on the property so acquired, (vii) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced,
(viii) customary restrictions imposed on the transfer of copyrighted or patented materials and customary provisions in agreements that restrict the assignees of such agreements or any rights thereunder or (ix) restrictions with respect to a Subsidiary of the Company imposed pursuant to a binding agreement relating to the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

MERGER, CONSOLIDATION, OR SALE OF ASSETS

     The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Senior Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, (iii) immediately after such transaction no Default or Event of Default exists and (iv) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

TRANSACTIONS WITH AFFILIATES

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing, provided that (u) payments to MFH pursuant to the Tax Sharing Agreement, (v) any employment agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary, (w) transactions between or among the Company and/or its

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

Subsidiaries, (x) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments," (y) the payment of reasonable fees, expense reimbursements and customary indemnification, advances and other similar arrangements to directors and officers of the Company and its Subsidiaries and (z) reasonable loans or advances to employees of the Company and its Subsidiaries in the ordinary course of business of the Company or such Subsidiary, in each case, shall not be deemed Affiliate Transactions.

LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF WHOLLY OWNED SUBSIDIARIES

     The Indenture provides that the Company (a) will not, and will not permit any Wholly Owned Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Subsidiary of the Company), unless (i) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Subsidiary and (ii) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales," and (b) will not permit any Wholly Owned Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Subsidiary of the Company.

ADDITIONAL SUBSIDIARY GUARANTEES

     The Indenture provides that if (i) the Company or any of its Subsidiaries shall acquire or create another domestic wholly owned Subsidiary after the date of the Indenture having assets (A) with a fair market value in excess of $100,000 or (B) consisting of one or more stores or (ii) the Company acquires all remaining common stock of Pretzel Time, then such newly acquired or created Subsidiary or Pretzel Time, as the case may be, shall become a Guarantor and execute a Supplemental Indenture and deliver an Opinion of Counsel, in accordance with the terms of the Indenture.

LIMITATIONS ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS

     The Indenture provides that the Company will not permit any Subsidiary, directly or indirectly, to guarantee, or pledge any assets to secure the payment of (other than as a result of a Permitted Lien), any other Indebtedness of the Company or any Subsidiary of the Company, unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the Guarantee of the payment of the Senior Notes by such Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary's guarantee of or pledge to secure such other Indebtedness. Notwithstanding the foregoing, any such Guarantee by a Subsidiary of the Senior Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's stock in, or all or substantially all the assets of, such Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture. The form of such Guarantee will be attached as an exhibit to the Indenture.

BUSINESS ACTIVITIES

     The Indenture provides that the Company will not, and will not permit any Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

     In addition, the Indenture provides that (a) the Company will not engage in any Asset Sale involving MFB, (b) neither the Company nor MFB will engage in any Asset Sale involving the "Mrs. Fields" or "Pretzel Time" brand name and (c) for so long as MFB is a Subsidiary of the Company, MFB shall not incur any Indebtedness (other than its Guarantee of the Senior Notes and any guarantee of Indebtedness under a Credit Facility).

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

PAYMENTS FOR CONSENT

     The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Senior Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Senior Notes unless such consideration is offered to be paid or is paid to all holders of the Senior Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

REPORTS

     The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Senior Notes are outstanding, the Company will furnish to the holders of Senior Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Guarantors have agreed that, for so long as any Senior Notes remain outstanding, they will furnish to the holders of Senior Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on the Senior Notes; (ii) default in payment when due of the principal of or premium, if any, on the Senior Notes; (iii) failure by the Company for 30 days after notice to comply with any of its other agreements in the Indenture or the Senior Notes; (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $2.5 million or more; (v) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $2.5 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vi) certain events of bankruptcy or insolvency with respect to the Company or any of its Subsidiaries; and (vii) except as permitted by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Notes may declare all the Senior Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Senior Notes will become due and payable without further action or notice. Holders of the Senior Notes may not enforce the Indenture or the Senior Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Senior Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Senior Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes. If an Event of Default occurs prior to December 1, 2001 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Senior Notes prior to December 1, 2001, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes.

     The Holders of a majority in aggregate principal amount of the Senior Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Senior Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Senior Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Senior Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Senior Notes by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Senior Notes to receive payments in respect of the principal of, premium, if any, and interest on such Senior Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Senior Notes concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust,
(iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Senior Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Senior Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Senior Notes are being defeased to maturity or to a particular redemption date, (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred, (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred, (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit, (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Senior Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Senior Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Senior Note selected for redemption. Also, the Company is not required to transfer or exchange any Senior Note for a period of 15 days before a selection of Senior Notes to be redeemed.

     The registered Holder of a Senior Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the Senior Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Notes), and any existing default or compliance with any provision of the Indenture or the Senior Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Notes (including consents obtained in connection with a tender offer or exchange offer for Senior Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Senior Notes held by a non-consenting Holder): (i) reduce the principal amount of Senior Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any Senior Note or alter the provisions with respect to the redemption of the Senior Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"); (iii) reduce the rate of or change the time for payment of interest on any Senior Note; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Senior Notes (except a rescission of acceleration of the Senior Notes by the Holders of at least a majority in aggregate principal amount of the Senior Notes and a waiver of the payment default that resulted from such acceleration); (v) make any Senior Note payable in money other than that stated in the Senior Notes; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Senior Notes to receive payments of principal of or premium, if any, or interest on the Senior Notes; (vii) waive a redemption payment with respect to any Senior Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"); or (viii) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder of Senior Notes, the Company and the Trustee may amend or supplement the Indenture or the Senior Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes, to provide for the assumption of the Company's obligations to Holders of Senior Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Senior Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Senior Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Offering Circular may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Mrs. Fields' Original Cookies, Inc., 2855 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121, Attention: Michael Ward.

BOOK-ENTRY, DELIVERY AND FORM

     New Senior Notes exchanged for Old Senior Notes through the Book-Entry Transfer Facility may be represented by a Global Note (the "New Global Note"). One New Global Note shall be issued with respect to each $53.725 million or less in aggregate principal amount at maturity of the New Global Note. The New Global Note will be issued on the date of the closing of the Exchange Offer with the Trustee, as custodian of The Depository Trust Company (the "Depository"), pursuant to a FAST Balance Certificate Agreement between the Trustee and DTC and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the "Global Holder").

     New Senior Notes exchanged for Old Senior Notes which are in the form of registered definitive certificates (the "Certified Notes") will be issued in the form of Certificate Notes. Such Certificated Notes may, unless the Global Notes has previously been exchanged for Certified Notes, be exchanged for an interest in the New Global Note representing the principal amount of New Senior Notes being transferred.

     The Depository has advised the Company that a limited-purchase trust company was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depository's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depository's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to the other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depository's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only through the Depository's Participants or the Depository's Indirect Participants.

     The Company expects that pursuant to procedures established by the Depository (i) upon deposit of the Global Notes, the Depository will credit the accounts of Participants designated by the Initial Purchasers with portions of the Global Notes; and (ii) ownership of the Senior Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depository (with respect to the interests of the Depository's participants), the Depository's Participants and the Depository's Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Senior Notes will be limited to such extent.

     For so long as the Global Holder is the registered owner of any New Senior Notes the Global Holder will be considered the sole owner of such New Senior Notes outstanding under the Indenture. Except as provided below, owners of beneficial interests in a New Global Note will not be entitled to have New Senior Notes represented by such New Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated New Senior Notes, and will not be considered the owners or Holders thereof under the Indenture for any purpose. As a result, the ability of a person having a beneficial interest in New Senior Notes represented by a New Global Note to pledge such interest to persons or entities that do not participate in the Depository's system or to otherwise take actions in respect of such interest, may be affected by the lack of physical certificate evidencing such interest. Accordingly, each person owning a beneficial interest in a New Global Note must rely on the procedures of the Depository and, if such person is not a Participant or an Indirect Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under such New Global Note of the Indenture.

     Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of New Senior Notes by the Depository, or for maintaining, supervising or reviewing any records of the Depository relating to such New Senior Notes.

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     Payments in respect of the principal of, premium, if any, and interest on any New Senior Notes registered in the name of a Global Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustees may treat the persons in whose name the Senior Notes, including the New Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of New Senior Notes (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective interests in the New Global Notes in principal amount of beneficial interests in the relevant security as shown on the records of the Depository. Payments by the Depository's Participants and the Depository's Indirect Participants to the beneficial owners of New Senior Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depository's Participant or the Depository's Indirect Participants.

CERTIFICATED SECURITIES

     If (i) the Company notifies the Trustee in writing that the Depository is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the New Senior Notes in definitive form under the Indenture, then, upon surrender by the relevant Global Holder of its New Global Note, New Senior Notes in such form will be issued to each person that such Global Holder and the Depository identifies as the beneficial owner of the related New Senior Notes. In addition, subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Certificated Senior Notes. Upon any such issuance, the Trustee is required to register such New Senior Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). Such New Senior Notes would be issued in fully registered forms.

SAME-DAY SETTLEMENT AND PAYMENT

     The Indenture will require that payments in respect of the New Senior Notes represented by the Global Notes (including principal, premium, if any and interest) be made by wire transfer of immediately-available, same-day funds to the accounts specified by the Holder of interest in such Global Note. With respect to Certificated Senior Notes, the Company will make all payments of principal, premium, if any and interest by wire transfer of immediately-available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holders registered address. The Company expects that secondary trading in the Certificated New Senior Notes will also be settled in immediately-available funds.

EXCHANGE OFFER; REGISTRATION RIGHTS

     The Company, the Guarantors and the Initial Purchasers entered into the Registration Rights Agreement on August 24, 1998. Pursuant to the Registration Rights Agreement, the Company and the Guarantors agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the New Senior Notes, which will have terms substantially similar in all material respects to the Old Senior Notes, within 90 days. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for New Senior Notes. If (i) the Company and the Guarantors had not been required to file the Exchange Offer Registration Statement or are not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the New Senior Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration

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Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Series C Senior Notes acquired directly from the Company or an affiliate of the Company, the Company and the Guarantors will file with the Commission a Shelf Registration Statement to cover resales of the Series C Senior Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company and the Guarantors will use their best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Senior Note until (i) the date on which such Senior
Note has been exchanged by a person other than a broker-dealer for a New Senior
Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Old Senior Note for a New Senior Note, the date on which such New Senior Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Senior Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Senior Note is distributed to the public pursuant to Rule 144 under the Securities Act.

     The Registration Rights Agreement provides that (i) the Company and the Guarantors will file a Registration Statement with the Commission on or prior to 90 days after the Closing Date, (ii) the Company and the Guarantors will use their best efforts to have the Registration Statement declared effective by the Commission on or prior to 150 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, New Senior Notes in exchange for all Old Senior Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company and the Guarantors will use their best efforts to file the Shelf Registration Statement with the Commission on or prior to 90 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 150 days after such obligation arises. If (a) the Company and the Guarantors fail to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Registration Statement, or (d) the Shelf Registration Statement or the Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company and the Guarantors will pay Liquidated Damages to each holder of Old Senior Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Old Senior
Notes held by such holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Old Senior Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.20 per week per $1,000 principal amount of Old Senior Notes. All accrued Liquidated Damages will be paid by the Company on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Old Senior Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Holders of Old Senior Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Senior Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

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

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Accounting Firm" means any of Arthur Andersen LLP, Deloitte & Touche LLP, Ernst & Young LLP, KPMG Peat Marwick LLP and PricewaterhouseCoopers LLP or any of their successor firms.

     "Acquired Indebtedness" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, excluding, however, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation, or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (A) that have a fair market value in excess of $1.0 million or (B) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing, (i) a transfer of assets by the Company to a Wholly Owned Subsidiary or by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary,
(iii) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments," (iv) arrangements providing for the receipt by the Company of franchise and royalty fees but not otherwise involving the sale of assets of the Company or any of its Subsidiaries (other than inventory in the ordinary course of business) and (v) a disposition of any Non-Core Stores will not be deemed to be Asset Sales.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

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

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) marketable direct obligations issued by any State of the United States or any local government or other political subdivision thereof rated (at the time of the acquisition of such security) at least "AA" by S&P or the equivalent thereof by Moody's and having maturities of not more than one year from the acquisition of such security, (iv) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better or with any registered broker-dealer whose commercial paper is rated at least "A-1" by S&P or the equivalent thereof by Moody's, (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iv) above entered into with any financial institution meeting the qualifications specified in clause (iv) above, (vi) commercial paper rated at least "A-1" by S&P or the equivalent thereof by Moody's and, in each case, maturing within six months after the date of acquisition, and (vii) investments in money market funds all of whose assets consist of securities described in clauses (ii) through (vi) above.

     "Commission" means the Securities and Exchange Commission.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (v) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent and in the same proportion that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof that is a Guarantor, (ii) the Net Income of any Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental

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

approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "Credit Facility" means, with respect to the Company, one or more debt facilities or commercial paper facilities with banks or other institutional lenders (including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit up to a maximum aggregate amount of not more than $15.0 million, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Senior Notes mature, provided that a class of Capital Stock shall not be Disqualified Stock solely as a result of any maturity or redemption that is conditioned upon, and subject to, compliance with the covenant described under the caption "--Certain Covenants--Restricted Payments."

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (including preferred stock of Pretzel Time outstanding on the Issue Date but excluding any Indebtedness of the Company or any of its Subsidiaries under any Credit Facility existing on the Issue Date) in existence on the Issue Date, until such amounts are repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), (ii)

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

the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such guarantee or Lien is called upon), and (iv) the product of (A) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the provision set forth in the definition of Consolidated Net Income, (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date, and (iv) the financial information of the Company with respect to any portion of the four fiscal quarters prior to the Issue Date may be adjusted to eliminate certain historical expenses that are not expected to recur after the consummation of the Pretzel Contributions so long as such adjustments are not deemed to be contrary to the requirements of Regulation S-X under the Securities Act by an Accounting Firm. In calculating the Fixed Charge Coverage Ratio for any period, to the extent that the proceeds from the incurrence of any Indebtedness are to be used to fund the acquisition of Equity Interests or assets in a Permitted Business, the Company may include any pro forma adjustments permitted by Regulation S-X under the Securities Act in its calculation of the amount of Consolidated Cash Flow that relate solely to such acquisition, so long as such pro forma adjustments are not deemed to be contrary to the requirements of Rule 11-02 of Regulation S-X under the Securities Act in writing by an Accounting Firm.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

     "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantors" means (i) MFB and (ii) any other Subsidiary that executes a Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

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     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest or foreign currency exchange rates.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common stock of the Company shall not be deemed to be an Investment. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

     "Issue Date" means November 26, 1997.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction), provided that the definition of "Lien" shall not include any option, call or similar right relating to treasury shares of the Company to the extent that such option, call or right is granted (i) under any employee stock option plan, employee stock ownership plan or similar plan or arrangement of the Company or its Subsidiaries or (ii) in connection with the issuance of Indebtedness permitted to be incurred pursuant to the covenant described under the caption "- -Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

     "MFB" means The Mrs. Fields Brand, Inc., a Delaware corporation and a wholly owned subsidiary of the Company.

     "MFH" means Mrs. Fields Holding Company, Inc., a Delaware corporation and the corporate parent of the Company.

     "Moodys" means Moody's Investors Service, Inc.

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (A) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (B) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and
(ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale but only as and when received), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the permanent repayment of, or permanent reduction in availability or commitment under, Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Core Stores" means the stores listed in Exhibit B to the Indenture.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Business" means the same or a similar line of business as the Company and its Subsidiaries were engaged in on the Issue Date, including, without limitation, the specialty retail snack-food business.

     "Permitted Investments" means (a) any Investment in the Company or in a Wholly Owned Subsidiary of the Company that is a Guarantor and that is engaged in a Permitted Business, (b) any Investment in Cash Equivalents, (c) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Subsidiary of the Company and a Guarantor that is engaged in a Permitted Business or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company that is a Guarantor and that is engaged in a Permitted Business, (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales," (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company, (f) any Investments in accounts and notes receivable acquired in the ordinary course of business, (g) any Investments in notes of employees, officers, directors and their transferees and Affiliates issued to the Company representing payment of the exercise price of options to purchase common stock of the Company, (h) any Investments by the Company in Hedging Obligations otherwise permitted to be incurred under the Indenture, (i) any Investments existing on the Issue Date (including, without limitation, a $500,000 loan to Martin E. Lisiewski outstanding as of the Issue
Date) and (j) any purchase of any and all remaining common stock of PTI.

     "Permitted Liens" means (i) Liens securing Indebtedness under a Credit Facility that was permitted by the terms of the Indenture to be incurred, (ii) Liens in favor of the Company, (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company, (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets of the Company other than the property so acquired, (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business,

(vi) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clauses (iii) and (x) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock," provided that, in the case of Indebtedness permitted by such clause (iii), covering only the assets acquired with such Indebtedness, (vii) Liens existing on the Issue Date, (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor, and (ix) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company that (A) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries, provided that (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith), (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Senior Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Senior Notes on terms at least as favorable to the holders of Senior Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Pretzel Time" means Pretzel Time, Inc., a Pennsylvania corporation.

     "Pretzel Time Employment Agreement" means that certain Employment Agreement, dated as of September 2, 1997, between Pretzel Time and Martin E. Lisiewski.

     "Pretzel Time Management Agreement" means that certain Management Agreement, dated as of September 2, 1997, between the Company and Pretzel Time.

     "Public Equity Offering" means a public offering registered under the Securities Act (except for any registration pursuant to Form S-8) of common stock of (i) the Company or (ii) MFH to the extent that the net proceeds thereof are contributed to the Company as a capital contribution, provided that the aggregate proceeds from any such public offering shall in no event be less than $20.0 million.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "S&P" means Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Tax Sharing Agreement" means any tax allocation agreement between the Company or any of its Subsidiaries with the Company or any direct or indirect shareholder of the Company with respect to consolidated or combined tax returns including the Company or any of its Subsidiaries, but, in each case, only to the extent that amounts payable from time to time by the Company or any such Subsidiary under any such agreement do not exceed the corresponding tax payments that the Company or such Subsidiary would have been required to make to any relevant taxing authority had the Company or such Subsidiary not joined in such consolidated or combined returns, but instead had filed returns including only the Company and its Subsidiaries.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

CREDIT AGREEMENT

     The Company entered into an Amended and Restated Loan Agreement (the "Credit Agreement"), dated as of February 28, 1998, with LaSalle National Bank (the "Bank"). Under the Credit Agreement, the Bank will provide the Company with a revolving loan commitment of up to $15.0 million until the maturity date of March 31, 2001 or until the Credit Agreement is otherwise terminated or accelerated by the Bank. Principal amounts due on revolving loans made under the Credit Agreement bear interest at the Company's option at either the Prime rate or LIBOR plus two percent per annum. Any amount of principal or interest that is not paid when due bears interest payable on demand at the default rate of interest, which is the regular interest rate plus two percent. The Credit Agreement also provides that the Bank may issue Letters of Credit on behalf of the Company in an aggregate amount not to exceed $500,000. The aggregate amount of Letters of Credit issued plus the aggregate amount of revolving loans outstanding cannot exceed $15.0 million. Substantially all of the assets of the Company have been pledged to the Bank under the Credit Agreement. The Credit Agreement contains certain restrictions on, among other things, payments, the incurrence of indebtedness and liens, which are substantially similar to the restrictions in the Indenture. Currently there are no amounts outstanding under the Credit Agreement. The Company is limited to borrowing $12.7 million in accordance with restrictions of the Indenture.

                             PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Senior Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Senior Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Senior Notes received in exchange for Old Senior Notes where such Old Senior Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 120 days after the consummation of the Exchange Offer, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until ,1998, all dealers effecting transactions in the New Senior Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of New Senior Notes by broker-dealers. New Senior Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Senior Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or though brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Senior Notes. Any broker-dealer that resells New Senior Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Senior Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Senior Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 120 days after the consummation of the Exchange Offer, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal or Agent's Message. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Notes in an amount up to $50,000) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.


            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of certain U.S. Federal income tax consequences associated with the exchange of the Old Senior Notes for the New Senior Notes pursuant to the Exchange Offer. The summary is based upon current laws, regulations, rulings and judicial decisions all of which are subject to change, possibly with retroactive effect. The discussion below does not address all aspects of U.S. Federal income taxation that may be relevant to particular Holders of Old Senior Notes or New Senior Notes. In addition, the discussion does not address any aspect of state, local or foreign taxation.

     The exchange of the Old Senior Notes for the New Senior Notes pursuant to the Exchange Offer should not be treated as an "exchange" for U.S. Federal income tax purposes because the New Senior Notes should not be considered to differ materially in kind or extent from the New Senior Notes. Rather, the New Senior Notes received by a Holder should be treated as a continuation of the Old Senior Notes in the hands of such Holder. As a result there should be no U.S. Federal income tax consequences to Holders exchanging the Old Senior Notes for the New Senior Notes pursuant to the Exchange Offer, and any exchanging Holder of Old Senior Notes should have the same tax basis and holding period in, and income in respect of, the New Senior Notes as such Holder had in the Old Senior Notes immediately prior to the Exchange.

     PROSPECTIVE HOLDERS OF THE NEW SENIOR NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING SUCH HOLDERS' OLD SENIOR NOTES FOR THE NEW SENIOR NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS.



                                 LEGAL MATTERS

     The validity of the New Senior Notes and the New Guarantees offered hereby will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, counsel for the Company. A partner in Skadden, Arps, Slate, Meagher & Flom LLP is an investor in Capricorn.


                                    EXPERTS

     The historical consolidated financial statements of Mrs. Fields' Original Cookies, Inc. and subsidiaries as of December 28, 1996 and January 3, 1998 and for the period from inception (September 18, 1996) to December 28, 1996 and for the year ended January 3, 1998; the historical financial statements of Mrs. Fields Inc. and subsidiaries as of September 17, 1996 and for the period from December 31, 1995 to September 17, 1996; the historical combined financial statements of The Original Cookie Company, Incorporated and the Carved-Out Portion of Hot Sam Company, Inc. as of September 17, 1996 and for the year ended December 30, 1995 and for the period ended September 17, 1996; the historical financial statements of Chocolate Chip Cookies of Texas, Inc. as of September 30, 1996 and 1997 and for the years ended September 30, 1995, 1996 and 1997; the historical financial statements of the Combined Karp Entities as of December 31, 1996 and 1997 and for the years ended December 31, 1995, 1996 and 1997 included in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The financial statements of Mrs. Fields Inc. and subsidiaries for the year ended December 30, 1995 included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Deblan Corporation as of December 31, 1996 and 1997, and for the years ended December 31, 1995, 1996 and 1997 included in this Prospectus, have been audited by Weinstein Spira & Company, P.C., independent auditors, as stated in their report appearing herein.

     The financial statements of Cookies USA, Inc. and subsidiary as of June 29, 1997 and June 28, 1998 and for each of the three years in the period ended June 28, 1998 included in this Prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing herein.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     On August 24, 1998, Mrs. Fields' Original Cookies, Inc. ("Mrs. Fields") sold $40,000,000 in aggregate principal amount of Series C Senior Notes due 2004 (the "Offering"). The net proceeds of the Offering and the equity infusion of the net proceeds of the MFH Offering (the "MFH Equity Infusion") together with existing Company cash were used to: (i) finance the acquisition of all of the outstanding capital stock of Great American; (ii) finance the tender offer to repurchase all of Great American's $40,000,000 aggregate principal amount of 10 7/8% Senior Secured Notes due 2001, including accrued but unpaid interest and a premium of $1,600,000; (iii) finance the repayment of all of Great American's $10,000,000 aggregate principal amount of 12.5% Subordinated Notes, including accrued but unpaid interest; (iv) finance the retirement of Great American's Senior Redeemable Preferred Stock and Junior Redeemable Preferred Stock at an aggregate discounted purchase price of $8,400,000; (v) finance the acquisition of all of the outstanding capital stock of Deblan Corporation ("Deblan") and Chocolate Chip Cookies of Texas, Inc. ("Chocolate Chip"), two franchisees of Great American, including the repayment of assumed debt; and (vi) finance the asset purchase of eight stores controlled by another Great American franchisee (the "Combined Karp Entities").

     The unaudited pro forma condensed combined financial statements are based upon the historical financial statements of Mrs. Fields, H&M, Pretzel Time, Great American, Deblan, Chocolate Chip and the Combined Karp Entities, and should be read in conjunction with the audited and unaudited financial statements, including the notes thereto, of these entities included elsewhere in this Registration Statement. The combined operations of these entities are collectively referred to herein as the "Company." The unaudited pro forma condensed combined financial statements have been prepared using the purchase method of accounting for the acquisitions of Great American, Deblan, Chocolate Chip and the Combined Karp Entities, as well as the previous acquisitions of H&M and Pretzel Time. Mrs. Fields, H&M and Pretzel Time operate using a 52/53-week year ending near December 31. Great American operates using a 52/53-week year ending near June 30. Deblan operates using a year ending December 31, Chocolate Chip operates using a year ending September 30, and the Combined Karp Entities operate using a year ending December 31.

  The unaudited pro forma condensed combined statements of operations for the 53 weeks ended January 3, 1998 and the 39 weeks ended October 3, 1998 assume that the Great American Transactions, the MFH Transactions and the acquisitions of H&M and Pretzel Time occurred as of December 29, 1996 (the first day of the most recently completed fiscal year) and combine the historical results of operations of the entities for those periods with pro forma adjustments to give effect to the Great American Transactions, the Combined Karp Entities acquisition, the MFH Transactions and the acquisitions of H&M and Pretzel Time.

  The unaudited pro forma condensed combined financial statements included in this Registration Statement are for illustrative purposes only. Such information does not purport to be indicative of the results which would actually have been effected on the date and for the periods indicated, nor is it indicative of actual or future operating results or financial position that may occur. See also "Risk Factors" included elsewhere in this Registration Statement.

                                  THE COMPANY

             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    FOR THE 53 WEEKS ENDED JANUARY 3, 1998
                                  (UNAUDITED)

                                                                                MRS. FIELDS PRE-ACQUISITION
                                                          -----------------------------------------------------------------------
                                                                                                                           PRE-
                                                                                           PRETZEL      PRO FORMA      ACQUISITION
                                                                               H&M          TIME       ADJUSTMENTS      PRO FORMA
                                                             MRS. FIELDS   (SEE NOTE 2)  (SEE NOTE 3)  (SEE NOTE 1)      COMBINED
                                                             ------------  ------------  ------------  ------------    ------------
                                                                                             (DOLLARS IN THOUSANDS)
REVENUES:
 Net store and batter sales...............................      $123,987        $9,328        $  302       $    --         $133,617
 Franchising, net.........................................         3,574            --         2,142          (653)(a)        5,063
 Licensing, net...........................................         2,028            --            --            --            2,028
 Other, net...............................................           918            36           181            --            1,135
                                                                --------        ------        ------       -------         --------
  Total revenues..........................................       130,507         9,364         2,625          (653)         141,843
                                                                --------        ------        ------       -------         --------
OPERATING COSTS AND EXPENSES:
 Selling and store occupancy costs........................        66,832         6,120           284          (653)(a)       72,583
 Food cost of sales.......................................        28,127         1,366            63            --           29,556
 General and administrative...............................        16,730         1,326         1,617          (750)(b)       18,923
 Depreciation and amortization............................        10,403           690           118           525 (c)       11,736
                                                                --------        ------        ------       -------         --------
  Total operating costs and expenses......................       122,092         9,502         2,082          (878)         132,798
                                                                --------        ------        ------       -------         --------
  Income (loss) from operations...........................         8,415          (138)          543           225            9,045
INTEREST EXPENSE..........................................        (7,830)         (370)         (120)       (2,857)(d)      (11,177)
INTEREST INCOME...........................................           246            --            --            --              246
OTHER INCOME (EXPENSE), net...............................          (368)           --            --            --             (368)

                                                                --------        ------        ------       -------         --------
  Income (loss) before provision for
   income taxes...........................................           463          (508)          423        (2,632)          (2,254)
PROVISION FOR INCOME TAXES................................           655            --            --            --              655
                                                                --------        ------        ------       -------         --------
  Income (loss) before preferred stock
   accretion and dividends of subsidiaries
   and minority interest..................................          (192)         (508)          423        (2,632)          (2,909)
PREFERRED STOCK ACCRETION AND
 DIVIDENDS OF SUBSIDIARIES................................          (644)           --            --            --             (644)
MINORITY INTEREST.........................................          (138)           --            --          (169)(e)         (307)
                                                                --------        ------        ------       -------         --------
  Income (loss) from continuing operations................       $  (974)       $ (508)       $  423       $(2,801)        $ (3,860)
                                                                ========        ======        ======       =======         ========

OTHER DATA:
  Cash flows from operating activities....................      $    919        $  (94)       $  805    $       --         $  1,630
  Cash flows from investing activities....................       (15,505)          (32)          (24)           --          (15,561)
  Cash flows from financing activities....................        24,164          (489)           14            --           23,689
  EBITDA (See Note 8).....................................        18,818           552           661           750           20,781
  Ratio of earnings to fixed charges (See Note 10)........            --            --          4.53x           --               --
  Deficiency of earnings to fixed charges
   (See Note 10)..........................................      $   (319)       $ (508)       $   --    $       --         $ (3,205)



                                                                            MRS. FIELDS POST-ACQUISITION
                                                ------------------------------------------------------------------------------------
                                                                                           COMBINED                        POST-
                                                GREAT                        CHOCOLATE       KARP        PRO FORMA      ACQUISITION
                                              AMERICAN         DEBLAN          CHIP        ENTITIES     ADJUSTMENTS      PRO FORMA
                                             (SEE NOTE 4)    (SEE NOTE 5)   (SEE NOTE 6)  (SEE NOTE 7)  (SEE NOTE 1)     COMBINED
                                             ------------    ------------   ------------  ------------  ------------   -----------
                                                                             (DOLLARS IN THOUSANDS)
REVENUES:
 Net store and batter sales..................   $32,307        $9,503        $2,789        $2,500       $(2,222) (f)      $178,494
 Franchising, net............................     5,391            --            --                      (1,035) (g)         9,419
 Licensing, net..............................        --            --            --                          --              2,028
 Other, net..................................       167            21            --                          --              1,323
                                                -------        ------        ------                     -------           --------
  Total revenues.............................    37,865         9,524         2,789         2,500        (3,257)           191,264
                                                -------        ------        ------        ------       -------           --------
OPERATING COSTS AND EXPENSES:
 Selling and store occupancy costs...........    13,548         5,891         1,396         1,635        (1,035) (g)        94,018
 Food cost of sales..........................    10,578         1,675           654           683        (2,222) (f)        40,924
 General and administrative..................     6,664         1,169           510           238        (2,172) (h)        25,332
 Depreciation and amortization...............     2,725           255            51           121         3,380  (i)        18,268
                                                -------        ------        ------        ------       -------           --------
  Total operating costs and expenses.........    33,515         8,990         2,611         2,677        (2,049)           178,542
                                                -------        ------        ------        ------       -------           --------
  Income (loss) from operations..............     4,350           534           178          (177)       (1,208)            12,722

INTEREST EXPENSE.............................    (6,219)          (73)           (5)          (18)        1,929  (j)       (15,563)
INTEREST INCOME..............................       307            26             5                          --                584
OTHER INCOME (EXPENSE), net..................     1,264            --            --            --            --                896
                                                -------        ------        ------       -------        -------           --------
  Income (loss) before provision for
   income taxes..............................      (298)          487           178          (195)          721             (1,361)
PROVISION FOR INCOME TAXES...................       223           195            43            15          (323) (k)           808
                                                -------        ------        ------        ------       -------           --------
  Income (loss) before preferred stock
   accretion and dividends of subsidiaries
   and minority interest.....................      (521)          292           135          (210)        1,044             (2,169)
PREFERRED STOCK ACCRETION AND
 DIVIDENDS OF SUBSIDIARIES...................        --            --            --             --           --               (644)
MINORITY INTEREST............................        --            --            --             --           --               (307)
                                                -------        ------        ------        -------      -------           --------
  Income (loss) from continuing
      operations.............................   $  (521)       $  292        $  135        $ (210)      $ 1,044           $ (3,120)
                                                =======        ======        ======        ======       =======           ========

OTHER DATA:
  Cash flows from operating activities.......   $ 1,674        $  787        $  240        $  (20)        $  --           $  4,311
  Cash flows from investing activities.......       299          (690)         (184)           17            --            (16,119)
  Cash flows from financing activities.......      (105)          193           (32)           --            --             23,745
  EBITDA (See Note 8)........................     7,075           789           229           (56)        2,172             30,990
  Ratio of earnings to fixed charges.........        --          7.67x        36.60x           --            --                 --
   (See Note 10)
  Deficiency of earnings to fixed charges
   (See Note 10).............................   $(1,090)       $   --        $   --        $ (195)        $  --           $ (3,104)

                 See accompanying notes to pro forma condensed
                        combined financial statements.

                                  THE COMPANY

             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                    FOR THE 39 WEEKS ENDED OCTOBER 3, 1998
                                  (UNAUDITED)


                                                                                                                     COMBINED
                                                                        GREAT                         CHOCOLATE        KARP
                                                                      AMERICAN          DEBLAN          CHIP         ENTITIES
                                                     MRS. FIELDS     (SEE NOTE 4)    (SEE NOTE 5)    (SEE NOTE 6)   (SEE NOTE 7)
                                                     -----------     ------------    ------------    ------------   ------------
                                                                                     (DOLLARS IN THOUSANDS)
REVENUES:
 Net store and batter sales.........................  $   89,938      $   18,932      $    6,370      $    1,873     $    1,489
 Franchising, net...................................       3,884           3,449              --              --             --
 Licensing, net.....................................       1,081              --              --              --             --
 Other, net.........................................       1,056              82              --              --             --
                                                      ----------      ----------      ----------      ----------     ----------
  Total revenues....................................      95,959          22,463           6,370           1,873          1,489
                                                      ----------      ----------      ----------      ----------     ----------
OPERATING COSTS AND EXPENSES:
 Selling and store occupancy costs..................      52,357           7,645           3,523           1,000            370
 Food cost of sales.................................      21,588           6,428           1,108             454            297
 General and administrative.........................      12,621           5,288           1,067             421            754
 Depreciation and amortization......................       9,707           1,510             182              22             89
                                                      ----------      ----------      ----------      ----------     ----------
  Total operating costs and expenses................      96,273          20,871           5,880           1,897          1,510
                                                      ----------      ----------      ----------      ----------     ----------
  Income (loss) from operations.....................        (314)          1,592             490             (24)           (21)

INTEREST EXPENSE, net...............................      (8,981)         (4,077)            (43)             (2)            (8)
INTEREST INCOME.....................................         530             258              24               4              -
OTHER INCOME (EXPENSE), net.........................        (256)           (149)             40              11              -
                                                      ----------      ----------      ----------      ----------     ----------
  Income (loss) before provision for income taxes...      (9,021)         (2,376)            511             (11)           (29)

PROVISION (BENEFIT) FOR INCOME TAXES................          68             (38)            115              27              6
                                                      ----------      ----------      ----------      ----------     ----------
  Income (loss) before preferred stock accretion
   and dividends of subsidiaries and minority
   interest.........................................      (9,089)         (2,338)            396             (38)           (35)
PREFERRED STOCK ACCRETION AND
 DIVIDENDS OF SUBSIDIARIES..........................        (333)             --              --              --             --
MINORITY INTEREST...................................        (268)             --              --              --             --
                                                      ----------      ----------      ----------      ----------     ----------
  Income (loss) from continuing operations..........  $   (9,690)     $   (2,338)     $      396      $      (38)    $      (35)
                                                      ==========      ==========      ==========      ==========     ==========

OTHER DATA:
 Cash flows from operating activities...............  $      676      $   (1,517)     $      372      $      (40)    $      (54)
 Cash flows from investing activities...............     (34,315)           (310)            (72)             (7)            (2)
 Cash flows from financing activities...............      22,498             (18)           (205)            (72)            12
 EBITDA (See Note 9)................................       9,393           3,102             672              (2)            68
 Ratio of earnings to fixed charges (See Note 10)...          --              --           12.88x             --             --
 Deficiency of earnings to fixed charges
  (See Note 10).....................................  $   (9,397)     $   (2,888)     $       --      $      (11)    $      (29)

                                                         PRO FORMA
                                                        ADJUSTMENTS                PRO FORMA
                                                        (SEE NOTE 1)               COMBINED
                                                        ------------              ---------
REVENUES:
 Net store and batter sales............................     $  (832)  (f)           $117,770
 Franchising, net......................................        (385)  (g)              6,948
 Licensing, net........................................          --                    1,081
 Other, net............................................          --                    1,138
                                                            -------                 --------
  Total revenues.......................................      (1,217)                 126,937
                                                            -------                 --------
OPERATING COSTS AND EXPENSES:
 Selling and store occupancy costs.....................        (385)  (g)             64,510
 Food cost of sales....................................        (832)  (f)             29,043
 General and administrative............................      (1,404)  (h)             18,747
 Depreciation and amortization.........................       2,664   (i)             14,174
                                                            -------                 --------
  Total operating costs and expenses...................          43                  126,474
                                                            -------                 --------
  Income (loss) from operations........................      (1,260)                     463

INTEREST EXPENSE, net..................................         729   (j)            (12,382)
INTEREST INCOME........................................          --                      816
OTHER INCOME (EXPENSE), net............................          --                     (354)
                                                            -------                 --------
  Income (loss) before provision for income taxes......        (531)                 (11,457)

PROVISION (BENEFIT) FOR INCOME TAXES...................          --                      178
                                                            -------                 --------
  Income (loss) before preferred stock accretion
   and dividends of subsidiaries and minority
   interest............................................        (531)                 (11,635)
PREFERRED STOCK ACCRETION AND
 DIVIDENDS OF SUBSIDIARIES.............................          --                     (333)
MINORITY INTEREST......................................          --                     (268)
                                                                                    --------
  Income (loss) from continuing operations.............     $  (531)                $(12,236)
                                                            =======                 ========

OTHER DATA:
 Cash flows from operating activities..................     $    --                 $   (563)
 Cash flows from investing activities..................          --                  (34,706)
 Cash flows from financing activities..................          --                   22,215
 EBITDA (See Note 9)...................................       1,404                   14,637
 Ratio of earnings to fixed charges (See Note 10)......          --                       --
 Deficiency of earnings to fixed charges
  (See Note 10)........................................     $    --                 $(12,345)

                See accompanying notes to pro forma condensed
                         combined financial statements.

                                  THE COMPANY

                                  (UNAUDITED)


1.   UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS

   Pre-Acquisition

     (a) Adjustment to reflect the elimination of franchise fees and related costs as a result of consolidating H&M and Pretzel Time.

     (b) Adjustment to reflect the impact of the reduction in salaries and payroll expenses related to employees of H&M and Pretzel Time terminated at the date of the acquisitions assuming that the acquisitions were consummated as of December 29, 1996. The terminations occurred concurrent with and were a direct result of the acquisitions. These terminations will have a continuing impact, as the positions occupied by the terminated employees have been eliminated. The terminated employees will not be replaced as the Company has sufficient resources with existing staff to fulfill the applicable responsibilities. Other costs will not be incurred that will offset these reductions. The impact is factually supportable as the employees were terminated at the time of the acquisitions.

     (c) Adjustment to reflect amortization of goodwill, which goodwill totaling $15,500,000, was recorded in connection with the purchase of the net assets of H&M and the majority ownership of Pretzel Time. Goodwill is being amortized over a 15-year period. Also includes adjustment to reflect a reduction in depreciation expense as a result of reducing H&M's property and equipment to estimated fair market value in connection with the acquisition. The average estimated depreciable lives for these assets is seven years.

     (d) Adjustment to reflect additional interest expense that would have been incurred on the $100,000,000 Series A/B Senior Notes. Adjustment also reflects a reduction in interest expense related to: (i) the retirement of $64,098,000 of Mrs. Fields debt with interest rates ranging from 8.78% to 10.0%; (ii) the retirement of $8,250,000 of H&M debt with interest rates ranging from 8.0% to 16.0%; (iii) the assumed conversion of $4,643,000 of a Mrs. Fields note payable with an interest rate of 9.78%; (iv) the additional amortization related to approximately $5,976,000 of deferred loan costs assumed to be amortized over a seven-year period; and (v) net of interest income on a $500,000 loan to a minority stockholder of Pretzel Time with an interest rate of 10.0%.

     (e) Adjustment to reflect the recording of the minority interest in Pretzel Time's income from continuing operations.


  POST-ACQUISITION

     (f) Adjustment to reflect the elimination of batter sales and batter cost of sales as a result of combining Great American, Deblan, Chocolate Chip and the Combined Karp Entities.

     (g) Adjustment to reflect the elimination of franchise fees and related costs as a result of combining Great American, Deblan, Chocolate Chip and the Combined Karp Entities.

                                  THE COMPANY

                                  (UNAUDITED)


     (h) Adjustment to reflect the impact of the reduction in salaries and payroll expenses related to employees of Great American, Deblan, Chocolate Chip and the Combined Karp Entities terminated at the date of the acquisitions assuming that the acquisitions were consummated at December 29, 1996. The terminations were a contractual component of the acquisition agreements and occurred concurrent with and were a direct result of the acquisitions. These terminations will have a continuing impact, as the positions occupied by the terminated employees have been eliminated. The terminated employees will not be replaced as the Company has sufficient resources with existing staff to fulfill the applicable responsibilities. Other costs will not be incurred that will offset these reductions. The impact is factually supportable as the employees were terminated at the time of the acquisitions.

     (i) Adjustment to reflect amortization of goodwill, which goodwill totaling $69,390,000 (including acquisition costs of $1,003,000), was recorded in connection with the purchase of the net assets of Great American, Deblan, Chocolate Chip and the Combined Karp Entities. Goodwill is being amortized over a 15-year period. Also includes adjustment to reflect a reduction in depreciation expense as a result of reducing Great American, Deblan, Chocolate Chip and the Combined Karp Entities property and equipment to estimated fair market value in connection with each respective acquisition. The average estimated depreciable lives for these assets is seven years.

     (j)  Adjustment to reflect the reduction in interest expense related to:
(i) the retirement of $40,000,000 of Great American 10.875% Senior Secured Notes; (ii) the retirement of $10,000,000 of Great American 12.5% Subordinated Notes; (iii) the elimination of Great American's original issue discount; (iv) the elimination of Great American's deferred loan costs; (v) net of the additional interest expense related to approximately $5,007,000 of new deferred loan costs amortized over a seven-year period; and (vi) net of the additional interest expense on the $40,000,000 of Series C Senior Notes and amortization of $600,000 of assumed discount.

     (k) Adjustment to reflect the change in provision for income taxes due to the consolidated results of operations of the entities before provision for income taxes.


2.   H&M

     MFH, through its wholly owned subsidiary, MFPC, acquired the net assets and certain debt of H&M on July 25, 1997, and concurrent with the completion of the Prior Offering contributed the net assets of H&M and related debt to Mrs. Fields. Accordingly, in the accompanying unaudited pro forma condensed combined statement of operations for the 53 weeks ended January 3, 1998, H&M's results of operations from December 29, 1996 to July 24, 1997 are included under the "H&M" column heading. Also, in the accompanying unaudited pro forma condensed combined statement of operations for the 39 weeks ended October 3, 1998, H&M's results of operations are included under the "Mrs. Fields" column heading. The purchase price of $13,750,000 paid by MFH was allocated based on the estimated fair values of the net assets acquired, as presented below:

   Fair value of net assets acquired.............................   $ 4,132,000
   Goodwill acquired.............................................     9,618,000
                                                                    -----------
       Total purchase price......................................   $13,750,000
                                                                    ===========

                                  THE COMPANY

                                 (UNAUDITED)


3.   Pretzel Time

      MFH acquired 56.0% of the common stock of Pretzel Time, a $500,000 note receivable from Pretzel Time's founder and contract rights on September 2, 1997. Concurrent with the completion of the Prior Offering, MFH contributed its 56.0% interest to Mrs. Fields. Accordingly, in the accompanying unaudited pro forma condensed combined statements of operations for the 53 weeks ended January 3, 1998, Pretzel Time's results of operations from December 29, 1996 to September 1, 1997 are included under the "Pretzel Time" column heading. Also, in the accompanying unaudited pro forma condensed combined statement of operations for the 39 weeks ended October 3, 1998, Pretzel Time's results of operations are included under the "Mrs. Fields" column heading.

      MFH paid $4,200,000 in cash to acquire 56.0% of the common stock of Pretzel Time and made a $500,000, five-year maturity loan, with an interest rate of 10.0%, to a minority stockholder and founder of Pretzel Time. Of the $4,200,000 paid by MFH, $750,000 was paid to Pretzel Time to be used for working capital purposes. Pretzel Time's stockholders' deficit of $425,000 at the date of acquisition was eliminated and goodwill of $5,882,000 was recorded.


4.  GREAT AMERICAN ACQUISITION

     On August 24, 1998, Mrs. Fields acquired all of the outstanding capital stock and subordinated indebtedness of Great American for an aggregate purchase price of $18,400,000. The purchase price was allocated based on the estimated fair values of the net assets acquired, as presented below:

   Fair value of net liabilities assumed.......................    $(37,233,000)
   Goodwill acquired...........................................      55,633,000
                                                                   ------------
       Total purchase price....................................    $ 18,400,000
                                                                   ============

     Because Great American operates using a 52/53-week year ending near June 30, its results of operations for the 53 weeks ended January 3, 1998, in the accompanying pro forma condensed combined statements of operations, do not agree with Great American's historical results of operations for either the 52 weeks ended June 29, 1997 or June 28, 1998. Additionally, in the accompanying pro forma condensed combined statement of operations for the 39 weeks ended October 3, 1998, Great American's results of operations from December 29, 1997 to August 23, 1998 are included under the "Great American" column heading. Great American's results of operations from August 24, 1998 to October 3, 1998 are included under the "Mrs. Fields" column heading.

                                  THE COMPANY

                                  (UNAUDITED)


     The following data reconciles the key components of Great American's results of operations in the pro forma condensed combined statement of operations for the 39 weeks ended October 3, 1998 with the key components of Great American's results of operations in its historical financial statements for the 52 weeks ended June 28, 1998:

                                                                          LESS                ADD
                                                 52 WEEKS ENDED      26 WEEKS ENDED    JUNE 29, 1998 TO    DECEMBER 29, 1997
                                                 JUNE 28, 1998     DECEMBER 28, 1997    AUGUST 23, 1998   TO AUGUST 23, 1998
                                               ------------------  ------------------  -----------------  -------------------
                                                                           (DOLLARS IN THOUSANDS)
Net store sales..............................         $18,854              $10,382           $ 2,753              $11,225
Batter sales to franchisees..................          12,214                6,140             1,633                7,707
Franchising, net.............................           6,140                3,558               867                3,449
Other, net...................................             139                   72                15                   82
Operating costs and expenses.................          31,133               16,044             5,782               20,871
Income (loss) from operations................           6,214                4,108              (514)               1,592
Net income (loss)............................            (202)                 644            (1,492)              (2,338)


5.  DEBLAN ACQUISITION

     On August 24, 1998, Mrs. Fields acquired all of the outstanding capital stock of Deblan for an aggregate purchase price of $10,465,000. Accordingly, in the accompanying pro forma condensed combined statement of operations for the 39 weeks ended October 3, 1998, Deblan's results of operations from January 1, 1998 to August 23, 1998 are included under the "Deblan" column heading. Deblan's results of operations from August 24, 1998 to October 3, 1998 are included under the "Mrs. Fields" column heading. The purchase price was allocated based on the estimated fair values of the net assets acquired, as presented below:

   Fair value of net assets acquired....................      $ 2,239,000
   Goodwill acquired....................................        8,226,000
                                                              -----------
       Total purchase price.............................      $10,465,000
                                                              ===========

     The following data reconciles the key components of Deblan's results of operations in the pro forma condensed combined statement of operations for the 39 weeks ended October 3, 1998 with the key components of Deblan's results of operations in its unaudited historical financial statements for the six months ended June 30, 1998:

                                                   SIX MONTHS ENDED    JULY 1, 1998 TO    JANUARY 1, 1998 TO
                                                    JUNE 30, 1998      AUGUST 23, 1998     AUGUST 23, 1998
                                                  ------------------  ------------------  ------------------
                                                                    (DOLLARS IN THOUSANDS)
Net store sales.................................          $4,768              $1,602              $6,370
Operating costs and expenses....................           4,418               1,462               5,880
Income from operations..........................             350                 140                 490
Net income......................................             232                 164                 396

                                  THE COMPANY

                                  (UNAUDITED)


6. CHOCOLATE CHIP ACQUISITION

     On August 24, 1998, Mrs. Fields acquired all of the outstanding capital stock of Chocolate Chip for an aggregate purchase price of $3,965,000. The purchase price was allocated based on the estimated fair values of the net assets acquired, as presented below:

   Fair value of net assets acquired................        $  217,000
   Goodwill acquired................................         3,748,000
                                                            ----------
       Total purchase price.........................        $3,965,000
                                                            ==========

     Because Chocolate Chip operates using a year ending September 30, its results of operations for the 53 weeks ended January 3, 1998, in the accompanying pro forma condensed combined statement of operations, do not agree with Chocolate Chip's historical results of operations for the year ended September 30, 1997. Additionally, in the accompanying pro forma condensed combined statement of operations for the 39 weeks ended October 3, 1998, Chocolate Chip's results of operations from January 1, 1998 to August 23, 1998 are included under the "Chocolate Chip" column heading. Chocolate Chip's results of operations from August 24, 1998 to October 3, 1998 are included under the "Mrs. Fields" column heading.

     The following data reconciles the key components of Chocolate Chip's results of operations in the pro forma condensed combined statement of operations for the 39 weeks ended October 3, 1998 with the key components of Chocolate Chip's results of operations in its historical financial statements for the nine months ended June 30, 1998:

                                                                              LESS
                                                     NINE MONTHS          THREE MONTHS             ADD
                                                        ENDED                 ENDED          JULY 1, 1998 TO     JANUARY 1, 1998
                                                    JUNE 30, 1998       DECEMBER 31, 1997    AUGUST 23, 1998    TO AUGUST 23, 1998
                                                   ---------------      -----------------   ----------------    -------------------
                                                                            (DOLLARS IN THOUSANDS)
Net store sales............................              $2,266                $803               $410              $1,873
Operating costs and expenses...............               2,100                 646                443               1,897
Income (loss) from operations..............                 166                 157                (33)                (24)
Net income (loss)..........................                 116                 155                  1                 (38)

7.  COMBINED KARP ENTITIES ACQUISITION

     On September 9, 1998, Mrs. Fields acquired eight Great American stores and related net assets from a Great American franchisee (collectively, the "Combined Karp Entities") for an aggregate purchase price of $1,750,000. Accordingly, in the accompanying pro forma condensed combined statement of operations for the 39 weeks ended October 3, 1998, the Combined Karp Entities' results of operations from January 1, 1998 to September 9, 1998 are included under the "Combined Karp Entities" column heading. The Combined Karp Entities' results of operations from September 10, 1998 to October 3, 1998 are included under the "Mrs. Fields" column heading. The purchase price was allocated based on the estimated fair values of the net assets acquired, as presented below:

   Fair value of net assets acquired....................        $1,118,000
   Goodwill acquired....................................           780,000
                                                                ----------
       Total purchase price.............................        $1,898,000
                                                                ==========

                                  THE COMPANY

                                  (UNAUDITED)


                                                   SIX MONTHS ENDED     JULY 1, 1998 TO     JANUARY 1, 1998 TO
                                                     JUNE 30, 1998     SEPTEMBER 9, 1998    SEPTEMBER 9, 1998
                                                  -------------------  ------------------  --------------------
                                                                     (DOLLARS IN THOUSANDS)
Net store sales.................................          $1,181                 $308               $1,489
Operating costs and expenses....................           1,259                  251                1,510
Income (loss) from operations...................             (78)                  57                  (21)
Net income (loss)...............................             (91)                  56                  (35)

8.   Pro Forma Combined EBITDA for the 53 Weeks Ended January 3, 1998

                                           MRS FIELDS                                                           THE COMPANY
                                         PRE ACQUISITION                                                            POST-
                                            PRO FORMA     GREAT            CHOCOLATE    KARP      PRO FORMA       PRO FORMA
                                            COMBINED     AMERICAN  DEBLAN    CHIP     ENTITIES   ADJUSTMENTS      COMBINED
                                        ---------------  --------  ------  ---------  ---------  ------------  ---------------
 Income (loss) from operations.........       $ 9,045      $4,350    $534       $178     $(177)      $(1,208)         $12,722
Add:
 Depreciation and amortization.........        11,736       2,725     255         51       121         3,380           18,268
                                              -------      ------    ----       ----     -----       -------          -------
  EBITDA...............................       $20,781      $7,075    $789       $229     $ (56)      $ 2,172          $30,990
                                              =======      ======    ====       ====     =====       =======          =======

9.  PRO FORMA COMBINED EBITDA FOR THE 39 WEEKS ENDED OCTOBER 3, 1998



                                                                                                                   THE COMPANY
                                                           GREAT             CHOCOLATE     KARP      PRO FORMA      PRO FORMA
                                          MRS. FIELDS     AMERICAN  DEBLAN     CHIP     ENTITIES   ADJUSTMENTS       COMBINED
                                        ---------------   --------  ------  ----------  ---------  ------------   -------------
 Income (loss) from operations.........        $ (314)      $1,592    $490       $(24)      $(21)      $(1,260)         $   463
Add:
 Depreciation and amortization.........         9,707        1,510     182         22         89         2,664           14,174
                                               ------       ------    ----       ----       ----       -------          -------
  EBITDA...............................        $9,393       $3,102    $672       $ (2)      $ 68       $ 1,404          $14,637
                                               ======       ======    ====       ====       ====       =======          =======

10.   RATIO OF EARNINGS TO FIXED CHARGES

     For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (whether paid or accrued and net of debt premium amortization), including the amortization of debt issuance costs and original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, letter of credit commissions, fees or discounts and the product of all dividends and accretion on mandatorily redeemable cumulative preferred stock multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the current combined federal, state and local statutory tax rate.

                   INDEX TO HISTORICAL FINANCIAL STATEMENTS

                                                                                                                         PAGE
                                                                                                                         ----
MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES
Report of Independent Public Accountants.............................................................................       F-3
Consolidated Balance Sheets as of December 28, 1996, January 3, 1998 and October 3, 1998 (unaudited).................       F-4
Consolidated Statements of Operations for the period from inception (September 18, 1996) to December 28, 1996, for the year ended January 3, 1998 and for the 39 weeks ended September 27, 1997 (unaudited) and October 3, 1998
 (unaudited).........................................................................................................       F-6
Consolidated Statements of Stockholder's Equity for the period from inception (September 18, 1996) to December 28,
 1996, for the year ended January 3, 1998 and for the 39 weeks ended October 3, 1998  (unaudited)....................       F-7
Consolidated Statements of Cash Flows for the period from inception (September 18, 1996) to December 28, 1996, for the year ended January 3, 1998 and for the 39 weeks ended September 27, 1997 (unaudited) and October 3, 1998
 (unaudited).........................................................................................................       F-8
Notes to Consolidated Financial Statements...........................................................................      F-12

MRS. FIELDS INC. AND SUBSIDIARIES
Report of Independent Public Accountants (Arthur Andersen LLP).......................................................      F-44
Independent Auditors' Report (Deloitte & Touche LLP).................................................................      F-45
Consolidated Balance Sheet as of September 17, 1996..................................................................      F-46
Consolidated Statements of Operations for the year ended December 30, 1995 and for the period ended September 17,
 1996................................................................................................................      F-48
Consolidated Statements of Stockholders' Deficit for the year ended December 30, 1995 and for the period ended
 September 17, 1996..................................................................................................      F-49
Consolidated Statements of Cash Flows for the year ended December 30, 1995 and for the period ended September 17,
 1996................................................................................................................      F-50
Notes to Consolidated Financial Statements...........................................................................      F-52

THE ORIGINAL COOKIE COMPANY, INCORPORATED AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC. (COMBINED)
Report of Independent Public Accountants.............................................................................      F-61
Combined Balance Sheet as of September 17, 1996......................................................................      F-62
Combined Statements of Operations for the year ended December 30, 1995 and for the period ended September 17, 1996...      F-64
Combined Statements of Stockholders' Equity for the year ended December 30, 1995 and for the period ended
 September 17, 1996..................................................................................................      F-65
Combined Statements of Cash Flows for the year ended December 30, 1995 and for the period ended September 17, 1996...      F-66
Notes to Combined Financial Statements...............................................................................      F-67

COOKIES USA, INC. AND SUBSIDIARY
Report of Independent Accountants....................................................................................      F-72
Consolidated Balance Sheets as of June 29, 1997 and June 28, 1998....................................................      F-73
Consolidated Statements of Operations for the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28,
 1998................................................................................................................      F-75
Consolidated Statements of Changes in Stockholders' Deficit for the fifty-two week periods ended June 30, 1996, June
 29, 1997 and June 28, 1998..........................................................................................      F-76
Consolidated Statements of Cash Flows for the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28,
 1998................................................................................................................      F-77
Notes to Consolidated Financial Statements...........................................................................      F-79

DEBLAN CORPORATION
Independent Auditors' Report.........................................................................................      F-93
Balance Sheets as of December 31, 1996 and 1997 and June 30, 1998 (unaudited)........................................      F-94
Statements of Earnings for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30,
 1997 (unaudited) and 1998 (unaudited)...............................................................................      F-96
Statements of Shareholders' Equity for the years ended December 31, 1995, 1996 and 1997 and for the six months ended
 June 30, 1998 (unaudited)...........................................................................................      F-97
Statements of Cash Flows for the years ended December 31, 1995, 1996 and 1997 and for the six  months ended June 30,
 1997(unaudited) and 1998 (unaudited)................................................................................      F-98
Notes to Financial Statements........................................................................................     F-100

                                                                                                                          PAGE
                                                                                                                          ----
CHOCOLATE CHIP COOKIES OF TEXAS, INC.
Report of Independent Public Accountants.............................................................................    F-108
Balance Sheets as of September 30, 1996 and 1997 and June 30, 1998 (unaudited).......................................    F-109
Statements of Operations for the years ended September 30, 1995, 1996 and 1997 and for the nine months ended June
 30, 1997 (unaudited) and 1998 (unaudited)...........................................................................    F-111
Statements of Stockholders' Equity for the years ended September 30, 1995, 1996, and 1997 and for the nine months
 ended June 30, 1998 (unaudited).....................................................................................    F-112
Statements of Cash Flows for the years ended September 30, 1995, 1996 and 1997 and for the nine months ended June
 30, 1997 (unaudited) and 1998 (unaudited)...........................................................................    F-113
 Notes to Financial Statements........................................................................................   F-115

THE COMBINED KARP ENTITIES
Report of Independent Public Accountants.............................................................................    F-120
Combined Balance Sheets as of December 31, 1996 and 1997 and June 30, 1998 (unaudited)...............................    F-121
Combined Statements of Operations for the years ended December 31, 1995, 1996 and 1997 and for the six months ended
 June 30, 1997 (unaudited) and 1998 (unaudited)......................................................................    F-123
Combined Statements of Stockholders' Equity for the years ended December 31, 1995, 1996, and 1997 and for the six
 months ended June 30, 1998 (unaudited)..............................................................................    F-124
Combined Statements of Cash Flows for the years ended December 31, 1995, 1996 and 1997 and for the six months ended
 June 30, 1997 (unaudited) and 1998 (unaudited)......................................................................    F-125
Notes to Combined Financial Statements...............................................................................    F-127

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Mrs. Fields' Original Cookies, Inc.:

     We have audited the accompanying consolidated balance sheets of Mrs. Fields' Original Cookies, Inc. (a Delaware corporation) and subsidiaries as of December 28, 1996 and January 3, 1998, and the related consolidated statements of operations, stockholder's equity and cash flows for the period from inception (September 18, 1996) to December 28, 1996 and for the year ended January 3, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mrs. Fields' Original Cookies, Inc. and subsidiaries as of December 28, 1996 and January 3, 1998, and the consolidated results of their operations and their cash flows for the period from inception (September 18, 1996) to December 28, 1996 and for the year ended January 3, 1998 in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP

Salt Lake City, Utah
 June 10, 1998

             MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                    ASSETS
                                    ------

                                                                           DECEMBER 28,    January 3,     October 3,
                                                                               1996           1998           1998
                                                                           -------------  -------------  -------------
                                                                                                          (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents..............................................      $  6,709       $ 16,287       $  5,146
  Accounts receivable, net of allowance for doubtful accounts
    of $55, $32 and $40, respectively....................................         1,200          1,535          1,896
  Amounts due from franchisees and licensees, net of
    allowance for doubtful accounts of $320, $582 and $979,
    respectively.........................................................         1,524          2,176          5,616
  Inventories............................................................         3,043          3,100          4,790
  Prepaid rent and other.................................................         1,324          2,960          4,312
  Deferred income tax assets.............................................         2,092          2,765          2,765
                                                                               --------       --------       --------
     Total current assets................................................        15,892         28,823         24,525
                                                                               --------       --------       --------
PROPERTY AND EQUIPMENT, at cost:
  Leasehold improvements.................................................        16,704         21,099         32,856
  Equipment and fixtures.................................................        10,427         14,100         18,143
  Land...................................................................           128            128            368
                                                                               --------       --------       --------
                                                                                 27,259         35,327         51,367
  Less accumulated depreciation and amortization.........................        (1,054)        (6,125)       (16,364)
                                                                               --------       --------       --------
     Net property and equipment..........................................        26,205         29,202         35,003
                                                                               --------       --------       --------
DEFERRED INCOME TAX ASSETS...............................................           917            734            734
                                                                               --------       --------       --------
GOODWILL, net of accumulated amortization of $966, $4,980
  and $9,233, respectively...............................................        50,005         68,501        134,531
                                                                               --------       --------       --------
TRADEMARKS AND OTHER INTANGIBLES, net of
  accumulated amortization of $324, $1,409 and $2,027,
  respectively...........................................................        16,327         15,193         14,625
                                                                               --------       --------       --------

DEFERRED LOAN COSTS, net of accumulated amortization of
  $0, $70 and $720, respectively.........................................            --          5,906         10,263
                                                                               --------       --------       --------
OTHER ASSETS.............................................................           709          1,325          2,976
                                                                               --------       --------       --------
                                                                               $110,055       $149,684       $222,657
                                                                               ========       ========       ========

          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                      LIABILITIES AND STOCKHOLDER'S EQUITY
                      ------------------------------------

                                                                        DECEMBER 28,   JANUARY 3,    OCTOBER 3,
                                                                            1996          1998          1998
                                                                        ------------  ------------  ------------
                                                                                                    (UNAUDITED)
CURRENT LIABILITIES:
  Current portion of long-term debt...................................      $  2,450     $    472      $    384
  Current portion of capital lease obligations........................            --          142           174
  Accounts payable....................................................         6,201        3,805         8,669
  Current portion of accrued liabilities..............................         3,202        2,826         6,365
  Current portion of store closure reserve............................         2,450        3,664         2,475
  Accrued salaries, wages and benefits................................         1,811        1,891         3,045
  Accrued interest payable............................................         1,668        1,082         4,859
  Sales taxes payable.................................................           676          937           512
  Current portion of deferred credits.................................           323          871           318
                                                                            --------     --------      --------
     Total current liabilities........................................        18,781       15,690        26,801
LONG-TERM DEBT, net of current portion and discount...................        65,113      100,284       139,465
STORE CLOSURE RESERVE, net of current portion.........................         2,305        1,802         4,648
CAPITAL LEASE OBLIGATIONS, net of current portion.....................            --          183           133
ACCRUED LIABILITIES, net of current portion...........................         2,207           --            --
DEFERRED CREDITS, net of current portion..............................         1,091           --            --
                                                                            --------     --------      --------
     Total liabilities................................................        89,497      117,959       171,047
                                                                            --------     --------      --------
COMMITMENTS AND CONTINGENCIES (Notes 3, 7, 8 and 10)
MANDATORILY REDEEMABLE CUMULATIVE
  PREFERRED STOCK of PTI (a majority owned subsidiary),
  aggregate liquidation preference of $0, $1,437 and $1,481,
  respectively........................................................            --          902         1,171
                                                                            --------     --------      --------

MANDATORILY REDEEMABLE CUMULATIVE
  PREFERRED STOCK of MFB (a wholly owned subsidiary),
  aggregate liquidation preference of $3,597 in 1996..................         3,597           --            --
                                                                            --------     --------      --------

MINORITY INTEREST.....................................................            --           58           308
                                                                            --------     --------      --------
STOCKHOLDER'S EQUITY:
  Common stock, $.01 par value; 1,000 shares authorized and
    400 shares outstanding............................................            --           --            --
  Additional paid-in capital..........................................        15,000       30,843        59,899
  Retained earnings (accumulated deficit).............................         1,961          (78)       (9,768)
                                                                            --------     --------      --------
     Total stockholder's equity.......................................        16,961       30,765        50,131
                                                                            --------     --------      --------
                                                                            $110,055     $149,684      $222,657
                                                                            ========     ========      ========

          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

             MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            (DOLLARS IN THOUSANDS)


                                                                 INCEPTION                         39             39
                                                                (SEPTEMBER 18,                    WEEKS          WEEKS
                                                                   1996) TO       YEAR ENDED      ENDED          ENDED
                                                                 DECEMBER 28,      JANUARY 3,  SEPTEMBER 27,   OCTOBER 3,
                                                                     1996            1998          1997           1998
                                                                --------------    -----------  -------------   ----------
                                                                                                (UNAUDITED)    (UNAUDITED)
REVENUES:
  Net store and batter sales...............................        $39,890          $123,987        $83,759       $89,938
  Franchising, net.........................................            621             3,574          2,201         3,884
  Licensing, net...........................................            764             2,028          1,215         1,081
  Other, net  .............................................            107               918            351         1,056
                                                                   -------          --------        -------       -------
     Total revenues........................................         41,382           130,507         87,526        95,959
                                                                   -------          --------        -------       -------
OPERATING COSTS AND EXPENSES:
  Selling and store occupancy costs........................         19,492            66,832         48,200        52,357
  Food cost of sales.......................................          9,862            28,127         19,549        21,588
  General and administrative...............................          4,035            16,730         10,803        12,621
  Depreciation and amortization............................          2,344            10,403          6,596         9,707
                                                                   -------          --------        -------       -------
     Total operating costs and expenses....................         35,733           122,092         85,148        96,273
                                                                   -------          --------        -------       -------
        Income (loss) from operations......................          5,649             8,415          2,378          (314)
                                                                   -------          --------        -------       -------
OTHER INCOME (EXPENSE), net:
  Interest expense.........................................         (1,867)           (7,830)        (5,070)       (8,981)
  Interest income..........................................             74               246            153           530
  Other expense............................................             --              (368)          (228)         (256)
                                                                   -------          --------        -------       -------
     Total other expense, net..............................         (1,793)           (7,952)        (5,145)       (8,707)
                                                                   -------          --------        -------       -------
        Income (loss) before provision for income
          taxes, preferred stock accretion and
          dividends of subsidiaries and minority
          interest.........................................          3,856               463         (2,767)       (9,021)

PROVISION FOR INCOME TAXES.................................         (1,798)             (655)          (179)          (68)
                                                                   -------          --------        -------       -------
        Income (loss) before preferred stock
          accretion and dividends of subsidiaries
          and minority interest............................          2,058              (192)        (2,946)       (9,089)

PREFERRED STOCK ACCRETION AND
 DIVIDENDS OF SUBSIDIARIES.................................            (97)             (644)          (276)         (333)

MINORITY INTEREST..........................................             --              (138)            (2)         (268)
                                                                   -------          --------        -------       -------
        Net income (loss)..................................        $ 1,961          $   (974)       $(3,224)      $(9,690)
                                                                   =======          ========        =======       =======

          The accompanying notes to consolidated financial statements are an integral part of these statements.

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                             (DOLLARS IN THOUSANDS)


                                                                                                RETAINED
                                                                                  ADDITIONAL    EARNINGS
                                                                COMMON STOCK       PAID-IN    (ACCUMULATED
                                                            --------------------
                                                             SHARES     AMOUNT      CAPITAL      DEFICIT)        TOTAL
                                                            --------  ----------  ----------  -------------  ------------
BALANCE, September 18, 1996  .............................        --     $    --     $    --       $    --       $    --
  Issuance of common stock for cash  .....................       400          --      15,000            --        15,000
  Net income  ............................................        --          --          --         1,961         1,961
                                                            --------  ----------     -------       -------       -------
BALANCE, December 28, 1996  ..............................       400          --      15,000         1,961        16,961
  Parent contribution of investment in PTI  ..............        --          --       4,200            --         4,200
  Parent contribution of note receivable due from PTI's
    minority stockholder and founder  ....................        --          --         500            --           500
  Parent contribution of investment in MFB  ..............        --          --       6,500            --         6,500
  Conversion to equity of note payable to parent..........        --          --       4,643            --         4,643
  Dividend paid to parent  ...............................        --          --          --        (1,065)       (1,065)
  Net loss  ..............................................        --          --          --          (974)         (974)
                                                            --------  ----------     -------       -------       -------
BALANCE, January 3, 1998  ................................       400          --      30,843           (78)       30,765
  Parent equity infusion (unaudited)......................        --          --      29,056            --        29,056
  Net loss (unaudited)  ..................................        --          --          --        (9,690)       (9,690)
                                                            --------  ----------     -------       -------       -------
BALANCE, October 3, 1998 (unaudited)  ....................       400     $    --     $59,899       $(9,768)      $50,131
                                                            ========  ==========     =======       =======       =======

          The accompanying notes to consolidated financial statements are an integral part of these statements

             MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)

                                                                                   INCEPTION                     39         39
                                                                                 (SEPTEMBER 18,                WEEKS       WEEKS
                                                                                   1996) TO     YEAR ENDED     ENDED       ENDED
                                                                                 DECEMBER 28,   JANUARY 3,  SEPTEMBER 27, OCTOBER 3,
                                                                                      1996         1998          1997         1998
                                                                                 -------------  ----------  ------------- ----------
                                                                                                          (UNAUDITED)    (UNAUDITED)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).............................................................   $  1,961     $   (974)     $(3,224)    $ (9,690)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities, net of effects from acquisitions:
    Depreciation and amortization...............................................      2,344       10,403        6,596        9,707
    Amortization of discount on notes...........................................         --           --           --            8
    Amortization of deferred loan costs.........................................         --           --           --          650
    Loss on sale of assets......................................................         --          368          228          256
    Deferred income taxes.......................................................      1,511          210           --           --
    In-kind interest expense on note payable to stockholder.....................         97          338          276           --
    Preferred stock accretion and dividends of subsidiaries.....................         97          644          276          333
    Minority interest...........................................................         --          234            2          268
    Changes in assets and liabilities, net of effects from acquisitions:
      Accounts receivable.......................................................       (294)        (353)          --         (361)
      Amounts due from franchisees and licensees................................       (339)        (514)         371       (1,624)
      Inventories...............................................................       (159)         136          (23)        (127)
      Prepaid rent and other....................................................        (31)        (895)         512        1,306
      Other assets..............................................................         39          427           --         (207)
      Accounts payable and accrued liabilities..................................        239       (6,651)        (773)         356
      Store closure reserve.....................................................       (305)      (1,666)      (1,927)      (1,892)
      Accrued salaries, wages and benefits......................................        212           80         (841)        (110)
      Accrued interest payable..................................................      1,668         (586)         (67)       2,886
      Sales taxes payable.......................................................        542          261         (297)        (530)
      Deferred credits..........................................................         27         (543)        (318)        (553)
                                                                                   --------     --------      -------     --------
         Net cash provided by operating activities..............................      7,609          919          791          676
                                                                                   --------     --------      -------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net cash paid for acquisitions and related expenses...........................    (19,508)     (10,949)          --      (28,699)
  Purchase of property and equipment, net of effects from acquisitions..........     (1,638)      (4,678)      (3,216)      (5,616)
  Proceeds from the sale of assets..............................................         15          122           --           --
                                                                                   --------     --------      -------     --------
         Net cash used in investing activities..................................    (21,131)     (15,505)      (3,216)     (34,315)
                                                                                   --------     --------      -------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt......................................         --      108,250           --       39,400
  Principal payments on long-term debt..........................................     (1,769)     (77,009)         (98)     (40,838)
  Payment of debt financing costs...............................................         --       (5,976)          --       (5,007)
  Cash advance from MFH.........................................................         --        1,500           --           --
  Repayment of cash advance to MFH..............................................         --       (1,500)          --           --
  Payment of cash dividend to MFH...............................................         --       (1,065)          --           --
  Equity infusion from MFH......................................................         --           --           --       29,056
  Principal payments on capital lease obligations...............................         --          (36)          --          (49)
  Proceeds from the issuance of common stock....................................     15,000           --           --           --
  Proceeds from the issuance of mandatorily redeemable cumulative preferred
   stock of subsidiary..........................................................      3,500           --           --           --
  Reduction in preferred stock of PTI...........................................         --           --           --          (64)
  Proceeds from the issuance of note payable to related party...................      3,500           --           --           --
                                                                                   --------     --------      -------     --------
         Net cash provided by (used in) financing activities....................     20,231       24,164          (98)      22,498
                                                                                   --------     --------      -------     --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............................      6,709        9,578       (2,523)     (11,141)
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD............................         --        6,709        6,709       16,287
                                                                                   --------     --------      -------     --------
CASH AND CASH EQUIVALENTS AT END OF THE PERIOD..................................   $  6,709     $ 16,287      $ 4,186     $  5,146
                                                                                   ========     ========      =======     ========

          The accompanying notes to consolidated financial statements are an integral part of these statements.

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

     Cash paid for interest was approximately $28, $8,416, $3,890 (unaudited) and $6,291 (unaudited) for the period ended December 28, 1996, the year ended January 3, 1998 and the 39 weeks ended September 27, 1997 and October 3, 1998, respectively.

     Cash paid for income taxes was approximately $0, $217, $80 (unaudited) and $42 (unaudited) for the period ended December 28, 1996, the year ended January 3, 1998 and the 39 weeks ended September 27, 1997 and October 3, 1998, respectively.


SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

     On September 18, 1996, the Company acquired certain assets and assumed certain liabilities of Mrs. Fields Inc., Mrs. Fields Development Corporation, Mrs. Fields Cookies, The Original Cookie Company, Incorporated and Hot Sam Company, Inc. In conjunction with the acquisitions, net liabilities were assumed as follows:

      Fair value of assets acquired  ...............................  $ 93,494
      Net cash paid  ...............................................   (19,508)
      Notes payable issued  issued..................................   (65,735)
                                                                      --------
         Liabilities assumed  ......................................  $  8,251
                                                                      ========

     In connection with the purchase accounting, the Company recorded certain other accruals totaling $11,300 and provided reserves totaling $10,900 for impaired property and equipment at Company-owned stores the Company intends to exit through closing or franchising. The accruals consisted of $5,060 for obligations incident to store closures, $2,450 for contingent legal and lease obligations that were firmed up before year end, $3,135 for transaction and finders' fees and $655 for severance and related costs. In connection with these accruals and impairment reserves, the Company recorded an additional $17,680 of goodwill and established deferred income tax assets (net of valuation allowances) totaling $4,520.

     In October 1996, the Company received property in payment of $128 in accounts receivable due from a customer.

     On March 18, 1997, a certain convertible subordinated note issued in connection with the previously described business combination was not repaid as scheduled. The noteholder exercised its option to receive an additional note of $1,000 due to the delayed payment. The Company recorded the note and additional goodwill as a subsequent component of the business combination accounting.

     During the period ended December 28, 1996 and the year ended January 3, 1998, The Mrs. Fields' Brand, Inc. ("MFB") increased its mandatorily redeemable cumulative preferred stock liquidation preference by approximately $97 and $338, respectively, in lieu of paying cash dividends. On November 26, 1997, Mrs. Fields' Holding Company, Inc. ("MFH") converted to common equity of the Company $4,643 aggregate principal amount of convertible subordinated notes and contributed to the Company all of the common equity of MFB after converting its preferred stock interests totaling $3,935 to common equity (see Note 6).


         The accompanying notes to consolidated financial statements are an integral part of these statements.

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)


     On July 25, 1997, certain assets were acquired and certain liabilities were assumed of H & M Concepts Ltd. Co. by Mrs. Fields' Pretzel Concepts, Inc. ("MFPC") as follows (see Note 1):

      Fair value of assets acquired  ................................  $15,780
      Net cash paid  ................................................   (5,750)
      Notes payable issued  .........................................   (8,000)
                                                                       -------
         Liabilities assumed  .......................................  $ 2,030
                                                                       =======

     In connection with the purchase accounting for this acquisition, MFPC accrued $1,000 for estimated obligations incident to certain store closures. The Company also recorded a reserve totaling approximately $2,500 for impaired property and equipment at stores the Company intends to close. In connection with these accruals and reserves, the Company recorded $2,800 of goodwill and established deferred income tax assets (net of valuation allowances) totaling $700.

     On September 2, 1997, 56 percent of the shares of common stock of Pretzel Time, Inc. ("PTI") were acquired by MFH as follows (see Note 1):

      Fair value of assets acquired  .......................... $ 8,311
      Net cash paid  ..........................................  (4,200)
                                                                -------
         Liabilities assumed  ................................. $ 4,111
                                                                =======

     In connection with the purchase accounting for this acquisition, MFH accrued $500 for estimated obligations incident to certain store closures. In connection with these accruals, MFH recorded $400 of goodwill and established deferred income tax assets (net of valuation allowances) totaling $100.

     On November 26, 1997, MFH contributed all of the assets and liabilities of MFPC, MFH's 56 percent of the shares of common stock of PTI and the $500 note receivable from PTI's founder and minority stockholder to the Company. Additionally, on November 26, 1997, MFH contributed all of the common stock of MFB to the Company.

     During the period from the acquisition of the majority ownership of PTI (September 2, 1997) to January 3, 1998 and for the 39 weeks ended October 3, 1998, PTI increased its mandatorily redeemable cumulative preferred stock liquidation preference by approximately $68 and $108 (unaudited), respectively, in lieu of paying cash dividends. In addition, for the same periods, PTI's mandatorily redeemable cumulative preferred stock was increased by approximately $238 and $225 (unaudited), respectively, for the accretion required over time to amortize the original issue discount.


          The accompanying notes to consolidated financial statements are an integral part of these statements.

              MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)


     In August 1998, the Company acquired all of the outstanding capital stock and subordinated indebtedness of Cookies USA, Inc. ("Cookies USA") for an aggregate purchase price of approximately $18,400 (unaudited). During August and September 1998, the Company also entered into agreements with three franchisees of Cookies USA (the "Great American Franchisees") pursuant to which the Company purchased a total of 37 Great American Cookies franchises for an aggregate purchase price of $16,328 (unaudited). The aggregate purchase price for all of these acquisitions of $34,728 (unaudited) was allocated, on a preliminary basis, as follows (see Note 1):

      Fair value of assets acquired (unaudited)  .................... $ 79,865
      Net cash paid (unaudited)  ....................................  (27,771)
                                                                      --------
         Liabilities assumed (unaudited)  ........................... $ 52,094
                                                                      ========

     The Company has formulated a plan to exit certain acquired stores that do not meet management's established financial and geographical criteria. In connection with the purchase accounting for these acquisitions, the Company accrued $3,548 (unaudited) for estimated obligations incident to certain store closures. The Company also recorded a reserve totaling approximately $2,150 (unaudited) for impaired property and equipment at stores the Company intends to close. In connection with these accruals and reserves, the Company recorded $5,698 (unaudited) of goodwill. Valuation allowances were recorded for all deferred tax assets established during purchase accounting.


          The accompanying notes to consolidated financial statements are an integral part of these statements.

             MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION AT OCTOBER 3, 1998 AND FOR THE 39 WEEKS ENDED
             SEPTEMBER 27, 1997 AND OCTOBER 3, 1998 IS UNAUDITED.)



1.   DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

     Mrs. Fields' Original Cookies, Inc. (the "Company"), a Delaware corporation, is a wholly owned subsidiary of Mrs. Fields' Holding Company, Inc. ("MFH" or the "Parent"). MFH is a majority owned subsidiary of Capricorn Investors II, L.P. ("Capricorn'). The Company has five wholly owned operating subsidiaries; namely, Great American Cookie Company, Inc. ("GACC"), The Mrs. Fields' Brand, Inc. ("MFB"), Mrs. Fields' Cookies Australia, Mrs. Fields' Cookies (Canada) Ltd. and H & M Canada; and four partially owned subsidiaries, the largest of which is Pretzel Time, Inc. ("PTI") of which the Company owned 60 percent of the common stock as of January 3, 1998. In June 1998, the Company purchased an additional ten percent of the common stock of PTI, increasing the Company's ownership interest to 70 percent. GACC was acquired by the Company in August 1998.

     The Company primarily operates retail stores which sell freshly baked cookies, brownies, pretzels and other food products through four specialty retail chains. As of October 3, 1998, the Company owned and operated 150 "Mrs. Fields Cookies" stores, 128 "Original Cookie Company" stores, 86 "Hot Sam Pretzels' stores, 93 "Pretzel Time" stores, 109 "Great American Cookies" stores in the United States and two "Pretzel Time" stores in Canada. Additionally, the Company has franchised or licensed 683 stores in the United States and 82 stores in several other countries. As of October 3, 1998, the Company owned and operated 433 core stores and 135 stores which are in the process of being sold or franchised. All of the stores in the process of being closed or franchised are expected to be closed or franchised by the end of fiscal year 2000.

     The Company also holds legal title to certain trademarks for the "Mrs. Fields" name and logo and licenses the uses of these trademarks to third parties for the establishment and operation of Mrs. Fields' cookie and bakery operations and other merchandising activities. In connection with these licensing activities, the Company authorizes third-party licensees to use certain business formats, systems, methods, procedures, designs, layouts, specifications, trade names and trademarks in the United States and other countries. Additionally, the Company markets and distributes its products through catalogs, other print media and mail order.

     The Company's business follows seasonal trends and is also affected by climate and weather conditions. The Company experiences its highest revenues in the fourth quarter. Because the Company's stores are heavily concentrated in shopping malls, the Company's sales performance is significantly dependent on the performance of those malls.


BUSINESS COMBINATIONS

 MFI AND Affiliates AND OCC AND Affiliates

     The Company began operations on September 18, 1996, following the completion of two simultaneous but separate asset purchase transactions wherein the Company (i) acquired certain assets and assumed certain liabilities of Mrs. Fields Inc., Mrs. Fields Development Corporation and Mrs. Fields Cookies in accordance with two Asset Purchase Agreements dated August 7, 1996, among these parties and Capricorn, and (ii) acquired certain assets and assumed certain liabilities of The Original Cookie Company, Incorporated and Hot Sam Company, Inc. in accordance with an Asset Purchase Agreement dated August 7, 1996, as amended by the First Amendment dated as of September 17, 1996, among these parties and Capricorn.

             MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

         (INFORMATION AT OCTOBER 3, 1998 AND FOR THE 39 WEEKS ENDED
             SEPTEMBER 27, 1997 AND OCTOBER 3, 1998 IS UNAUDITED.)


     The combined purchase price for the acquired net assets was approximately $85,243,000. The Company paid net cash of $19,508,000 and issued approximately $65,735,000 in senior and subordinated notes to the selling shareholders. The acquisitions were accounted for as purchases. The total purchase price was allocated to the net assets acquired, based on their estimated fair values. The organization of the Company and the acquisitions resulted in the recording of intangible assets of approximately $49,942,000 principally made up of goodwill, trademarks and organization costs. An additional $17,680,000 of goodwill and $4,520,000 of deferred income tax assets (net of valuation allowances) were recorded in connection with the Company recording certain other accruals totaling $11,300,000 and providing reserves totaling $10,921,000 for impaired property and equipment at Company-owned stores the Company intends to exit through closing or franchising. Goodwill and trademarks are amortized using the straight-line method over 15 years.

     In connection with these acquisitions, the Company formulated a plan to exit certain stores that did not meet certain financial and geographical criteria. The plan entailed closing all stores that were not profitable and franchising stores that were profitable but contributed less than $50,000 in store cash contribution for cookie stores and less than $35,000 in store cash contribution for pretzel stores. Management identified 138 (13 of these stores were closed prior to the acquisitions but had continuing lease obligations) stores to be closed and 64 stores to be franchised. Of the stores identified to be closed, all but five of the stores are to be closed by the end of 1998 with the remaining five stores scheduled for closure during 1999. The timing to implement the plan was developed based on discussions and relationships with major shopping mall developers. During the period from inception to December 28, 1996, the year ended January 3, 1998 and the 39 weeks ended October 3, 1998, the Company closed 17, 70 and 21 stores, respectively, of the 138 stores originally identified to be closed as part of the Company's exit plan. During the same periods, the Company franchised three, nine and 13 stores, respectively, of the 64 stores originally identified to be franchised.

     Pursuant to the exit plan, at the date of the acquisitions, the Company established an impairment reserve of $10,921,000 against the property and equipment of the stores the Company planned to exit, in order to record those assets at net realizable value. The property and equipment of 117 of the total stores to be closed were recorded at net values of zero. The property and equipment of 54 of the total stores to be franchised were recorded at the estimated net realizable amount recoverable through a franchise sale. The property and equipment of the remainder of the stores to be closed or franchised had already been reduced to net realizable value prior to the acquisitions. During the period from inception to December 28, 1996, the year ended January 3, 1998 and the 39 weeks ended October 3, 1998, the initial impairment reserve was depleted by approximately $854,000, $3,507,000 and $1,114,000, respectively, related to the 117 stores to be closed and by approximately $215,000, $492,000 and $676,000, respectively, related to the 54 stores to be franchised.

     The $11,300,000 of accruals established at the date of the acquisitions consisted of $5,060,000 for obligations incident to store closures, $2,450,000 for contingent legal and lease obligations that were firmed up before December 28, 1996, $3,135,000 for transaction and finders' fees and $655,000 for severance and related costs.

     At the date of the acquisitions, in accordance with Emerging Issues Task Force Issue 95-3, the Company established a store closure reserve of $5,060,000 for the 138 stores the Company intended to close. The reserve was established to provide for estimated early lease termination costs and penalties. There was no reserve established related to the 64 stores to be franchised. Management continued to refine the plan for closing the stores after the date of the acquisitions which entailed further analysis of lease agreements and meeting with developers to assess timing and estimated lease termination costs.

             MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

         (INFORMATION AT OCTOBER 3, 1998 AND FOR THE 39 WEEKS ENDED
             SEPTEMBER 27, 1997 AND OCTOBER 3, 1998 IS UNAUDITED.)


     Management finalized the plan in early September 1997, within one year of the date of the acquisitions. At that time, the Company recorded an additional $1,357,000 to the store closure reserve to reflect the finalized plan estimates of lease termination costs and adjusted goodwill by a comparable amount under the provisions of purchase accounting. The increase in the reserve related solely to the 138 stores originally identified to be closed. See Note 5 for information regarding the activity within the store closure reserve since the date of the acquisitions.

     During the period from inception to December 28, 1996, the year ended January 3, 1998 and the 39 weeks ended September 27, 1997 and October 3, 1998, the net store sales and store contribution for stores in the process of being closed totaled $5,777,000 and $121,000, $10,599,000 and $2,038,000, $6,380,000
and $(2,082,000) and $3,038,000 and $(1,311,000), respectively.

     As of January 3, 1998 and October 3, 1998, approximately $1,643,000 and $2,053,000, respectively, of the $2,450,000 accrual for legal and lease obligations has been utilized. The remaining amount as of October 3, 1998 of approximately $397,000 is expected to be utilized by the end of 1999. As of January 3, 1998, all of the $3,135,000 accrual established for transaction and finders' fees and the $655,000 accrual for severance and related costs associated with the acquisitions were fully utilized for the purposes intended.


 H & M CONCEPTS LTD. CO.

     On July 25, 1997, Mrs. Fields' Pretzel Concepts, Inc. ("MFPC"), a wholly owned subsidiary of MFH, acquired substantially all of the assets and assumed certain liabilities of H & M Concepts Ltd. Co. and subsidiaries ("H & M"). H &
M owned and operated stores which engage in retail sales of pretzels, toppings and beverages under a franchise agreement with Pretzel Time, Inc. ("PTI"). The aggregate consideration of $13,750,000 consisted of (i) $5,750,000 of cash, financed through an advance from MFH of $1,500,000 and a $4,250,000 bank loan to MFPC, (ii) a $4,000,000 principal amount bridge note of MFPC and (iii) a $4,000,000 principal amount subordinated note of MFH retained by the sellers (all such debt collectively referred to as the "H & M Debt"). The acquisition was accounted for using the purchase method of accounting (based on the estimated fair values of the net assets acquired) and resulted in recording approximately $9,618,000 of goodwill that is being amortized using the straight-line method over 15 years.

     Effective November 26, 1997, MFH contributed all of the assets and liabilities of MFPC to the Company and, in consideration thereof, the Company assumed the H & M Debt, including all accrued but unpaid interest. MFPC and the Company merged on the same date with the Company being the surviving entity. The contribution was accounted for in a manner similar to that of pooling-of-interests accounting. There was no step-up in the historical basis of MFPC's assets or liabilities. Beginning with July 25, 1997, the Company is including MFPC's results of operations in the Company's consolidated results of operations.

             MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

         (INFORMATION AT OCTOBER 3, 1998 AND FOR THE 39 WEEKS ENDED
             SEPTEMBER 27, 1997 AND OCTOBER 3, 1998 IS UNAUDITED.)


 PRETZEL TIME, INC.

     On September 2, 1997, MFH acquired 56 percent of the shares of common stock of PTI for an aggregate cash purchase price of $4,200,000, $750,000 of which was paid to PTI for working capital purposes, and the balance of which was paid to the selling shareholders. In connection with the acquisition, MFH extended a $500,000 loan to the founder of PTI who continued to own 44 percent of the shares of common stock of PTI. The note bears interest at an annual rate of ten percent (see Note 8). PTI is a franchisor of hand rolled soft pretzel outlets located in North America. The outlets are primarily located in shopping malls. The acquisition was accounted for using the purchase method of accounting (based on the estimated fair values of the net assets acquired) and resulted in recording approximately $5,882,000 of goodwill that is being amortized using the straight-line method over 15 years.

     Effective November 26, 1997, MFH contributed its 56 percent of the shares of common stock of PTI to the Company. MFH also contributed to the Company the $500,000 note due from PTI's founder and minority stockholder. The contribution was accounted for in a manner similar to that of pooling-of-interests accounting. There was no step-up in the book basis of PTI's assets or liabilities. The Company has included 56 percent of PTI's results of operations with the Company's consolidated results of operations from September 2, 1997 to January 2, 1998.

     On January 2, 1998, the Company purchased an additional four percent of the shares of common stock of PTI from the founder for $300,000 in cash. The purchase was accounted for using the purchase method of accounting (based on the estimated fair values of the net assets acquired) and resulted in recording approximately $311,000 of goodwill. Beginning with January 2, 1998, the Company included 60 percent of PTI's results of operations in the Company's consolidated results of operations. In June 1998, the Company acquired an additional ten percent of the shares of common stock of PTI from the founder for $875,000 in cash.


 THE MRS. FIELDS' BRAND, INC.

     Prior to November 26, 1997, MFH owned 50.1 percent of the shares of the common stock of MFB. MFB holds legal title to certain trademarks for the "Mrs. Fields" name and logo and licenses the use of these trademarks to third parties for the establishment and operation of Mrs. Fields' cookie and bakery operations and other merchandising activities. In connection with these licensing activities, MFB authorizes third-party licensees to use certain business formats, systems, methods, procedures, designs, layouts, specifications, trade names and trademarks in the United States and other countries.

     On November 26, 1997, MFH acquired the remaining 49.9 percent of the shares of the common stock of MFB from Harvard Private Capital Holdings, Inc. for approximately $2,565,000. The consideration consisted of $1,065,000 in cash and $1,500,000 in rights to common equity of MFH. In aggregate, the rights to common equity were valued at $1,500,000 after being appropriately discounted for lack of controlling interest and marketability. The acquisition was accounted for using the purchase method of accounting (based on the estimated fair values of the net assets acquired) and resulted in recording approximately $2,565,000 of intangible assets (primarily goodwill) that are being amortized using the straight-line method over 15 years.

             MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

         (INFORMATION AT OCTOBER 3, 1998 AND FOR THE 39 WEEKS ENDED
             SEPTEMBER 27, 1997 AND OCTOBER 3, 1998 IS UNAUDITED.)

     Effective November 26, 1997, MFH contributed all of the common stock of MFB to the Company. As a result of such capital contribution, MFB became a wholly owned subsidiary of the Company. The contribution was accounted for in a manner similar to that of pooling-of-interests accounting. There was no step-up in the book basis of MFB's assets or liabilities. Although the Company owned 50.1 percent of MFB until November 25, 1997, the Company has included 100 percent of MFB's results of operations with the Company's consolidated results of operations for all periods presented as a result of MFB incurring net losses for these periods.


 1-800-COOKIES

     On October 10, 1997, the Company acquired substantially all of the net assets of R&R Bourbon Street, Inc. dba 1-800-Cookies for $653,000 in cash. The acquisition was accounted for using the purchase method of accounting (based on the estimated fair values of the net assets acquired) and resulted in recording $600,000 of goodwill and $53,000 of other assets. The goodwill is being amortized using the straight-line method over 15 years.


 SUBSEQUENT ACQUISITIONS (UNAUDITED)

     On August 24, 1998, the Company acquired all of the outstanding capital stock and subordinated indebtedness of Cookies USA, Inc. ("Cookies USA"), the sole stockholder of Great American Cookie Company, Inc. ("GACC"), for an aggregate purchase price of $18,400,000. GACC is an operator and franchisor of mall-based specialty retail cookie outlets and manufacturer of cookie batter which is distributed to GACC-operated retail stores and sold to franchised retail stores. Concurrently with the acquisition of Cookies USA, the Company entered into agreements with two GACC franchisees pursuant to which the Company purchased a total of 29 GACC franchises for an aggregate purchase price of $14,430,000. The Company acquired the franchises through the acquisition of 100 percent of the capital stock of the two corporations through which the franchisees operated. On September 9, 1998, the Company acquired eight additional GACC franchised retail stores from a GACC franchisee, pursuant to an asset purchase agreement, for an aggregate purchase price of $1,898,000. These acquisitions will be collectively referred to as the "Great American Acquisitions."

     The Great American Acquisitions have been accounted for using the purchase method of accounting (based on preliminary estimates of fair values of the net assets acquired) and resulted in recording approximately $69,390,000 of goodwill that is being amortized using the straight-line method over 15 years. Additionally, the Company caused Cookies USA to be merged with and into the Company and caused the acquired franchisees corporations and/or net assets to be merged with and into GACC. GACC became a wholly owned subsidiary of the Company. The acquired entities' results of operations have been included with those of the Company since the applicable dates of acquisition.

     The Great American Acquisitions were financed by (i) the net proceeds from the Company issuing $40,000,000 series C Senior Notes; (ii) the contribution of the net proceeds totaling $29,000,000 of an MFH offering to the Company (the "MFH Equity Infusion"); and (iii) existing cash of the Company.

             MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

         (INFORMATION AT OCTOBER 3, 1998 AND FOR THE 39 WEEKS ENDED
             SEPTEMBER 27, 1997 AND OCTOBER 3, 1998 IS UNAUDITED.)


PRO FORMA ACQUISITION INFORMATION (UNAUDITED)

     The following unaudited pro forma information for the period from inception (September 18, 1996) to December 28, 1996, the year ended January 3, 1998 and the 39 weeks ended September 27, 1997 and October 3, 1998, presents the results of operations of the Company assuming the H & M, PTI and MFB acquisitions and the Refinancing, as defined in Note 3, had occurred at the date of inception (September 18, 1996) and that the Great American Acquisitions and related financing had occurred at December 29, 1996. The results of operations give effect to certain adjustments, including amortization of intangible assets and interest expense on acquisition debt. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted or the results which may occur in the future.

                                             INCEPTION
                                           (SEPTEMBER 18,                            39 WEEKS            39 WEEKS
                                              1996) TO           YEAR ENDED            ENDED               ENDED
                                            DECEMBER 28,         JANUARY 3,         SEPTEMBER 27,        OCTOBER 3,
UNAUDITED                                       1996                1998                1997                1998
---------                                 -----------------  ------------------  ------------------  ------------------
Total revenues  .........................       $48,090,000       $191,264,000        $134,018,000        $126,937,000
Income from operations  .................         6,718,000         12,722,000           3,285,000             463,000
Net income (loss)  ......................         1,029,000         (3,120,000)         (8,448,000)        (12,236,000)


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTING PERIODS

     The Company operates using a 52/53-week year ending near December 31.

UNAUDITED INFORMATION

     The accompanying consolidated financial statements as of October 3, 1998 and for the 39 weeks ended September 27, 1997 and October 3, 1998 are unaudited and have been prepared on a substantially equivalent basis with that of the annual consolidated financial statements. In the opinion of management, the unaudited information contains all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company's consolidated financial position and results of operations as of October 3, 1998 for the interim periods presented herein.

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

SOURCES OF SUPPLY

     The Company currently buys a significant amount of its food products from four suppliers. Management believes that other suppliers could provide similar products with comparable terms.

             MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

         (INFORMATION AT OCTOBER 3, 1998 AND FOR THE 39 WEEKS ENDED
             SEPTEMBER 27, 1997 AND OCTOBER 3, 1998 IS UNAUDITED.)


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of October 3, 1998, the Company had demand deposits at various banks in excess of the $100,000 limit for insurance by the Federal Deposit Insurance Corporation.

INVENTORIES

     Inventories consist of food, beverages and supplies and are stated at the lower of cost (first-in, first-out method) or market value.

PRE-OPENING AND ORGANIZATION COSTS

     Pre-opening costs associated with new Company-owned stores are charged to expense as incurred. These amounts were not significant for the periods presented in the accompanying consolidated financial statements. Pre-opening costs associated with new franchised stores are the responsibility of the franchisee.

     The Company expensed all previously capitalized organization costs (which were not material to the fair presentation of the accompanying consolidated financial statements taken as a whole) during the 39 weeks ended October 3, 1998.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation and amortization. Equipment and fixtures are depreciated over three to seven years using the straight-line method. Leasehold improvements are amortized over the life of the lease term, or the estimated life of the improvements, whichever is shorter, using the straight-line method.

     Expenditures that materially increase values or capacities or extend useful lives of property and equipment are capitalized. Routine maintenance, repairs and renewal costs are expensed as incurred. Gains or losses from the sale or retirement of property and equipment are recorded in current operations.

INTANGIBLE ASSETS

     Intangible assets consist primarily of goodwill and trademarks and are amortized using the straight-line method over 15 years. Other intangible assets such as covenants not to compete are not significant and are being amortized using the straight-line method over three to five years.

             MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

         (INFORMATION AT OCTOBER 3, 1998 AND FOR THE 39 WEEKS ENDED
             SEPTEMBER 27, 1997 AND OCTOBER 3, 1998 IS UNAUDITED.)


DEFERRED LOAN COSTS

     Deferred loan costs totaling $10,983,000 resulted from the sale of $100,000,000 aggregate principal amount of 10 1/8 percent Series A Senior Notes (the "Series A Senior Notes") on November 26, 1997 and the sale of $40,000,000 aggregate principal amount of 10 1/8 percent Series C Senior Notes (the "Series C Senior Notes") on August 24, 1998, and are being amortized to interest expense over the approximate seven-year life of the Series A Notes and the approximate six-year life of the Series C Senior Notes (see Note 3).

DISCOUNT ON SENIOR NOTES

     The Series C Senior Notes were issued at a discount which is being amortized to interest expense over the approximate six-year life of the related notes.

LONG-LIVED ASSETS

     The Company assesses and measures for impairment of long-lived assets, including intangibles, in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets be reviewed for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred that indicate possible impairment. In accordance with SFAS No. 121, the Company uses an estimate of future undiscounted net cash flows of the related asset or group of assets over the remaining life in measuring whether the assets are recoverable. The Company assesses impairment of long-lived assets at the store level which the Company believes is the lowest level for which there are identifiable cash flows that are independent of other groups of assets. The Company has reserved for those long-lived assets that are considered to be impaired.

STORE CLOSURE RESERVE

     The Company accrues an estimate for the costs associated with closing a nonperforming store in the period the determination is made to close the store. The majority of the costs accrued relate to estimated lease termination costs.

REVENUE RECOGNITION

     Revenues generated from Company-owned stores are recognized at the point of sale. Initial franchising and licensing fee revenues are recognized when all material services or conditions relating to the sale have been substantially performed or satisfied. Franchise and license royalties, which are based on a percentage of gross store sales, are recognized as earned.

LEASES

     The Company has various operating lease commitments on both Company-owned and franchised store locations and equipment. Expenses of operating leases with escalating payment terms, including leases underlying subleases with franchisees, are recognized on a straight-line basis over the lives of the related leases. The Company accrues contingent rental expense on a monthly basis for those retail stores where contingent rental expense is probable.

             MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

         (INFORMATION AT OCTOBER 3, 1998 AND FOR THE 39 WEEKS ENDED
             SEPTEMBER 27, 1997 AND OCTOBER 3, 1998 IS UNAUDITED.)

INCOME TAXES

     The Company recognizes deferred income tax assets or liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred income tax assets or liabilities are determined based upon the difference between the financial and income tax bases of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized.

FOREIGN CURRENCY TRANSLATION

     The balance sheet accounts of the Company's foreign subsidiaries are translated into U.S. dollars using the applicable balance sheet date exchange rates, while revenues and expenses are translated using the average exchange rates for the periods presented. Translation gains or losses are insignificant for the periods presented.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company estimates that the aggregate fair market value of its Series A/B Senior Notes and Series C Senior Notes (see Note 3) was approximately $101,250,000 and $122,500,000 as of January 3, 1998 and October 3, 1998,
respectively. These estimates are based on quoted market prices. The book values of the Company's other financial instruments, including cash, accounts receivable, accounts payable, accrued liabilities and other long-term debt obligations, approximate fair values at the respective balance sheet dates.

RECENT ACCOUNTING PRONOUNCEMENT

     During the 39 weeks ended October 3, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires an "all-inclusive" income presentation approach which specifies that all revenues, expenses, gains and losses recognized during the period be reported in income, regardless of whether they are considered to be results of operations of the period. The adoption of SFAS No. 130 had no material impact on the Company's financial statement presentation.

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires that public business enterprises report certain information about operating segments in complete sets of financial statements. The statement specifies disclosure requirements about the products and services of a company, the geographic areas in which it operates, and their major customers. Although the Company has not yet completed its assessment of the impacts of adopting SFAS No. 131, it will adopt the statement for the year ending January 2, 1999.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement established accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. This statement is effective for fiscal years beginning after June 15, 1999 and is not expected to have a material impact on the Company's consolidated financial statements.

RECLASSIFICATIONS

     Certain reclassifications have been made in the prior period consolidated financial statements to conform with the current period presentation.

              MRS. FIELDS ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 (INFORMATION AT OCTOBER 3, 1998 AND FOR THE 39 WEEKS ENDED SEPTEMBER 27, 1997
                      AND OCTOBER 3, 1998 IS UNAUDITED.)


3.   LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

LONG-TERM DEBT

  Long-term debt consists of the following:

                                                                      DECEMBER 28,       JANUARY 3,        OCTOBER 3,
                                                                          1996              1998              1998
                                                                    -----------------  ---------------  ----------------
                                                                                                          (UNAUDITED)
Series A/B senior unsecured notes, interest at 10 1/8 percent payable semi-annually in arrears on June 1 and December 1,
 commencing June 1, 1998, due December 1, 2004....................       $        --     $100,000,000      $100,000,000

Series C senior unsecured notes, interest at 10 1/8 percent
 payable semi-annually in arrears on June 1 and December 1,
 commencing December 1, 1998, due December 1, 2004................                --               --        40,000,000

Discount related to the issuance of $40,000,000 Series
 C senior unsecured notes, net of accumulated amortization of $0,
 $0 and $9,000, respectively......................................                --               --          (591,000)

Notes payable to individuals or corporations with interest terms ranging from non-interest bearing to 15 percent, due at various
 dates from 1998 through 2001, requiring monthly payments.........                --          756,000           440,000

Senior notes, interest at six-month LIBOR rate (5 3/4 percent at
 December 28, 1996) plus an interest margin (three percent at
 December 28, 1996) payable semi-annually, secured by
 essentially all assets of the Company, repaid in November
 1997.............................................................        41,966,000               --                --

Senior notes, interest at ten percent payable semi-annually, secured by essentially all assets of MFB, principal due
 quarterly in varying installments, repaid in November 1997.......        10,000,000               --                --

Convertible subordinated notes, interest at an escalating rate
 (9 3/4 percent at December 28, 1996) payable semi-annually, secured by essentially all assets of the Company, repaid in
 November 1997....................................................         7,357,000               --                --

Convertible subordinated note to stockholder, interest at an escalating rate (9 3/4 percent at December 28, 1996) payable semi-annually, secured by essentially all assets of the
 Company, converted to equity in November 1997....................         4,643,000               --                --

Senior subordinated note to MFB minority stockholder, interest at ten percent compounded quarterly beginning December 15,
 1996, secured by essentially all assets of MFB, repaid in
 November 1997....................................................         3,597,000               --                --
                                                                         -----------     ------------      ------------
                                                                          67,563,000      100,756,000       139,849,000
Less current portion..............................................        (2,450,000)        (472,000)         (384,000)
                                                                         -----------     ------------      ------------
                                                                         $65,113,000     $100,284,000      $139,465,000
                                                                         ===========     ============      ============

             MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 (INFORMATION AT OCTOBER 3, 1998 AND FOR THE 39 WEEKS ENDED SEPTEMBER 27, 1997
                      AND OCTOBER 3, 1998 IS UNAUDITED.)


     On November 26, 1997, the Company refinanced its existing debt (the "Refinancing") by issuing $100,000,000 aggregate principal amount of Series A Senior Notes due December 1, 2004 pursuant to an Indenture, dated as of November 26, 1997 (the "Indenture'), between the Company and the Bank of New York. The Series A Senior Notes were issued pursuant to a private transaction that was not subject to the registration requirements of the Securities Act of 1933 (the "Securities Act"). On June 12, 1998, a majority of the Series A Senior Notes were exchanged for 10 1/8% Series B Senior Notes (the "Series B Senior Notes") due December 1, 2004, which were registered under the Securities Act (the "Exchange Offer"). The terms of the Series A Senior Notes and the Series B Senior Notes (collectively, the "Series A/B Senior Notes") are identical in all material respects except (i) that the Series B Senior Notes have been registered under the Securities Act, (ii) for certain transfer restrictions and registration rights relating to the Series A Senior Notes and (iii) that the Series B Senior Notes do not contain certain provisions relating to additional payments to the prior holders of the Series A Senior Notes under certain circumstances relating to the timing of the Exchange Offer.

     On August 24, 1998, the Company issued $40,000,000 aggregate principal amount of Series C Senior Notes due December 1, 2004 in connection with the Great American Acquisitions. The Series C Senior Notes were issued pursuant to the Indenture which also governs the terms of the Series A/B Senior Notes in a private transaction that was not subject to the registration requirements of the Securities Act. The Series A/B Senior Notes and the Series C Senior Notes will be collectively referred to as the "Senior Notes."

     In connection with the issuance of the Series C Senior Notes, the Company recorded a discount of approximately $600,000. This discount is being amortized to interest expense over the approximate six-year life of the Series C Senior Notes.

     The Senior Notes are general unsecured obligations of the Company, rank senior in right of payment to all subordinated indebtedness of the Company and rank pari passu in right of payment with all existing and future senior indebtedness of the Company.

     The Senior Notes are redeemable at the option of the Company, in whole or in part, at any time on or after December 1, 2001 in cash at redemption prices defined in the Indenture, plus accrued and unpaid interest. In addition, at any time prior to December 1, 2001, the Company may redeem up to an aggregate of 35 percent of the principal amount at a redemption price equal to 110.125 percent of the principal amount thereof, plus accrued and unpaid interest.

     The Senior Notes contain certain covenants that limit, among other things, the ability of the Company and its subsidiaries to: (i) declare or pay dividends or make any other payment or distribution on account of the Company's or any of its subsidiaries' equity interest (including without limitation, any payment in connection with any merger or consolidation involving the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any equity interest of the Company or any direct or indirect parent of the Company or other affiliate of the Company; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any indebtedness that is subordinated to the Senior Notes, except as payment of interest or principal at stated maturity; or (iv) make any restricted investments except under conditions provided for in the Indenture.

             MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 (INFORMATION AT OCTOBER 3, 1998 AND FOR THE 39 WEEKS ENDED SEPTEMBER 27, 1997
                      AND OCTOBER 3, 1998 IS UNAUDITED.)


     Pursuant to the Refinancing, the Company repaid approximately $79,096,000 aggregate principal amount of indebtedness and accrued but unpaid interest. Such indebtedness consisted of (i) approximately $66,402,000 principal amount of indebtedness and accrued but unpaid interest of the Company incurred in connection with the MFI and affiliates and OCC and affiliates business combinations, (ii) approximately $12,374,000 principal amount of indebtedness and accrued but unpaid interest of the H & M Debt, and (iii) $320,000 of prepayment penalties associated with retiring the existing debt.

     As part of the Refinancing, MFH converted to common equity of the Company $4,643,000 aggregate principal amount of convertible subordinated notes and contributed to the Company all of the common equity of MFB after converting its preferred stock interests totaling $3,935,000 to common equity (see Notes 1 and 6). Also as part of the Refinancing, the Company paid a dividend to MFH in the amount of approximately $1,065,000 and returned a $1,500,000 advance to MFH, which was a portion of the cash provided by MFH in connection with the acquisitions of H & M and PTI.

     The aggregate amount of principal maturities of debt at January 3, 1998 are as follows:

               Fiscal Year
                  1998..................................    $    472,000
                  1999..................................         168,000
                  2000..................................         105,000
                  2001..................................          11,000
                  2002..................................              --
               Thereafter...............................     100,000,000
                                                            ------------
                                                            $100,756,000
                                                            ============

     On December 29, 1997, the Company amended its revolving credit agreement (the "Agreement") with a commercial bank which provided for a maximum commitment of up to $3,000,000 secured by essentially all of the assets of the Company. The Agreement, which was extended through February 28, 1998 was terminated. On February 28, 1998, the Company entered into a new revolving credit agreement (the "1998 Agreement") with a commercial bank (the "Bank") which provides for a maximum commitment of up to $15,000,000 secured by essentially all of the assets of the Company. Borrowings under the 1998 Agreement bear interest, at the Company's option, at either the Bank's prime rate plus one fourth of one percent or the one-month LIBOR rate plus three percent, with interest payable monthly in arrears. As of October 3, 1998, the Company had no outstanding borrowings under the 1998 Agreement.

             MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 (INFORMATION AT OCTOBER 3, 1998 AND FOR THE 39 WEEKS ENDED SEPTEMBER 27, 1997
                      AND OCTOBER 3, 1998 IS UNAUDITED.)


CAPITAL LEASE OBLIGATIONS

     Future minimum lease payments for equipment held under capital lease arrangements as of January 3, 1998 are as follows:

               Fiscal Year
                   1998.........................................    $ 163,000
                   1999.........................................      123,000
                   2000.........................................       46,000
                   2001.........................................       41,000
                                                                    ---------
               Total future minimum lease payments..............      373,000
               Less amount representing interest................      (48,000)
                                                                    ---------
                                                                      325,000
               Less current portion.............................     (142,000)
                                                                    ---------
                                                                    $ 183,000
                                                                    =========

     As of December 28, 1996, January 3, 1998 and October 3, 1998, total assets held under capital lease arrangements were approximately $0, $376,000 and $376,000 (unaudited) with accumulated amortization of approximately $0, $59,000 and $99,000 (unaudited), respectively.


4.   INCOME TAXES

     The components of the provision for income taxes for the period ended December 28, 1996 and the year ended January 3, 1998 are as follows:

                                                                  DECEMBER 28,      JANUARY 3,
                                                                      1996             1998
                                                                  ------------      ----------
   Current:
        Federal...............................................      $  207,000       $  70,000
        State.................................................          75,000         228,000
        Foreign...............................................           5,000          57,000

     Deferred:
        Federal...............................................       1,112,000         367,000
        State.................................................         277,000          55,000
        Change in valuation allowance.........................         122,000        (122,000)
                                                                    ----------       ---------
           Total provision for income taxes...................      $1,798,000       $ 655,000
                                                                    ==========       =========

             MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 (INFORMATION AT OCTOBER 3, 1998 AND FOR THE 39 WEEKS ENDED SEPTEMBER 27, 1997
                      AND OCTOBER 3, 1998 IS UNAUDITED.)


     The differences between income taxes at the statutory federal income tax rate and income taxes reported in the consolidated statements of operations are as follows for the period ended December 28, 1996 and the year ended January 3, 1998:

                                                                                    DECEMBER 28,      JANUARY 3,
                                                                                        1996             1998
                                                                                  ----------------  --------------
  Federal statutory income tax rate.............................................             34.0%           34.0%
     Dividends paid by subsidiary...............................................               --            34.5
     Amortization of non-deductible goodwill....................................               --            12.3
     Net operating losses utilized..............................................               --            (3.9)
     State income taxes, net of federal benefit.................................              5.3             5.3
     State franchise minimum taxes..............................................               --            44.0
     Foreign taxes..............................................................               --            12.3
     Change in valuation allowance..............................................              3.2           (26.3)
     Other......................................................................              4.1            29.3
                                                                                             ----           -----
  Effective income tax rate.....................................................             46.6%          141.5%
                                                                                             ====           =====

     The significant components of the Company's deferred income tax assets and liabilities at December 28, 1996 and January 3, 1998 are as follows:

                                                                                  DECEMBER 28,       JANUARY 3,
                                                                                      1996              1998
                                                                                ----------------  ----------------
Deferred income tax assets:
     Property and equipment reserve...........................................      $ 3,501,000       $ 2,014,000
     Store closure reserve....................................................        1,868,000         2,202,000
     Transaction cost accrual.................................................          789,000           565,000
     Net operating loss carryforward..........................................          782,000         4,875,000
     Legal reserve............................................................          470,000           302,000
     Lease accrual............................................................          403,000            92,000
     Other reserves...........................................................               --            81,000
     Accrued expenses.........................................................          334,000           230,000
     Alternative minimum tax credit carryforward..............................          207,000           207,000
                                                                                    -----------       -----------
        Total deferred income tax assets......................................        8,354,000        10,568,000
     Valuation allowance......................................................       (4,482,000)       (5,160,000)
                                                                                    -----------       -----------
        Deferred income tax assets net of valuation allowance.................        3,872,000         5,408,000
                                                                                    -----------       -----------
  Deferred income tax liabilities:
     Accumulated depreciation and amortization................................         (850,000)       (1,548,000)
     Other....................................................................          (13,000)         (361,000)
                                                                                    -----------       -----------
        Total deferred income tax liabilities.................................         (863,000)       (1,909,000)
                                                                                    -----------       -----------
        Net deferred income tax assets........................................      $ 3,009,000       $ 3,499,000
                                                                                    ===========       ===========

             MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 (INFORMATION AT OCTOBER 3, 1998 AND FOR THE 39 WEEKS ENDED SEPTEMBER 27, 1997
                      AND OCTOBER 3, 1998 IS UNAUDITED.)


     Management has provided valuation allowances on portions of the deferred income tax assets arising from the Company's business combinations. The valuation allowances established in accordance with purchase accounting are not recorded through the provision for income taxes, but rather, as an increase to goodwill. During the period ended December 28, 1996 and the year ended January 3, 1998, valuation allowances of $4,360,000 and $800,000, respectively, were recorded in connection with accounting for the business combinations. As of January 3, 1998, the Company had net operating loss carryforwards for tax reporting purposes totaling $12,414,000. Of these net operating loss carryforwards, $1,814,000 expire in 2011 and $10,600,000 expire in 2012.


5. STORE CLOSURE RESERVE

     As of the consummation date of the MFI and affiliates and OCC and affiliates business combinations discussed in Note 1, the Company's management began to assess and formulate a plan to close various Company-owned stores (referred to herein as ''stores in the process of being closed'') that did not meet certain financial and geographical criteria. The Company initially recorded an estimated reserve totaling approximately $5,060,000 in accordance with purchase accounting. During the period from inception to December 28, 1996, the Company closed 17 stores and as of December 28, 1996, the remaining reserve for stores to be closed totaled approximately $4,755,000.

     During the year ended January 3, 1998, management finalized its plan and increased its estimate of the cost to close the previously identified stores by approximately $1,357,000 and adjusted goodwill by a comparable amount. The reserve was also increased by approximately $538,000 for ten core operating stores that have been closed or targeted for closure due primarily to leases not being renewed by the lessor. This portion of the store closure reserve was expensed in the Company's consolidated statement of operations for the year ended January 3, 1998. The Company has also recorded reserves of approximately $1,500,000 for stores acquired in the H & M and PTI acquisitions that management intends to close. These reserves were recorded as part of the purchase accounting associated with the acquisitions of H & M and PTI (see Note 1). During the year ended January 3, 1998, the Company closed 80 stores (ten of which were core operating stores), and as of January 3, 1998, the remaining reserve totaled approximately $5,466,000.

     During the 39 weeks ended October 3, 1998, the Company closed 30 stores (nine of which were core operating stores). The Company also recorded reserves of approximately $3,548,000 for stores acquired in the Great American Acquisitions that management intends to close. These reserves were recorded as part of the purchase accounting associated with the Great American Acquisitions. As of October 3, 1998, the remaining reserve totaled $7,123,000 for the expected costs to close the remaining stores in fiscal years 1998, 1999 and 2000.

     As of October 3, 1998, management has identified approximately 51 existing stores for sale to franchisees. Management believes that the net proceeds from the sale of stores to franchisees will exceed the total carrying value of the store assets as of January 3, 1998 and October 3, 1998.

     The Company's management reviews the historical and projected operating performance of its stores on a periodic basis to identify underperforming stores for impairment of property investment or targeted closing. The Company's policy is to expense any net property investment for underperforming stores identified to have permanent impairment of investment. Additionally, when a store is identified for targeted closing, the Company's policy is to provide for the costs of closing the store, which are predominantly estimated lease termination costs.

          MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 (INFORMATION AT OCTOBER 3, 1998 AND FOR THE 39 WEEKS ENDED SEPTEMBER 27, 1997
                      AND OCTOBER 3, 1998 IS UNAUDITED.)



6. MANDATORILY REDEEMABLE CUMULATIVE PREFERRED STOCKS OF
   SUBSIDIARIES

     In connection with the MFI and affiliates and OCC and affiliates business combinations discussed in Note 1, MFB issued 100 shares of mandatorily redeemable cumulative preferred stock (the ''MFB Preferred Stock'') which had an initial liquidation preference of $35,000 per share and a cumulative annual dividend rate of 10 percent compounded quarterly. During the period ended December 28, 1996 and the year ended January 3, 1998, MFB elected to add the dividends to the liquidation preference. As part of the Refinancing, MFH converted the $3,500,000 face amount of the MFB Preferred Stock together with accrued but unpaid dividends of approximately $435,000 to common equity and the related preferred stock was cancelled.

     The mandatorily redeemable cumulative preferred stock of PTI (the ''PTI Preferred Stock'') is nonvoting and the preferred stockholders are entitled to cumulative preferred dividends of ten percent for three years, accrued and payable upon redemption. The PTI Preferred Stock must be redeemed at $10,000 per share, plus unpaid and accumulated dividends, on September 1, 1999. The excess of the redemption price over the carrying value is being accreted over the period from issuance to September 1, 1999, using the effective interest method and is being charged to the accumulated deficit of PTI. In the event of a liquidation or sale of PTI, the preferred stockholders are entitled to receive payment of $10,000 per share, plus accumulated dividends.

     During the period from the acquisition of a majority ownership in PTI (September 2, 1997) to January 3, 1998 and for the 39 weeks ended October 3, 1998, PTI increased the liquidation preference of the PTI Preferred Stock by $68,000 and $108,000, respectively, in lieu of paying cash dividends. In addition, the PTI Preferred Stock was increased by $238,000 and $225,000, respectively, for the accretion required over time to amortize the original issue discount incurred at the time of issuance. As of January 3, 1998 and October 3, 1998, accrued dividends of $195,000 and $303,000, respectively, were unpaid.

     During the period from September 2, 1997 to January 3, 1998, PTI repurchased 17.5 shares of the PTI Preferred Stock for an aggregate of $175,000 in cash, or $10,000 per share, plus accrued dividends totaling approximately $20,200. As of January 3, 1998 and October 3, 1998, there are 127 shares of PTI Preferred Stock issued and outstanding with an aggregate liquidation preference of approximately $1,437,000 and $1,481,000, respectively.


7. COMMITMENTS AND CONTINGENCIES

LEGAL MATTERS

     The Company is the subject of certain legal actions, which it considers routine to its business activities. Management, after consultation with legal counsel, believes that the potential liability to the Company under any such actions is adequately accrued for or will not materially affect the Company's consolidated financial position or results of operations.

          MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 (INFORMATION AT OCTOBER 3, 1998 AND FOR THE 39 WEEKS ENDED SEPTEMBER 27, 1997
                      AND OCTOBER 3, 1998 IS UNAUDITED.)


OPERATING LEASES

     The Company leases retail store facilities, office space and equipment under long-term noncancelable operating lease agreements with remaining terms of one to ten years. Certain of the retail store leases provide for contingent rentals based on gross revenues. Additionally, as part of the Company's franchising program, certain locations have been subleased to franchisees.

     For the period ended December 28, 1996, the year ended January 3, 1998 and the 39 weeks ended September 27, 1997 and October 3, 1998, rent expense is as follows:

                                                   Inception
                                                (SEPTEMBER 18,
                                                   1996) TO         Year Ended           39 Weeks            39 Weeks
                                                 DECEMBER 28,       JANUARY 3,      ENDED SEPTEMBER 27,  ENDED OCTOBER 3,
                                                     1996              1998                1997                1998
                                                ---------------  -----------------  -------------------  -----------------
                                                                                        (UNAUDITED)         (UNAUDITED)
Minimum rentals  ................................  $ 8,216,000        $30,654,000          $18,938,000        $23,076,000
Contingent rentals  .............................      105,000            432,000              324,000            522,000
Sub-lease rentals  ..............................   (2,220,000)        (8,756,000)          (3,189,000)        (5,837,000)
                                                   -----------        -----------          -----------        -----------
                                                   $ 6,101,000        $22,330,000          $16,073,000        $17,761,000
                                                   ===========        ===========          ===========        ===========

     As of January 3, 1998, the future minimum lease payments due under operating leases (including future minimum lease payments for stores in the process of being closed or franchised), which include required lease payments for those stores that have been subleased, are as follows:


Fiscal Year
        1998  .........................................................................  $ 30,605,000
        1999  .........................................................................    26,968,000
        2000  .........................................................................    21,948,000
        2001  .........................................................................    18,283,000
        2002  .........................................................................    15,673,000
        Thereafter  ...................................................................    24,374,000
                                                                                         ------------
                                                                                         $137,851,000
                                                                                         ============

     As of January 3, 1998, the future minimum sublease payments due to the Company under these leases are as follows:

Fiscal Year
       1998  ..........................................................................   $ 9,959,000
       1999  ..........................................................................     9,067,000
       2000  ..........................................................................     7,506,000
       2001  ..........................................................................     6,497,000
       2002  ..........................................................................     6,190,000
       Thereafter  ....................................................................    10,481,000
                                                                                          -----------
                                                                                          $49,700,000
                                                                                          ===========

          MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 (INFORMATION AT OCTOBER 3, 1998 AND FOR THE 39 WEEKS ENDED SEPTEMBER 27, 1997
                      AND OCTOBER 3, 1998 IS UNAUDITED.)


     In January 1998, the Company entered into an operating lease agreement for corporate office facilities totaling 31,000 square feet. The lease commenced on May 1, 1998 and will expire April 30, 2008. The lease includes escalating monthly rental payments totaling $6,900,000 over the life of the lease, or approximately $57,500 per month on a straight-line basis. These commitments are not included in the preceding commitment presentation.

CONTRACTUAL ARRANGEMENTS

     The Company has entered into a supply agreement to buy frozen dough products through 1998. The agreement stipulates minimum annual purchase commitments of not less than 22,000,000 pounds of the products during fiscal year 1998. The terms of the agreement include certain volume incentives and penalties. The Company and the supplier may terminate the supply agreement if the other party defaults on any of the performance covenants.

     The Company has assumed an agreement with a third-party lender to provide financing to franchisees for the purchase of existing Company stores. Under the terms of the agreement, a maximum of $5,000,000 may be borrowed from the lender by franchisees of which the Company has agreed to guarantee a maximum of $2,000,000. Outstanding franchisee borrowings guaranteed by the Company under this agreement at January 3, 1998 and October 3, 1998 were approximately $550,000 and $328,000, respectively. Under the terms of the agreement, the Company is required to assume any franchisee obligations which are in default as defined. As of January 3, 1998 and October 3, 1998, the Company has assumed obligations totaling approximately $203,000 and $113,000 (unaudited), respectively, which are included in capital lease obligations.

     The Company recorded deferred credits of approximately $1,204,000 as of September 18, 1996 associated with the assumption of a long-term marketing and supply agreement with a supplier in connection with the MFI and affiliates and OCC and affiliates business combinations discussed in Note 1. Under terms of the agreement, the Company is obligated to purchase a minimum amount of product from the supplier. This agreement was amended in January 1997 and an additional $600,000 in deferred credits were recorded. The amended agreement expires on the later of December 31, 2003 or when the Company has met its revised purchase commitment. In conjunction with this amendment, certain minimum commitments from the previous agreement were carried forward and others were forgiven. Additionally, in November 1997, PTI entered into a long-term marketing and supply agreement with a supplier. Under terms of the agreement, the Company is obligated to purchase a minimum amount of product from the supplier. An additional $437,000 in deferred credits were recorded pursuant to this agreement. The termination date of this agreement will be the later of December 31, 2003 or when PTI has met its purchase commitment. Under these agreements, the Company recognized approximately $64,000, $1,393,000, $721,000 (unaudited) and $672,000 (unaudited) as a reduction primarily to food cost of sales during the period ended December 28, 1996, the year ended January 3, 1998 and the 39 weeks ended September 27, 1997 and October 3, 1998, respectively.

     In November 1996, the Company entered into a consulting agreement (the "Consulting Agreement") with Debbi Fields, a director of the Company, under which Debbi Fields travels and performs public relations and advertising activities on behalf of the Company for at least 50 days a year for a fee of $250,000 per year, with an option to perform these services for 20 additional days a year for additional pay of $5,000 per day. The compensation increases by 10 percent a year beginning on January 1, 1999. The Consulting Agreement expires on December 31, 1999. The Company may terminate the Consulting Agreement for cause and Debbi Fields may terminate the Consulting Agreement at any time. Under the Consulting Agreement, Debbi Fields may not disclose any confidential information of the Company, such as recipes and trade secrets, and may not, without the prior written consent of the Company, compete with the Company.

          MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 (INFORMATION AT OCTOBER 3, 1998 AND FOR THE 39 WEEKS ENDED SEPTEMBER 27, 1997
                      AND OCTOBER 3, 1998 IS UNAUDITED.)


     The Company has a license agreement with FSG Holdings, Inc., a Delaware corporation, under which Debbi Fields has a nonexclusive license to use certain trademarks, names, service marks and logos of the Company in connection with book and television series projects. Debbi Fields is required to pay 50 percent of any gross revenues in excess of $200,000 that she receives from the book and television series projects to the Company as a license fee.

     In connection with the acquisition of H&M, certain franchise agreements and an area development agreement with PTI were assigned to the Company. The franchise agreements provide for the franchise by the Company of the PTI stores previously franchised by H&M and the payment by the Company to PTI of an annual franchise royalty equal to seven percent of the annual sales by such stores, plus an advertising fee of one percent of sales. The franchise agreements also provide for the conversion, within three years, of the Company's Hot Sam and Pretzel Oven stores to Pretzel Time franchises on a royalty-free basis for the first five years following the date of conversion. The area development agreement provides for the grant by PTI to the Company of area development rights to open additional Pretzel Time stores in a territory covering 16 states, predominantly in the western United States, four western Canadian provinces and in Mexico. The additional stores may be opened by the Company as the franchisee or by third parties as franchisees. Under the area development agreement, the Company is obligated to pay to PTI a $5,000 franchise fee per new location within the territory. PTI is obligated under the area development agreement to pay to the Company an annual royalty of up to two percent with respect to Pretzel Time franchises opened by parties other than the Company within the territory.

     The Company has entered into employment agreements with five key officers with terms of two to three years. The agreements are for an aggregate annual base salary of $1,095,000. If the Company terminates employment without cause, or the employee terminates employment with good reason, the employee can receive in severance pay the amount equal to the product of his or her then current semi-monthly base salary by the greater of the number of semi-monthly periods from the notice of termination or 36 to 48 semi-monthly periods, plus a portion of any discretionary bonus that would otherwise have been payable. The agreements have customary provisions for other benefits and also include noncompetition clauses.


8. RELATED-PARTY TRANSACTIONS

     As of December 28, 1996, January 3, 1998 and October 3, 1998, the Company had receivables due from franchisees and licensees, primarily related to prepaid rent which the Company had paid on behalf of franchisees, totaling approximately $1,524,000, $2,176,000 and $5,616,000 (unaudited), respectively. Such amounts are included in amounts due from franchisees and affiliates and are net of allowance for doubtful accounts totaling $320,000, $582,000 and $979,000 (unaudited), respectively.

     As of December 28, 1996 and January 3, 1998, the Company had net payables of approximately $98,000, and $105,000, respectively, due to MFH. As of October 3, 1998, the Company had receivables of approximately $478,000 (unaudited) due from MFH. The amounts due to or from MFH are recorded in prepaid rent and other in the accompanying consolidated balance sheets.

     During the period ended December 28, 1996, the year ended January 3, 1998 and the 39 weeks ended October 3, 1998, the Company accrued approximately $130,000, $441,000 and $0, respectively, of interest expense due MFH related to the convertible subordinated notes MFH purchased. As part of the Refinancing, MFH converted all of the $4,643,000 convertible subordinated notes to equity and the notes were cancelled (see Note 3).

             MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 (INFORMATION AT OCTOBER 3, 1998 AND FOR THE 39 WEEKS ENDED SEPTEMBER 27, 1997
                       AND OCTOBER 3, 1998 IS UNAUDITED)


     The Company previously leased certain office space to an entity which is owned in part by a director of the Company. Billings to the entity during the period ended December 28, 1996, the year ended January 3, 1998 and the 39 weeks ended September 27, 1997 and October 3, 1998, totaled approximately $60,000, $274,000, $204,000 (unaudited) and $0 (unaudited), respectively, of which approximately $29,000, $23,000 and $0 (unaudited) is included in amounts due from franchisees and affiliates as of December 28, 1996, January 3, 1998 and October 3, 1998, respectively. The lease was terminated during the 39 weeks ended October 3, 1998.

  The Company paid fees to Korn/Ferry International ("KFI") totaling approximately $47,000, $157,000, $147,000 (unaudited) and $47,000 (unaudited)
during the period ended December 28, 1996, the year ended January 3, 1998 and the 39 weeks ended September 27, 1997 and October 3, 1998, respectively. KFI is an executive search firm of which one of the Company's directors is the Chairman.

  A director of the Company is a consultant to the Company in connection with certain of the Company's benefit plans for employees and directors. To date, the director has not received any compensation in connection with the consulting work and the terms of such compensation have not been determined as of October 3, 1998.

     A director of the Company is a consultant and an advisor to Dillon Read & Co., Inc. ("Dillon Read"). In 1997, the Company paid to Dillon Read a fee of approximately $707,000 in connection with the restructuring of the Company in September 1996. In addition, the director's company received a fee of $250,000 (unaudited), plus expenses, from the Company during the 39 weeks ended October 3, 1998 pursuant to an agreement to provide advisory acquisition and consulting services to the Company. The Company believes that the arrangements were on terms that could have been obtained from an unaffiliated third party.

     As of January 3, 1998 and October 3, 1998, the Company has a loan due from the founder and minority stockholder of PTI totaling $552,000. The note bears interest at an annual rate of ten percent and is payable in monthly installments of principal and interest beginning January 1998 by setoff of, and to the extent of, the founder's bonus payments and dividends received by the founder in his PTI stock; provided that in any calendar year no more than $100,000 may be so offset. In addition, as of October 3, 1998, the Company is due approximately $462,000 (unaudited) from the founder in connection with certain lease payments related to the purchase of PTI for which the Company is indemnified. These amounts are recorded in other assets in the accompanying consolidated balance sheets.

     At the time of the Refinancing, a subsidiary of MIDIAL (the parent company of OCC and affiliates) was the holder of $27,000,000 in aggregate principal amount of senior notes of the Company and $8.4 million in aggregate principal amount of subordinated notes of the Company as to which the Company had accrued or paid interest of $3,177,000 from the date of inception (September 18, 1996) through November 26, 1997. In connection with the Refinancing, the Company repaid all such notes and related interest. The Chairman and Chief Executive Officer of MIDIAL was a former director of the Company.

     The Company and MFH expect to enter into a tax-sharing arrangement but as of the date of these financial statements no such agreement has been finalized.

             MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 (INFORMATION AT OCTOBER 3, 1998 AND FOR THE 39 WEEKS ENDED SEPTEMBER 27, 1997
                       AND OCTOBER 3, 1998 IS UNAUDITED)


9.   EMPLOYEE BENEFIT PLAN

          The Company sponsors the Mrs. Fields' Original Cookies, Inc. 401(k) Retirement Savings Plan (the "Plan") for all eligible employees. Under the terms of the Plan, employees may make contributions to the Plan, a portion of which is matched by contributions from the Company. The total Company contributions to the Plan for the period ended December 28, 1996, the year ended January 3, 1998 and the 39 weeks ended September 27, 1997 and October 3, 1998 were approximately $6,800, $97,900, $73,111 (unaudited) and $87,000 (unaudited), respectively.


10.   SUBSEQUENT EVENT (UNAUDITED)

          On September 12, 1997, nine Great American Cookies franchisees filed a lawsuit against the Company and certain other parties alleging certain anticipatory breaches of contract and violations of certain state, franchise and unfair trade practice laws. These allegations were made as a result of the discussions held between the Company and Cookies USA regarding the possibility of the Company acquiring all of the outstanding shares of common stock of Cookies USA. The nine Great American Cookies franchisees have withdrawn their lawsuit pursuant to Settlement Agreements and Waivers among the parties. The Settlement Agreements and Waivers provide for a mutual release, tag-along rights to the franchisees of Great American Cookies if the Company's ownership is sold in the future and certain other guarantees by the Company to the franchisees of Great American Cookies. The Settlement Agreements and Waivers were offered to all of the franchisees of Great American Cookies.


11.   SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

          The Company's obligation related to its $140,000,000 aggregate principal amount of Senior Notes due 2004 (see Note 3) is fully and unconditionally guaranteed on a senior basis by two of the Company's wholly owned subsidiaries (the "Guarantors"). These guarantees are general unsecured obligations of the Guarantors, rank senior in right of payment to all subordinated indebtedness of the Guarantors and rank pari passu in right of payment with all existing and future senior indebtedness of the Guarantors. There are no restrictions on the Company's ability to obtain cash dividends or other distributions of funds from the Guarantors, except those imposed by applicable law. The following supplemental financial information sets forth, on a condensed consolidating basis, balance sheets, statements of operations and statements of cash flows for Mrs. Fields' Original Cookies, Inc. (the "Parent Company"), Great American Cookie Company, Inc. and The Mrs. Fields' Brand, Inc. (the "Guarantor Subsidiaries") and Mrs. Fields' Cookies Australia, Mrs. Fields' Cookies (Canada) Ltd. and H & M Canada, and four partially owned subsidiaries, the largest of which is Pretzel Time, Inc., of which the Company owns a majority interest (collectively, the "Non-guarantor Subsidiaries"). The Company has not presented separate financial statements and other disclosures concerning the Guarantor Subsidiaries because management has determined that such information is not material to investors.

          In the supplemental condensed consolidating financial statements, the principal elimination entries eliminate the Parent Company's investments in subsidiaries and intercompany balances and transactions.

             MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 (INFORMATION AT OCTOBER 3, 1998 AND FOR THE 39 WEEKS ENDED SEPTEMBER 27, 1997
                       AND OCTOBER 3, 1998 IS UNAUDITED)


              SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

                            AS OF DECEMBER 28, 1996
                            (DOLLARS IN THOUSANDS)

                                                               ASSETS
                                                               ------

                                                                                         NON-
                                                               PARENT    GUARANTOR     GUARANTOR
                                                              COMPANY   SUBSIDIARY   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                              --------  -----------  -------------  -------------  ------------
CURRENT ASSETS:
 Cash and cash equivalents..................................   $ 6,091     $   588           $ 30   $         --       $  6,709
 Accounts receivable, net...................................     1,187          --             13             --          1,200
 Amounts due from (to) franchisees and licensees, net.......     1,309         290            (75)            --          1,524
 Inventories................................................     3,043          --             --             --          3,043
 Other current assets.......................................     3,416          --             --             --          3,416
                                                               -------     -------           ----   ------------       --------
  Total current assets......................................    15,046         878            (32)            --         15,892
PROPERTY AND EQUIPMENT, net.................................    26,181           1             23             --         26,205
INTANGIBLES, net............................................    50,047      16,285             --             --         66,332
INVESTMENTS IN SUBSIDIARIES.................................     3,100          --             --         (3,100)            --
OTHER ASSETS................................................     1,626          --             --             --          1,626
                                                               -------     -------           ----   ------------       --------
                                                               $96,000     $17,164           $ (9)  $     (3,100)      $110,055
                                                               =======     =======           ====   ============       ========

                                              LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                                              ---------------------------------------------

CURRENT LIABILITIES:
 Current portion of long-term debt and capital lease
  obligations...............................................   $ 1,950     $   500           $ --   $         --       $  2,450
 Accounts payable...........................................     6,188           6              7             --          6,201
 Accrued liabilities........................................     9,782         348             --             --         10,130
                                                               -------     -------           ----   ------------       --------
  Total current liabilities.................................    17,920         854              7             --         18,781
LONG-TERM DEBT AND CAPITAL LEASE
 OBLIGATIONS, net of current portion........................    52,016      13,097             --             --         65,113
OTHER ACCRUED LIABILITIES...................................     5,603          --             --             --          5,603
MANDATORILY REDEEMABLE CUMULATIVE
 PREFERRED STOCK............................................        --       3,597             --             --          3,597
STOCKHOLDERS' EQUITY (DEFICIT)..............................    20,461        (384)           (16)        (3,100)        16,961
                                                               -------     -------           ----   ------------       --------
                                                               $96,000     $17,164           $ (9)  $     (3,100)      $110,055
                                                               =======     =======           ====   ============       ========

             MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 (INFORMATION AT OCTOBER 3, 1998 AND FOR THE 39 WEEKS ENDED SEPTEBER 27, 1997
                       AND OCTOBER 3, 1998 IS UNAUITED)

         SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

    FOR THE PERIOD FROM INCEPTION (SEPTEMBER 18, 1996) TO DECEMBER 28, 1996
                            (DOLLARS IN THOUSANDS)

                                                                                           NON-
                                                                PARENT     GUARANTOR     GUARANTOR
                                                                COMPANY   SUBSIDIARY   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                               ---------  ----------   ------------   ------------   ------------
NET REVENUES.................................................  $  40,823  $      559   $         --   $         --   $     41,382
                                                               ---------  ----------   ------------   ------------   ------------
OPERATING COSTS AND EXPENSES:
 Selling and store occupancy costs...........................     19,492          --             --             --         19,492
 Food cost of sales..........................................      9,862          --             --             --          9,862
 General and administrative..................................      3,871         146             18             --          4,035
 Depreciation and amortization...............................      2,027         317             --             --          2,344
                                                               ---------  ----------   ------------   ------------   ------------
  Total operating costs and expenses.........................     35,252         463             18             --         35,733
                                                               ---------  ----------   ------------   ------------   ------------
  Income (loss) from operations..............................      5,571          96            (18)            --          5,649
INTEREST EXPENSE AND OTHER, net..............................     (1,410)       (383)            --             --         (1,793)
                                                               ---------  ----------   ------------   ------------   ------------
 Income (loss) before provision for income taxes,
  preferred stock accretion and dividends of subsidiaries
  and equity in net loss of consolidated subsidiaries........      4,161        (287)           (18)            --          3,856
PROVISION FOR INCOME TAXES...................................     (1,798)         --             --             --         (1,798)
                                                               ---------  ----------   ------------   ------------   ------------
 Income (loss) before preferred stock accretion and
  dividends of subsidiaries and equity in net loss of
  consolidated subsidiaries..................................      2,363        (287)           (18)            --          2,058
PREFERRED STOCK ACCRETION AND DIVIDENDS
 OF SUBSIDIARIES.............................................         --         (97)            --             --            (97)
EQUITY IN NET LOSS OF CONSOLIDATED
 SUBSIDIARIES................................................       (402)         --             --            402             --
                                                               ---------  ----------   ------------   ------------   ------------
NET INCOME (LOSS)............................................  $   1,961  $     (384)  $        (18)  $        402   $      1,961
                                                               =========  ==========   ============   ============   ============

             MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 (INFORMATION AT OCTOBER 3, 1998 AND FOR THE 39 WEEKS ENDED SEPTEBER 27, 1997
                       AND OCTOBER 3, 1998 IS UNAUITED)

         SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

    FOR THE PERIOD FROM INCEPTION (SEPTEMBER 18, 1996) TO DECEMBER 28, 1996
                            (DOLLARS IN THOUSANDS)

                                                                                           NON-
                                                                PARENT     GUARANTOR    GUARANTOR
                                                                COMPANY   SUBSIDIARY   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                               --------   ----------   ------------   ------------   ------------
NET CASH PROVIDED BY OPERATING
 ACTIVITIES..................................................  $  6,990   $      589   $         30   $         --   $      7,609
                                                               --------   ----------   ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Net cash paid for acquisitions and related expenses.........   (12,508)      (7,000)            --             --        (19,508)
 Purchase of property and equipment, net.....................    (1,622)          (1)            --             --         (1,623)
                                                               --------   ----------   ------------   ------------   ------------
  Net cash used in investing activities......................   (14,130)      (7,001)            --             --        (21,131)
                                                               --------   ----------   ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from the issuance of common stock..................    15,000           --             --             --         15,000
 Proceeds from the issuance of mandatorily redeemable
  cumulative preferred stock of subsidiary...................        --        3,500             --             --          3,500
 Proceeds from the issuance of note payable..................        --        3,500             --             --          3,500
 Principal payments on long-term debt........................    (1,769)          --             --             --         (1,769)
                                                               --------   ----------   ------------   ------------   ------------
  Net cash provided by financing activities..................    13,231        7,000             --             --         20,231
                                                               --------   ----------   ------------   ------------   ------------
NET INCREASE IN CASH AND CASH
 EQUIVALENTS.................................................     6,091          588             30             --          6,709
CASH AND CASH EQUIVALENTS, beginning of
 Period......................................................        --           --             --             --             --
                                                               --------   ----------   ------------   ------------   ------------
CASH AND CASH EQUIVALENTS, end of period.....................  $  6,091   $      588   $         30   $         --   $      6,709
                                                               ========   ==========   ============   ============   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Interest paid...............................................  $     28   $       --   $         --   $         --   $         28

             MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 (INFORMATION AT OCTOBER 3, 1998 AND FOR THE 39 WEEKS ENDED SEPTEMBER 27, 1997
                       AND OCTOBER 3, 1998 IS UNAUITED)

              SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

                             AS OF JANUARY 3, 1998
                            (DOLLARS IN THOUSANDS)


                                     ASSETS
                                     ------

                                                                                          NON-
                                                               PARENT      GUARANTOR     GUARANTOR
                                                               COMPANY    SUBSIDIARY   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                              ---------   ----------   ------------   ------------   ------------
CURRENT ASSETS:
 Cash and cash equivalents..................................  $  14,270   $      725   $      1,292   $         --    $    16,287
 Accounts receivable, net...................................      1,388           --            147             --          1,535
 Amounts due from (to) franchisees and licensees, net.......      1,517          659             --             --          2,176
 Inventories................................................      3,094           --              6             --          3,100
 Other current assets.......................................      6,593         (615)          (253)            --          5,725
                                                              ---------   ----------   ------------   ------------   ------------
  Total current assets......................................     26,862          769          1,192             --         28,823
PROPERTY AND EQUIPMENT, net.................................     28,907            1            294             --         29,202
INTANGIBLES, net............................................     59,928       17,725          6,041             --         83,694
INVESTMENT IN SUBSIDIARIES..................................     23,089           --             --        (23,089)            --
OTHER ASSETS................................................      7,902           --             63             --          7,965
                                                              ---------   ----------   ------------   ------------   ------------
                                                              $ 146,688   $   18,495   $      7,590   $    (23,089)  $    149,684
                                                              ---------   ----------   ------------   ------------   ------------
                                                LIABILITIES AND STOCKHOLDER'S EQUITY
                                               ------------------------------------
CURRENT LIABILITIES:
 Current portion of long-term debt and capital lease
  obligations...............................................  $      --   $       --   $        614   $         --   $        614
 Accounts payable...........................................      3,621           36            148             --          3,805
 Accrued liabilities........................................     10,499           25            747             --         11,271
                                                              ---------   ----------   ------------   ------------   ------------
  Total current liabilities.................................     14,120           61          1,509             --         15,690
LONG-TERM DEBT AND CAPITAL
LEASE OBLIGATIONS, net of current portion...................    100,000           --            467             --        100,467
OTHER ACCRUED LIABILITIES...................................      1,802           --             --             --          1,802
MANDATORILY REDEEMABLE CUMULATIVE
 PREFERRED STOCK............................................         --           --            902             --            902
MINORITY INTEREST...........................................         --           --             --             58             58
STOCKHOLDER'S EQUITY........................................     30,766       18,434          4,712        (23,147)        30,765
                                                              ---------   ----------   ------------   ------------   ------------
                                                              $ 146,688   $   18,495   $      7,590   $    (23,089)  $    149,684
                                                              =========   ==========   ============   ============   ============

              MRS. FIELDS ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 (INFORMATION AT OCTOBER 3, 1998 AND FOR THE 39 WEEKS ENDED SEPTEMBER 27, 1997
                       AND OCTOBER 3, 1998 IS UNAUDITED)

         SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                      FOR THE yEAR ENDED JANUARY 3, 1998
                            (DOLLARS IN THOUSANDS)

                                                                                            NON-
                                                                 PARENT     GUARANTOR     GUARANTOR
                                                                 COMPANY    SUBSIDIARY   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                                ----------  -----------  -------------  -------------  -------------
NET REVENUES.................................................   $ 122,090   $   2,004    $      7,077    $      (664)  $    130,507
                                                                ---------   ---------    ------------    -----------   ------------
OPERATING COSTS AND EXPENSES:
 Selling and store occupancy costs...........................      63,765          --           3,731           (664)        66,832
 Food cost of sales..........................................      27,272          --             855             --         28,127
 General and administrative..................................      14,753       1,066             911             --         16,730
 Depreciation and amortization...............................       8,745       1,125             533             --         10,403
                                                                ---------   ---------    ------------    -----------   ------------
  Total operating costs and expenses.........................     114,535       2,191           6,030           (664)       122,092
                                                                ---------   ---------    ------------    -----------   ------------
  Income (loss) from operations..............................       7,555        (187)          1,047             --          8,415
INTEREST EXPENSE AND OTHER, net..............................      (6,329)     (1,230)           (393)            --         (7,952)
                                                                ---------   ---------    ------------    -----------   ------------
 Income (loss) before provision for income taxes,
  preferred stock accretion and dividends of subsidiaries
  and equity in net loss of consolidated subsidiaries........       1,226      (1,417)            654             --            463
PROVISION FOR INCOME TAXES...................................        (535)        (25)            (95)            --           (655)
                                                                ---------   ---------    ------------    -----------   ------------
 Income (loss) before preferred stock accretion and
  dividends of subsidiaries and equity in net loss of
  consolidated subsidiaries..................................         691      (1,442)            559             --           (192)

PREFERRED STOCK ACCRETION AND DIVIDENDS
 OF SUBSIDIARIES.............................................          --        (338)           (306)            --           (644)
EQUITY IN NET LOSS OF CONSOLIDATED
 SUBSIDIARIES................................................      (1,665)         --              --          1,527           (138)
                                                                ---------   ---------    ------------    -----------   ------------
NET INCOME (LOSS)............................................   $    (974)  $  (1,780)   $        253    $     1,527   $       (974)
                                                                =========   =========    ============    ===========   ============

              MRS. FIELDS ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 (INFORMATION AT OCTOBER 3, 1998 AND FOR THE 39 WEEKS ENDED SEPTEMBER 27, 1997
                       AND OCTOBER 3, 1998 IS UNAUDITED)

         SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED JANUARY 3, 1998
                            (DOLLARS IN THOUSANDS)

                                                                                           NON-
                                                                PARENT     GUARANTOR     GUARANTOR
                                                                COMPANY   SUBSIDIARY   SUBSIDIARIES   ELIMINATIONS  CONSOLIDATED
                                                               ---------  -----------  -------------  ------------  -------------
NET CASH (USED IN) PROVIDED BY OPERATING
 ACTIVITIES..................................................  $   (766)  $      387   $      1,298   $        --   $       919
                                                               --------   ----------   ------------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Net cash paid for acquisitions and related expenses.........   (10,949)          --             --            --       (10,949)
 Purchase of property and equipment, net.....................    (4,556)          --             --            --        (4,556)
                                                               --------   ----------   ------------   -----------   -----------
  Net cash used in investing activities......................   (15,505)          --             --            --       (15,505)
                                                               --------   ----------   ------------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of long-term debt....................   108,250           --             --            --       108,250
 Principal payments on long-term debt and capital lease
  obligations................................................   (76,759)        (250)           (36)           --       (77,045)
 Payment of debt financing costs.............................    (5,976)          --             --            --        (5,976)
 Payment of cash dividend to MFH.............................    (1,065)          --             --            --        (1,065)
                                                               --------   ----------   ------------   -----------   -----------
  Net cash provided by (used in) financing activities........    24,450         (250)           (36)           --        24,164
                                                               --------   ----------   ------------   -----------   -----------
NET INCREASE IN CASH AND CASH
 EQUIVALENTS.................................................     8,179          137          1,262            --         9,578
CASH AND CASH EQUIVALENTS, beginning of year.................     6,091          588             30            --         6,709
                                                               --------   ----------   ------------   -----------   -----------
CASH AND CASH EQUIVALENTS, end of year.......................  $ 14,270   $      725   $      1,292   $        --   $    16,287
                                                               ========   ==========   ============   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Interest paid..............................................  $  7,607   $      789   $         20   $        --   $     8,416
  Taxes paid.................................................       181           25             11            --           217

             MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 (INFORMATION AT OCTOBER 3, 1998 AND FOR THE 39 WEEKS ENDED SEPTEMBER 27, 1997
                       AND OCTOBER 3, 1998 IS UNAUDITED.)

         SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                   FOR THE 39 WEEKS ENDED SEPTEMBER 27, 1997
                            (DOLLARS IN THOUSANDS)

                                                              PARENT      GUARANTOR    NON-GUARANTOR
                                                              COMPANY   SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                             ---------  ------------   ------------   ------------   ------------
NET REVENUES.............................................    $ 86,225   $     1,215    $       86     $         --   $     87,526
                                                             --------   -----------    ----------     ------------   ------------
OPERATING COSTS AND EXPENSES:
   Selling and store occupancy costs.....................      48,200            --            --               --         48,200
   Food cost of sales....................................      19,549            --            --               --         19,549
   General and administrative............................      10,060           607           136               --         10,803
   Depreciation and amortization.........................       5,766           830            --               --          6,596
                                                             --------   -----------    ----------     ------------   ------------
    Total operating costs and expenses...................      83,575         1,437           136               --         85,148
                                                             --------   -----------    ----------     ------------   ------------
    (Loss) income from operations.........................      2,650          (222)          (50)              --          2,378
INTEREST EXPENSE AND OTHER, net..........................      (4,134)       (1,011)           --               --         (5,145)
                                                             --------   -----------    ----------     ------------   ------------
 (Loss) income before provision for income taxes,
   preferred stock accretion and dividends of
   subsidiaries and equity in net loss of consolidated
   subsidiaries..........................................      (1,484)       (1,233)          (50)              --         (2,767)
PROVISION FOR INCOME TAXES...............................        (179)           --            --               --           (179)
                                                             --------   -----------    ----------     ------------   ------------
 (Loss) income before preferred stock accretion and
   dividends of subsidiaries and equity in net loss of
   consolidated subsidiaries.............................      (1,663)       (1,233)          (50)              --         (2,946)

PREFERRED STOCK ACCRETION AND
 DIVIDENDS OF SUBSIDIARIES...............................          --          (276)           --               --           (276)
EQUITY IN NET LOSS OF CONSOLIDATED
 SUBSIDIARIES............................................          --            --            --               (2)            (2)
                                                             --------   -----------    ----------     ------------   ------------
NET LOSS.................................................    $ (1,663)  $    (1,509)   $      (50)    $         (2)  $     (3,224)
                                                             ========   ===========    ==========     ============   ============

             MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 (INFORMATION AT OCTOBER 3, 1998 AND FOR THE 39 WEEKS ENDED SEPTEMBER 27, 1997
                       AND OCTOBER 3, 1998 IS UNAUDITED)

         SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                   FOR THE 39 WEEKS ENDED SEPTEMBER 27, 1997
                            (DOLLARS IN THOUSANDS)



                                                                                          NON-
                                                              PARENT     GUARANTOR     GUARANTOR
                                                             COMPANY   SUBSIDIARIES   SUBSIDIARIES  ELIMINATIONS  CONSOLIDATED
                                                             --------  -------------  ------------  ------------  -------------
NET CASH PROVIDED BY (USED IN) OPERATING
 ACTIVITIES................................................. $   309           $(39)          $521  $         --       $   791
                                                             -------           ----           ----  ------------       -------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment, net....................  (3,216             --             --            --        (3,216)
                                                             -------           ----           ----  ------------       -------
  Net cash used in investing activities.....................  (3,216)            --             --            --        (3,216)
                                                             -------           ----           ----  ------------       -------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Principal payments on long-term debt and capital lease
  obligations...............................................     (98)            --             --            --           (98)
                                                             -------           ----           ----  ------------       -------
  Net cash used in financing activities.....................     (98)            --             --            --           (98)
                                                             -------           ----           ----  ------------       -------
NET (DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS................................................  (3,005)           (39)           521            --        (2,523)

CASH AND CASH EQUIVALENTS, beginning of
 period.....................................................   6,121            588             --            --         6,709
                                                             -------           ----           ----  ------------       -------
CASH AND CASH EQUIVALENTS, end of period.................... $ 3,116           $549           $521  $         --       $ 4,186
                                                             =======           ====           ====  ============       =======

             MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

          (INFORMATION AT OCTOBER 3, 1998 AND FOR THE 39 WEEKS ENDED
            SEPTEMBER 27, 1997 OCTOBER 3, 1998 IS UNAUDITED)

              SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

                            AS OF OCTOBER 3, 1998
                            (DOLLARS IN THOUSANDS)


                                     ASSETS
                                     ------

                                                             PARENT      GUARANTOR    NON-GUARANTOR
                                                            COMPANY    SUBSIDIARIES    SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                           ----------  -------------  --------------  -------------  ------------
CURRENT ASSETS:
 Cash and cash equivalents...............................   $ (1,378)      $  5,114          $1,410      $     --        $  5,146
 Accounts receivable, net................................      1,745             --             151            --           1,896
 Amounts due from franchisees and licensees, net.........      1,537          3,951             128            --           5,616
 Inventories.............................................      3,862            922               6            --           4,790
 Other current assets and amounts due from (to)
  affiliates, net........................................     47,017        (39,355)           (585)           --           7,077
                                                            --------       --------          ------      --------        --------
  Total current assets...................................     52,783        (29,368)          1,110            --          24,525
PROPERTY AND EQUIPMENT, net..............................     33,313          1,434             256            --          35,003
INTANGIBLES, net.........................................     65,491         77,085           6,580            --         149,156
INVESTMENT IN SUBSIDIARIES...............................     53,650             --              --       (53,650)             --
OTHER ASSETS.............................................     11,921          1,441             611            --          13,973
                                                            --------       --------          ------      --------        --------
                                                            $217,158       $ 50,592          $8,557      $(53,650)       $222,657
                                                            ========       ========          ======      ========        ========

                                               LIABILITIES AND STOCKHOLDERS' EQUITY
                                              --------------------------------------

CURRENT LIABILITIES:
 Current portion of long-term debt and capital lease
  obligations............................................   $    143       $     31          $  384      $     --        $    558
 Accounts payable........................................      7,755            865              49            --           8,669
 Accrued liabilities.....................................     13,622          3,276             676            --          17,574
                                                            --------       --------          ------      --------        --------
  Total current liabilities..............................     21,520          4,172           1,109            --          26,801
LONG-TERM DEBT AND CAPITAL LEASE
 OBLIGATIONS, net of current portion.....................    139,542             --              56            --         139,598
OTHER ACCRUED LIABILITIES................................      4,648             --              --            --           4,648
MANDATORILY REDEEMABLE CUMULATIVE
 PREFERRED STOCK.........................................         --             --           1,171            --           1,171
MINORITY INTEREST........................................         --             --             268            40             308
STOCKHOLDERS' EQUITY.....................................     51,448         46,420           5,953       (53,690)         50,131
                                                            --------       --------          ------      --------        --------
                                                            $217,158       $ 50,592          $8,557      $(53,650)       $222,657
                                                            ========       ========          ======      ========        ========

             MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

 (INFORMATION AT OCTOBER 3, 1998 AND FOR THE 39 WEEKS ENDED SEPTEMBER 27, 1997
                      AND OCTOBER 3, 1998 IS UNAUDITED.)

         SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                    FOR THE 39 WEEKS ENDED OCTOBER 3, 1998
                            (DOLLARS IN THOUSANDS)

                                                            PARENT      GUARANTOR     NON-GUARANTOR
                                                            COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                           ----------  ------------  --------------  -------------  -------------
NET REVENUES..............................................  $ 91,342         $3,194         $2,842        $(1,419)       $95,959
                                                            --------         ------         ------        -------        -------
OPERATING COSTS AND EXPENSES:
 Selling and store occupancy costs........................    53,096             --            251           (990)        52,357
 Food cost of sales.......................................    21,196            748             73           (429)        21,588
 General and administrative...............................    10,692            812          1,117             --         12,621
 Depreciation and amortization............................     8,073          1,285            349             --          9,707
                                                            --------         ------         ------        -------        -------
  Total operating costs and expenses......................    93,057          2,845          1,790         (1,419)        96,273
                                                            --------         ------         ------        -------        -------
  (Loss) income from operations...........................    (1,715)           349          1,052             --           (314)

INTEREST EXPENSE AND OTHER, net...........................    (8,733)            18              8             --         (8,707)
                                                            --------         ------         ------        -------        -------
 (Loss) income before provision for income taxes,
  preferred stock accretion and dividends of
  subsidiaries and equity in net loss of consolidated
  subsidiaries............................................   (10,448)           367          1,060             --         (9,021)

PROVISION FOR INCOME TAXES................................       (68)            --             --             --            (68)
                                                            --------         ------         ------        -------        -------
 (Loss) income before preferred stock accretion and
  dividends of subsidiaries and equity in net loss of
  consolidated subsidiaries...............................   (10,516)           367          1,060             --         (9,089)

PREFERRED STOCK ACCRETION AND
 DIVIDENDS OF SUBSIDIARIES................................        --             --           (333)            --           (333)
EQUITY IN NET LOSS OF CONSOLIDATED
 SUBSIDIARIES.............................................        --             --             --           (268)          (268)
                                                            --------         ------         ------        -------        -------
NET (LOSS) INCOME.........................................  $(10,516)        $  367         $  727        $  (268)       $(9,690)
                                                            ========         ======         ======        =======        =======

             MRS. FIELDS' ORIGINAL COOKIES, INC. AND SUBSIDIARIES

          (INFORMATION AT OCTOBER 3, 1998 AND FOR THE 39 WEEKS ENDED
            SEPTEMBER 27, 1997 AND OCTOBER 3, 1998 IS UNAUDITED.)

         SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                    FOR THE 39 WEEKS ENDED OCTOBER 3, 1998
                            (DOLLARS IN THOUSANDS)


                                                                                          NON-
                                                             PARENT      GUARANTOR      GUARANTOR
                                                            COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS  CONSOLIDATED
                                                           ----------  -------------  -------------  ------------  -------------
NET CASH PROVIDED BY (USED IN) OPERATING
 ACTIVITIES  .............................................. $(37,783)      $ 37,954         $  505   $         --      $    676
                                                            --------       --------         ------   ------------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Net cash paid for acquisitions and related expenses  .....  (35,656)         6,957             --             --       (28,699)
 Purchase of property and equipment, net  .................   (5,609)            --             (7)            --        (5,616)
                                                            --------       --------         ------   ------------      --------
  Net cash (used in) provided by investing activities  ....  (41,265)         6,957             (7)            --       (34,315)
                                                            --------       --------         ------   ------------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from long-term debt..............................   39,400             --             --             --        39,400
 Payment of debt financing costs...........................   (5,007)            --             --             --        (5,007)
 Equity infusion from MFH..................................   29,056             --             --             --        29,056
 Principal payments on long-term debt and capital lease
  obligations  ............................................      (49)       (40,522)          (316)            --       (40,887)
 Reduction in preferred stock of PTI  .....................       --             --            (64)            --           (64)
                                                            --------       --------         ------   ------------      --------
  Net cash provided by (used in) financing activities  ....   63,400        (40,522)          (380)            --        22,498
                                                            --------       --------         ------   ------------      --------
NET (DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS  .............................................  (15,648)         4,389            118             --       (11,141)
CASH AND CASH EQUIVALENTS, beginning of
 period  ..................................................   14,270            725          1,292             --        16,287
                                                            --------       --------         ------   ------------      --------
CASH AND CASH EQUIVALENTS, end of period  ................. $ (1,378)      $  5,114         $1,410   $        --       $  5,146
                                                            ========       ========         ======   ============      ========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Mrs. Fields Inc.:

  We have audited the accompanying consolidated balance sheet of Mrs. Fields Inc. (a Delaware corporation) and subsidiaries as of September 17, 1996, and the related consolidated statements of operations, stockholders' deficit and cash flows for the period from December 31, 1995 to September 17, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mrs. Fields Inc. and subsidiaries as of September 17, 1996, and the results of their operations and their cash flows for the period from December 31, 1995 to September 17, 1996 in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP


Salt Lake City, Utah
 June 27, 1997

                         INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Mrs. Fields Inc.

  We have audited the accompanying consolidated statements of operations, stockholders' deficit, and cash flows of Mrs. Fields Inc. and subsidiaries for the year ended December 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of Mrs. Fields Inc. and subsidiaries for the year ended December 30, 1995 in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP

Salt Lake City, Utah
February 9, 1996

                       MRS. FIELDS INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                    ASSETS
                                    ------

                                                                                             SEPTEMBER 17,
                                                                                                  1996
                                                                                           ---------------
CURRENT ASSETS:
  Cash and cash equivalents................................................................       $  1,883
  Accounts receivable, net of allowance for doubtful accounts of $269......................          1,611
  Inventories..............................................................................          1,296
  Prepaid rent.............................................................................            420
  Other prepaid expenses...................................................................          1,042
                                                                                                  --------
        Total current assets...............................................................          6,252
                                                                                                  --------
PROPERTY AND EQUIPMENT, at cost:
  Leasehold improvements...................................................................         23,223
  Equipment and fixtures...................................................................         18,422
                                                                                                  --------
                                                                                                    41,645
  Less accumulated depreciation and amortization...........................................        (29,409)
                                                                                                  --------
        Net property and equipment.........................................................         12,236
                                                                                                  --------
DEPOSITS...................................................................................            656
                                                                                                  --------
        Total assets.......................................................................       $ 19,144
                                                                                                  ========

          The accompanying notes to consolidated financial statements are an integral part of this balance sheet.

                       MRS. FIELDS INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                     LIABILITIES AND STOCKHOLDERS' DEFICIT
                    --------------------------------------

                                                                                                   September 17,
                                                                                                       1996
                                                                                                ----------------
CURRENT LIABILITIES:
  Notes payable.................................................................................       $  18,352
  Premium on restructured debt..................................................................           2,872
  Accounts payable..............................................................................           3,708
  Accrued liabilities...........................................................................           1,329
  Current portion of store closure reserve......................................................           1,270
  Current portion of unearned revenues..........................................................             425
                                                                                                       ---------
        Total current liabilities...............................................................          27,956

STORE CLOSURE RESERVE, net of current portion...................................................             294
UNEARNED REVENUES, net of current portion.......................................................           1,212
                                                                                                       ---------
        Total liabilities.......................................................................          29,462
                                                                                                       ---------
COMMITMENTS AND CONTINGENCIES (Notes 5, 6, 7 and 8)

MINORITY INTEREST IN MAJORITY OWNED SUBSIDIARY:
  20,000,000 cumulative preferred stock; involuntary liquidation preference of $24,834,
    including $4,834 of unrecorded dividends in arrears.........................................          20,000
                                                                                                       ---------

STOCKHOLDERS' DEFICIT:
  Cumulative preferred stock, $.001 par value; 21,885,000 shares authorized and issued, involuntary liquidation preference of $32,085, including $10,200 of unrecorded
    dividends in arrears........................................................................              22
  Common stock, $.001 par value; 200,000,000 shares authorized and outstanding..................             200
  Additional paid-in capital....................................................................          83,863
  Accumulated deficit...........................................................................        (114,371)
  Cumulative translation adjustment.............................................................             (32)
                                                                                                       ---------
        Total stockholders' deficit.............................................................         (30,318)
                                                                                                       ---------
        Total liabilities and stockholders' deficit.............................................       $  19,144
                                                                                                       =========

         The accompanying notes to consolidated financial statements are an integral part of this balance sheet

                       MRS. FIELDS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)


                                                                                       YEAR ENDED         PERIOD ENDED
                                                                                      DECEMBER 30,        SEPTEMBER 17,
                                                                                          1995                 1996
                                                                                   -----------------     ---------------
REVENUES:
  Net store sales..............................................................          $59,956             $29,674
  Net franchising..............................................................            1,870               1,793
  Net licensing................................................................            2,031                 892
  Net other....................................................................            2,092               1,101
                                                                                         -------             -------
        Total revenues.........................................................           65,949              33,460
                                                                                         -------             -------
OPERATING COSTS AND EXPENSES:
  Selling and store occupancy costs............................................           36,965              17,782
  Food cost of sales...........................................................           13,373               6,525
  General and administrative...................................................           12,612               7,984
  Depreciation and amortization................................................            3,525               1,911
  Provision for store closure costs............................................            3,000               1,000
                                                                                         -------             -------

        Total operating costs and expenses ....................................           69,475              35,202
                                                                                         -------             -------

        Loss from operations...................................................           (3,526)             (1,742)

INTEREST EXPENSE...............................................................              (51)                (80)

(LOSS) GAIN ON SALE OF ASSETS..................................................            1,450                (277)
                                                                                         -------             -------
        Loss before provision for income taxes.................................           (2,127)             (2,099)

PROVISION FOR INCOME TAXES.....................................................             (241)               (205)
                                                                                         -------             -------
        Net loss...............................................................          $(2,368)            $(2,304)
                                                                                         =======             =======

           The accompany notes to consolidated financial statements are an integral part of these statements.

                       MRS. FIELDS INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                             (DOLLARS IN THOUSANDS)



                                           CUMULATIVE                             ADDITIONAL              CUMULATIVE
                                        PREFERRED STOCK       COMMON STOCK          PAID-IN   ACCUMULATED TRANSLATION
                                      ------------------- --------------------
                                       SHARES     AMOUNT      SHARES   AMOUNT       CAPITAL      DEFICIT   ADJUSTMENT  TOTAL
                                      ---------  -------- ----------- ---------   -----------  ----------  ----------  -----
BALANCE, January 1, 1995............    21,885,000    $22   200,000,000    $200      $83,863   $(109,699)   $ 195    $(25,419)
 Foreign currency
  translation adjustment............            --     --            --      --           --          --     (230)       (230)
 Net loss...........................            --     --            --      --           --      (2,368)      --      (2,368)
                                        ----------    ---   -----------  ------      -------   ---------  -------    --------
BALANCE, December 30, 1995..........    21,885,000     22   200,000,000     200       83,863    (112,067)     (35)    (28,017)
 Foreign currency
  translation adjustment............            --     --            --      --           --          --        3           3
 Net loss...........................            --     --            --      --           --      (2,304)      --      (2,304)
                                        ----------  ------- -----------  ------      -------   ---------  -------    --------
BALANCE, September 17, 1996.........    21,885,000    $22   200,000,000    $200      $83,863   $(114,371)   $ (32)   $(30,318)
                                        ==========  ======= ===========  ======      =======   =========  =======    ========

         The accompanying notes to consolidated financial statements are an integral part of these statements.

                       MRS. FIELDS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)

               INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


                                                                                    YEAR ENDED      PERIOD ENDED
                                                                                   DECEMBER 30,     SEPTEMBER 17,
                                                                                       1995             1996
                                                                                  ---------------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss.......................................................................         $(2,368)         $(2,304)
 Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization...............................................           3,525            1,911
    Amortization of premium on restructured debt................................              --           (1,541)
    In-kind expense on note payable.............................................          (1,610)           1,598
    Provision for store closure costs...........................................           3,000            1,000
    Net loss (gain) on asset sales, disposals and store closures................          (1,450)             277
    Changes in assets and liabilities:
     (Increase) Decrease in accounts receivable.................................            (163)           2,039
     Decrease in inventories....................................................             853              267
     Increase in prepaid rent...................................................              --             (420)
     Increase in other prepaid expenses.........................................            (337)            (673)
     Increase in deposits.......................................................              --              (15)
     Decrease in accounts payable and accrued liabilities.......................          (5,821)            (194)
     Decrease in store closure reserve..........................................              --           (1,696)
     Decrease in deferred credits...............................................            (107)            (696)
                                                                                         -------          -------
     Net cash used in operating activities......................................          (4,478)            (447)
                                                                                         -------          -------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment.............................................          (4,146)          (1,054)
 Proceeds from the sale of assets...............................................           6,672              669
                                                                                         -------          -------
     Net cash provided by (used in) investing activities........................           2,526             (385)
                                                                                         -------          -------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Principal payments on notes payable............................................            (145)             (58)
 Payments for debt restructuring................................................             (40)              --
                                                                                         -------          -------
     Net cash used in financing activities......................................            (185)             (58)
                                                                                         -------          -------
EFFECT OF FOREIGN EXCHANGE RATES................................................              --                3
                                                                                         -------          -------
NET DECREASE IN CASH AND CASH EQUIVALENTS.......................................          (2,137)            (887)

CASH AND CASH EQUIVALENTS AT BEGINNING OF
 THE PERIOD.....................................................................           4,907            2,770
                                                                                         -------          -------
CASH AND CASH EQUIVALENTS AT END OF THE PERIOD..................................         $ 2,770          $ 1,883
                                                                                         =======          =======

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                       MRS. FIELDS INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

  Cash paid for interest was approximately $1,661 and $24 for the year ended December 30, 1995 and for the period ended September 17, 1996, respectively.

  Cash paid for income taxes was approximately $128 and $39 for the year ended December 30, 1995 and for the period ended September 17, 1996, respectively.


SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

  During the year ended December 30, 1995 and the period ended September 17, 1996, the Company, in accordance with the Amended and Restated Restructuring Agreement, entered into the following noncash financing activities:

  . The Company converted accrued interest payable incurred from January 1, 1995 through March 31, 1995 and from July 1, 1994 through December 31, 1994 into approximately $520 and $1,000 of Series A interest deferral notes, respectively. In addition, the Company amortized approximately $2,100 of its premium on restructured debt as a reduction to interest expense during the year ended December 30, 1995.

  . The Company converted accrued interest payable from December 31, 1995 through September 17, 1996 into $1,598 of 15 percent interest bearing Series A interest deferral notes.

  During the year ended December 30, 1995 and for the period ended September 17, 1996, the Company entered into the following noncash investing and financing activities:

  . In accordance with the Company's franchise financing arrangement, the Company assumed long-term debt of franchisees which was in default totaling approximately $132 and $0 during the year ended December 30, 1995 and the period ended September 17, 1996, respectively.

  . In connection with its sale of several cookie stores, the Company accepted notes receivable in the approximate amount of $305 during the year ended December 30, 1995. In addition, during the year ended December 30, 1995 and the period ended September 17, 1996, the Company charged off approximately $1,960 and $651 of assets against accrued expenses.


          The accompanying notes to consolidated financial statements are an integral part of these statements.

                       MRS. FIELDS INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   DESCRIPTION OF BUSINESS

  Mrs. Fields Inc. ("MFI"), a Delaware corporation, was incorporated on May 2, 1986 and is a holding company for its wholly owned subsidiaries Mrs. Fields Cookies Australia, Mrs. Fields Cookies, Ltd. (Canada) plus other inactive subsidiaries (collectively termed "Mrs. Fields International") and its majority owned subsidiary, Mrs. Fields Development Corporation ("MFD") and MFD's wholly owned subsidiary, Mrs. Fields Cookies ("MFC"). Collectively, these entities are referred to herein as the "Company".


 Nature of Operations

  The most significant part of the Company's operations are its retail stores which sell freshly baked cookies, brownies and other food products. As of September 17, 1996, the Company operates 147 "Mrs. Fields Cookies" stores all of which are located in the United States. Additionally, the Company has franchised approximately 163 stores in the United States and approximately 55 stores in nine other countries.

  Additionally, the Company holds legal title to certain trademarks for the "Mrs. Fields" name and logo, and licenses the use of these trademarks to third parties for the establishment and operation of Mrs. Fields cookie and bakery operations and other merchandising activities. In connection with these licensing activities, the Company authorizes third-party licensees to use certain business formats, systems, methods, procedures, designs, layouts, specifications, trade names and trademarks in the United States and other countries.

  The Company's business follows seasonal trends and is also affected by climate and weather conditions. The Company usually experiences its highest revenues in the fourth calendar quarter. Because the Company's stores are heavily concentrated in shopping malls, the Company's sales performance is somewhat dependent on the performance of those malls. The results for the period ended September 17, 1996 presented in the accompanying consolidated financial statements may not be indicative of results that would have been achieved for an entire calendar year.

  Effective September 18, 1996, the Company sold substantially all of its net assets to Mrs. Fields' Original Cookies, Inc. and The Mrs. Fields' Brand, Inc. (see Note 11). Subsequently, the Company has been solely involved in liquidating remaining assets and collecting certain outstanding notes.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Fiscal Year

  The Company operates using a 52/53-week year ending near December 31.

 Principles of Consolidation

  The consolidated financial statements include the accounts of MFI, Mrs. Fields International, MFD and MFC. All significant intercompany balances and transactions have been eliminated in consolidation.

                       MRS. FIELDS INC. AND SUBSIDIARIES

 Sources of Supply

  The Company currently buys a significant amount of its food products from three suppliers. Management believes that other suppliers could provide similar products with comparable terms.


 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of September 17, 1996 and at various times during the period then ended, the Company had demand deposits at various banks in excess of the $100,000 limit for insurance by the Federal Deposit Insurance Corporation.


 Inventories

  Inventories are stated at the lower of cost (first-in, first-out method) or market value. Inventory consisted of the following at September 17, 1996:

                                                                                               1996
                                                                                          --------------
          Food and beverages............................................................      $  792,000
          Smallwares....................................................................         504,000
                                                                                              ----------
                                                                                              $1,296,000
                                                                                              ==========

 Property and Equipment

  Property and equipment are stated at cost less accumulated depreciation and amortization. Equipment and fixtures are depreciated over three to seven years using the straight-line method. Leasehold improvements are amortized over the life of the lease term, or the estimated life of the improvements, whichever is shorter, using the straight-line method.

  Expenditures that materially increase values or capacities or extend useful lives of property and equipment are capitalized. Routine maintenance, repairs and renewal costs are expensed as incurred. Gains or losses from the sale or retirement of property and equipment are included in the determination of net income or loss.

                       MRS. FIELDS INC. AND SUBSIDIARIES

 Accounting for the Impairment of Long-Lived Assets

   The Company accounts for impairment of long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets be reviewed for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred that indicate possible impairment. In accordance with SFAS No. 121, the Company uses an estimate of future undiscounted net cash flows of the related asset over the remaining life in measuring whether the assets are recoverable. As of September 17, 1996, the Company has reserved for any of its long-lived assets that are considered to be impaired.


 Revenue Recognition

  The Company recognizes franchising and licensing revenues on an accrual basis as those revenues are earned. Product sales are recognized as the product is delivered or shipped to the customer.


 Leases

  The Company has various operating lease commitments on both Company-owned and franchised store locations and equipment. Operating leases with escalating payment terms, including leases underlying subleases with franchisees, are expensed on a straight-line basis over the life of the related lease.


 Income Taxes

  The Company recognizes deferred income tax assets or liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred income tax assets or liabilities are determined based upon the difference between the financial and income tax bases of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized.


 Fair Value of Financial Instruments

  The notes payable and cumulative preferred stock (see Note 6) are presented in the accompanying consolidated balance sheet at a total of $60,237,000 as of September 17, 1996. All such obligations were subsequently settled in two sales transactions (see Note 11) for $41,800,000.


 Cumulative Foreign Currency Translation Adjustment

  The assets and liabilities of foreign operations are translated into United States dollars using exchange rates in effect at the end of the accounting period. Revenues and expenses are translated using the average exchange rate during the period. Differences in exchange rates arising from foreign currency translation are recorded as a separate component of stockholders' deficit. In connection with a sale or liquidation of an investment in a foreign subsidiary, the accumulated translation adjustment attributable to that subsidiary is transferred from stockholders' deficit and is reported as a gain or loss.

                       MRS. FIELDS INC. AND SUBSIDIARIES

3.   NOTES PAYABLE

  On June 30, 1994, the Company entered into the Amended and Restated Restructuring Agreement (the "Restructuring Agreement") with its lenders of long-term debt (the "Lenders"). In connection with the Restructuring Agreement, the Lenders exchanged approximately $56,900,000 of existing long-term notes payable for $15,000,000 of new Series A secured notes, 51,292,000 shares of the Company's common stock, 21,885,000 shares of cumulative preferred stock of MFI and 20,000,000 shares of cumulative preferred stock of MFD.

  After the issuances of common stock, the Lenders' total ownership interest in the Company's common stock was approximately 85 percent. Because the total estimated future cash payments (including interest and principal) required as of June 30, 1994 under the terms of the new Series A secured notes was less than the principal amount plus the previous carrying amount of the unamortized premium on restructured debt by approximately $25,200,000, the Company reduced the premium on restructured debt by that amount. The remaining unamortized premium on restructured debt is being amortized over the life of the Series A secured notes to produce an effective interest rate of zero percent.

  Notes payable consist of the following as of September 17, 1996:

                                                                                                        1996
                                                                                                 ------------------
Series A secured notes, interest at 13 percent, payable quarterly, secured by all common stock and essentially all assets of the Company, principal due in varying installments
   through March 31, 1998......................................................................       $ 15,000,000
Series A interest deferral notes, interest at 13 percent, payable quarterly, secured by all common stock and essentially all assets of the Company, principal due March 31,
   1998........................................................................................          1,511,000
Series A interest deferral notes, interest at 15 percent, secured by all common stock and essentially all assets of the Company, principal and interest originally due August 15,
   1996, subsequently extended through September 20, 1996......................................          1,598,000
Other..........................................................................................            243,000
Premium on restructured debt...................................................................          2,872,000
                                                                                                      ------------
                                                                                                        21,224,000

Less current portion...........................................................................        (21,224,000)
                                                                                                      ------------
                                                                                                      $         --
                                                                                                      ============

  The Series A secured notes and the Series A interest deferral notes were paid by the Company on September 20, 1996 in connection with the receipt of proceeds from two simultaneous but separate asset sale transactions (see Note 11). As a result, all of the Series A notes referred to above are reflected as current liabilities in the accompanying September 17, 1996 consolidated balance sheet.

                       MRS. FIELDS INC. AND SUBSIDIARIES

4.   INCOME TAXES

  The components of the provision (benefit) for income taxes for the year ended December 30, 1995 and for the period ended September 17, 1996 are as follows:

                                                                                          1995             1996
                                                                                      -------------  -----------------
Current:
  Federal...........................................................................       $     --       $        --
  State.............................................................................        241,000           205,000

Deferred:
  Federal...........................................................................             --        (1,125,000)
  State.............................................................................             --          (109,000)
  Change in valuation allowance.....................................................             --         1,234,000
                                                                                           --------       -----------
      Total provision for income taxes..............................................       $241,000       $   205,000
                                                                                           ========       ===========

  The Company incurred financial reporting losses for the year ended December 30, 1995 and for the period ended September 17, 1996 for which no benefits have been recorded in the accompanying consolidated statements of operations due to appropriate valuation allowances being provided. The provisions for income taxes are solely related to minimum state income tax requirements.

  Current deferred income tax assets relate to temporary differences between financial statement and income tax recognition of bad debts, unearned revenues, and the store closure reserve. Long-term deferred income tax assets relate to temporary differences between financial statement and income tax recognition of depreciation and write-downs of certain property and equipment, net operating losses and other income tax credit carryforwards.

  Management has provided a valuation allowance equal to the amount of the deferred income tax assets arising from the Company's net operating loss carryforwards. As of September 17, 1996, the Company had net operating loss carryforwards for tax reporting purposes totaling approximately $90,900,000. These net operating loss carryforwards expire as follows:

          FISCAL YEAR
          -----------
              2001  ....................................................................            $   214,000
              2002  ....................................................................              4,600,000
              2003  ....................................................................             19,993,000
              2004  ....................................................................              7,693,000
              2005  ....................................................................              9,143,000
              Thereafter (through 2011)  ...............................................             49,257,000
                                                                                                    -----------
                                                                                                    $90,900,000
                                                                                                    ===========

  Subsequent to the sale of substantially all of its assets (see Note 1), the Company utilized certain of its net operating loss carryforwards to offset the related gain. The remainder of the net operating loss carryforwards may not be used.

                       MRS. FIELDS INC. AND SUBSIDIARIES

5.   STORE CLOSURE RESERVE

  As of December 30, 1995, the Company had a store closure reserve of approximately $2,510,000 for the anticipated costs to franchise or close 26 stores during 1996. During the period from December 31, 1995 to September 17, 1996, the Company closed 12 stores and provided for additional store closure expenses totaling $1,000,000. As of September 17, 1996, the remaining store closure reserve totaled approximately $1,564,000, of which approximately $1,270,000 is current and approximately $294,000 is long-term. In management's opinion, the store closure reserve is adequate for stores identified to be closed.

  The Company's management reviews the historic and projected operating performance of its stores on an annual basis to identify underperforming stores for impairment of property investment or targeted closing. The Company's policy is to write-off any net property investment for underperforming stores identified to have permanent impairment of investment. When a store is identified for targeted closing, the Company's policy is to provide for the costs of closing the store, which are predominantly estimated lease settlement costs.


6.   CUMULATIVE PREFERRED STOCK

  In connection with the Restructuring Agreement, the Company issued 21,885,000 and 20,000,000 shares of cumulative preferred stock of MFI and MFD, respectively. The MFD preferred stock is reflected as "minority interest in majority owned subsidiary" in the accompanying consolidated balance sheet. The MFI and MFD cumulative preferred stocks have dividend rates of 18 percent and 10 percent, respectively, which accumulate on a semi-annual basis. The dividends are computed based upon the liquidation preference rates which are defined in the Restructuring Agreement as $1.00 per share plus any unrecorded dividends in arrears for each issue and are payable only as declared by the Board of Directors. As of September 17, 1996, the Board of Directors had not declared dividends for either series of preferred stock. Accordingly, dividends in arrears on the MFI and MFD preferred stocks which have not been recorded in the accompanying consolidated financial statements as of September 17, 1996 totaled $10,200,000 and $4,834,000, respectively.

  In the event of liquidation or dissolution of the Company, the holders of the cumulative preferred stocks of MFI and MFD will be entitled to receive from the assets of the Company available for distribution prior to any distribution to common stockholders an amount per share equal to the sum of (i) $1.00 for each outstanding preferred share and (ii) an amount equal to all unpaid dividends on such preferred shares through the distribution date. As of September 17, 1996, the distribution preference for the MFI and MFD preferred stockholders totaled $32,085,000 and $24,834,000, respectively. Also, if a change in control of the Company occurs, preferred stockholders shall have the right to convert all (but not less than all) of their preferred shares into notes payable in an amount equal to the liquidation preference value of their preferred shares. The Company also has the right at any time to redeem shares of the MFI and MFD preferred stocks at a price of $1.00 per share plus all accrued but unpaid dividends through the date of redemption.

  Subsequent to period end, the Company completed two sales transactions (see
Note 11) wherein all of the cumulative preferred stock was redeemed at a discount.

                       MRS. FIELDS INC. AND SUBSIDIARIES

7.   OPTION AGREEMENT

  As part of the Restructuring Agreement, the Lenders granted two directors an option to acquire common stock from the Lenders which, if the option was exercised as of September 17, 1996, would constitute approximately 51 percent of the Company's issued common stock. The option is exercisable through September 30, 1999 in whole, but not in part, at a price approximating the amount of debt forgiven by the Lenders plus interest at nine percent from the date of the grant of the option. In the event the option is exercised, the directors are also required to offer other minority stockholders the same price per share for their common stock.

  In connection with the two sales transactions described in Note 11, the two directors waived their options to acquire common stock from the Lenders.


8.   COMMITMENTS AND CONTINGENCIES

 Legal Matters

  The Company is the subject of certain legal actions, which it considers routine to its business activities. As of September 17, 1996, management, after consultation with legal counsel, believes that the potential liability to the Company under such actions is adequately accrued or insured for, or will not materially affect the Company's consolidated financial position or results of operations.


 Operating Leases

  The Company leases retail store facilities, office space and equipment under long-term noncancelable operating lease agreements with remaining terms of one to 10 years. The future minimum lease payments due under these operating leases, which include required lease payments for those stores that have been subleased, as of September 17, 1996 are as follows:

          FISCAL YEAR
          -----------
             1997...............................................................  $12,395,000
             1998...............................................................   10,684,000
             1999...............................................................     8,376,000
             2000...............................................................     5,737,000
             2001...............................................................     3,757,000
             Thereafter.........................................................     4,855,000
                                                                                   -----------
                                                                                   $45,804,000
                                                                                   ===========

                       MRS. FIELDS INC. AND SUBSIDIARIES

  Certain of the leases provide for contingent rentals based on gross revenues. Total rental expense including contingent rentals and net of sublease rentals received, under the above operating leases for the year ended December 30, 1995 and for the period ended September 17, 1996 was approximately $13,697,000 and $7,405,000, respectively. As part of the Company's franchising program, certain leases have been subleased to franchisees. The future minimum sublease payments due to the Company under these leases as of September 17, 1996 are as follows:

          FISCAL YEAR
          -----------
             1997...............................................................  $ 3,741,000
             1998...............................................................    3,119,000
             1999...............................................................    2,512,000
             2000...............................................................    1,776,000
             2001...............................................................    1,038,000
             Thereafter.........................................................      374,000
                                                                                  -----------
                                                                                  $12,560,000
                                                                                  ===========

 Contractual Arrangements

  The Company has entered into a supply agreement to buy frozen dough products through 1998. The agreement stipulates minimum annual purchase commitments for 1997 and 1998. The Company and the supplier may terminate the supply agreement if the other party defaults on any of the performance covenants.

  The Company has assumed an agreement with a third-party lender to provide financing to franchisees for the purchase of existing Company stores. Under the terms of the agreement, a maximum of $5,000,000 may be borrowed from the lender by franchisees of which the Company has agreed to guarantee a maximum of $2,000,000. Outstanding franchisee borrowings guaranteed by the Company under this agreement at September 17, 1996 were approximately $707,400. Under the terms of the agreement, the Company is required to assume any franchisee borrowings which are in default as defined. As of September 17, 1996, the Company has assumed loans totaling approximately $240,000, which are included in notes payable.

  As of December 30, 1995, the Company had recorded unearned revenues of approximately $1,486,000 under a long-term marketing and supply agreement with a supplier. Under the terms of the agreement, the Company was obligated to purchase a minimum amount of product from the supplier. In April 1996, the Company and the supplier renegotiated the agreement whereby the supplier would reduce the unearned portion to $504,000 and advance the Company $800,000 in exchange for an extension of the termination date and a modification of the purchase commitment. The termination date of the renegotiated agreement will be the later of March 31, 2001 or when the Company has met its purchase commitment. The Company reduced food costs by approximately $1,082,000 during the period ended September 17, 1996 related to this arrangement and its renegotiation. The remaining balance of approximately $1,204,000 is included in unearned revenues as of September 17, 1996.

                       MRS. FIELDS INC. AND SUBSIDIARIES

9.   RELATED-PARTY TRANSACTIONS

  Under the terms of a licensing agreement with an entity which is owned in part by a former director of the Company, the Company is required to pay an annual software maintenance fee. During the year ended December 30, 1995 and for the period ended September 17, 1996, the Company paid maintenance fees of approximately $100,000 and $17,000, respectively, which are included in general and administrative expenses.

  The Company leases certain office space to an entity which is owned in part by a former director of the Company. Billings to the entity during the year ended December 30, 1995 and the period ended September 17, 1996 totaled approximately $152,000 and $136,000, respectively, of which approximately $9,000 is included in accounts receivable as of September 17, 1996.


10.   EMPLOYEE BENEFIT PLAN

  The Company sponsors the Mrs. Fields 401(k) Plan (the "Plan") for all eligible employees. Under the terms of the Plan, employees can make contributions to the Plan, a portion of which is matched by contributions from the Company. The total Company contributions to the Plan for the year ended December 30, 1995 and for the period ended September 17, 1996 were approximately $42,000 and $23,000, respectively.


11.   SUBSEQUENT EVENT

  On September 17, 1996, the Company completed two simultaneous but separate asset sale transactions wherein the Company (i) sold certain assets and relinquished certain liabilities of the Company in accordance with an Asset Purchase Agreement dated August 7, 1996, among the Company, Mrs. Fields' Original Cookies, Inc. and Capricorn Investors II, L.P., and (ii) sold certain assets of the Company in accordance with an Asset Purchase Agreement dated August 7, 1996, as amended by the First Amendment dated as of September 17, 1996, among the Company, The Mrs. Fields' Brand, Inc. and Capricorn Investors II, L.P.

  The combined sales price for the net assets sold was approximately $41,800,000. The Company received approximately $12,157,000 in cash and approximately $29,643,000 in senior and subordinated notes.

  The proceeds from these net asset sales were used in part to repay the Series A notes and the Series A interest deferral notes on September 20, 1996 (see Note
3).

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To The Original Cookie Company, Incorporated and Hot Sam Company, Inc.:

  We have audited the accompanying combined balance sheet of The Original Cookie Company, Incorporated and the carved-out portion of Hot Sam Company, Inc., both Delaware corporations (subsidiaries of Chocamerican, Inc.), as of September 17, 1996, and the related combined statements of operations, stockholders' equity and cash flows for the year ended December 30, 1995, and for the period December 31, 1995 to September 17, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of The Original Cookie Company, Incorporated and the carved-out portion of Hot Sam Company, Inc. as of September 17, 1996, and the results of their operations and their cash flows for the year ended December 30, 1995, and for the period December 31, 1995 to September 17, 1996 in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP

Cleveland, Ohio
 July 11, 1997

                   THE ORIGINAL COOKIE COMPANY, INCORPORATED
              AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

                             COMBINED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)


                                    ASSETS
                                    ------

                                                                                                  September 17,
                                                                                                      1996
                                                                                                 ---------------
CURRENT ASSETS:
  Cash and cash equivalents....................................................................        $    655
  Accounts receivable..........................................................................             340
  Inventories..................................................................................           1,728
  Prepaids and other...........................................................................             984
                                                                                                       --------
        Total current assets...................................................................           3,707
                                                                                                       --------
PROPERTY AND EQUIPMENT, at cost:
  Leasehold improvements.......................................................................          31,329
  Furniture and fixtures.......................................................................           7,719
  Buildings and improvements...................................................................             639
  Land.........................................................................................              69
                                                                                                       --------
                                                                                                         39,756
  Accumulated depreciation and amortization....................................................         (22,687)
                                                                                                       --------
        Net property and equipment.............................................................          17,069
                                                                                                       --------
OTHER ASSETS, net..............................................................................             256
                                                                                                       --------
COST IN EXCESS OF FAIR VALUE OF NET ASSETS OF PURCHASED BUSINESS, net
 of accumulated amortization of $9,092.........................................................          37,992
                                                                                                       --------
                                                                                                       $ 59,024
                                                                                                       ========

            The accompanying notes to combined financial statements
             are an integral part of this combined balance sheet.

                   THE ORIGINAL COOKIE COMPANY, INCORPORATED
              AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

                      COMBINED BALANCE SHEET (CONTINUED)
                            (DOLLARS IN THOUSANDS)


                     LIABILITIES AND STOCKHOLDERS' EQUITY
                     ------------------------------------

                                                                                                  SEPTEMBER 17,
                                                                                                      1996
                                                                                                -----------------
CURRENT LIABILITIES:
  Accounts payable............................................................................           $ 1,696
  Accrued payroll and related expenses........................................................             2,208
  Accrued liabilities.........................................................................             3,443
                                                                                                         -------
        Total current liabilities.............................................................             7,347
                                                                                                         -------
LONG-TERM LIABILITIES:
  Deferred lease credit.......................................................................             1,653
  Store closure reserve.......................................................................             1,002
  Related-party notes payable.................................................................            30,977
  Other.......................................................................................             1,102
                                                                                                         -------
        Total long-term liabilities...........................................................            34,734
                                                                                                         -------
COMMITMENTS (NOTE 9)

STOCKHOLDERS' EQUITY:

  Common stock................................................................................            10,000
  Additional paid-in capital..................................................................            15,873
  Accumulated deficit.........................................................................            (8,930)
                                                                                                         -------
        Total stockholders' equity............................................................            16,943
                                                                                                         -------
        Total liabilities and stockholders' equity............................................           $59,024
                                                                                                         =======

            The accompanying notes to combined financial statements
             are an integral part of this combined balance sheet.

                   THE ORIGINAL COOKIE COMPANY, INCORPORATED
              AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

                       COMBINED STATEMENTS OF OPERATIONS
                            (DOLLARS IN THOUSANDS)


                                                                                                      DECEMBER 31,
                                                                                      YEAR ENDED        1995 TO
                                                                                      DECEMBER 30,   SEPTEMBER 17,
                                                                                          1995            1995
                                                                                     --------------  --------------
NET SALES..........................................................................        $85,581         $54,366
                                                                                           -------         -------
OPERATING COSTS AND EXPENSES:
  Food cost of sales...............................................................         19,996          12,728
  Selling and occupancy expenses...................................................         47,032          31,935
  General and administrative expenses..............................................          8,425           5,538
  Severance and related expenses...................................................             --           2,000
  Depreciation and amortization....................................................          6,902           4,937
  Provision for store closure costs................................................            791              --
                                                                                           -------         -------
        Total operating costs and expenses.........................................         83,146          57,138
                                                                                           -------         -------
INCOME (LOSS) FROM OPERATIONS......................................................          2,435          (2,772)
INTEREST EXPENSE, net..............................................................         (4,268)         (2,828)
OTHER EXPENSE......................................................................             --             (45)
                                                                                           -------         -------
LOSS BEFORE INCOME TAXES...........................................................         (1,833)         (5,645)
PROVISION FOR INCOME TAXES.........................................................            263              --
                                                                                           -------         -------
NET LOSS...........................................................................        $(2,096)        $(5,645)
                                                                                           =======         =======

           The accompanying notes to combined financial statements are an integral part of these combined statements.

                   THE ORIGINAL COOKIE COMPANY, INCORPORATED
              AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                            (DOLLARS IN THOUSANDS)


                                                                            ADDITIONAL      RETAINED         TOTAL
                                                                 COMMON       PAID-IN       EARNINGS     STOCKHOLDERS'
                                                                 STOCK        CAPITAL       (DEFICIT)        EQUITY
                                                              ------------  ------------  -------------  --------------
BALANCE, JANUARY 1, 1995....................................       $10,000       $15,873       $(1,189)        $24,684
  Net loss..................................................            --            --        (2,096)         (2,096)
                                                                   -------       -------       -------         -------
BALANCE, DECEMBER 30, 1995..................................        10,000        15,873        (3,285)         22,588
  Net loss..................................................            --            --        (5,645)         (5,645)
                                                                   -------       -------       -------         -------
BALANCE, SEPTEMBER 17, 1996.................................       $10,000       $15,873       $(8,930)        $16,943
                                                                   =======       =======       =======         =======

           The accompanying notes to combined financial statements are an integral part of these combined statements.

                   THE ORIGINAL COOKIE COMPANY, INCORPORATED
              AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                                                                                       DECEMBER 31,
                                                                                        YEAR ENDED       1995 TO
                                                                                       DECEMBER 30,   SEPTEMBER 17,
                                                                                           1995            1996
                                                                                      --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss...........................................................................        $(2,096)        $(5,645)
 Adjustments to reconcile net loss to net cash provided by (used in)
  operating activities--
  Depreciation and amortization.....................................................          6,902           4,937
  Changes in assets and liabilities--
     Increase in accounts receivable................................................            (61)           (279)
     Decrease (increase) in related-party receivables/payables......................             18            (169)
     Decrease (increase) in inventories.............................................            461             (65)
     Decrease in prepaids and other.................................................            695             967
     Decrease (increase) in other assets............................................             64             (60)
     (Decrease) increase in accounts payable........................................           (476)            410
     Decrease in accrued payroll and related expenses...............................           (331)           (384)
     Increase (decrease) in accrued liabilities.....................................         (1,196)            330
     Increase in other long-term liabilities........................................            231              73
     Increase (decrease) in deferred lease credit...................................             38            (111)
     Increase (decrease) in store closure reserve...................................            202            (382)
                                                                                            -------         -------
        Net cash provided by (used in) operating activities.........................          4,451            (378)
                                                                                            -------         -------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment, net...........................................           (568)         (1,200)
                                                                                            -------         -------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Repayments to related party........................................................         (4,599)         (1,380)
                                                                                            -------         -------
CASH AND CASH EQUIVALENTS:
 Net decrease during the period.....................................................           (716)         (2,958)
 Balance, beginning of the period...................................................          4,329           3,613
                                                                                            -------         -------
 Balance, end of the period.........................................................        $ 3,613         $   655
                                                                                            =======         =======
SUPPLEMENTAL CASH FLOW INFORMATION:
 State and local income taxes paid..................................................        $   234         $    82
                                                                                            =======         =======

           The accompanying notes to combined financial statements are an integral part of these combined statements.

                   THE ORIGINAL COOKIE COMPANY, INCORPORATED
              AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

     The Original Cookie Company, Incorporated ("OCCI") and Hot Sam Company, Inc. ("HSCI") (collectively, the "Companies") are wholly owned subsidiaries of Chocamerican, Inc., which is a wholly owned subsidiary of Midial S.A., a French company (collectively, the "Parent"). The Companies operated specialty retailing outlets providing prepared goods. OCCI operated approximately 240 stores in over 35 states, offering a variety of fresh baked cookies and brownies and beverages. HSCI operated approximately 190 stores in over 30 states providing a variety of fresh baked pretzels and pretzel sticks, toppings and beverages.

     On September 17, 1996, all of the operations of the Companies including certain assets and liabilities were sold to a nonrelated party (the "Buyer") who assumed responsibility for all retail locations as of that date. Except for approximately $2,000,000 of payments to employees for severance and related costs which is included in the operating results for the period December 31, 1995 to September 17, 1996, these combined financial statements do not reflect any effect of such sale.

     The Companies traditionally experienced their highest revenues in the fourth calendar quarter. Because the Companies' stores were heavily concentrated in shopping malls, the Companies' sales performance was somewhat dependent on the performance of those malls. Because of such seasonality and the extra payroll costs noted above, the results for the period December 31, 1995 to September 17, 1996 are not necessarily indicative of results that would have been achieved for an entire calendar year.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Fiscal Year

     The Companies' fiscal year ends on the Saturday closest to December 31, which results in a 52 or 53-week year.

   Basis of Presentation

     The combined financial statements include the accounts of OCCI and HSCI except that these statements do not reflect the results of the operations and the related assets and liabilities of a group of retail food locations owned and operated by HSCI primarily under the name of Corn Dog. The Corn Dog operations were sold to a nonrelated entity in April 1996 and the accompanying combined financial statements exclude these operations and net assets, as well as the results of the sale. All significant intercompany balances and transactions have been eliminated.

   Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                   THE ORIGINAL COOKIE COMPANY, INCORPORATED
              AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


 Inventories

  The Companies' inventories were stated at the lower of cost (first-in, first-out method) or market value. Inventories consisted of the following at September 17, 1996:

                                                             1996
                                                          -----------
     Food and beverages.................................   $1,215,000
     Small wares........................................      513,000
                                                           ----------
                                                           $1,728,000
                                                           ==========

 Property and Equipment

  The Companies' policy is to provide depreciation using the straight-line method over a period which is sufficient to amortize the cost of the asset during its useful life.

  The estimated useful lives for depreciation purposes are:

     Leasehold improvements.............................    5 to 10 years
     Furniture and fixtures.............................    3 to 10 years
     Buildings and improvements.........................   10 to 50 years

 Intangible Assets

  Cost in excess of fair value of net assets of purchased business which was recorded as part of the acquisition of the Companies by the Parent was amortized on a straight-line basis over 40 years. Management evaluated the expected cash flows of such assets periodically and determined no adjustments were appropriate. Subsequent to September 17, 1996, the Companies expensed all such intangibles in connection with recording the effects of the sales of the operations.

 Cash and Cash Equivalents

  For purposes of the statements of cash flows, the Companies consider all temporary cash investments purchased with an original maturity of three months or less to be cash equivalents.

 Leases

  The Companies have various operating lease commitments on their retail store locations. Operating leases with escalating payment terms are expensed on a straight-line basis over the life of the related lease.

                   THE ORIGINAL COOKIE COMPANY, INCORPORATED
              AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


   Asset Impairment

     The Companies adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" for the period December 31, 1995 to September 17, 1996. SFAS No. 121 requires the Companies to evaluate the recoverability of long-lived assets based on expected future cash flows. Prior to the adoption of SFAS No. 121, the Companies accounted for long-lived operating assets as discussed both above and in Note 6. The adoption of this standard did not have a material impact on the Companies' financial position or results of operations.

   Revenue Recognition

     Revenues from product sales are recognized at the point of sale to the customer.

   Income Taxes

     The Companies recognize deferred income tax assets or liabilities for expected future income tax consequences of events that have been recognized in the financial statements or income tax returns. Under this method, deferred income tax assets or liabilities are determined based upon the difference between the financial and income tax bases of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized.

3. STOCKHOLDERS' EQUITY

     The Companies' common stock at December 30, 1995 and September 17, 1996 is comprised of the following:

     OCCI has common stock with a par value $1 per share, 10,000,000 shares authorized, issued and outstanding.

     HSCI has common stock with a par value $1 per share, 10 shares authorized, issued and outstanding.


4. RELATED-PARTY NOTES PAYABLE

     In addition to debt incurred as part of the purchase by the Parent, the Companies' cash requirements were provided for by the Parent. These amounts were evidenced by notes, bearing interest rates ranging from 8% to 12%, and consisted of $30,977,000 as of September 17, 1996. The notes were paid in part by the Companies subsequent to September 17, 1996 in connection with the receipt of proceeds from the sale of certain assets and liabilities to the Buyer.

5. INCOME TAXES

     The Companies have been included in the consolidated income tax returns of a subsidiary of the Parent which was in a cumulative loss carryforward position during all of the periods presented in the accompanying combined financial statements.

     The Companies incurred financial reporting losses for the year ended December 30, 1995 and the period December 31, 1995 to September 17, 1996 for which no benefits have been recorded in the accompanying combined

                   THE ORIGINAL COOKIE COMPANY, INCORPORATED
              AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


statements of operations due to appropriate valuation allowances being provided. The provisions for income taxes are solely related to minimum state income tax requirements.

     Deferred income tax assets relate to temporary differences between financial statement and income tax recognition of depreciation, store closure reserve and other accrued liabilities. Management has provided a valuation allowance equal to the amount of the deferred income tax assets.

6. STORE CLOSURE RESERVE

     The Companies annually reviewed the historic and projected operating performance of their stores and identified underperforming stores for impairment of property investment and/or targeted closing. The Companies' policy was to write-off any net property investment for underperforming stores identified to have permanent impairment of investment. Additionally, when a store was identified for targeted closing, the Companies' policy was to provide for the costs of closing the store, which are predominantly estimated lease settlement costs and/or estimated lease payments after the date of the store closing.

     An analysis of the activity in the store closure reserve is as follows for the year ended December 30, 1995 and for the period December 31, 1995 to September 17, 1996:

                                                   1995           1996
                                               -----------    ------------
     Beginning Balance.......................    $1,182,000    $1,384,000
     Provision...............................       791,000            --
     Payments and Other Deductions...........      (589,000)     (382,000)
                                                 ----------    ----------
     Ending Balance..........................    $1,384,000    $1,002,000
                                                 ==========    ==========

7. EMPLOYEE BENEFIT PLANS

     The Companies' employees participate in a defined contribution saving plan which was funded by voluntary employee contributions and by contributions from the Companies. The Companies' expense for the year ended December 30, 1995, and for the period December 31, 1995 to September 17, 1996 was $143,000 and $106,000, respectively.

     The Companies do not provide for any other post-retirement benefits.


8. RELATED-PARTY TRANSACTIONS

     The Parent provides certain services to the Companies, such as human resources, accounting and legal, among others. Charges to the Companies for such administrative services totaled $520,000 for the year ended December 30, 1995 and $175,000 for the period December 31, 1995 to September 17, 1996. In management's opinion, these charges approximate the fair market value of such services.

                   THE ORIGINAL COOKIE COMPANY, INCORPORATED
              AND THE CARVED-OUT PORTION OF HOT SAM COMPANY, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


9.   COMMITMENTS

 Operating Leases

     The Companies leased all of their retail store locations. These leases typically had initial terms of up to 10 years. Certain leases provided for contingent rentals based on store sales. Generally, the Companies were required to pay taxes and normal expenses of operating the premises under retail store leases. Total rental expense was approximately $15,038,000 for the year ended December 30, 1995. Total rental expense for the period ended September 17, 1996 was approximately $11,165,000.

     The minimum rentals under operating leases subsequent to September 17, 1996 are as follows:

               FISCAL YEAR
               ------------
               Remaining 1996.............................................................  $ 5,346,000
               1997.......................................................................   15,886,000
               1998.......................................................................   13,763,000
               1999.......................................................................   11,691,000
               2000.......................................................................    9,712,000
               Thereafter.................................................................   20,190,000
                                                                                            -----------
                                                                                            $76,588,000
                                                                                            ===========

     Effective September 17, 1996, the Buyer assumed responsibility for all open store leases but the Companies remain contingently liable under certain of these leases. However, management is not aware of any actual or threatened claims under these leases.

                       REPORT OF INDEPENDENT ACCOUNTANTS
                       ---------------------------------


To the Board of Directors and
Stockholders of Cookies USA, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' deficit, and of cash flows present fairly, in all material respects, the financial position of Cookies USA, Inc. and its subsidiary at June 29, 1997 and June 28, 1998, and the results of their operations and their cash flows for each of the three fifty-two week periods in the period ended June 28, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PRICEWATERHOUSECOOPERS LLP

Atlanta, Georgia
August 24, 1998

                       COOKIES USA, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                     ASSETS
                                     ------

                                                                                     JUNE 29,     JUNE 28,
                                                                                       1997         1998
                                                                                    ----------   ----------
Current assets:
  Cash and cash equivalents.......................................................     $  4,885    $  8,382
  Accounts receivable--trade......................................................        1,702       2,042
  Inventory (Notes 1 and 2).......................................................        1,292       1,212
  Prepaid expenses (Note 3).......................................................        1,227       1,245
  Current deferred income tax benefit (Notes 1 and 10)............................          392         872
  Current portion of notes receivable (Note 4)....................................          867          88
  Other receivables...............................................................            8           8
                                                                                       --------    --------
     Total current assets.........................................................       10,373      13,849
                                                                                       --------    --------

Property and equipment, net of accumulated depreciation (Note 5)..................        6,304       4,916
Construction in progress, net of construction deposits received from
 franchisees......................................................................           92         163
                                                                                       --------    --------
                                                                                          6,396       5,079
                                                                                       --------    --------
Other assets:
  Deferred loan costs, net of accumulated amortization of $2,050
    and $2,626, respectively (Note 1).............................................        2,050       1,474
  Notes receivable, net of current portion (Note 4)...............................          302         352
  Deferred income tax benefit (Notes 1 and 10)....................................        2,372       1,438
  Deposits........................................................................           50          49
  Accrued straight-line minimum rent receivable for subleases to
    franchisees (Note 1)..........................................................        1,267       1,388
                                                                                       --------    --------
                                                                                          6,041       4,701
                                                                                       --------    --------
Cost in excess of fair value of net assets acquired (goodwill), net of
 accumulated amortization of $3,104 and $3,975, respectively (Note 1).............       31,848      30,977
                                                                                       --------    --------
                                                                                       $ 54,658    $ 54,606
                                                                                       ========    ========

          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                       COOKIES USA, INC. AND SUBSIDIARY

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                     LIABILITIES AND STOCKHOLDERS' DEFICIT
                     -------------------------------------

                                                                                      JUNE 29,     JUNE 28,
                                                                                        1997         1998
                                                                                     ---------     --------
Current liabilities:
  Accounts payable..............................................................      $    376     $    913
  Sales taxes payable...........................................................           105          102
  Accrued interest payable......................................................         2,202        2,202
  Accrued expenses (Note 6).....................................................         1,568        1,075
  Deposits......................................................................           673          727
                                                                                      --------     --------
     Total current liabilities..................................................         4,924        5,019
                                                                                      --------     --------
Capital lease obligations (Note 9)..............................................            62           36
                                                                                      --------     --------
Accrued straight-line minimum rent payable (Note 1).............................         2,113        2,164
                                                                                      --------     --------
Long-term debt (Note 7):
  Senior secured notes..........................................................        40,000       40,000
  Original issue discount, net of accumulated amortization of $102
    and $131, respectively......................................................           (98)         (69)
  Subordinated unsecured notes payable..........................................        10,000       10,000
                                                                                      --------     --------
     Total long-term debt.......................................................        49,902       49,931
                                                                                      --------     --------
Commitments and contingencies (Note 9)

Mandatorily redeemable preferred stock (Note 11):
  Senior cumulative (6.00%) convertible; $1.00 par value; 10,500 shares
    authorized, issued and outstanding..........................................        12,739       13,369
  Junior Class A cumulative ($50 per annum); $1.00 par value; 2,500
    shares authorized, issued and outstanding...................................         2,944        3,069
  Junior Class B cumulative ($50 per annum); $1.00 par value; 750
    shares authorized, issued and outstanding...................................           883          921
                                                                                      --------     --------
     Total mandatorily redeemable preferred stock...............................        16,566       17,359
                                                                                      --------     --------
Common stock and other stockholders' deficit:
  Common stock, $.01 par value; 115,000 shares authorized; 82,800
    shares issued and outstanding...............................................             1            1
  Additional paid-in capital....................................................           449          449
  Excess of purchase price over predecessor basis...............................       (10,164)     (10,164)
  Accumulated deficit...........................................................        (9,195)     (10,189)
                                                                                      --------     --------
     Total stockholders' deficit................................................       (18,909)     (19,903)
                                                                                      --------     --------
                                                                                      $ 54,658     $ 54,606
                                                                                      ========     ========

          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                       COOKIES USA, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            (DOLLARS IN THOUSANDS)


                                                               FOR THE FIFTY-   FOR THE FIFTY-    FOR THE FIFTY-
                                                                    TWO              TWO               TWO
                                                                WEEK PERIOD      WEEK PERIOD       WEEK PERIOD
                                                                   ENDED            ENDED             ENDED
                                                               JUNE 30, 1996    JUNE 29, 1997     JUNE 28, 1998
                                                               --------------  ---------------   ---------------
Revenues:
 Cookie and beverage sales......................................     $24,719           $22,375           $18,854
 Batter sales to franchisees....................................      10,104            11,270            12,214
 Franchise royalties............................................       4,289             4,729             5,267
 Franchise sales--existing and new stores.......................       1,157             1,602               873
 Other, net.....................................................         115                66               139
                                                                     -------           -------           -------
  Total revenue.................................................      40,384            40,042            37,347
                                                                     -------           -------           -------
Operating expenses:
 Cost of sales..................................................      19,523            18,615            17,056
 Retail store occupancy.........................................       7,379             7,055             5,737
 Other retail store expenses....................................       1,316             1,019               870
 Selling, general and administrative expenses...................       7,309             7,619             7,220
 Management fee expense (Note 14)...............................         250               250               250
                                                                     -------           -------           -------
  Total operating expenses......................................      35,777            34,558            31,133
                                                                     -------           -------           -------
   Income from operations.......................................       4,607             5,484             6,214
                                                                     -------           -------           -------
Other (income) expenses, net:
 Interest income................................................         (56)             (251)             (346)
 Interest expense...............................................       5,646             5,634             5,635
 Amortization of deferred loan costs............................         572               586               576
                                                                     -------           -------           -------
  Total other expenses, net.....................................       6,162             5,969             5,865
                                                                     -------           -------           -------
   Income (loss) before income taxes............................      (1,555)             (485)              349

State and federal income tax expense (benefit) (Note 10)........        (194)              261               551
                                                                     -------           -------           -------
   Net loss.....................................................     $(1,361)          $  (746)          $  (202)
                                                                     =======           =======           =======

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                       COOKIES USA, INC. AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
                            (DOLLARS IN THOUSANDS)


                                                                                  EXCESS OF
                                                                                   PURCHASE
                                                                                    PRICE
                                                                     ADDITIONAL      OVER                         TOTAL
                                                   COMMON STOCK       PAID-IN    PREDECESSOR    ACCUMULATED   STOCKHOLDERS'
                                               --------------------
                                                SHARES     AMOUNT     CAPITAL       BASIS         DEFICIT        DEFICIT
                                               ---------  ---------  ----------  ------------  -------------  --------------
Balance at June 29, 1995....................     82,800   $      1   $    449    $  (10,164)   $    (5,503)   $    (15,217)
 Net loss for the fifty-two week period
  ended June 30, 1996.......................         --         --         --            --         (1,361)         (1,361)
 Redeemable preferred stock accretion.......         --         --         --            --           (792)           (792)
                                               --------   --------   --------    ----------    -----------    ------------

Balance at June 30, 1996....................     82,800          1        449       (10,164)        (7,656)        (17,370)
 Net loss for the fifty-two week period
  ended June 29, 1997.......................         --         --         --            --           (746)           (746)
 Redeemable preferred stock accretion.......         --         --         --            --           (793)           (793)
                                               --------   --------   --------    ----------    -----------    ------------

Balance at June 29, 1997....................     82,800          1        449       (10,164)        (9,195)        (18,909)
 Net loss for the fifty-two week period
  ended June 28, 1998.......................         --         --         --            --           (202)           (202)
 Redeemable preferred stock accretion.......         --         --         --            --           (792)           (792)
                                               --------   --------   --------    ----------    -----------    ------------

Balance at June 28, 1998....................     82,800   $      1   $    449    $  (10,164)   $   (10,189)   $    (19,903)
                                               ========   ========   ========    ==========    ===========    ============

          The accompanying notes to consolidated financial statement are an integral part to these statements.

                       COOKIES USA, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)


                                                                             FOR THE FIFTY-    FOR THE FIFTY-     FOR THE FIFTY-
                                                                                TWO WEEK          TWO WEEK           TWO WEEK
                                                                              PERIOD ENDED      PERIOD ENDED       PERIOD ENDED
                                                                             JUNE 30, 1996     JUNE 29, 1997      JUNE 28, 1998
                                                                           ----------------  ----------------  ------------------
Cash flows from operating activities:
 Net loss......................................................            $      (1,361)    $        (746)    $          (202)
 Adjustments to reconcile net loss to net cash provided
  by (used for) operating activities:
  Depreciation.................................................                    1,854             1,940               1,604
  Amortization of cost in excess of fair value of net assets
   acquired (goodwill).........................................                      870               871                 871
  Amortization of deferred loan costs..........................                      572               586                 576
  Amortization of original issue discount......................                       29                29                  29
  Net gain on sales and disposals of property, equipment and
   inventory...................................................                     (402)             (550)               (247)
  Net (decrease) increase in accrued straight-line minimum rent
   receivable and payable......................................                       86               (29)                (70)
  Changes in assets and liabilities:
   Decrease (increase) in accounts receivable..................                     (550)             (195)               (340)
   Decrease (increase) in inventory............................                     (140)               95                  80
   Decrease (increase) in prepaid expenses.....................                     (100)              (52)                (18)
   Decrease (increase) in current deferred tax benefit.........                      (50)             (195)               (480)
   Decrease (increase) in other receivables....................                      165                56                  --
   Decrease (increase) in deferred tax benefit.................                     (186)              348                 934
   Decrease (increase) in other assets.........................                       (7)               11                   1
   Increase (decrease) in accounts payable.....................                     (462)             (456)                538
   Increase (decrease) in sales taxes payable..................                        2               (25)                 (3)
   Increase (decrease) in accrued interest payable.............                       --                (3)                 --
   Increase (decrease) in accrued expenses.....................                     (913)              172                (493)
   Increase (decrease) in deposits.............................                      (22)              (66)                 54
                                                                           -------------     -------------     ---------------
    Net cash provided by (used for) operating activities.......                     (615)            1,791               2,834
                                                                           -------------     -------------     ---------------
Cash flows from investing activities:
 Acquisitions of property and equipment, including net
  increase in construction in progress, net of construction
  deposits received from franchisees...........................                  (1,913)           (1,084)             (1,263)
 Proceeds from sales and disposals of property and equipment...                    1,146               453               1,005
 Proceeds from collection of notes receivable..................                      448               474                 947
                                                                           -------------     -------------     ---------------
    Net cash provided by (used for) investing activities.......                     (319)             (157)                689
                                                                           -------------     -------------     ---------------
Cash flows from financing activities:
 Payments of deferred loan costs...............................                       --               (27)                 --
 Principal repayments under capital lease obligations..........                      (15)              (25)                (26)
                                                                           -------------     -------------     ---------------
    Net cash used for financing activities.....................                      (15)              (52)                (26)
                                                                           -------------     -------------     ---------------
Net increase (decrease) in cash and cash equivalents during
 period........................................................                     (949)            1,582               3,497
Cash and cash equivalents, beginning of period.................                    4,252             3,303               4,885
                                                                           -------------     -------------     ---------------
Cash and cash equivalents, end of period.......................            $       3,303     $       4,885     $         8,382
                                                                           =============     =============     ===============

          The accompaning notes to consolidated financial statements are an integral part of these statements.

                       COOKIES USA, INC. AND SUBSIDIARY

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

                                                                  FOR THE FIFTY-    FOR THE FIFTY-   FOR THE FIFTY-
                                                                     TWO WEEK          TWO WEEK         TWO WEEK
                                                                   PERIOD ENDED      PERIOD ENDED     PERIOD ENDED
                                                                  JUNE 30, 1996     JUNE 29, 1997     JUNE 28, 1998
                                                                 ----------------  ----------------  ---------------
                                                                                 (DOLLARS IN THOUSANDS)
Cash paid for:
 Interest.............................................           $      5,617      $     5,609       $     5,606
 State and federal income taxes.......................           $        119      $        91       $       286

     Cash paid for state and federal income taxes represents payments made to government authorities during the periods presented.


SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING AND INVESTING ACTIVITIES:

     During the fifty-two weeks ended June 30, 1996, June 29,1997 and June 28, 1998, the Company recorded accretion on mandatorily redeemable preferred stock totaling $792,000, $793,000 and $793,000, respectively.

     During the fifty-two weeks ended June 30, 1996, the Company exchanged accounts receivable from unrelated franchisees totaling $156,000 for fixtures and equipment and leasehold improvements representing retail cookie stores previously licensed by franchisees.

     During the fifty-two weeks ended June 30, 1996, notes receivable with face amounts totaling $296,000 were received from unrelated franchisees in connection with the sale of two Company-operated stores.

     During the fifty-two weeks ended June 29, 1997, notes receivable with face amounts totaling $1,353,000 were received from unrelated franchisees in connection with the sale of eight Company-operated stores.

     During the fifty-two weeks ended June 29, 1997, the Company exchanged accounts receivable from unrelated franchisees totaling $91,000 for fixtures and equipment and leasehold improvements representing retail cookie stores previously licensed by the franchisees.

     During the fifty-two weeks ended June 28, 1998, notes receivable with face amounts totaling $217,000 were received from unrelated franchisees in connection with the sale of five Company-operated stores.

          The accompaning notes to consolidated financial statements are an integral part of these statements.

                       COOKIES USA, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

     Cookies USA, Inc. ("Cookies USA") was incorporated in December 1993 and was formed by the Jordan Company to acquire 100% of the common stock of The Original Great American Chocolate Chip Cookie Company, Inc. ("Great American Cookies"). Great American Cookies is in the business of franchising cookie stores and manufacturing cookie batter which is sold to Company-operated and franchised retail stores. The financial statements include the consolidated accounts of Cookies USA and Great American Cookies (the "Company").

     On December 10, 1993, Cookies USA acquired Great American Cookies in several transactions. Immediately following the acquisition, Great American Cookies changed its name from The Original Great American Chocolate Chip Cookie Company, Inc. to Great American Cookie Company, Inc. Due to the 22% interest retained by the selling stockholders of Great American Cookies via their common and convertible preferred stock interest in Cookies USA, the excess of purchase price over predecessor basis as reflected in the stockholders' deficit section of the accompanying consolidated balance sheets represents the limitation on the write-up of the assets acquired.

     The Company's business follows seasonal trends and experiences its highest revenues in the fourth calendar quarter. Because the Company's stores are heavily concentrated in shopping malls, the Company's sales performance is significantly dependent on the performance of those malls.


CONSOLIDATION

     The consolidated financial statements include the accounts of Cookies USA and its subsidiary, Great American Cookies. All significant intercompany transactions and accounts have been eliminated in consolidation.


ACCOUNTING PERIODS

     During the fiscal year ended June 30, 1996, the Company changed its year end from the last Thursday in the month of June to the last Sunday in the month of June. As a result, three days were added to the fifty-two week period ended Thursday, June 27, 1996 to effectively change the Company's fiscal year end to Sunday, June 30, 1996. This change does not materially impact the comparability of the years presented in these financial statements.


USE OF ESTIMATES IN FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of financial instruments including cash, accounts receivable, accounts payable and accrued expenses approximate fair value at the respective balance sheet dates due to the relatively short period to maturity of these instruments. The long-term notes payable with fixed interest rates are recorded at face values of $50.0 million at June 29, 1997 and June 28, 1998; however, the fair values of such long-term notes, based on quoted market values, are approximately $50.5 million and $51.4 million at June 29, 1997 and June 28, 1998, respectively.

                       COOKIES USA, INC. AND SUBSIDIARY

Revenue Recognition

     Revenues from the Company-operated stores are recognized in the period the related cookies and beverages are sold. Revenues from the sale of batter are recognized at the time of shipment. Franchise royalties, which are based on a percentage of franchised store sales, are recognized in the same period related franchise store revenues are generated. Franchise license fee revenues are recognized at the time that all Company obligations regarding the franchise sale have been met. Fees received pursuant to development agreements which grant the right to develop franchised units in future periods in specific geographic areas are deferred and recognized as income on a pro rata basis as the Company's obligations regarding the franchised units subject to the development agreements are met.


CASH EQUIVALENTS

     The Company considers all highly liquid, short-term investments with original maturities of three months or less to be cash equivalents. Cash equivalents at June 29, 1997 and June 28, 1998 consist of short-term commercial paper. These investments are stated at cost, which approximates market.


INVENTORIES

     Inventories of cookie and brownie products, beverage products, paper and supplies and smallwares are stated at the lower of cost or market with cost determined based on the first-in, first-out (FIFO) method.


PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Expenditures for repairs and maintenance are expensed in the year incurred, while renewals and betterments that materially extend the life of an asset are capitalized. The cost of assets sold, retired, or otherwise disposed, and the related accumulated depreciation, are eliminated from the accounts, and any resulting gain or loss is recognized in the statement of operations.

     Depreciation is provided using straight-line and accelerated methods over the estimated lives of the assets which are as follows:

     Building............................................   20 years
     Furniture, fixtures and equipment...................   3-7 years
     Building and leasehold improvements.................   Lesser of 8 years or the life of the related lease

     During fiscal year 1996, the Company revised its estimate of the useful life of certain leasehold improvements. The effect of this change in estimate was to increase fiscal year 1996 pre-tax loss by $214,000.

     During fiscal year 1998, the Company revised its estimate of the useful life of certain computer equipment. The effect of this change in estimate was to decrease fiscal 1998 pre-tax income by $111,000.


STORE OPENING AND CLOSING COSTS

     Non-capital expenditures incurred in opening new stores or remodeling existing stores are expensed in the year incurred. When a store is closed, the store's unamortized investment in leasehold improvements and fixtures and equipment is recorded as a loss on store closing.

                       COOKIES USA, INC, AND SUBSIDIARY

DEFERRED LOAN COSTS

  Debt issue costs of approximately $4.0 million were incurred in connection with the issuance of the 10.875% senior secured notes payable due 2001 (see Note
7). Deferred loan costs are being amortized over the life of the related notes (85 months), with annual charges to income of approximately $576,000.


COST IN EXCESS OF FAIR VALUE OF NET ASSETS ACQUIRED (GOODWILL)

  Cost in excess of fair value of net assets acquired (goodwill) is being amortized over a forty-year period, with annual charges to income of approximately $870,000.

  The carrying value of goodwill is periodically evaluated for indications of possible impairment. The review is based on comparing the carrying amount to the undiscounted estimated cash flows from continuing operations over the remaining amortization period. The carrying amount was further substantiated by the acquisition of the Company by an unrelated party as further discussed in Note
15. No impairment is indicated as of June 28, 1998.


OPERATING LEASES

  The Company has various operating lease commitments on both Company-operated and franchised store locations and equipment. Operating leases with escalating payment terms, including those subleased to franchisees, are recorded on a straight-line basis over the life of the related lease.


ORIGINAL ISSUE DISCOUNT

  The Company has issued warrants to the holders of the senior secured notes. The value of the warrants has been accounted for as an original issue discount and is being amortized over the life of the related notes (85 months), with annual charges to income of approximately $29,000.


ADVERTISING COSTS

  Advertising costs are expensed as incurred.


INCOME TAXES

  Concurrent with the acquisition and its termination of the S Corporation status (see Note 10), the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). In accordance with the provisions of SFAS 109, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of the enacted tax laws.

                       COOKIES USA, INC, AND SUBSIDIARY

EARNINGS PER SHARE

   Earnings per share is not presented, as the Company is a non-public entity that is closely held.


RECLASSIFICATIONS

   Certain reclassifications have been made in the prior period consolidated financial statements to conform with the current period presentation.


2. INVENTORY

   The major components of inventory are as follows:

                                                                           JUNE 29,      JUNE 28,
                                                                             1997          1998
                                                                         ------------  ------------
   Raw ingredients  ..............................................         $  237,000    $  279,000
   Batter, including retail stores  ..............................            368,000       254,000
   Beverage syrup  ...............................................             56,000        43,000
   Paper goods and packaging supplies  ...........................            168,000       149,000
   Purchased icing and decorative toppings held for resale  ......             52,000        57,000
   Equipment held for resale  ....................................             75,000        43,000
   Marketing and miscellaneous supplies held for resale  .........            336,000       387,000
                                                                           ----------    ----------
                                                                           $1,292,000    $1,212,000
                                                                           ==========    ==========

3. PREPAID EXPENSES

   Prepaid expenses consist of the following:

                                                                           JUNE 29,      JUNE 28,
                                                                             1997          1998
                                                                         ------------  ------------
   Rent  .........................................................         $1,158,000    $1,178,000
   Other  ........................................................             69,000        67,000
                                                                           ----------    ----------
                                                                           $1,227,000    $1,245,000
                                                                           ==========    ==========

4. NOTES RECEIVABLE

   Notes receivable consist of the following:

                                                                           JUNE 29,       JUNE 28,
                                                                             1997           1998
                                                                         -------------  -------------
  Notes receivable.....................................................    $1,169,000       $440,000
  Less current portion.................................................      (867,000)       (88,000)
                                                                           ----------      ---------
  Notes receivable, net of current portion.............................      $302,000       $352,000
                                                                           ==========      =========

                       COOKIES USA, INC, AND SUBSIDIARY

   Notes receivable are due from various franchisees and principally result from the sale of existing Company-operated stores to franchisees. Each note is guaranteed by the purchaser and collateralized by the assets sold. Short-term notes generally carry an interest rate of 15% per annum and are intended to serve as interim financing until the franchisee can secure long-term financing from a third-party lender. Notes classified as non-current are generally due in monthly installments of principal and interest, with the interest rates ranging from between 9% and 12.5% per annum. The aggregate maturities of the notes receivable are as follows:

     Fiscal Year Ending June
          1999  ................................................................      $ 88,000
          2000  ................................................................       140,000
          2001  ................................................................        94,000
          2002  ................................................................        41,000
          2003  ................................................................         8,000
          Thereafter ...........................................................        69,000
                                                                                      --------
                                                                                      $440,000
                                                                                      ========

5. PROPERTY AND EQUIPMENT

   Property and equipment consists of the following:

                                                                         JUNE 29,        JUNE 28,
                                                                           1997            1998
                                                                      --------------  --------------
   Land  ........................................................       $   240,000     $   240,000
   Building  ....................................................           761,000         761,000
   Building and leasehold improvements  .........................         6,829,000       6,189,000
   Furniture, fixtures and equipment  ...........................         3,228,000       3,067,000
                                                                        -----------     -----------
                                                                         11,058,000      10,257,000
   Less accumulated depreciation  ...............................        (4,754,000)     (5,341,000)
                                                                        -----------     -----------
   Property and equipment, net  .................................       $ 6,304,000     $ 4,916,000
                                                                        ===========     ===========


6. ACCRUED EXPENSES

   Accrued expenses consist of the following:

                                                                        JUNE 29,       JUNE 28,
                                                                          1997           1998
                                                                      -------------  -------------
   Employee compensation including payroll taxes  ...................      $379,000       $388,000
   Bonuses payable  .................................................       480,000        475,000
   Construction expenses  ...........................................        15,000             --
   Professional fees  ...............................................       293,000         88,000
   Management fees  .................................................       188,000         62,000
   Other  ...........................................................       213,000         62,000
                                                                         ----------     ----------
                                                                         $1,568,000     $1,075,000
                                                                         ==========     ==========

                       COOKIES USA, INC, AND SUBSIDIARY

7. LONG-TERM DEBT

   Notes payable at June 29, 1997 and June 28, 1998 are described as follows:

                                                                              JUNE 29,          JUNE 28,
                                                                                1997              1998
                                                                          ----------------  ----------------
10.875% senior secured notes payable due January 15, 2001,
   Series B. Interest accrues daily and is payable semi-annually on January 15 and July 15. (The notes are secured by certain tangible and intangible assets, including, but not limited to, the equipment constituting Great American Cookies' batter
   production facility, the capital stock of all current and future subsidiaries of Great American Cookies, intellectual property
   rights and other intangible assets of Great American Cookies)  .....       $40,000,000       $40,000,000

Original issue discount related to the issuance of 7,200 detachable
   warrants with the 10.875% senior secured notes  ....................           (98,000)          (69,000)

12.5% subordinated unsecured note payable due October 31, 2003 with initial annual prepayment thereof due October 31, 2001.
   Interest accrues daily and is payable semi-annually on April 30
   and October 31  ...................................................         10,000,000        10,000,000
                                                                              -----------       -----------
                                                                              $49,902,000       $49,931,000
                                                                              ===========       ===========

   The $10 million of subordinated notes issued by Cookies USA have principal payments due as follows: $2.5 million due October 31, 2001; $2.5 million due October 31, 2002; and $5.0 million due October 31, 2003. As Great American Cookies is the sole operating unit of the consolidated entity, Great American Cookies is the sole source of any cash to be paid by Cookies USA as interest and principal payment on such debt. Such payments will be made primarily via dividends to Cookies USA. Such dividends are subject to certain covenants provided for under the senior secured notes (see Note 11).

   Great American Cookies is subject to certain covenants provided for under the indenture including limitations on restricted payments, incurrence of indebtedness and issuances of preferred stock, asset sales, granting of liens, restrictions on subsidiary dividends, mergers, consolidations, sale of assets, and on transactions with affiliates, various reporting requirements to the holders of the senior secured notes and the Securities and Exchange Commission and maintenance of a fixed charge coverage ratio. If a violation of a covenant occurs, the holders of at least 25% in principal amount of the then outstanding senior secured notes may declare all outstanding senior secured notes to be due and payable immediately (see Note 11).

   Upon the occurrence of a change of control as defined in the note agreements, the Company will be required to (i) offer to repurchase all of the 10.875% senior secured notes then outstanding at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase and (ii) repurchase the 12.5% subordinated notes at par plus accrued and unpaid interest, if any, to the date of repurchase.


8. 401(K) PROFIT-SHARING PLAN

   The Company provides a defined contribution profit-sharing plan (the "Plan") for all employees meeting certain requirements. On February 14, 1997, the Company amended the Plan to include a pre-tax savings provision in accordance with Section 401(k) of the Internal Revenue Code.

                       COOKIES USA, INC. AND SUBSIDIARY

   Under the Plan, eligible employees may contribute as much as 15% of compensation up to the federal statutory limit, with the Company matching 25% of the first 6% of compensation contributed by the employee. The Company's matching portion of the Plan contributions resulted in expense of $9,000 and $39,000 in fiscal years 1997 and 1998, respectively. During fiscal year 1996, no amounts were expensed for profit-sharing plan contributions.


9. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

   The Company has various operating lease commitments on both Company-operated and franchised store locations. These leases generally contain escalating rental payments and various provisions for contingent rental payments based on sales volume. Future minimum lease payments, including scheduled escalating rental payments, as of June 28, 1998 are as follows:

                                                                                  SUBLEASES TO
                                                                    LEASES         FRANCHISES           NET
                                                                 -------------  ----------------  ---------------
   Fiscal Year Ending June
       1999  ..................................................   $ 9,796,000       $ 7,071,000      $ 2,725,000
       2000  ..................................................     8,797,000         6,369,000        2,428,000
       2001  ..................................................     7,586,000         5,589,000        1,997,000
       2002  ..................................................     6,540,000         4,747,000        1,793,000
       2003  ..................................................     5,368,000         3,909,000        1,459,000
       Thereafter  ............................................     9,737,000         7,331,000        2,406,000
                                                                  -----------       -----------      -----------
                                                                  $47,824,000       $35,016,000      $12,808,000
                                                                  ===========       ===========      ===========

   Operating leases with escalating payment terms, including those subleased to franchisees, are expensed on a straight-line basis over the life of the related lease.

   For the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998, gross rent expense (including mall pass-through charges) was approximately $13,332,000, $14,135,000 and $13,593,000, respectively, while sublease income (including mall pass-through charges) was approximately $9,628,000, $10,533,000 and $10,571,000, respectively.


CAPITAL LEASES

   The Company leases various office equipment under capital lease agreements expiring on various dates through 2000. The Company's aggregate future obligation under these agreements, net of interest expense, is $62,000 as of June 29, 1997 and $36,000 as of June 28, 1998.

                       COOKIES USA, INC. AND SUBSIDIARY

LEASE GUARANTEES

  In connection with the sale of existing Company-operated stores to franchisees, the Company has guaranteed certain lease renewals to the prospective franchisee. If such leases are not obtained, then predetermined payments shall be made to the franchisees as follows:

                                                 NUMBER OF        AMOUNT OF
                                               LEASE RENEWALS     GUARANTEE
                                               ---------------  -------------
  Fiscal Year of Lease Expiration
     1999................................           1              $ 75,000
     2000................................           1                24,000
     2001................................          --                    --
     2002................................           1                60,000
                                                                   --------
                                                                   $159,000
                                                                   ========

  As of June 28, 1998, the Company has not recorded any liability with respect to these guarantees as these amounts represent loss contingencies which management believes are not probable.


PURCHASE COMMITMENTS

  The Company is committed to purchase certain raw materials from various suppliers over the next year at fixed prices. As of June 28, 1998, such purchase commitments totaled approximately $1,750,000.


EMPLOYMENT AGREEMENTS

  On December 10, 1993, the Company entered into annual renewable employment agreements with the founders of Great American Cookies ("Founders"), who are also directors of the Company. Under these employment agreements, each Founder receives a salary of $150,000 and a payment in connection with an agreement not to compete of $100,000 per year. Additionally, whether employed or not, each Founder is also entitled to receive an annual $100,000 bonus if Great American Cookies advances funds to Cookies USA to permit Cookies USA to pay interest on its subordinated notes. The Company's employment of the two Founders ended on December 7, 1995 and December 9, 1996. Under the above agreements, the Company made aggregate payments to the Founders of $564,000, $285,000 and $200,000, during the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998, respectively. As of June 30, 1996, June 29, 1997 and June 28, 1998,
$200,000 was due to the Founders and included in accrued liabilities in the accompanying consolidated balance sheets.

  The Company has entered into employment agreements with its Executive Vice President of Development, Vice President of Operations and Director of Production with terms of one to two years. The agreements are for an aggregate annual base salary of $355,000. The agreements have customary provisions for benefits and noncompetition.

                       COOKIES USA, INC. AND SUBSIDIARY

INCENTIVE AND SEVERANCE AGREEMENTS

     In connection with the Company's negotiations (see Note 15) with Mrs. Fields' Original Cookies, Inc. ("Mrs. Fields"), the Company has entered into agreements with a number of employees incenting them to assist with the sale process and to stay until the closing of such sale. In addition, the Company has informed its home office employees of the severance payments to be paid to them in the event their employment is terminated without cause subsequent to the closing of the proposed sale. The aggregate amount of these incentives and severance payments, as well as any severance payments to employees with employment agreements, is $1,623,000. These amounts are conditional upon the closing of the sale and no amounts will be due or paid if a sale to Mrs. Fields does not occur.

LEGAL

     On September 22, 1997, nine Great American Cookies franchisees filed a lawsuit against Great American Cookies and certain other parties alleging certain anticipatory breaches of contract and violations of certain state, franchise and unfair trade practice laws. These allegations resulted from discussions held be Cookies USA and Mrs. Fields regarding the possibility of Mrs Fields acquiring all of the outstanding shares of Common Stock of Cookies USA, Inc. As of August 14, 1998, a settlement has been reached whereby the franchisees have been granted certain rights upon the sale of the Company to Mrs. Fields for a period of three years. In exchange, Cookies USA has been released from further legal action.

10.  INCOME TAXES

     Cookies USA and Great American Cookies file consolidated federal income tax returns. The following information has been determined based upon the provisions of SFAS 109 for the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998.

                                                                      FIFTY-TWO         FIFTY-TWO         FIFTY-TWO
                                                                     WEEK PERIOD       WEEK PERIOD       WEEK PERIOD
                                                                        ENDED             ENDED             ENDED
                                                                    JUNE 30, 1996     JUNE 29, 1997     JUNE 28, 1998
                                                                  -----------------  ----------------  ----------------
Income tax (benefit) provision:
Current:
     Federal...................................................          $     --        $     --       $     --
     State......................................................            48,000         107,000         97,000
                                                                         ---------       ---------      ---------
                                                                            48,000         107,000         97,000
Deferred:
     Federal....................................................          (217,000)        131,000        386,000
     State......................................................           (25,000)         23,000         68,000
                                                                         ---------       ---------      ---------
                                                                          (242,000)        154,000        454,000
                                                                         ---------       ---------      ---------
        Total (benefit) provision for income taxes..............         $(194,000)      $ 261,000      $ 551,000
                                                                         =========       =========      =========

                       COOKIES USA, INC. AND SUBSIDIARY

     The differences between income taxes at the statutory federal and state income tax rates and the income tax expense reported in the statements of operations for the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998 are as follows:


                                                                      FIFTY-TWO          FIFTY-TWO          FIFTY-TWO
                                                                     WEEK PERIOD        WEEK PERIOD        WEEK PERIOD
                                                                        ENDED              ENDED              ENDED
                                                                    JUNE 30, 1996      JUNE 29, 1997      JUNE 28, 1998
                                                                  -----------------  -----------------  -----------------
  Federal statutory tax rate.................................             (34.0)%             34.0%             34.0%
  State income taxes, net of federal benefit.................              (4.0)%              4.0%              4.0%
  Goodwill amortization and other............................              25.5 %             15.8%            119.9%
                                                                          -------             -----            -----
                                                                          (12.5)%             53.8%            157.9%
                                                                          =======             =====            =====

  Deferred income tax assets are comprised of the following:

                                                                                      JUNE 29,          JUNE 28,
                                                                                        1997              1998
                                                                                  ----------------   ---------------
Current:
     NOL carryforward........................................................           $  350,000        $  872,000
     Other...................................................................               42,000                --
                                                                                        ----------        ----------
                                                                                        $  392,000        $  872,000
                                                                                        ==========        ==========
Non-current:
     NOL carryforward........................................................           $1,079,000        $       --
     Depreciation............................................................              841,000         1,191,000
     Other...................................................................              452,000           247,000
                                                                                        ----------        ----------
                                                                                        $2,372,000        $1,438,000
                                                                                        ==========        ==========

     As of June 28, 1998, the Company had net operating loss carryforwards for income tax reporting purposes of approximately $2.2 million, which are scheduled to expire in varying amounts in the years 2009 to 2011. The Company's net operating loss carryforwards are limited under Section 382 of the Internal Revenue Code regarding changes in ownership.

11.  PREFERRED STOCK

     In connection with Cookies USA's acquisition of Great American Cookies on December 10, 1993, Cookies USA issued $2.5 million of Junior Class A Preferred Stock and $750,000 of Junior Class B Preferred Stock. Additionally, Cookies USA issued $10.5 million of Senior Preferred Stock to the Founders of Great American Cookies in exchange for a portion of the stock of Great American Cookies ($3.5 million) and the assets of other entities owned by the Founders ($7.0 million). As Great American Cookies is a wholly owned subsidiary of Cookies USA and is the sole operating unit of the consolidated entity, Great American Cookies is the sole source of any cash to be paid by Cookies USA as dividends on such securities.

                       COOKIES USA, INC. AND SUBSIDIARY

     The 10,500 shares of $1.00 par Senior Preferred Stock issued by Cookies USA on December 10, 1993 are 6% cumulative convertible shares. A share of the Senior Preferred Stock is convertible at any time at the option of the holder into
1.1308 shares of Cookies USA Common Stock. The holders of Senior Preferred Stock are entitled to certain antidilution protections to maintain their percentage of ownership in Cookies USA. Accumulated dividends on the Senior Preferred Stock have priority over any dividends of "Junior Securities" (Junior Class A and Class B Preferred and Common Stock), but are subordinate to any debt payments of Cookies USA or the Company. Such preferred shares may be redeemed at any time for $1,000 per share plus accrued but unpaid dividends at the option of Cookies USA; however, all such shares not previously converted or redeemed shall be redeemed by payment in cash of $1,000 per share plus accrued but unpaid dividends on November 30, 2003. As of June 28, 1998, Cookies USA has accrued $2,869,000 for unpaid dividends due to the holders of the Senior Preferred Stock.

     The 2,500 shares of $1.00 par Junior Class A Preferred Stock and the 750 shares of $1.00 par Junior Class B Preferred Stock issued by Cookies USA are entitled to receive, when legally available and when declared, dividends at the rate of $50 per share per annum. Such shares may be redeemed by Cookies USA at any time for $1,000 per share plus all dividends accrued and unpaid; however, all such shares not previously redeemed shall be redeemed by payment of cash of $1,000 per share plus all accrued and unpaid dividends on the first business day of January 2004. The Junior Class A and B Preferred Stock have no conversion, preemptive, voting or subscription rights. As of June 28, 1998, Cookies USA has accrued $740,000 for unpaid dividends due to the holders of the Junior Class A and B Preferred Stock.

     Great American Cookies' debt covenants related to the senior secured notes limit the ability of Great American Cookies to pay dividends. Under the debt covenants, as outlined in the Indenture pursuant to which the Senior Secured Notes were issued, Great American Cookies may pay dividends if:

     (a) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof,

     (b) immediately after the dividend and after giving effect thereto on a pro forma basis, the Company could incur at least $1.00 of additional indebtedness under the provisions of the debt covenants, and

     (c) such dividend, together with the aggregate of all other "Restricted Payments" (as defined in the Indenture) made by Great American Cookies and its subsidiaries after the date of the Indenture, is less than the sum of (x) 50% of the Adjusted Consolidated Net Income of Great American Cookies for the period (taken as one accounting period) from the beginning of the first quarter commencing immediately after the date of the Indenture to the end of Great American Cookies' most recently ended first quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Adjusted Consolidated Net Income for such period is a deficit, 100% of such deficit), plus (y) 100% of the aggregate net cash proceeds received by Great American Cookies from the issue or sale of Equity Interest of Great American Cookies (other than Equity Interests sold to a subsidiary of Great American Cookies and other than Disqualified Stock) after the date of the Indenture and on or prior to the time of such Restricted Payment, plus (z) 100% of the net cash proceeds received by Great American Cookies from the issuance or sale, other than to a subsidiary of Great American Cookies, of any convertible or exchangeable debt security of Great American Cookies that has been converted or exchanged into equity interests of Great American Cookies pursuant to the terms thereof (other than Disqualified Stock) after the date of the Indenture and on or prior to the time of such dividend. The foregoing limitations on Restricted Payments do not prohibit, among other items, payments to Cookies USA under the Tax Sharing Agreement, payments to Cookies USA to permit payments of current interest then due on the Subordinated Debt or for any other purpose provided that certain fixed coverage ratio tests have been achieved, or making other Restricted Payments in the aggregate amount not to exceed $1.5 million.

                       COOKIES USA, INC. AND SUBSIDIARY

12.  STOCK OPTION AGREEMENTS, WARRANTS AND OTHER STOCKHOLDERS'
     AGREEMENT

     As part of its acquisition of Great American Cookies, Cookies USA entered into Non-Qualified Stock Option Agreements (the "Stock Option Agreements") with the Founders. Under the Stock Option Agreements, each of the Founders is granted an option to purchase 5,600 shares of common stock of Cookies USA at an exercise price of $2.23 per share, which expires on December 10, 2003. The options will not be vested initially. The options will become vested at the rate of 20% per year for each fiscal year in which certain operating cash flow targets are achieved. Notwithstanding the foregoing, if Cookies USA's operating cash flow targets are achieved on a cumulative basis in subsequent years, then the options will be vested. As of June 28, 1998, none of the outstanding stock options were vested.

     If the employment with the Company of either of the Founders is terminated, each Founder will have the right to require Cookies USA to repurchase all of his shares of Common Stock, and all other securities of Cookies USA convertible into, exchangeable for or entitling the holder to acquire its Common Stock, at the appraised fair market value thereof. The purchase price will be paid with a subordinated note that will bear interest at 8% per annum until the fifth anniversary of the Stockholders' Agreement dated December 10, 1993 and at the prime rate plus 2% thereafter. The note will be secured by the Common Stock purchased by Cookies USA and will be payable in equal installments on each of the sixth through the tenth anniversaries of the Stockholders' Agreement. As of June 28, 1998, the employment of both of the Founders has been terminated and such Founders have not requested Cookies USA to repurchase their shares. At June 29, 1997 and June 28, 1998, the fair value of these options was de minimis.

     In connection with the issuance of the 10.875% senior secured notes payable (see Note 7), the Company issued 7,200 warrants to purchase common stock at a purchase price of $27.78 per warrant. The warrants expire on January 15, 2001 and have an exercise price of $0.01 per share subject to anti-dilution protection. Additionally, the warrants have certain rights related to the purchase of shares of common stock to a third party whereby the warrant holder may require the purchaser to purchase a determined number of warrants at the common stock purchase price less the exercise price per warrant. If the holders of at least 75% of the common stock agree to sell their shares to a third party, the warrants have certain obligations whereby the warrant holders may be required to sell their warrants for a price equal to the purchase price of the common stock less the exercise price per warrant.


13.  COMPANY AND FRANCHISED STORES

     As of June 30, 1996, June 29, 1997 and June 28, 1998 there were 115, 100 and 81 Company-operated outlets and 253, 263 and 279 franchised outlets in operation, respectively.

     During the fifty-two week period ended June 30, 1996, the Company earned initial license fees of $275,000 from the sale of 11 new in-line stores to franchisees. Additionally, the Company earned $21,000 from license transfer, upgrade and other fees.

     During the fifty-two week period ended June 29, 1997, the Company earned initial license fees of $300,000 from the sale of 12 new in-line stores to franchisees. Additionally, the Company earned $75,000 from license transfer, upgrade and other fees.

     During the fifty-two week period ended June 28, 1998, the Company earned initial license fees of $125,000 from the sale of five new in-line stores to franchisees. Additionally, the Company earned $13,000 from license transfer, upgrade and other fees.

                       COOKIES USA, INC. AND SUBSIDIARY

14.  RELATED-PARTY TRANSACTIONS

     The majority shareholders of the Common Stock of Cookies, USA, Inc. are affiliated with the holders of the $10 million of Subordinated Notes issued by Cookies USA. The holders of the Senior Preferred Stock of Cookies USA are also holders of some of the Common Stock of Cookies USA. The holders of the Junior Class A and B Preferred Stock of Cookies USA are also affiliated with the majority of the holders of the Common Stock of Cookies USA (see Note 11).

     A franchisee who owns eight franchise outlets is related to one of the Company's directors. During the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998, the Company had sales of batter and supplies of approximately $497,000, $476,000 and $419,000, respectively, to this related party. The Company also received royalty revenues of approximately $202,000, $199,000 and $186,000 for the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998, respectively, from this franchisee. As of June 30, 1996, June 29, 1997 and June 28, 1998, this franchisee owed the Company approximately $91,000, $34,000 and $47,000, respectively.

     During the fifty-two week periods ended June 30, 1996, June 29, 1997 and June 28, 1998, the Company expensed $250,000 for management services provided by TJC Management Corp. ("TJC"), an affiliate of the majority shareholder of Cookies USA. Under the agreement with TJC, these fees are not to exceed $300,000 per year. Amounts due to TJC as of June 30, 1996, June 29, 1997 and June 28, 1998 were $375,000, $188,000 and $63,000, respectively, and are included in accrued liabilities in the accompanying consolidated balance sheets.


15.   SUBSEQUENT EVENTS

     On August 24, 1998, Mrs. Fields, acquired 100% of the common stock, redeemable preferred stock and subordinated indebtedness of Cookies USA, Inc., for an aggregate purchase price of approximately $18.4 million, pursuant to a Securities Purchase Agreement (the "Purchase Agreement"), dated as of August 13, 1998 among Mrs. Fields, Cookies USA, and the individuals and entities identified as sellers therein. In addition, Mrs Fields assumed all principal and accrued interest on the senior secured notes totaling approximately $42.4 million. Per the terms of the Purchase Agreement, the Stock Option Agreements and all other options and warrants, as discussed in Note 12, were cancelled. Mrs Fields also purchased eight stored from a related party franchise, as disclosed in Note 14, for a total purchase price of $1.75 million on September 9, 1998. The franchise was also a holder of Cookies USA securities and a party to the Purchase Agreement.

                       COOKIES USA, INC. AND SUBSIDIARY

  The foregoing summary should be read in conjunction with and is qualified by reference to the Purchase Agreement, the stock purchase agreements between Mrs. Fields and the holders of the capital stock of Deblan and Chocolate Chip, the merger agreements between each of Deblan and Chocolate Chip, the Indenture, the First Supplemental Indenture, dated as of August 24, 1998, among Mrs. Fields, The Mrs. Fields Brand, Inc., and The Bank of New York, as trustee, the Second Supplemental Indenture, dated as of August 24, 1998, among Mrs. Fields, The Mrs. Fields Brand, Inc., and The Bank of New York, as trustee, and the Credit Agreement, which are set forth as exhibits hereto.

  The foregoing summary should be read in conjunction with and is qualified by reference to the Purchase Agreement, to the stock purchase agreements between Mrs. Fields and the holders of the capital stock of Deblan and Chocolate Chip, and to the merger agreements between each of Deblan and Chocolate Chip and the Company, which are set forth as exhibits to this report.

  In connection with the contemplated acquisition of Cookies USA, the Company commenced a tender offer on August 17, 1998 for all of the outstanding $40.0 million in aggregate principal amount of Great American's 10 7/8% Senior Secured Notes due 2001 (the "Notes"). On August 24, 1998, the Company purchased approximately $33.5 million of the Notes that had been tendered through August 20, 1998 and an additional $5.4 million of the Notes that had been tendered through August 21, 1998. All remaining Notes outstanding were tendered as of the expiration of the tender offer at Midnight on September 14, 1998, and Mrs. Fields accepted and paid for the approximately $1.1 million of remaining Notes on September 16, 1998.

                         INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Shareholders of Deblan Corporation
Houston, Texas


We have audited the accompanying Balance Sheets of Deblan Corporation as of December 31, 1996 and 1997 and the related Statements of Earnings, Shareholders' Equity and Cash Flows for the years ended December 31, 1995, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Deblan Corporation as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1995, 1996 and 1997, in conformity with generally accepted accounting principles.



WEINSTEIN SPIRA & COMPANY, P.C.
Houston, Texas
August 17, 1998

                              DEBLAN CORPORATION

                                BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                   DECEMBER 31,             JUNE 30,
                                                                          -----------------------------
                                                                               1996            1997          1998
                                                                          -------------  --------------   -----------
                                                                                                          (UNAUDITED)
                         ASSETS
Current Assets:
 Cash and cash equivalents............................................         $  399          $  689      $  702
 Temporary investment.................................................             50              50          50
 Accounts receivable:
   Employees..........................................................             12              10          12
   Other..............................................................             12              18          11
 Inventory............................................................            161             145         180
 Prepaid expenses.....................................................              4               2          17
                                                                               ------          ------      ------
     Total Current Assets.............................................            638             914         972
                                                                               ------          ------      ------
Property and Equipment:
 Machinery and equipment..............................................          1,173           1,269       1,339
 Furniture and fixtures...............................................             62              75          81
 Leasehold improvements...............................................          1,531           1,721       1,721
 Transportation equipment.............................................             21              80          55
                                                                               ------          ------      ------
                                                                                2,787           3,145       3,196
 Less:  Accumulated depreciation and amortization.....................          1,319           1,417       1,520
                                                                               ------          ------      ------
   Net Property and Equipment.........................................          1,468           1,728       1,676
                                                                               ------          ------      ------
Deferred Federal Income Tax Asset.....................................              3               2          14
                                                                               ------          ------      ------
Goodwill, net of accumulated amortization of
 $7, $8 and $8, respectively..........................................             13              12          12
                                                                               ------          ------      ------
Intangibles, net of accumulated amortization of
 $317, $325 and $347, respectively....................................            275             285         263
                                                                               ------          ------      ------
Other Assets..........................................................            185             181         181
                                                                               ------          ------      ------
                                                                               $2,582          $3,122      $3,118
                                                                               ======          ======      ======

                      See notes to financial statements.

                              DEBLAN CORPORATION

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                  DECEMBER 31,          JUNE 30,
                                                                             ----------------------
                                                                                1996        1997         1998
                                                                             ----------  ----------   ---------
                                                                                                     (UNAUDITED)
                               LIABILITIES
Current Liabilities:
 Current portion of long-term debt.........................................   $  278      $  291        $  244
 Accounts payable..........................................................      212         232           335
 Accrued expenses..........................................................      191         230           108
 Accrued payroll...........................................................      143         190           137
 Federal income tax payable................................................       95          44            44
                                                                              ------      ------        ------
    Total Current Liabilities..............................................      919         987           868

Long-Term Debt, net of current portion.....................................      299         479           362
                                                                              ------      ------        ------
                                                                               1,218       1,466         1,230
                                                                              ------      ------        ------
Commitments and Contingencies

                             SHAREHOLDERS' EQUITY

Common Stock - $.10 par, 110,000 shares authorized,
 97,800 shares issued and outstanding......................................       10          10            10
Additional Paid-In Capital.................................................      104         104           104
Retained Earnings..........................................................    1,250       1,542         1,774
                                                                              ------      ------        ------
    Total Shareholders' Equity.............................................    1,364       1,656         1,888
                                                                              ------      ------        ------
                                                                              $2,582      $3,122        $3,118
                                                                              ======      ======        ======

                       See notes to financial statements

                              DEBLAN CORPORATION

                            STATEMENTS OF EARNINGS
                            (DOLLARS IN THOUSANDS)

                                                                        FOR THE                           FOR THE SIX
                                                                      YEAR ENDED                          MONTHS ENDED
                                                                     DECEMBER 31,                           JUNE 30,
                                                      ------------------------------------------   --------------------------
                                                          1995           1996           1997           1997          1998
                                                      -------------  -------------  ------------   ------------  ------------
                                                                                                           (UNAUDITED)
Revenues
 Store Sales........................................        $8,512         $8,572         $9,503        $4,342        $4,768
                                                            ------         ------         ------        ------        ------
Operating Costs and Expenses
 Selling and store occupancy costs..................         5,465          5,400          5,744         2,570         2,666
 Food cost of sales.................................         1,518          1,519          1,675           773           831
 General and administrative.........................           971          1,061          1,169           672           779
 Depreciation and amortization......................           266            237            255           138           142
                                                            ------         ------         ------        ------        ------

    Total operating costs and expenses..............         8,220          8,217          8,843         4,153         4,418
                                                            ------         ------         ------        ------        ------

Earnings From Operations............................           292            355            660           189           350
                                                            ------         ------         ------        ------        ------
Other Income (Expense)
 Interest income....................................            14             19             26            10            17
 Gain (loss) on disposition of
   property and equipment...........................          (124)            32           (147)           --            (4)
 Interest expense...................................          (109)           (79)           (73)          (32)          (34)
 Other..............................................            21             13             21            22            18
                                                            ------         ------         ------        ------        ------
                                                              (198)           (15)          (173)           --            (3)
                                                            ------         ------         ------        ------        ------

Earnings Before Income Tax..........................            94            340            487           189           347
                                                            ------         ------         ------        ------        ------

Federal and State Income Tax
 (Recovery)
   Current..........................................            52            145            194            82           127
   Deferred.........................................            (9)            (9)             1           (10)          (12)
                                                            ------         ------         ------        ------        ------
                                                                43            136            195            72           115
                                                            ------         ------         ------        ------        ------

Net Earnings........................................        $   51         $  204         $  292        $  117        $  232
                                                            ======         ======         ======        ======        ======

                      See notes to financial statements.

                               DEBLAN CORPORATION

                      STATEMENTS OF SHAREHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1995, 1996, 1997 AND
              FOR THE SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED)
                            (DOLLARS IN THOUSANDS)


                                                                                 ADDITIONAL
                                                            COMMON STOCK          PAID-IN       RETAINED
                                                       -----------------------
                                                         SHARES       AMOUNT      CAPITAL       EARNINGS        TOTAL
                                                       -----------  ----------  ------------  -------------  ------------
Balance - December 31, 1994..........................       97,800         $10          $104         $  995        $1,109
  Net Earnings.......................................           --          --            --             51            51
                                                            ------         ---          ----         ------        ------
Balance - December 31, 1995..........................       97,800          10           104          1,046         1,160
  Net Earnings.......................................           --          --            --            204           204
                                                            ------         ---          ----         ------        ------
Balance - December 31, 1996..........................       97,800          10           104          1,250         1,364
  Net Earnings.......................................           --          --            --            292           292
                                                            ------         ---          ----         ------        ------
Balance - December 31, 1997..........................       97,800          10           104          1,542         1,656
  Net Earnings (unaudited)...........................           --          --            --            232           232
                                                            ------         ---          ----         ------        ------
Balance - June 30, 1998 (unaudited)..................       97,800         $10          $104         $1,774        $1,888
                                                            ======         ===          ====         ======        ======

                      See notes to financial statements.

                              DEBLAN CORPORATION

                            STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                                                     FOR THE                              FOR THE SIX
                                                                   YEAR ENDED                             MONTHS ENDED
                                                                   DECEMBER 31,                             JUNE 30,
                                                          ----------------------------------------  --------------------------
                                                              1995          1996          1997          1997          1998
                                                          ------------  ------------  ------------  ------------  ------------
                                                                                                            (UNAUDITED)
Cash Flows From Operating Activities:
 Cash received from customers and
   employees............................................      $ 8,506       $ 8,563       $ 9,500       $ 4,348       $ 4,773
 Cash paid to vendors and employees.....................       (7,777)       (8,146)       (8,442)       (4,082)       (4,389)
 Interest paid..........................................         (109)          (79)          (73)          (32)          (34)
 Income tax paid........................................         (100)           (9)         (245)         (165)         (127)
 Interest received......................................           14            19            26            10            17
 Other income received..................................           21            13            21            22            18
                                                              -------       -------       -------       -------       -------
   Net Cash Provided by Operating
    Activities..........................................          555           361           787           101           258
                                                              -------       -------       -------       -------       -------
Cash Flows From Investing Activities:
 Purchase of property and equipment.....................         (282)         (203)         (685)         (348)          (78)
 Purchase of license agreement..........................           --           (59)          (75)          (50)           --
 Payment of store start-up costs........................           (5)          (13)          (36)          (21)           --
 Purchase of additional cash value of
   life insurance.......................................          (18)          (13)          (19)           (9)           (9)
 Proceeds from sale of property and
   equipment............................................           --           226           125            --             6
                                                              -------       -------       -------       -------       -------
   Net Cash Used in Investing
    Activities..........................................         (305)          (62)         (690)         (428)          (81)
                                                              -------       -------       -------       -------       -------
Cash Flows From Financing Activities:
 Proceeds from long-term financing......................          228            --           482           284            --
 Payment of debt........................................         (323)         (306)         (289)         (147)         (164)
                                                              -------       -------       -------       -------       -------
   Net Cash Provided by (Used in)
    Financing Activities................................          (95)         (306)          193           137          (164)
                                                              -------       -------       -------       -------       -------
Net Increase (Decrease) in Cash and Cash
 Equivalents............................................          155            (7)          290          (190)           13
Cash and Cash Equivalents -
 Beginning of Period....................................          251           406           399           399           689
                                                              -------       -------       -------       -------       -------
Cash and Cash Equivalents -
 End of Period..........................................      $   406       $   399       $   689       $   209       $   702
                                                              =======       =======       =======       =======       =======



                      See notes to Financial statements.

                               DEBLAN CORPORATION

                             (DOLLARS IN THOUSANDS)

                                                                   FOR THE                                FOR THE SIX
                                                                 YEAR ENDED                               MONTHS ENDED
                                                                 DECEMBER 31,                                JUNE 30,
                                                        -------------------------------------------  --------------------------
                                                            1995           1996           1997           1997          1998
                                                        -------------  -------------  -------------  ------------  ------------
                                                                                                            (UNAUDITED)
RECONCILIATION OF NET EARNINGS TO NET CASH
 PROVIDED BY OPERATING ACTIVITIES:
Net earnings..........................................         $  51          $ 204          $ 292         $ 117         $ 232
Adjustments to reconcile net earnings to net cash
 provided by operating activities:
   Depreciation and amortization......................           266            237            255           138           142
    (Gain) Loss on disposition of property and
     equipment........................................           124            (32)           147            --             4
    Deferred taxes (recovery).........................            (9)            (9)             1           (10)          (12)
    (Increase) Decrease in:
     Accounts receivable..............................            (5)            (9)            (4)            6             5
     Inventory........................................            25            (16)            16           (16)          (35)
     Prepaid expenses.................................            (2)             5              2           (11)          (15)
     Prepaid federal income tax.......................           (41)            41             --            --            --
     Deposits.........................................             4              9             23             7             9
     Accounts payable.................................            66           (109)            20            37           103
     Accrued expenses.................................            84            (55)            86           (82)         (175)
     Federal income tax payable.......................            (8)            95            (51)          (85)           --
                                                               -----          -----          -----         -----         -----
NET CASH PROVIDED BY OPERATING ACTIVITIES.............         $ 555          $ 361          $ 787         $ 101         $ 258
                                                               =====          =====          =====         =====         =====


                      See notes to financial statements.

                              DEBLAN CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

             (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
              ENDED JUNE 30, 1997 AND JUNE 30, 1998 IS UNAUDITED)


1. ACCOUNTING POLICIES

     Doing business as The Great American Chocolate Chip Cookie Company, the Company operated twenty-three franchise locations at December 31, 1995, 1996 and 1997 and June 30, 1998, in various Texas, Louisiana, Colorado and Florida shopping malls. The Company maintains its accounts on the accrual method of accounting in accordance with generally accepted accounting principles. Accounting principles followed by the Company and the methods of applying those principles which materially affect the determination of financial position, results of operations and cash flows are summarized below:


REVENUE RECOGNITION

     Revenue is recognized at the time sales are made.


CASH AND CASH EQUIVALENTS

     The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents. At all balance sheet dates, the Company had deposits in excess of federally insured limits.


INVENTORY

     Inventory consists of packaging materials, beverages and baking ingredients for use in the ordinary course of business. All inventory is valued at the lower of cost (first-in, first-out method) or market.


PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation is computed using the straight-line and accelerated methods over the following estimated useful lives:

          Machinery and equipment            5-7 years
          Furniture and fixtures             5-7 years
          Leasehold improvements           10-20 years
          Transportation equipment             5 years


TEMPORARY INVESTMENT

     Temporary investment includes certificates of deposit with an original maturity of greater than three months.

FEDERAL AND STATE INCOME TAX

     Federal and state income tax is provided at current prevailing rates.

     The Company records deferred tax liabilities and assets for the anticipated future tax effects of temporary differences that arise as a result of differences in the carrying amounts and tax bases of assets and liabilities.

                              DEBLAN CORPORATION

             (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
              ENDED JUNE 30, 1997 AND JUNE 30, 1998 IS UNAUDITED)


LICENSES

     Fees paid in connection with obtaining operating licenses are amortized over the life of the license, ranging from 60 months to 360 months.


INTANGIBLES

     Intangibles consist of organization and store start-up costs which are amortized over a 60-month period, and store license fees which are amortized over periods ranging from 60 months to 360 months. In April 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-5 which requires store start-up expenses to be expensed as incurred. This SOP is effective for financial statements for fiscal years beginning after December 15, 1998.


GOODWILL

     Goodwill represents the excess of cost over book value of assets acquired. The Company amortizes goodwill using the straight-line method over twenty years.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


UNAUDITED INTERIM FINANCIAL STATEMENTS

     In the opinion of management, the unaudited interim financial statements for the six months ended June 30, 1997 and 1998, presented herein, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company's financial position, results of operations, shareholders' equity and cash flows for the interim period. The results of operations and cash flows for the six months ended June 30, 1997 and 1998 are not necessarily indicative of the results which would be expected for a full year.

                              DEBLAN CORPORATION

             (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
              ENDED JUNE 30, 1997 AND JUNE 30, 1998 IS UNAUDITED)


LONG-LIVED ASSETS

     The Company assesses and measures for impairment of all long-lived assets, including intangibles, in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets be reviewed for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred that indicate possible impairment. In accordance with SFAS No. 121, the Company uses an estimate of future undiscounted net cash flows of the related asset or group of assets over the remaining life in measuring whether the assets are recoverable. The Company assesses impairment of long-lived assets at the store level which the Company believes is the lowest level for which there are identifiable cash flows that are independent of other groups of assets. As of December 31, 1996, December 31, 1997 and June 30, 1998, the Company does not consider any of its long-lived assets to be impaired.


FAIR VALUE OF FINANCIAL INSTRUMENTS

     The book value of the Company's financial instruments approximates fair value. The estimated fair values have been determined using appropriate market information and valuation methodologies.


RECENT ACCOUNTING PRONOUNCEMENTS

     The Company has not yet adopted Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income." The Statement will be effective for the fiscal year 1998. It establishes standards for reporting and displaying of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. Reclassification of financial statements for earlier periods provided for comparative purposes is required.

     The Company has not yet adopted Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information." The Statement will be effective for the fiscal year 1998. It establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. In the initial year of application, comparative information for earlier years is to be restated.

     The Company believes that adoption of these Statements will not have a material impact on its financial condition, results of operations or cash flows.


RECLASSIFICATIONS

     Certain reclassifications have been made in the prior years' financial statements to conform with the presentation as of June 30, 1998.

                              DEBLAN CORPORATION

             (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
              ENDED JUNE 30, 1997 AND JUNE 30, 1998 IS UNAUDITED)


2.  INTANGIBLES

     Intangibles consist of the following (in thousands):

                                                                      DECEMBER 31,             JUNE 30,
                                                               ----------------------------
                                                                   1996           1997           1998
                                                               -------------  -------------  -------------
                                                                                             (UNAUDITED)

License fees (net of accumulated
 amortization of $263, $270
 and $285, respectively).....................................          $ 243          $ 237         $ 222
Organization and store start-up costs
 (net of accumulated amortization of
 $54, $55 and $62, respectively).............................             32             48            41
                                                                       -----          -----         -----
                                                                       $ 275          $ 285         $ 263
                                                                       =====          =====         =====


3.   OTHER ASSETS

  Other assets consist of the following (in thousands):

                                                                       DECEMBER 31,           JUNE 30,
                                                               ----------------------------
                                                                   1996           1997           1998
                                                               -------------  -------------  -------------
                                                                                             (UNAUDITED)

Cash value of officer's life insurance.......................          $  82          $ 101         $ 110
Deposits.....................................................            103             80            71
                                                                       -----          -----         -----
                                                                       $ 185          $ 181         $ 181
                                                                       =====          =====         =====

                              DEBLAN CORPORATION

             (INFORMATION AT JUNE 30, 1998 AND FOR THE SIX MONTHS
              ENDED JUNE 30, 1997 AND JUNE 30, 1998 IS UNAUDITED)


4.   FEDERAL INCOME TAXES

     Differences between the effective tax rate and the statutory federal tax rate are as follows (in thousands):

                                                                        FOR THE                          FOR THE SIX
                                                                       YEAR ENDED                        MONTHS ENDED
                                                                       DECEMBER 31,                        JUNE 30,
                                                           ----------------------------------    -------------------------
                                                              1995         1996         1997        1997         1998
                                                           -----------  -----------  ----------  -----------  -----------
                                                                                                       (UNAUDITED)
Federal income tax expense at the statutory rate.........       $  32        $ 116        $ 166       $  64        $ 118
Increase (Decrease) in:
State income taxes, net of income tax benefit............           6            4            5           2            1
Officer's life insurance and other
 nondeductible expenses..................................          17           20           23           7            4
Surtax exemption.........................................         (12)
Other....................................................          --           (4)           1          (1)          (8)
                                                                -----        -----        -----       -----        -----
                                                                $  43        $ 136        $ 195       $  72        $ 115
                                                                =====        =====        =====       =====        =====

  The net deferred federal income tax asset results from differences in depreciation between tax reporting and financial statement reporting, as follows (in thousands):

                                                                                      DECEMBER 31,         JUNE 30,
                                                                               -----------------------
                                                                                  1996        1997          1998
                                                                               ----------  -----------  -------------
                                                                                                        (UNAUDITED)
Accumulated depreciation.....................................................       $   3        $   2         $  14
                                                                                    =====        =====         =====

                              DEBLAN CORPORATION

               (INFORMATION AT JUNE 30, 1998 AND FOR SIX MONTHS
              ENDED JUNE 30, 1997 AND JUNE 30, 1998 IS UNAUDITED)


5.   NOTES PAYABLE

     Notes payable are as follows (in thousands):

                                                                          DECEMBER 31,                  JUNE 30,
                                                                          ------------
                                                                              1996          1997          1998
                                                                          ------------  ------------  -------------
                                                                                                      (UNAUDITED)
Notes payable - bank, bearing interest at bank prime plus 1%, secured by certificate of deposit, equipment, leasehold improvements, assignment of life insurance, common stock and guaranty of majority shareholder, due in aggregate monthly installments of $6.6, including
  interest, maturing in 1998............................................    $  98         $  27          $  --

Notes payable - bank, bearing interest at bank prime plus .5%, secured by certificate of deposit, equipment, leasehold improvements, assignment of life insurance, common stock and guaranty of majority shareholder, due in aggregate monthly installments of $26.5,
  including interest, maturing in various years through 2002............      465           686            561

Notes payable - bearing interest at 8.5% to 8.6%, secured by transportation equipment, due in aggregate monthly installments of
  $1.8, including interest, maturing in various years through 2002......       14            57             45
                                                                             -----        -----           -----
                                                                              577           770            606
Less: Current maturities................................................      278           291            244
                                                                             -----        -----           -----
                                                                            $ 299         $ 479          $ 362
                                                                             =====        =====           =====

  The following is a schedule of future minimum principal payments on debt (in thousands):

          FOR THE YEAR ENDING
              DECEMBER 31,                                                                             AMOUNT
          ---------------------                                                                        ------
            1998...............................................................................          $291
            1999...............................................................................           210
            2000...............................................................................           113
            2001...............................................................................           124
            2002...............................................................................            32
                                                                                                         ----
                                                                                                         $770
                                                                                                         ====

  In connection with the notes payable-bank, the Company has entered into a loan agreement which contains certain restrictive covenants, including maintenance of certain financial ratios, and limitations on borrowings, capital expenditures, loans, sale of assets, dividend payments and executive compensation. At December 31, 1996, December 31, 1997 and June 30, 1998, the Company was in compliance with the covenants or had obtained waivers for those covenants for the succeeding 12 months for which it was not in compliance.

                              DEBLAN CORPORATION

               (INFORMATION AT JUNE 30, 1998 AND FOR SIX MONTHS
              ENDED JUNE 30, 1997 AND JUNE 30, 1998 IS UNAUDITED)


6.   OPERATING LEASES

  The Company leases facilities at various locations from unrelated third parties. The facility leases expire in years ranging from 1998 through 2005.

  Rent expense is composed of the following items (in thousands):

                                                                  FOR THE                           FOR THE SIX
                                                                YEAR ENDED                          MONTHS ENDED
                                                                DECEMBER 31                           JUNE 30,
                                                      ----------------------------------    --------------------------
                                                      1995         1996         1997          1997         1998
                                                      -----------  -----------  --------     --------      -----------
                                                                                                   (UNAUDITED)
Facilities..........................................       $  997       $  908       $  953        $ 478         $ 478
Equipment...........................................           20           18            8            5             2
Contingent rents....................................           78          101          162           54            54
                                                           ------       ------       ------        -----         -----
                                                           $1,095       $1,027       $1,123        $ 537         $ 534
                                                           ======       ======       ======        =====         =====

  The following is a schedule of future minimum rental payments (in thousands):

          FOR THE YEAR ENDING
              DECEMBER 31,                                                   FACILITIES       EQUIPMENT        TOTAL
          -------------------                                              ---------------  -------------  -------------
               1998.....................................................      $  805             $2         $  807
               1999.....................................................         726             --            726
               2000.....................................................         624             --            624
               2001.....................................................         529             --            529
               2002.....................................................         477             --            477
                Thereafter...............................................      1,305             --          1,305
                                                                              ------          ------        ------
                                                                              $4,466             $2         $4,468
                                                                              ======          ======        ======

7.   PROFIT SHARING PLAN

  The Company has a profit sharing plan under Section 401(k) of the Internal Revenue Code for all eligible employees. All eligible employees are permitted to defer compensation up to the maximum percentage of annual compensation allowed by the Internal Revenue Code. The plan provides for a matching 50% contribution and a discretionary contribution by the Company. The Company provided contributions of $40,560, $49,974 and $77,877 for the years ended December 31, 1995, 1996 and 1997, and $14,470 and $25,211 for the six months ended June 30, 1997 and 1998, respectively.

8.   COMMITMENTS

  The Company is required to pay its franchisor seven percent of revenues as a franchise fee.

                              DEBLAN CORPORATION

               (INFORMATION AT JUNE 30, 1998 AND FOR SIX MONTHS
              ENDED JUNE 30, 1997 AND JUNE 30, 1998 IS UNAUDITED)

9.   CORPORATE REGISTRATION

     In a corporate reorganization in February, 1997, the par value of the common stock was changed from $1.00 to $.10, followed by a 150-to-1 stock split which increased the number of issued shares to 97,800. Additionally, the number of shares authorized was increased to 110,000. The financial statements presented have been restated to reflect the stock split. Common stock was increased $3,000, and retained earnings were reduced $3,000.


10.  REDEMPTION AGREEMENT

     The shareholders of the Company entered into a stock redemption agreement with the Company in March, 1997. The following is a brief overview of the general terms:

     Upon the death of the majority shareholder, the Company is obligated to purchase his stock (87,300 shares at December 31, 1997). The price per share shall be the greater of the proceeds from the redemption of life insurance or the value of the stock as stipulated by the shareholders, annually. The initial value stipulated in March, 1997 was $22.75 per share. The Company owns and is beneficiary of life insurance in the amount of $1,500,000 on the life of the majority shareholder, the proceeds of which may be used toward this redemption .

     Upon the death of the other shareholders, the Company is obligated to purchase the stock at the above described stipulated value.

11.  SUBSEQUENT EVENT

     Subsequent to year end, the shareholders of the Company agreed to sell their shares to Mrs. Fields' Original Cookies, Inc. ("Mrs. Fields") subject to certain events, including Mrs. Fields obtaining financing through a private placement of debt securities.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Chocolate Chip Cookies of Texas, Inc.:

We have audited the accompanying balance sheets of Chocolate Chip Cookies of Texas, Inc. (a Texas corporation) as of September 30, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for the years ended September 30, 1995, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chocolate Chip Cookies of Texas, Inc. as of September 30, 1996 and 1997, and the results of its operations and its cash flows for the years ended September 30, 1995, 1996 and 1997 in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP

Salt Lake City, Utah
 July 22, 1998

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                                BALANCE SHEETS
                                (IN THOUSANDS)


                                    ASSETS
                                    ------

                                                                      SEPTEMBER 30,      SEPTEMBER 30,        JUNE 30,
                                                                          1996               1997               1998
                                                                      -------------      -------------      ------------
                                                                                                             (unaudited)
CURRENT ASSETS:
  Cash..........................................................          $ 161              $  66              $ 173
  Accounts receivable...........................................             --                 --                  2
  Inventories...................................................             21                 22                 34
  Prepaid assets................................................              4                  1                 20
                                                                          -----              -----              -----

    Total current assets........................................            186                 89                229
                                                                          -----              -----              -----
PROPERTY AND EQUIPMENT, at cost:
  Leasehold improvements.......................................             353                494                496
  Equipment and fixtures.......................................             150                168                168
  Vehicles.....................................................              26                 26                 26
                                                                          -----              -----              -----
                                                                            529                688                690

  Less accumulated depreciation and amortization...............            (377)              (408)              (435)
                                                                          -----              -----              -----
       Net property and equipment..............................             152                280                255
                                                                          -----              -----              -----
OTHER ASSETS:
  Deposits.....................................................              --                 --                 13

  Intangibles, net of accumulated amortization
     of $216, $245 and $257, respectively......................              47                 43                 31
                                                                          -----             ------              -----

       Total other assets......................................              47                 43                 44
                                                                          -----              -----              -----

DEFERRED TAX ASSET.............................................               2                  3                  1
                                                                          -----              -----              -----

       Total assets............................................           $ 387              $ 415              $ 529
                                                                          =====              =====              =====


                The accompanying notes to financial statements
                 are an integral part of these balance sheets.

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                     LIABILITIES AND STOCKHOLDERS' EQUITY
                     ------------------------------------

                                                                      SEPTEMBER 30,     SEPTEMBER 30,        JUNE 30,
                                                                           1996              1997              1998
                                                                      -------------    --------------      -----------
                                                                                                           (unaudited)
CURRENT LIABILITIES:
  Current portion of long-term debt............................           $  31            $  33              $  --
  Accounts payable.............................................              73               73                 50
  Accrued salaries.............................................              33               43                 94
  Accrued liabilities..........................................              18               45                 50
  Deferred rent expense........................................              22               31                 34
  Income taxes payable.........................................              12               15                 57
                                                                          -----            -----              -----

        Total current liabilities..............................             189              240                285

LONG-TERM DEBT, net of current portion.........................              81               47                 --
                                                                          -----            -----              -----

        Total liabilities......................................             270              287                285
                                                                          -----            -----              -----

COMMITMENTS (Note 6)

STOCKHOLDERS' EQUITY:
  Common stock, $1 par value; 1,000,000 shares authorized
  and 250 shares outstanding...................................              --               --                 --
  Treasury stock, 750 shares at cost...........................            (216)            (216)              (216)
  Retained earnings............................................             333              344                460
                                                                          -----            -----              -----
  Total stockholder's equity...................................             117              128                244
                                                                          -----            -----              -----

        Total liabilities and stockholders' equity.............           $ 387            $ 415              $ 529
                                                                          =====            =====              =====

                The accompanying notes to financial statements
                 are an integral part of these balance sheets.

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                                                                    NINE MONTHS       NINE MONTHS
                                               YEAR ENDED        YEAR ENDED        YEAR ENDED          ENDED             ENDED
                                             SEPTEMBER 30,     SEPTEMBER 30,     SEPTEMBER 30,        JUNE 30,          JUNE 30,
                                                  1995              1996              1997              1997              1998
                                            ----------------  ----------------  ----------------  ----------------  ----------------
                                                                                                    (UNAUDITED)      (UNAUDITED)
NET STORE SALES...........................       $2,168            $2,321            $2,650            $1,962            $2,266
                                                 ------            ------            ------            ------            ------

OPERATING COSTS:
 Selling and store occupancy costs........        1,197             1,234             1,373             1,005             1,101
 Food cost of sales.......................          504               603               634               472               531
 General and administrative...............          352               363               565               424               429
 Depreciation and amortization............           48                49                60                41                39
                                                 ------            ------            ------            ------            ------

       Total operating costs and
        expenses..........................        2,101             2,249             2,632             1,942             2,100
                                                 ------            ------            ------            ------            ------

        Income from operations............           67                72                18                20               166
                                                 ------            ------            ------            ------            ------

OTHER INCOME/(EXPENSE):
 Interest expense.........................          (21)              (11)               (8)               (6)               (4)
 Interest income..........................            4                 3                 6                 4                 4
                                                 ------            ------            ------            ------            ------

       Income before provision for
        income taxes......................           50                64                16                18               166

 PROVISION FOR INCOME TAXES................          12                12                 5                 6                50
                                                 ------            ------            ------            ------            ------
 NET INCOME................................      $   38            $   52            $   11            $   12            $  116
                                                 ======            ======            ======            ======            ======

              The accompanying notes to financial statements
                  are an integral part of these statements.

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)


                                          COMMON STOCK   TREASURY STOCK   RETAINED
                                         --------------  ---------------
                                         SHARES  AMOUNT  SHARES  AMOUNT   EARNINGS  TOTAL
                                         ------  ------  ------  -------  --------  -----
BALANCE, SEPTEMBER 30, 1994............    250   $  --     750   $(216)      $243   $ 27
 Net income............................     --      --      --      --         38     38
                                          ----   -----   -----   -----       ----   ----
BALANCE, SEPTEMBER 30, 1995............    250      --     750    (216)       281     65
 Net income............................     --      --      --      --         52     52
                                          ----   -----   -----   -----       ----   ----
BALANCE, SEPTEMBER 30, 1996............    250      --     750    (216)       333    117
 Net income............................     --      --      --      --         11     11
                                          ----   -----   -----   -----       ----   ----
BALANCE, SEPTEMBER 30, 1997............    250      --     750    (216)       344    128
 Net income (unaudited)................   ----      --      --      --        116    116
                                          ----   -----   -----   -----       ----   ----
BALANCE, JUNE 30, 1998 (unaudited).....    250   $  --     750   $(216)      $460   $244
                                          ====   =====   =====   =====       ====   ====


          The accompanying notes to financial statements are an integral part of these statements.

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                           STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)


                          INCREASE (DECREASE) IN CASH

                                                                                               NINE MONTHS        NINE MONTHS
                                           YEAR ENDED        YEAR ENDED        YEAR ENDED          ENDED             ENDED
                                         SEPTEMBER 30,     SEPTEMBER 30,     SEPTEMBER 30,        JUNE 30,          JUNE 30,
                                              1995              1996              1997              1997              1998
                                        ----------------  ----------------  ----------------  -----------------   --------------
                                                                                                 (UNAUDITED)      (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:

   Net income                                  $  38             $  52            $   11             $   12          $  116
   Adjustments to reconcile net
    income to net cash provided by
    operating activities:
     Depreciation and amortization....            48                49                60                 41              39
     Changes in assets and  liabilities:
       Accounts receivable.............           --                --                --                 --              (2)
       Inventories.....................          (11)                9                (1)               (13)            (12)
       Prepaid assets..................           (7)                3                 3                  4             (19)
       Deposits........................           --                --                --                 --             (13)
       Deferred tax asset..............           (1)                1                (1)                (2)              2
       Accounts payable................           --               (10)               --                  4             (23)
       Income taxes payable............          (20)                7                 3                  4              42
       Accrued liabilities, salaries
         and deferred rent expense.........       28                 4                46                121              59
                                               -----             -----            ------             ------          ------

         Net cash provided by operating
           Activities...................          75               115               121                171             189
                                               -----             -----            ------             ------          ------

CASH FLOWS FROM INVESTING  ACTIVITIES:
   Acquisition of property and equipment....    (143)              (10)             (159)               (69)             (2)
   Amounts paid for non-compete
     agreements.......................           (63)               --                --                 --              --
   Amounts paid for franchise
    agreements........................           (25)               --               (25)               (26)             --
                                               -----             -----            ------             ------          ------

        Net cash used in investing
         activities...................          (231)              (10)             (184)               (95)             (2)
                                               -----             -----            ------             ------          ------

CASH FLOWS FROM FINANCING  ACTIVITIES:
   Proceeds from issuance of debt.....           160                --                --                 --              --
   Principal payments on debt.........           (21)              (27)              (32)               (24)            (80)
                                               -----             -----            ------             ------          ------

        Net cash provided by (used in)
          financing activities.........          139               (27)              (32)               (24)            (80)
                                               -----             -----            ------             ------          ------

NET (DECREASE) INCREASE IN CASH.......           (17)               78               (95)                52             107
CASH, beginning of period.............           100                83               161                161              66
                                               -----             -----            ------             ------          ------
CASH, end of period...................         $  83             $ 161            $   66             $  213          $  173
                                               =====             =====            ======             ======          ======

                The accompanying notes to financial statements
                   are an integral part of these statements.

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                                (IN THOUSANDS)


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

  Cash paid for interest was approximately $21, $11, $8, $6 (unaudited) and $4 (unaudited) for the years ended September 30, 1995, 1996 and 1997 and for the nine months ended June 30, 1997 and 1998, respectively.

  Cash paid for income taxes was approximately $17, $2, $1, $1 (unaudited) and $1 (unaudited) for the years ended September 30, 1995, 1996 and 1997 and for the nine months ended June 30, 1997 and 1998, respectively.

                The accompanying notes to financial statements
                   are an integral part of these statements.

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                    (INCLUDING NOTES TO UNAUDITED PERIODS)


1. DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

   Chocolate Chip Cookies of Texas, Inc. (the "Company"), a Texas corporation, was incorporated in 1981. The Company operates retail stores which sell freshly baked cookies and other food products. The Company's stores are franchised from Great American Cookie Company, Inc. ("GACC"). As of June 30, 1998, the Company owned and operated six stores, of which five are located in Texas and one in Louisiana.

   The Company's business follows seasonal trends and is also affected by climate and weather conditions. The Company experiences its highest revenues in the first fiscal quarter. Because the Company's stores are all located in shopping malls, the Company's sales performance is significantly dependent on the performance of those malls. As a franchisee of GACC, substantially all of the Company's sales are derived from products purchased from GACC.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.


FAIR VALUE OF FINANCIAL INSTRUMENTS

   The Company's financial instruments consist primarily of cash, accounts payable and debt instruments. The carrying value of those instruments reported in the balance sheets are considered to estimate their respective fair values due to the short-term nature of such instruments and the current interest rate environment.


INVENTORIES

   Inventories are stated at the lower of cost or market value. Cost is determined using the FIFO (first-in, first-out) method (see Note 3).


PROPERTY AND EQUIPMENT

   Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the useful life of the improvement or the remaining term of the applicable lease. The depreciable lives of equipment, fixtures and vehicles range from five to ten years.

   Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments that extend the useful lives of existing equipment are capitalized and depreciated. On retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                    (INCLUDING NOTES TO UNAUDITED PERIODS)


INTANGIBLES

  Intangibles primarily consist of franchise fees paid to GACC and amounts paid for non-compete agreements between the Company and various other parties. Intangibles are being amortized on a straight-line basis over the lives of the agreements, which are generally ten years for franchise agreements and three years for non-compete agreements.


INCOME TAXES

  The Company recognizes deferred income tax assets or liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred income tax assets or liabilities are determined based upon the difference between the financial and income tax bases of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized.


REVENUE RECOGNITION

  Revenues generated from the Company's stores are recognized at the point of sale.


SOURCES OF SUPPLY

  The Company currently buys a significant amount of its food products and supplies from GACC and an unrelated supplier. In accordance with the franchise agreement, the Company must buy its food products from GACC (see Note 6). Management believes that the Company could obtain its supplies from numerous other suppliers at comparable prices and terms.


LONG-LIVED ASSETS

  The Company assesses and measures for impairment of long-lived assets, including intangibles, in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets be reviewed for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred that indicate possible impairment. In accordance with SFAS No. 121, the Company uses an estimate of future undiscounted net cash flows of the related asset or group of assets over the remaining life in measuring whether assets are recoverable. The Company assesses impairment of long-lived assets at the store level, which the Company believes is the lowest level for which there are identifiable cash flows that are independent of other groups of assets. As of June 30, 1998, the Company does not consider any of its long-lived assets to be impaired.

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                    (INCLUDING NOTES TO UNAUDITED PERIODS)


RECENT ACCOUNTING PRONOUNCEMENTS

   During the nine months ended June 30, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Comprehensive Income", SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", and SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Company does not expect that these statements will have a significant impact on its financial statements.


INTERIM FINANCIAL STATEMENTS

   The financial statements as of and for the nine months ended June 30, 1998, and for the nine months ended June 30, 1997, are unaudited. In the opinion of management, these financial statements have been presented on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods. These interim financial statements are not necessarily indicative of the results that may be achieved for the full fiscal year.


3. INVENTORIES

   The Company's inventories consist of the following as of September 30, 1996 and 1997 and June 30, 1998:

                                                    SEPTEMBER 30,     SEPTEMBER 30,       JUNE 30,
                                                         1996              1997             1998
                                                   ----------------  ----------------  -------------
                                                                                        (UNAUDITED)
          Food...................................           $12,000           $13,000        $23,000
          Beverages..............................             3,000             3,000          4,000
          Supplies...............................             6,000             6,000          7,000
                                                            -------           -------        -------
                                                            $21,000           $22,000        $34,000
                                                            =======           =======        =======

4. LONG-TERM DEBT

   As of September 30, 1996 and September 30, 1997, long-term debt consisted of a promissory note payable to Wells Fargo Bank secured by the property and equipment of the Company. The note was originally issued by the Company on October 17, 1994 with a variable interest rate equal to the prime rate. As of September 30, 1997 the interest rate on the note was 8.50%. During April 1998, the note was paid in full.

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                    (INCLUDING NOTES TO UNAUDITED PERIODS)


5. INCOME TAXES

   The components of the provision for income taxes for the years ended September 30, 1995, 1996 and 1997 and the nine months ended June 30, 1997 and 1998 are as follows:

                                     SEPTEMBER 30,     SEPTEMBER 30,    SEPTEMBER 30,        JUNE 30,           JUNE 30,
                                          1995             1996              1997              1997               1998
                                    ----------------  ---------------  ----------------  -----------------  ----------------
                                                                                            (UNAUDITED)       (UNAUDITED)
     Federal:
          Current.................          $11,000           $11,000          $ 5,000            $ 8,000           $44,000
          Deferred................           (1,000)               --           (1,000)            (2,000)            2,000

     State:
          Current.................            2,000             1,000            1,000                 --             4,000
                                            -------           -------          -------            -------           -------
     Total........................          $12,000           $12,000          $ 5,000            $ 6,000           $50,000
                                            =======           =======          =======            =======           =======

   The differences between income taxes at the statutory income tax rate and income taxes reported in the statements of operations are as follows for the years ended September 30, 1995, 1996 and 1997 and the nine months ended June 30, 1997 and 1998:

                                                                                                NINE MONTHS       NINE MONTHS
                                                                                                   ENDED             ENDED
                                     SEPTEMBER 30,      SEPTEMBER 30,       SEPTEMBER 30         JUNE 30,           JUNE 30,
                                          1995              1996                1997               1997               1998
                                    ----------------  -----------------  ------------------  -----------------  ----------------
                                                                                                (UNAUDITED)       (UNAUDITED)
Federal statutory rate............            15%                15%                 15%                15%               30%
State franchise taxes.............             4                  2                   6                  -                 2
Other.............................             5                  2                  10                 18                (2)
                                            ----               ----                ----               ----              ----
                                              24%                19%                 31%                33%               30%
                                            ====               ====                ====               ====              ====

   The significant components of the Company's deferred income tax assets and liabilities at September 30, 1996 and 1997 and June 30, 1998 are as follows:

                                                             SEPTEMBER 30,     SEPTEMBER 30,        JUNE 30,
                                                                 1996               1997              1998
                                                           -----------------  ----------------  -----------------
                                                                                                   (UNAUDITED)
     Deferred income tax assets:
      Deferred rent expense...........................              $ 3,000          $  5,000           $ 10,000
      Amortization of non-compete
        agreements and franchise agreements...........                6,000             9,000             20,000
                                                                    -------          --------           --------
          Total deferred income tax assets............                9,000            14,000             30,000
     Deferred income tax liabilities:
      Accumulated depreciation........................               (7,000)          (11,000)           (29,000)
                                                                    -------          --------           --------

     Net deferred income tax assets...................              $ 2,000          $  3,000           $  1,000
                                                                    =======          ========           ========

                     CHOCOLATE CHIP COOKIES OF TEXAS, INC.

                    (INCLUDING NOTES TO UNAUDITED PERIODS)


6. RELATED-PARTY TRANSACTIONS

RELATED-PARTY OPERATING LEASES

   The Company leases retail store facilities under long-term noncancelable operating lease agreements with remaining terms of one to nine years from GACC. The future minimum lease payments due under these operating leases as of September 30, 1997 are as follows:

        YEAR ENDING SEPTEMBER 30,
     ------------------------------
              1998...................................................       $  185,000
              1999...................................................          185,000
              2000...................................................          192,000
              2001...................................................          193,000
              2002...................................................          166,000
        Thereafter...................................................          326,000
                                                                            ----------
                                                                            $1,247,000
                                                                            ==========

   Each of these leases provides for contingent rentals based on gross revenues. Total rental expense, which has been accounted for on a straight-line basis for escalating leases included above, for the years ended September 30, 1995, 1996 and 1997 and for the nine months ended June 30, 1997 and 1998 was approximately $280,000, $299,000, $335,000, $239,000 (unaudited) and $219,000 (unaudited), respectively.


FRANCHISE ROYALTIES

   The Company pays GACC franchise royalties in connection with its franchise agreements with GACC. Franchise royalties are calculated as 7% of gross revenues (as defined in the individual agreements). During the years ended September 30, 1995, 1996 and 1997 and the nine months ended June 30, 1997 and 1998, the Company incurred approximately $152,000, $163,000, $185,000, $132,000
(unaudited) and $158,000 (unaudited), respectively, for franchise royalties, which are included as part of selling and store occupancy costs in the accompanying statements of operations. As of September 30, 1996 and 1997 and June 30, 1998, approximately $13,000, $15,000 and $17,000 (unaudited), respectively, in franchise royalties were payable to GACC.


INVENTORY

   The Company, in connection with its franchise agreements with GACC, purchases the majority of its inventories from GACC. During the years ended September 30, 1995, 1996 and 1997 and the nine months ended June 30, 1997 and 1998, the Company purchased approximately $311,000, $348,000, $387,000, $298,000
(unaudited) and $327,000 (unaudited), respectively, in inventories from GACC.
As of September 30, 1996 and 1997 and June 30, 1998, approximately $12,000, $14,000 and $15,000 (unaudited), respectively, were payable to GACC related to inventory purchases.


7. SUBSEQUENT EVENT

   On August 24, 1998, the Company sold 100 percent of its common stock to Mrs. Fields' Original Cookies, Inc.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Combined Karp Entities:

We have audited the accompanying combined balance sheets of the Combined Karp Entities (the "Company") identified in Note 1 as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1995, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Combined Karp Entities as of December 31, 1996 and 1997, and the results of their operations and their cash flows for the years ended December 31, 1995, 1996 and 1997 in conformity with generally accepted accounting principles.



ARTHUR ANDERSEN LLP

Salt Lake City, Utah
October 6, 1998

                          THE COMBINED KARP ENTITIES

                            COMBINED BALANCE SHEETS
                                (IN THOUSANDS)

                                    ASSETS
                                    ------

                                                                      DECEMBER 31,     DECEMBER 31,      JUNE 30,
                                                                          1996             1997            1998
                                                                     -------------   ---------------   -------------
                                                                                                        (UNAUDITED)
CURRENT ASSETS:
 Cash..............................................................         $  179            $  176         $   98
 Inventories.......................................................             57                54             62
 Prepaid assets....................................................             42                34             31
                                                                            ------            ------         ------
         Total current assets......................................            278               264            191
                                                                            ------            ------         ------
PROPERTY AND EQUIPMENT, at cost:
 Leasehold improvements............................................            803               803            803
 Equipment and fixtures............................................            460               460            462
                                                                            ------            ------         ------
                                                                             1,263             1,263          1,265

 Less accumulated depreciation.....................................           (617)             (718)          (768)
                                                                            ------            ------         ------
         Net property and equipment................................            646               545            497
                                                                            ------            ------         ------
OTHER ASSETS:
 Deposits..........................................................             42                37             35
 Intangibles, net of accumulated amortization
  of $159, $179 and $191, respectively.............................            136               121            111
                                                                            ------            ------         ------
         Total other assets........................................            178               158            146
                                                                            ------            ------         ------
NON-CURRENT DEFERRED TAX ASSET.....................................              8                20             23
                                                                            ------            ------         ------
         Total assets..............................................         $1,110            $  987         $  857
                                                                            ======            ======         ======

            The accompanying notes to combined financial statements
                 are an integral part of these balance sheets.

                          THE COMBINED KARP ENTITIES

                                (IN THOUSANDS)


                     LIABILITIES AND STOCKHOLDERS' EQUITY
                     ------------------------------------

                                                                     DECEMBER 31,    DECEMBER 31,     JUNE 30,
                                                                         1996            1997           1998
                                                                    --------------  --------------  ------------
                                                                                                     (UNAUDITED)
CURRENT LIABILITIES:
 Accounts payable.................................................       $     39        $     95      $      63
 Accrued salaries.................................................             55              52             42
 Accrued liabilities..............................................            123             121            107
 Income taxes payable.............................................            128             142            147
                                                                         --------        --------      ---------
         Total current liabilities................................            345             410            359
                                                                         --------        --------      ---------
RELATED-PARTY PAYABLES............................................             23              23             23
                                                                         --------        --------      ---------
COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDERS' EQUITY:
 Common stock (Note 5)............................................             90              90             90
 Additional paid-in capital.......................................          1,324           1,452          1,536
 Accumulated deficit..............................................           (672)           (988)        (1,151)
                                                                         --------        --------      ---------
         Total stockholders' equity...............................            742             554            475
                                                                         --------        --------      ---------
         Total liabilities and stockholders' equity...............       $  1,110        $    987      $     857
                                                                         ========        ========      =========

            The accompanying notes to combined financial statements
                are an integral part of these balance sheets.

                          THE COMBINED KARP ENTITIES

                       COMBINED STATEMENTS OF OPERATIONS
                                (IN THOUSANDS)

                                                                                                  SIX MONTHS     SIX MONTHS
                                                   YEAR ENDED      YEAR ENDED      YEAR ENDED        ENDED          ENDED
                                                  DECEMBER 31,    DECEMBER 31,    DECEMBER 31,      JUNE 30,       JUNE 30,
                                                      1995            1996            1997            1997          1998
                                                 -------------   -------------   -------------   ------------   ------------
                                                                                                  (UNAUDITED)   (UNAUDITED)
NET STORE SALES................................         $2,342          $2,445          $2,500         $1,144         $1,181
                                                 -------------   -------------   -------------   ------------   ------------
OPERATING COSTS:
 Food cost of sales............................            614             668             683            336            339
 Selling and store occupancy costs.............          1,421           1,488           1,635            788            744
 General and administrative....................            192             199             238            101            114
 Depreciation and amortization.................            104             127             121             59             62
                                                 -------------   -------------   -------------   ------------   ------------
     Total operating costs.....................          2,331           2,482           2,677          1,284          1,259
                                                 -------------   -------------   -------------   ------------   ------------
       Income (loss) from operations...........             11             (37)           (177)          (140)           (78)
 INTEREST EXPENSE..............................            (54)            (30)            (18)            (9)            (7)
                                                 -------------   -------------   -------------   ------------   ------------
     Loss before provision for income taxes                (43)            (67)           (195)          (149)           (85)
PROVISION FOR INCOME TAXES.....................            (26)            (19)            (15)            (4)            (6)
                                                 -------------   -------------   -------------   ------------   ------------
NET LOSS.......................................         $  (69)         $  (86)         $ (210)        $ (153)        $  (91)
                                                 =============   =============   =============   ============   ============

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                           THE COMBINED KARP ENTITIES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                     ADDITIONAL       ACCUMULATED
                                                  COMMON STOCK    PAID-IN CAPITAL       DEFICIT            TOTAL
                                                ----------------  ----------------  ---------------   ---------------
BALANCE, DECEMBER 31, 1994....................               $90            $  398          $   (13)            $ 475
 Distributions................................                --                --             (137)             (137)
 Net loss.....................................                --                --              (69)              (69)
                                                ----------------  ----------------  ---------------   ---------------
BALANCE, DECEMBER 31, 1995...................                 90               398             (219)              269
 Distributions................................                --                --             (367)             (367)
 Capital contributions........................                --               926               --               926
 Net loss.....................................                --                --              (86)              (86)
                                                ----------------  ----------------  ---------------   ---------------
BALANCE, DECEMBER 31, 1996....................                90             1,324             (672)              742
 Distributions................................                --                --             (106)             (106)
 Capital contributions........................                --               128               --               128
 Net loss.....................................                --                --             (210)             (210)
                                                ----------------  ----------------  ---------------   ---------------
BALANCE, DECEMBER 31, 1997....................                90             1,452             (988)              554
 Distributions (unaudited)....................                --                --              (72)              (72)
 Capital contributions (unaudited)............                --                84               --                84
 Net loss (unaudited).........................                --                --              (91)              (91)
                                                ----------------  ----------------  ---------------   ---------------
BALANCE, JUNE 30, 1998 (unaudited)............               $90            $1,536          $(1,151)            $ 475
                                                ================  ================  ===============   ===============

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                           THE COMBINED KARP ENTITIES

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                          INCREASE (DECREASE) IN CASH

                                                                                                SIX MONTHS     SIX MONTHS
                                                 YEAR ENDED      YEAR ENDED      YEAR ENDED        ENDED          ENDED
                                                DECEMBER 31,    DECEMBER 31,    DECEMBER 31,      JUNE 30,       JUNE 30,
                                                    1995            1996            1997           1997            1998
                                               -------------   -------------   -------------   ------------   ------------
                                                                                                (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss..................................          $ (69)          $ (86)          $(210)         $(153)          $(91)
   Adjustments to reconcile net loss to net
    cash provided by (used in) operating
    activities:
     Depreciation and amortization...........            104             127             121             59             62
     Changes in assets and liabilities:
      Related-party receivables..............            (79)            143              --             --             --
      Inventories............................             --              --               3             --             (8)
      Prepaid assets.........................             (5)              5               8             11              3
      Deposits...............................              1             (11)              5              5              2
      Deferred taxes.........................             (2)             (9)            (12)            (7)            (3)
      Accounts payable.......................             38             (52)             56             25            (32)
      Accrued salaries.......................             --              17              (3)           (15)           (10)
      Accrued liabilities....................             15              13              (2)           (21)           (14)
      Income taxes payable...................             13              14              14              3              5
      Related-party payables.................             69            (567)             --             --             --
                                               -------------   -------------   -------------   ------------   ------------
        Net cash provided by (used in)
         operating activities................             85            (406)            (20)           (93)           (86)
                                               -------------   -------------   -------------   ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of property and equipment.....            (13)           (111)             --             --             (2)
   Acquisition of intangibles................              4             (20)             (5)            (5)            (2)
   Distributions.............................           (137)           (367)           (106)           (66)           (72)
   Additional investment.....................             --             926             128             62             84
        Net cash provided by (used in)         -------------   -------------   -------------   ------------   ------------
         investing activities................           (146)            428              17             (9)             8
                                               -------------   -------------   -------------   ------------   ------------
NET INCREASE (DECREASE) IN CASH..............            (61)             22              (3)          (102)           (78)
CASH, beginning of period....................            218             157             179            179            176
                                               -------------   -------------   -------------   ------------   ------------
CASH, end of period..........................          $ 157           $ 179           $ 176          $  77           $ 98
                                               -------------   -------------   -------------   ------------   ------------

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                           THE COMBINED KARP ENTITIES

SUPPLEMENTAL DISCLOSURE OF COMBINED CASH FLOW INFORMATION:

  Cash paid for interest was approximately $40,000, $18,000, $18,000, $9,000 (unaudited) and $7,000 (unaudited) for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1997 and 1998, respectively.

  Cash paid for income taxes was approximately $18,000, $10,000, $10,000, $2,000 (unaudited) and $1,000 (unaudited) for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1997 and 1998, respectively.

  During the year ended December 31, 1996, related-party payables of Hot White Plains Cookies, Inc, Hot Roosevelt Cookies, Inc. and Hot Rockaway Cookies of approximately $364,00, $264,000 and $198,000, respectively, were forgiven and accounted for as capital contributions to these entities.

  During the year ended December 31, 1996 and December 31,1997, related party receivables of Hot Barton and Northpark Cookies, Inc. and Northpark Cookies, Inc. of approximately $71,000 and $0 and $120,000 and $4,000, respectively, were distributed to stockholders.

            The accompanying notes to combined financial statements
                   are an integral part of these statements.

                           THE COMBINED KARP ENTITIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                     (INCLUDING NOTES TO UNAUDITED PERIODS)


1.   DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

  The Combined Karp Entities (the "Company") established operations on the following dates under the laws of the respective states:

                                                                       STRUCTURE OF         STATE OF           STATE OF
                  COMPANY                        INCEPTION DATE           ENTITY          INCORPORATION        OPERATION
----------------------------------------------------------------------------------------------------------------------------
Hot Barton and Northpark Cookies, Inc.       August 6, 1981          C-corporation      Georgia            New Jersey
Northpark Cookies, Inc.                      October 5, 1981         C-corporation      Iowa               Iowa
Crossroads Cookies, Inc.                     December 9, 1981        C-corporation      Georgia            Oklahoma
Quail Springs Cookies, Inc.                  April 20, 1982          C-corporation      Georgia            Oklahoma
Westgate Cookies, Inc.                       August 30, 1982         S-corporation      Texas              Texas
Hot White Plains Cookies, Inc.               September 23, 1992      S-corporation      Georgia            New York
Hot Roosevelt Cookies, Inc.                  April 7, 1993           S-corporation      Georgia            New York
Hot Rockaway Cookies                         April 11, 1996               --            Florida            New Jersey

  Northpark Cookies, Inc.'s status of incorporation became inactive as of November 25, 1987. The successor in interest is Hot Barton and Northpark Cookies, Inc.

  The ASK & MSK Family Limited Partnership-II(B), Inc. (the "Partnership") was incorporated in Florida on April 11, 1996. On this date, the Partnership acquired Hot Roosevelt Cookies, Inc. and Hot White Plains Cookies, Inc. As these entities share common control, these acquisitions were accounted for in a manner similar to a pooling of interests. In addition, on April 11, 1996, the Partnership invested in the Hot Rockaway Cookies store.

  The Company operates retail stores that sell freshly baked cookies and other food products. The retail stores are franchised from Great American Cookie Company, Inc. ("GACC").

  The entities that make up the Company have various fiscal year ends which have been recast to December 31 for purposes of these combined financial statements. These fiscal year ends are as follows:

               COMPANY                                   FISCAL YEAR END
-------------------------------------             -----------------------------
Hot Barton and Northpark Cookies, Inc.            July 31
Northpark Cookies, Inc.                           July 31
Crossroads Cookies, Inc.                          November 30
Quail Springs Cookies, Inc.                       November 30
Westgate Cookies, Inc.                            December 31
Hot White Plains Cookies, Inc.                    December 31
Hot Roosevelt Cookies, Inc.                       December 31
Hot Rockaway Cookies                              December 31

  The Company's business follows seasonal trends and is affected by climate and weather conditions. The Company experiences its highest revenues in the fourth quarter. Because the stores are located in shopping malls, sales performance is significantly dependent on the performance of those malls. As a franchisee of GACC, substantially all of the Entities' sales are derived from products purchased from GACC.

                           THE COMBINED KARP ENTITIES

                     (INCLUDING NOTES TO UNAUDITED PERIODS)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

  The individuals entities included within the combined financial statements operate under similar ownership and common control. All significant intercompany balances and transactions have been eliminated in the combination.


USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.


FAIR VALUE OF FINANCIAL INSTRUMENTS

  The Company's financial instruments consist primarily of cash, accounts payable and related-party payables. The carrying value of cash and accounts payable reported in the combined balance sheets are considered to approximate their respective fair values due to the short-term nature of such instruments and the current interest rate environment. The fair value of related-party payables at prevailing market rates is estimated to be $25,000 as of December 31, 1996, 1997 and June 30, 1998.


INVENTORIES

  Inventories are stated at the lower of cost or market value. Cost is determined using the FIFO (first-in, first-out) method (see Note 3).


PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the useful life of the improvement or the remaining term of the applicable lease. The depreciable lives of equipment and fixtures are ten years.

  Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments that extend the useful lives of existing equipment are capitalized and depreciated. On retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in the statement of operations.


INTANGIBLES

  Intangibles consist primarily of franchise fees and store operating lease costs paid to GACC. Intangibles are being amortized on a straight-line basis over the lives of the franchise or lease agreements, which are generally ten years.

                           THE COMBINED KARP ENTITIES

                     (INCLUDING NOTES TO UNAUDITED PERIODS)

INCOME TAXES

  The Company recognizes deferred income tax assets or liabilities for expected future tax consequences of events that have been recognized in the combined financial statements or tax returns. Under this method, deferred income tax assets or liabilities are determined based upon the difference between the financial and income tax bases of assets and liabilities using enacted tax rates expected to apply when differences are expected to be settled or realized.


REVENUE RECOGNITION

  Revenues generated from the combined stores are recognized at the point of sale.


SOURCES OF SUPPLY

  The Company currently buys a significant portion of their food products and supplies from GACC and an unrelated supplier. In accordance with the franchise agreements, the Company must buy its food products from GACC (see Note 6). Management believes that the Company could obtain its supplies from numerous other suppliers at comparable prices and terms.


LONG-LIVED ASSETS

  The Company assesses and measures for impairment of long-lived assets, including intangibles, in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires that long-lived assets be reviewed for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred that indicate possible impairment. In accordance with SFAS No. 121, the Company uses an estimate of future undiscounted net cash flows of the related asset or group of assets over the remaining life in measuring whether assets are recoverable. The Company assesses impairment of long-lived assets at the store level, which management believes is the lowest level for which there are identifiable cash flows that are independent of other groups of assets. As of June 30, 1998, the Company does not consider any of its long-lived assets to be impaired.


RECENT ACCOUNTING PRONOUNCEMENTS

  During the six months ended June 30, 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Comprehensive Income", SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" and SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Company does not expect the implementation of these pronouncements will have a significant impact on its financial statements.

                           THE COMBINED KARP ENTITIES

                     (INCLUDING NOTES TO UNAUDITED PERIODS)

INTERIM COMBINED FINANCIAL STATEMENTS

  The combined financial statements as of and for the six months ended June 30, 1998 and for the six months ended June 30, 1997 are unaudited. In the opinion of management, these combined financial statements have been presented on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the combined financial position and results of operations for these periods. These combined interim financial statements are not necessarily indicative of the results that may be achieved for the full fiscal year.


3.    INVENTORIES

  The Company's inventories consist of the following as of December 31, 1996 and 1997 and June 30, 1998:

                                                      DECEMBER 31,    DECEMBER 31,       JUNE 30,
                                                          1996            1997             1998
                                                      ------------    ------------    -----------
                                                                                      (UNAUDITED)
          Food......................................   $     38,000        $33,000        $40,000
          Beverages.................................          5,000          6,000          7,000
          Supplies..................................         14,000         15,000         15,000
                                                      -------------   ------------    -----------
                                                       $     57,000        $54,000        $62,000
                                                      =============   ============    ===========

4.   INCOME TAXES

  The following four entities are not included in income tax calculations due to their status as S-corporations or as a business operated within a partnership; Westgate Cookies, Inc., Hot White Plains Cookies, Inc., Hot Roosevelt Cookies, Inc. and Hot Rockaway Cookies. Had these entities been taxable entities, on a pro forma basis, an income tax provision (benefit) of approximately $22,000, $(27,000), $16,000, $(14,000) and $15,000 would have been provided for the years ended December 31, 1995, 1996, 1997 and the six months ended June 30, 1997 and 1998, respectively. Income taxes were provided for all entities with C-corporation status.

  The components of the provision for income taxes for the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998 are as follows:

                                           DECEMBER 31,    DECEMBER 31,    DECEMBER 31,      JUNE 30,        JUNE 30,
                                               1995            1996            1997            1997            1998
                                           ------------   -------------   ------------    -----------     -----------
                                                                                           (UNAUDITED)     (UNAUDITED)
     Federal:
          Current.......................        $10,000         $13,000       $  9,000        $ 4,000         $ 3,000
          Deferred......................         (2,000)         (8,000)       (12,000)        (7,000)         (3,000)

     State:
          Current.......................         18,000          14,000         18,000          7,000           6,000
                                           ------------   -------------   ------------    -----------     -----------
      Total.............................        $26,000         $19,000       $ 15,000        $ 4,000         $ 6,000
                                           ============   =============   ============    ===========     ===========

  The differences between income taxes at the statutory income tax rate and income taxes reported in the statements of operations are the result of permanent differences.

                           THE COMBINED KARP ENTITIES

                     (INCLUDING NOTES TO UNAUDITED PERIODS)

  The significant components of the Entities' deferred income tax assets and liabilities at December 31, 1996 and 1997 and June 30, 1998 are as follows:

                                                                DECEMBER 31,   DECEMBER 31,     JUNE 30,
                                                                    1996           1997           1998
                                                                ------------   ------------    ----------
                                                                                               (UNAUDITED)
     Deferred income tax assets:
       Accumulated depreciation...............................        $5,000        $ 9,000       $11,000
       Net operating loss carryforwards.......................         3,000          8,000         9,000
       Capital losses in excess of capital gains..............            --          3,000         3,000
                                                                ------------   ------------    ----------
            Net deferred income tax assets....................        $8,000        $20,000       $23,000
                                                                ============   ============    ==========

5.  STOCKHOLDERS' EQUITY

SHARE DATA

  The individual entities had the following assigned par value, authorized and outstanding shares at December 31, 1996 and 1997, and June 30, 1998:

                                                                        SHARES            SHARES
                    ENTITY                        PAR VALUE          AUTHORIZED        OUTSTANDING
------------------------------------------------------------------------------------------------------
Hot Barton and Northpark Cookies, Inc.........             $0.10              1,000                200
Northpark Cookies, Inc........................              0.50          1,000,000            180,000
Crossroads Cookies, Inc.......................              0.10              2,000              1,000
Quail Springs Cookies, Inc....................              0.10              1,000                500
Westgate Cookies, Inc.........................              0.10              1,000              1,000
Hot White Plains Cookies, Inc.................              0.01             10,000                500
Hot Roosevelt Cookies, Inc....................              0.01             10,000                500

CAPITAL CONTRIBUTIONS

  The individual entities received the following capital contributions:

                                                YEAR ENDED         YEAR ENDED         SIX MONTHS
                                               DECEMBER 31,       DECEMBER 31,           ENDED
                  ENTITY                           1996               1997           JUNE 30, 1998
----------------------------------------------------------------------------------------------------
Hot Barton and Northpark Cookies, Inc......           $     --           $  7,000            $    --
Northpark Cookies, Inc.....................                 --                 --              7,000
Crossroads Cookies, Inc....................                 --                 --                 --
Quail Springs Cookies, Inc.................                 --                 --                 --
Westgate Cookies, Inc......................                 --                 --                 --
Hot White Plains Cookies, Inc..............            428,000             46,000             15,000
Hot Roosevelt Cookies, Inc.................            300,000             27,000             12,000
Hot Rockaway Cookies.......................            198,000             48,000             50,000
                                           ---------------------------------------------------------
                                                      $926,000           $128,000            $84,000
                                           =========================================================

                           THE COMBINED KARP ENTITIES

                     (INCLUDING NOTES TO UNAUDITED PERIODS)

DISTRIBUTIONS

  The individual entities made the following distributions to stockholders:

                                                  YEAR ENDED        YEAR ENDED        SIX MONTHS
                                                 DECEMBER 31,      DECEMBER 31,         ENDED
                   ENTITY                            1996              1997         JUNE 30, 1998
--------------------------------------------------------------------------------------------------
Hot Barton and Northpark Cookies, Inc........        $ (71,000)        $      --          $     --
Northpark Cookies, Inc.......................         (120,000)           (4,000)               --
Crossroads Cookies, Inc......................          (24,000)           (3,000)               --
Quail Springs Cookies, Inc...................          (45,000)          (45,000)          (30,000)
Westgate Cookies, Inc........................         (107,000)          (54,000)          (42,000)
Hot White Plains Cookies, Inc................               --                --                --
Hot Roosevelt Cookies, Inc...................               --                --                --
Hot Rockaway Cookies.........................               --                --                --
                                             -----------------------------------------------------
                                                     $(367,000)        $(106,000)         $(72,000)
                                             =====================================================

6.  RELATED-PARTY TRANSACTIONS

RELATED-PARTY OPERATING LEASES

  The Company leases retail store facilities under long-term noncancelable operating lease agreements with remaining terms of one to nine years from GACC. The future minimum lease payments due under these operating leases as of December 31, 1997 are as follows:

         YEAR ENDING DECEMBER 31,
     ----------------------------------
        1998.......................................        $  370,000
        1999.......................................           347,000
        2000.......................................           240,000
        2001.......................................           222,000
        2002.......................................           110,000
        Thereafter.................................           152,000
                                                           ----------
                                                           $1,441,000
                                                           ==========

  Each of these leases provides for contingent rentals based upon gross revenues. Total rental expense, which has been accounted for on a straight-line basis for escalating leases included above, for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1997 and 1998 was approximately $457,000, $486,000, $553,000, $276,000 (unaudited) and $225,000
(unaudited), respectively.

                           THE COMBINED KARP ENTITIES

                     (INCLUDING NOTES TO UNAUDITED PERIODS)

FRANCHISE ROYALTIES

  The Company pays GACC franchise royalties in connection with its franchise agreements with GACC. Franchise royalties are calculated as 7% of gross revenues (as defined in the individual agreements). During the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998, the Company incurred approximately $164,000, $165,000, $175,000, $80,000
(unaudited) and $83,000 (unaudited), respectively, for franchise royalties, which are included as part of selling and store occupancy costs in the accompanying combined statements of operations. As of December 31, 1996 and 1997 and June 30, 1998, approximately $21,000, $21,000 and $14,000 (unaudited), respectively, in franchise royalties were payable to GACC.


INVENTORY

  The Company, in connection with its franchise agreements with GACC, purchases the majority of its inventory from GACC. During the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1997 and 1998, the Company purchased approximately $372,000, $406,000, $425,000, $190,000 (unaudited) and
$178,000 (unaudited), respectively, in inventory from GACC. As of December 31, 1996 and 1997 and June 30, 1998, approximately $14,000, $24,000 and $8,000
(unaudited), respectively, were payable to GACC related to inventory purchases.


RELATED-PARTY PAYABLES

  The related-party payables of $23,000, $23,000 and $23,000 (unaudited) as of December 31, 1996, December 31, 1997 and June 30, 1998 represent loans from stockholders to Hot Barton and Northpark Cookies, Inc. These loans are non-interest bearing and have no specific payment terms or maturity dates.


MANAGEMENT FEES

  Each entity was responsible for paying management fees to a company owned by a related party. For the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1997 and 1998, the Entities paid approximately $24,000, $60,000, $80,000, $40,000 (unaudited) and $40,000 (unaudited), respectively, in management fees. As of December 31, 1996 and 1997 and June 30, 1998 approximately $5,000, $7,000 and $7,000 (unaudited), respectively, were payable to a related party for management fees.


7.  SUBSEQUENT EVENT

  On July 29, 1998, the Entities entered into individual Asset Purchase Agreements with Mrs. Fields' Original Cookies, Inc. In accordance with these agreements, Mrs. Fields' Original Cookies, Inc. purchased the following assets of the entities: leasehold rights and interests, tangible personal property, such as inventories and property and equipment, certain agreements between the sellers and GACC, customer and vendor lists, recipes and production techniques, store petty cash, deposits and prepaid expenses. On September 9, 1998, the agreements were consummated.

--------------------------------------------------------------------------------

     NO DEALER, SALES REPRESENTATIVE, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                               ________________


================================================================================

--------------------------------------------------------------------------------

                                 $ 53,725,000



                                 MRS. FIELDS'
                            ORIGINAL COOKIES, INC.



                               10/1/8/% SERIES B
                             SENIOR NOTES DUE 2004



                           _________________________

                                  PROSPECTUS
                           _________________________




                                    , 1998


================================================================================

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE CORPORATION.

     As authorized by Section 145 of the General Corporation Law of the State of Delaware, each director and officer of the Company may be indemnified by the Company against expenses (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of the Company if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Company, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless a court determines otherwise.

     The Company's by-laws authorize the Company to indemnify its present and former directors and officers and to pay or reimburse expenses for individuals in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of such individuals to repay such amounts if so required.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT

  1.1 Purchase Agreement, dated as of August 13, 1998, among Mrs. Fields' Original Cookies, Inc., The Mrs. Fields Brand Inc., Great American Cookie Company, Inc., Jefferies & Company, Inc. and BT Alex. Brown Incorporated

  2.1 Securities Purchase Agreement by and among Cookies USA, Inc., the Individuals and Entities Identified Therein as The Sellers and Mrs. Fields' Original Cookies, Inc., dated as of August 13, 1998

  2.2 Stock Purchase Agreement among Mrs. Fields' Original Cookies, Inc., as Buyer, and Jake Tortorice of Chocolate Chip Cookies of Texas, Inc. as Seller. Filed as Exhibit 2.3 to the 8-K dated September 3, 1998.

  2.3 Stock Purchase Agreement among Mrs. Fields' Original Cookies, Inc., as Buyer, and Lawrence J. Cohen, Mildred S. Cohen, Jerome E. Mouton, Steven
        J. Bryan and Jason A. Piltzmaker, holders of all outstanding capital stock of Deblan Corporation, as Sellers Filed as Exhibit 2.2 to the 8-K dated September 3, 1998.

  2.4 Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and ASK & MSK Family Limited Partnership-II(B), Ltd. Filed as exhibit
          2.4 to the 8-K dated September 3, 1998.

  2.5 Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Crossroads Cookies, Inc. Filed as exhibit 2.5 to the 8-K dated September 3, 1998.

  2.6 Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Hot Barton and Northpark Cookies, Inc. Filed as exhibit 2.6 to the 8-K dated September 3, 1998.

  2.7 Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Northpark Cookies, Inc. Filed as exhibit 2.7 to the 8-K dated September 3, 1998.

  2.8 Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Quail Springs Cookies, Inc. Filed as exhibit 2.8 to the 8-K dated September 3, 1998.

  2.9 Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Westgate Cookies, Inc. Filed as exhibit 2.9 to the 8-K dated September 3, 1998.

  3.1 Restated Certificate of Incorporation of Mrs. Fields' Original Cookies, Inc., filed as Exhibit 3.1 to the Company's Registration Statement on Form S-4 (No. 333-45179) and incorporated by reference herein

  3.2 Restated Certificate of Incorporation of The Mrs. Fields' Brand, Inc., filed as Exhibit 3.2 to the Company's Registration Statement on Form S-4 (No. 333-45179) and incorporated by reference herein

  3.3 Certificate of Designations of the Mrs. Fields' Brand, Inc., dated as of September 18, 1996, filed as Exhibit 3.3 to the Company's Registration Statement on Form S-4 (No. 333-45179) and incorporated by reference herein

  3.4 Amended and Restated Certificate of Incorporation of Great American Cookie Company, Inc.

  3.5 By-Laws of Mrs. Fields' Original Cookies, Inc., filed as Exhibit 3.4 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  3.6 By-Laws of The Mrs. Fields' Brand, Inc., filed as Exhibit 3.5 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  3.7     By-Laws of Great American Cookie Company, Inc.

  4.1 Indenture, dated as of November 26, 1997, among Mrs. Fields' Original Cookies, Inc., The Mrs. Fields' Brand, Inc., and The Bank of New York, as Trustee, filed as Exhibit 4.1 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein.

  4.2     Form of Notation of Guarantee (included as Exhibit E to Exhibit 4.1)

  4.3     Form of Certificate of Senior Note (included as Exhibit A to Exhibit
          4.1)

  4.4 First Supplemental Indenture, dated as of August 24, 1998, among Mrs. Fields' Original Cookies, Inc., The Mrs. Fields Brand, Inc., and The Bank of New York, as Trustee

  4.5 Second Supplemental Indenture, dated as of August 24, 1998, among Mrs. Fields' Original Cookies, Inc., The Mrs. Fields' Brand, Inc., Great American Cookie Company, Inc., and The Bank of New York, as trustee

  4.6 Registration Rights Agreement, dated as of August 24, 1998, among Mrs. Fields' Original Cookies, Inc., The Mrs. Fields Brand, Inc., Great American Cookie Company, Inc., Jefferies & Company, Inc. and BT Alex. Brown Incorporated

  5.1 Opinion and consent of Skadden, Arps, Slate, Meagher & Flom LLP to as to legality of the New Senior Notes to be issued by Mrs. Fields' Original Cookies, Inc. and the New Guarantees to be issued by The Mrs. Fields' Brand, Inc. and Great American Cookie Company, Inc.*

  10.1 Asset Purchase Agreement, dated as of August 7, 1996, among Mrs. Fields Development Corporation, The Mrs. Fields' Brand, Inc. and Capricorn II, L.P., filed as Exhibit 10.1 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.2 Asset Purchase Agreement, dated as of August 7, 1996, among Mrs. Fields, Inc., Mrs. Fields' Original Cookies, Inc., and Capricorn Investors II, L.P., filed as Exhibit 10.11 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.3 Amended and Restated Marketing Agreement, dated as of January 9, 1997, between Mrs. Fields' Original Cookies, Inc. and Coca-Cola USA Fountain, filed as Exhibit 10.27 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.4    Amendment dated December 1, 1997, to Amended and Restated
          Marketing Agreement between Mrs. Fields' Original Cookies, Inc. and Coca-Cola USA Fountain

  10.5 Corollary agreement, dated September 21, 1998, to existing marketing agreement, dated as of January 9, 1997 and amended on November 13, 1997 and December 1, 1997, between Mrs. Fields' Original Cookies, Inc. and Coca-Cola USA

  10.6 Employment Agreement, dated as of October 1, 1997, between Michael R. Ward and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.28 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.7 Employment Agreement, dated as of October 1, 1997, between Pat Knotts and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.29 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.8 Employment Agreement, dated as of October 1, 1997, between L. Tim Pierce and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.30 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.9 Employment Agreement, dated as of July 1, 1996, between Lawrence Hodges and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.31 the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.10 Employment Agreement, dated as of July 10, 1997, between Garry Remington and Mrs. Fields' Original Cookies, Inc.

  10.11 Lease Agreement, dated as of February 23, 1993, between The Equitable Life Assurance Society of the United States and Mrs. Fields Cookies, filed as Exhibit 10.32 the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.12 Lease Agreement, dated as of October 10, 1995, between The Equitable Life Assurance Society of the United States and Mrs. Fields Cookies, filed as Exhibit 10.33 the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.13 Letter of Agreement, dated as of October 1, 1992, between United Airlines, Inc. and Mrs. Fields Development Corporation, filed as
          Exhibit 10.34 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.14 Lease Agreement, dated as of January 18, 1998, between 2855 E. Cottonwood Parkway, L.C. and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.35 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.15 Amendment to Supply Agreement, dated as of June 19, 1995 between Van Den Bergh Foods Company and Mrs. Fields, Inc., filed as Exhibit 10.37 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.16 Stock Acquisition Agreement, dated as of September 2, 1997, among Mrs. Fields' Holding Company, Inc., Pretzel Time, Inc. and Martin E. Lisiewski, filed as Exhibit 10.39 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.17 License Agreement, dated as of March 1, 1992, between Mrs. Fields Development Corporation and Marriott Corporation, filed as Exhibit
          10.40 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.18 License Agreement, dated as of October 28, 1993 between Mrs. Fields Development Corporation and Marriott Management Services, Corp., filed as Exhibit 10.41 to the Company's Registration Statement on S-4 (No. 333-45170) and incorporated by reference herein.

  10.19 Stock Acquisition Agreement, dated as of September 2, 1997, among Mrs. Fields' Holding Company, Inc. Pretzel Time, Inc., and Martin E. Lisiewski, filed as Exhibit 10.43 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.20 Franchise Agreement Addendum 2 and Area Development Agreement Addendum 2, dated as of September 2, 1997, between Pretzel Time, Inc. and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.44 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.21 Management Agreement, dated as of September 2, 1997, between Mrs. Fields' Original Cookies, Inc. and Pretzel Time, Inc., filed as
          Exhibit 10.45 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.22 Stock Purchase Agreement, dated as of September 2, 1997, between Mrs. Fields' Holding Company, Inc. and Martin E. Lisiewski, filed as
          Exhibit 10.46 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.23 Shareholder Agreement, dated as of September 2, 1997, among Mrs. Fields' Holding Company, Inc., Martin E. Lisiewski and Pretzel Time, Inc., filed as Exhibit 10.47 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.24 Employment Agreement, dated as of September 2, 1997, between Pretzel Time, Inc. and Martin E. Lisiewski, filed as Exhibit 10.48 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.25 Area Development Agreement, dated as of September 2, 1997, between Pretzel Time, Inc. and Mrs. Fields' Original Cookies, Inc., filed as
          Exhibit 10.49 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.26 $500,000 Promissory Note, dated as of September 2, 1997, between Martin E. Lisiewski and Mrs. Fields' Holding Company, Inc., filed as
          Exhibit 10.50 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.27 Exchange Agreement, dated September 2, 1997, between Mrs. Fields' Holding Company, Inc. and Martin E. Lisiewski, filed as Exhibit 10.51 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.28 Registration Rights Agreement, dated September 2, 1997, between Mrs. Fields' Holding Company, Inc. and Martin E. Lisiewski, filed as
          Exhibit 10.52 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.29 Franchise Development Agreement, dated September 2, 1997, between Mrs. Fields' Original Cookies, Inc. and Pretzel Time, Inc., filed as
          Exhibit 10.53 to the Company's Registration Statement on S-4
          (No. 333-45179) and incorporated by reference herein.

  10.30 Asset Purchase Agreement, dated July 23, 1997, among Mrs. Fields' Pretzel Concepts, Inc., H&M Concepts, Inc., and The Managing Members of H&M Concepts Ltd., Co., filed as Exhibit 10.53 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.31 Exhibit A to the Developing Agent Agreement, dated September 2, 1997, between Pretzel Time, Inc. and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.54 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.32 Uniform Franchise Offering Circular of Pretzel Time, Inc., as amended on August 24, 1998*

  10.33 Uniform Franchise Offering Circular of Great American Cookie Company, Inc., as amended on August 25, 1998*

  10.34 Exhibit B to the Developing Agent Agreement, dated September 2, 1997, between Pretzel Time, Inc., and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.57 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein.

  10.35 Assignment of Assets and Assumption of Liabilities Agreement, dated July 25, 1997, between H&M Concepts Ltd., Co., and Mrs. Fields' Pretzel Concepts, Inc., filed as Exhibit 10.62 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.36 First Amendment to Operating Agreement for UVEST, LLC, dated July 25, 1997, between Mrs. Fields' Pretzel Concepts, Inc. and NVEST Limited, filed as Exhibit 10.64 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.37 First Amendment to Operating Agreement for LV-H&M, L.L.C., Dated July 25, 1997, between Mrs. Fields' Pretzel Concepts, Inc. and Jean Jensen, filed as Exhibit 10.65 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.38 Lease Agreement, dated March 2, 1995, between Price Development Company, Limited Partnership and Mrs. Fields Cookies, filed as Exhibit
          10.69 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.39 Consulting Agreement, dated November 26, 1996, between Debra J. Fields and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.70 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.40   Mrs. Fields' Holding Company, Inc. Director Stock Option Plan

  10.41   Mrs. Fields' Holding Company, Inc. Employee Stock Option Plan

  10.42   Mrs. Fields' Holding Company, Inc. Director Stock Purchase Plan

  10.43 Amended and Restated Loan Agreement, dated as of February 28, 1998, between Mrs. Fields' Original Cookies, Inc. and LaSalle National Bank, filed as Exhibit 10.73 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.44 Intellectual Property Security Agreement, dated as of February 28, 1998, between Mrs. Fields' Original Cookies, Inc. and LaSalle National Bank

  10.45 Pledge and Security Agreement, dated as of February 28, 1998, between Mrs. Fields' Original Cookies, Inc. and LaSalle National Bank

  10.46 Stockholders' Agreement, dated as of July 17, 1998, between Mrs. Fields' Holding Company, Inc. and its Stockholders

  10.47 Form of Settlement Agreement and Release, by and among Mrs. Fields' Original Cookies, Inc., Capricorn Investors II, L.P., a Delaware limited partnership, Great American Cookie Company, Inc., Cookies USA, Inc., The Jordan Company, and the Franchisees parties thereto

  12.1 Computation of ratio of earnings to fixed charges of Mrs. Fields' Original Cookies, Inc.

  21.1    Subsidiaries of Mrs. Fields' Original Cookies, Inc.

  23.1    Consent of Arthur Andersen LLP

  23.2    Consent of Deloitte & Touche LLP

  23.3    Consent of Weinstein Spira & Company, P.C.

  23.4    Consent of PricewaterhouseCoopers LLP

  23.5    Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
          Exhibit 5.1) *

  24.1 Power of Attorney of certain officers and directors of the Company, included in Part II of this Registration Statement

  24.2 Power of Attorney of certain officers and directors of The Mrs. Fields' Brand, Inc., included in Part II of this Registration Statement

  24.3 Power of attorney of certain officers and directors of Great American Cookie Company, Inc., included in Part II of this Registration Statement

  25.1 Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Indenture

  27.1 Financial Data Schedule (for SEC use only), filed as Exhibit 27 to the Company's Form 10-Q for the quarter ended October 3, 1998

  99.1    Form of Letter of Transmittal*

  99.2    Form of Notice of Guaranteed Delivery*

  99.3    Schedule II - Valuation and Qualifying Accounts

  99.4 Guidelines for certification of taxpayer identification number on substitute Form W-9*

  99.5    Letter to Brokers*

  99.6    Letter to Clients*
________
* To be filed by amendment.

ITEM 22. UNDERTAKINGS

     The undersigned registrants hereby undertake:

     (1) To file, during any period in which offers to sale are being made, a post-effective amendment to this registration statement; (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liabilities under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired or involved therein, that was not the subject of and included in the registration statement when it became effective.

     Pursuant to the requirements of the Securities Act of 1933, Mrs. Fields' Original Cookies, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on the 16th day of November, 1998.


                                        MRS. FIELDS' ORIGINAL COOKIES, INC.



                                        By  /s/Larry A. Hodges
                                          ----------------------
                                          Larry A. Hodges
                                          President/CEO

                               POWER OF ATTORNEY


     We, the undersigned directors and officers of Mrs. Fields' Original Cookies, Inc. and each of us, do hereby constitute and appoint Michael R. Ward or L. Tim Pierce, our true and lawful attorney and agent, with power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated above, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission (the "Commission"), in connection with this Registration Statement on Form S-4, and any and all amendments to said Registration Statement and all instruments necessary or incidental in connection therewith, including specifically, but without limitation, power and authority to sign for us or any of us in our names, in the capacities indicated below, any and all amendments hereto, and to file the same with the Commission. Said attorney shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises as fully and to all intents and purposes as each of the undersigned might or could do in person, hereby ratifying and approving the acts of said attorneys and each of them.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                                    TITLE                                   DATE
          ---------                                    -----                                   ----
      /s/Larry A. Hodges                          President, Chief Executive Officer      November 16, 1998
     ------------------------------------
                (Larry A. Hodges)                 and Director

      /s/L. Tim Pierce                            Senior Vice President, Chief            November 16, 1998
     ------------------------------------
                (L. Tim Pierce)                   Financial Officer and Secretary

      /s/Herbert S. Winokur                       Chairman of the Board of Directors      November 16 1998
     ------------------------------------
                (Herbert S. Winokur)

      /s/Richard M. Ferry                         Director                                November 16, 1998
     ------------------------------------
                (Richard M. Ferry)

      /s/Debbi Fields                             Director                                November 16, 1998
     ------------------------------------
                (Debbi Fields)

      /s/Nathaniel A. Gregory                     Director                                November 16, 1998
     ------------------------------------
                (Nathaniel A. Gregory)

      /s/Walker Lewis                             Director                                November 16, 1998
     ------------------------------------
                (Walker Lewis)

      /s/Peter W. Mullin                          Director                                November 16, 1998
     ------------------------------------
                (Peter W. Mullin)


      /s/Gilbert C. Osnos                         Director                                November 16, 1998
     ------------------------------------
                (Gilbert C. Osnos)

     Pursuant to the requirements of the Securities Act of 1933, The Mrs. Fields' Brand, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on the 16th day of November, 1998.


                                        THE MRS. FIELDS' BRAND, INC.



                                        By  /s/Larry A. Hodges
                                           ---------------------
                                           Larry A. Hodges
                                           President/CEO

                                POWER OF ATTORNEY


     We, the undersigned directors and officers of The Mrs. Fields' Brand, Inc. and each of us, do hereby constitute and appoint Michael R. Ward or L. Tim Pierce, our true and lawful attorney and agent, with power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated above, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission (the "Commission"), in connection with this Registration Statement on Form S-4, and any and all amendments to said Registration Statement and all instruments necessary or incidental in connection therewith, including specifically, but without limitation, power and authority to sign for us or any of us in our names, in the capacities indicated below, any and all amendments hereto, and to file the same with the Commission. Said attorney shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises as fully and to all intents and purposes as each of the undersigned might or could do in person, hereby ratifying and approving the acts of said attorneys and each of them.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                                    TITLE                                   DATE
          ---------                                    -----                                   ----
      /s/Larry A. Hodges                          President, Chief Executive Officer      November 16, 1998
     -----------------------------------
                (Larry A. Hodges)                 and Director, Secretary & Treasurer

      /s/L. Tim Pierce                            Chief Financial Officer                 November 16, 1998
     -----------------------------------
                (L. Tim Pierce)

      /s/Herbert S. Winokur                       Chairman of the Board of Directors      November 16, 1998
     -----------------------------------
                (Herbert S. Winokur)

      /s/Walker Lewis                             Director                                November 16, 1998
     -----------------------------------
                (Walker Lewis)

     Pursuant to the requirements of the Securities Act of 1933, Great American Cookie Company, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on the 16th day of November, 1998.


                                   GREAT AMERICAN COOKIE COMPANY, INC.



                                        By  /s/Larry A. Hodges
                                           ---------------------
                                           Larry A. Hodges
                                           President/CEO

                               POWER OF ATTORNEY


     We, the undersigned directors and officers of Great American Cookie Company, Inc. and each of us, do hereby constitute and appoint Michael R. Ward or L. Tim Pierce, our true and lawful attorney and agent, with power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated above, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission (the "Commission"), in connection with this Registration Statement on Form S-4, and any and all amendments to said Registration Statement and all instruments necessary or incidental in connection therewith, including specifically, but without limitation, power and authority to sign for us or any of us in our names, in the capacities indicated below, any and all amendments hereto, and to file the same with the Commission. Said attorney shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises as fully and to all intents and purposes as each of the undersigned might or could do in person, hereby ratifying and approving the acts of said attorneys and each of them.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                                    TITLE                                   DATE
          ---------                                    -----                                   ----
      /s/Larry A. Hodges                          Chairman of the Board of Directors      November 16, 1998
     -------------------------------------
                (Larry A. Hodges)                 and President

      /s/L. Tim Pierce                            Chief Financial Officer                 November 16, 1998
     -------------------------------------
                (L. Tim Pierce)                   Secretary and Director

      /s/Michael R. Ward                          Vice President and Director             November 16, 1998
     -------------------------------------
                (Michael R. Ward)

                                 EXHIBIT INDEX

EXHIBIT

  1.1 Purchase Agreement, dated as of August 13, 1998, among Mrs. Fields' Original Cookies, Inc., The Mrs. Fields Brand Inc., Jefferies & Company, Inc. and BT Alex. Brown Incorporated

  2.1 Securities Purchase Agreement by and among Cookies USA, Inc., the Individuals and Entities Identified Therein as The Sellers and Mrs. Fields' Original Cookies, Inc., dated as of August 13, 1998

  2.2 Stock Purchase Agreement among Mrs. Fields' Original Cookies, Inc., as Buyer, and Jake Tortorice of Chocolate Chip Cookies of Texas, Inc. as Seller. Filed as Exhibit 2.3 to the 8-K dated September 3, 1998.

  2.3 Stock Purchase Agreement among Mrs. Fields' Original Cookies, Inc., as Buyer, and Lawrence J. Cohen, Mildred S. Cohen, Jerome E. Mouton, Steven
       J. Bryan and Jason A. Piltzmaker, holders of all outstanding capital stock of Deblan Corporation, as Sellers Filed as Exhibit 2.2 to the 8-K dated September 3, 1998.

  2.4 Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and ASK & MSK Family Limited Partnership-II(B), Ltd. Filed as Exhibit 2.4 to the 8-K dated September 3, 1998.

  2.5 Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Crossroads Cookies, Inc. Filed as Exhibit 2.5 to the 8-K dated September 3, 1998.

  2.6 Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Hot Barton and Northpark Cookies, Inc. Filed as Exhibit 2.6 to the 8-K dated September 3, 1998.

  2.7 Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Northpark Cookies, Inc. Filed as Exhibit 2.7 to the 8-K dated September 3, 1998.

  2.8 Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Quail Springs Cookies, Inc. Filed as Exhibit 2.8 to the 8-K dated September 3, 1998.

  2.9 Asset Purchase Agreement between Mrs. Fields' Original Cookies, Inc. and Westgate Cookies, Inc. Filed as Exhibit 2.9 to the 8-K dated September 3, 1998.

  3.1 Restated Certificate of Incorporation of Mrs. Fields' Original Cookies, Inc., filed as Exhibit 3.1 to the Company's Registration Statement on Form S-4 (No. 333-45179) and incorporated by reference herein

  3.2 Restated Certificate of Incorporation of The Mrs. Fields' Brand, Inc., filed as Exhibit 3.2 to the Company's Registration Statement on Form S-4 (No. 333-45179) and incorporated by reference herein

  3.3 Certificate of Designations of the Mrs. Fields' Brand, Inc., dated as of September 18, 1996, filed as Exhibit 3.3 to the Company's Registration Statement on Form S-4 (No. 333-45179) and incorporated by reference herein

  3.4 Amended and Restated Certificate of Incorporation of Great American Cookie Company, Inc.

  3.5 By-Laws of Mrs. Fields' Original Cookies, Inc., filed as Exhibit 3.4 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  3.6 By-Laws of The Mrs. Fields' Brand, Inc., filed as Exhibit 3.5 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein
  3.7  By-Laws of Great American Cookie Company, Inc.

  4.1 Indenture, dated as of November 26, 1997, among Mrs. Fields' Original Cookies, Inc., The Mrs. Fields' Brand, Inc., and The Bank of New York, as Trustee, filed as Exhibit 4.1 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein.

  4.2  Form of Notation of Guarantee (included as Exhibit E to Exhibit 4.1)
  4.3  Form of Certificate of Senior Note (included as Exhibit A to Exhibit 4.1)
  4.4 First Supplemental Indenture, dated as of August 24, 1998, among Mrs. Fields' Original Cookies, Inc., The Mrs. Fields Brand, Inc., and The Bank of New York, as Trustee

  4.5 Second Supplemental Indenture, dated as of August 24, 1998, among Mrs. Fields' Original Cookies, Inc., The Mrs. Fields' Brand, Inc., Great American Cookie Company, Inc., and The Bank of New York, as trustee

  4.6 Registration Rights Agreement, dated as of August 24, 1998, among Mrs. Fields' Original Cookies, Inc., The Mrs. Fields Brand, Inc., Great American Cookie Company, Inc., Jefferies & Company, Inc. and BT Alex. Brown Incorporated

  5.1 Opinion and consent of Skadden, Arps, Slate, Meagher & Flom LLP to as to legality of the New Senior Notes to be issued by Mrs. Fields' Original Cookies, Inc. and the New Guarantees to be issued by The Mrs. Fields' Brand, Inc. and Great American Cookie Company, Inc.*

  10.1 Asset Purchase Agreement, dated as of August 7, 1996, among Mrs. Fields Development Corporation, The Mrs. Fields' Brand, Inc. and Capricorn II, L.P., filed as Exhibit 10.1 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.2 Asset Purchase Agreement, dated as of August 7, 1996, among Mrs. Fields, Inc., Mrs. Fields' Original Cookies, Inc., and Capricorn Investors II, L.P., filed as Exhibit 10.11 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.3 Amended and Restated Marketing Agreement, dated as of January 9, 1997, between Mrs. Fields' Original Cookies, Inc. and Coca-Cola USA Fountain, filed as Exhibit 10.27 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.4 Amendment, dated December 1, 1997, to Amended and Restated Marketing Agreement between Mrs. Fields' Original Cookies, Inc. and Coca-Cola USA Fountain

  10.5 Corollary agreement, dated September 21, 1998, to existing marketing agreement, dated as of January 9, 1997 and amended on November 13, 1997 and December 1, 1997 between Mrs. Fields' Original Cookies, Inc. and Coco-Cola USA Fountain.

  10.6 Employment Agreement, dated as of October 1, 1997, between Michael R. Ward and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.28 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.7 Employment Agreement, dated as of October 1, 1997, between Pat Knotts and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.29 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.8 Employment Agreement, dated as of October 1, 1997, between L. Tim Pierce and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.30 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.9 Employment Agreement, dated as of July 1, 1996, between Lawrence Hodges and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.31 the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.10 Employment Agreement, dated as of July 10, 1997, between Garry Remington and Mrs. Fields' Original Cookies, Inc.

  10.11 Lease Agreement, dated as of February 23, 1993, between The Equitable Life Assurance Society of the United States and Mrs. Fields Cookies, filed as Exhibit 10.32 the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.12 Lease Agreement, dated as of October 10, 1995, between The Equitable Life Assurance Society of the United States and Mrs. Fields Cookies, filed as Exhibit 10.33 the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.13 Letter of Agreement, dated as of October 1, 1992, between United Airlines, Inc. and Mrs. Fields Development Corporation, filed as
         Exhibit 10.34 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.14 Lease Agreement, dated as of January 18, 1998, between 2855 E. Cottonwood Parkway, L.C. and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.35 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.15 Amendment to Supply Agreement, dated as of June 19, 1995 between Van Den Bergh Foods Company and Mrs. Fields, Inc., filed as Exhibit 10.37 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.16 Stock Acquisition Agreement, dated as of September 2, 1997, among Mrs. Fields' Holding Company, Inc., Pretzel Time, Inc. and Martin E. Lisiewski, filed as Exhibit 10.39 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.17 License Agreement, dated as of March 1, 1992, between Mrs. Fields Development Corporation and Marriott Corporation, filed as Exhibit
         10.40 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.18 License Agreement, dated as of October 28, 1993 between Mrs. Fields Development Corporation and Marriott Management Services, Corp., filed as Exhibit 10.41 to the Company's Registration Statement on S-4 (No. 333-45170) and incorporated by reference herein.

  10.19 Stock Acquisition Agreement, dated as of September 2, 1997, among Mrs. Fields' Holding Company, Inc. Pretzel Time, Inc., and Martin E. Lisiewski, filed as Exhibit 10.43 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.20 Franchise Agreement Addendum 2 and Area Development Agreement Addendum 2, dated as of September 2, 1997, between Pretzel Time, Inc. and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.44 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.21 Management Agreement, dated as of September 2, 1997, between Mrs. Fields' Original Cookies, Inc. and Pretzel Time, Inc., filed as Exhibit
         10.45 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.22 Stock Purchase Agreement, dated as of September 2, 1997, between Mrs. Fields' Holding Company, Inc. and Martin E. Lisiewski, filed as Exhibit
         10.46 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.23 Shareholder Agreement, dated as of September 2, 1997, among Mrs. Fields' Holding Company, Inc., Martin E. Lisiewski and Pretzel Time, Inc., filed as Exhibit 10.47 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.24 Employment Agreement, dated as of September 2, 1997, between Pretzel Time, Inc. and Martin E. Lisiewski, filed as Exhibit 10.48 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.25 Area Development Agreement, dated as of September 2, 1997, between Pretzel Time, Inc. and Mrs. Fields' Original Cookies, Inc., filed as
         Exhibit 10.49 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.26  $500,000 Promissory Note, dated as of September 2, 1997, between Martin
         E. Lisiewski and Mrs. Fields' Holding Company, Inc., filed as Exhibit
         10.50 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.27 Exchange Agreement, dated September 2, 1997, between Mrs. Fields' Holding Company, Inc. and Martin E. Lisiewski, filed as Exhibit 10.51 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.28 Registration Rights Agreement, dated September 2, 1997, between Mrs. Fields' Holding Company, Inc. and Martin E. Lisiewski, filed as Exhibit
         10.52 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.29 Franchise Development Agreement, dated September 2, 1997, between Mrs. Fields' Original Cookies, Inc. and Pretzel Time, Inc., filed as Exhibit
         10.53 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein.

  10.30 Asset Purchase Agreement, dated July 23, 1997, among Mrs. Fields' Pretzel Concepts, Inc., H&M Concepts, Inc., and The Managing Members of H&M Concepts Ltd., Co., filed as Exhibit 10.53 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.31 Exhibit A to the Developing Agent Agreement, dated September 2, 1997, between Pretzel Time, Inc. and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.54 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.32 Uniform Franchise Offering Circular of Pretzel Time, Inc., as amended on August 24, 1998*

  10.33 Uniform Franchise Offering Circular of Great American Cookie Company, Inc., as amended on August 25, 1998*

  10.34 Exhibit B to the Developing Agent Agreement, dated September 2, 1997, between Pretzel Time, Inc., and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.57 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein.

  10.35 Assignment of Assets and Assumption of Liabilities Agreement, dated July 25, 1997, between H&M Concepts Ltd., Co., and Mrs. Fields' Pretzel Concepts, Inc., filed as Exhibit 10.62 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.36 First Amendment to Operating Agreement for UVEST, LLC, dated July 25, 1997, between Mrs. Fields' Pretzel Concepts, Inc. and NVEST Limited, filed as Exhibit 10.64 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.37 First Amendment to Operating Agreement for LV-H&M, L.L.C., Dated July 25, 1997, between Mrs. Fields' Pretzel Concepts, Inc. and Jean Jensen, filed as Exhibit 10.65 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.38 Lease Agreement, dated March 2, 1995, between Price Development Company, Limited Partnership and Mrs. Fields Cookies, filed as Exhibit
         10.69 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.39 Consulting Agreement, dated November 26, 1996, between Debra J. Fields and Mrs. Fields' Original Cookies, Inc., filed as Exhibit 10.70 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.40  Mrs. Fields' Holding Company, Inc. Director Stock Option Plan

  10.41  Mrs. Fields' Holding Company, Inc. Employee Stock Option Plan

  10.42  Mrs. Fields' Holding Company, Inc. Director Stock Purchase Plan

  10.43 Amended and Restated Loan Agreement, dated as of February 28, 1998, between Mrs. Fields' Original Cookies, Inc. and LaSalle National Bank, filed as Exhibit 10.73 to the Company's Registration Statement on S-4 (No. 333-45179) and incorporated by reference herein

  10.44 Intellectual Property Security Agreement, dated as of February 28, 1998, between Mrs. Fields' Original Cookies, Inc. and LaSalle National Bank

  10.45 Pledge and Security Agreement, dated as of February 28, 1998, between Mrs. Fields' Original Cookies, Inc. and LaSalle National Bank

  10.46 Stockholders' Agreement, dated as of July 17, 1998, between Mrs. Fields' Holding Company, Inc. and its Stockholders

  10.47 Form of Settlement Agreement and Release, by and among Mrs. Fields' Original Cookies, Inc., Capricorn Investors II, L.P., a Delaware limited partnership, Great American Cookie Company, Inc., Cookies USA, Inc., The Jordan Company, and the Franchisees parties thereto

  12.1 Computation of ratio of earnings to fixed charges of Mrs. Fields' Original Cookies, Inc.

  21.1   Subsidiaries of Mrs. Fields' Original Cookies, Inc.

  23.1   Consent of Arthur Andersen LLP

  23.2   Consent of Deloitte & Touche LLP

  23.3   Consent of Weinstein Spira & Company, P.C.

  23.4   Consent of PricewaterhouseCoopers LLP

  23.5   Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
         Exhibit 5.1)*

  24.1 Power of Attorney of certain officers and directors of the Company, included in Part II of this Registration Statement

  24.2 Power of Attorney of certain officers and directors of The Mrs. Fields' Brand, Inc., included in Part II of this Registration Statement

  24.3 Power of attorney of certain officers and directors of Great American Cookie Company, Inc., included in Part II of this Registration Statement

  25.1 Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Indenture

  27.1 Financial Data Schedule (for SEC use only), filed as Exhibit 27 to the Company's Form 10-Q for the quarter ended October 3, 1998

  99.1   Form of Letter of Transmittal*

  99.2   Form of Notice of Guaranteed Delivery*

  99.3   Schedule II - Valuation and Qualifying Accounts

  99.4 Guidelines for certification of taxpayer identification number on substitute Form W-9*

  99.5   Letter to Brokers*

  99.6   Letter to clients*

________
* To be filed by amendment.